      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2004
                                                              FILE NO. 001-32178
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                 AMENDMENT NO. 1
                                       TO
                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(B) OR (G) OF
                           THE SECURITIES ACT OF 1933

                           --------------------------

                         RAINBOW MEDIA ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                           --------------------------

              DELAWARE                                   20-1092081
   (State or Other Jurisdiction of                      (IRS Employer
   Incorporation or Organization)                  Identification Number)

       200 JERICHO QUADRANGLE                               11753
             JERICHO, NY                                 (Zip Code)
        (Address of Principal
         Executive Offices)

                                 (516) 803-3000
              (Registrant's telephone number, including area code)

                           --------------------------

                           SECURITIES TO BE REGISTERED
                      PURSUANT TO SECTION 12(b) OF THE ACT:

        TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON
        TO BE SO REGISTERED              WHICH EACH CLASS IS TO BE REGISTERED
--------------------------------------  --------------------------------------
  Class A Common Stock, par value             The New York Stock Exchange
          $.01 per share

                           SECURITIES TO BE REGISTERED
                      PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None

================================================================================

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                 CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM 10
                     AND THE ATTACHED INFORMATION STATEMENT.

ITEM 1.     BUSINESS


      The information required by this item is contained under the sections "Summary," "Risk Factors," "Business," "Available Information" and "Index to Combined Financial Statements" of this information statement. Those sections are incorporated herein by reference.


ITEM 2.     FINANCIAL INFORMATION

      The information required by this item is contained under the sections "Summary," "Selected Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this information statement. Those sections are incorporated herein by reference.

ITEM 3.     PROPERTIES

      The information required by this item is contained under the section "Business -- Properties" of this information statement. That section is incorporated herein by reference.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information required by this item is contained under the section "Summary," "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" of this information statement. That section is incorporated herein by reference.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS

      The information required by this item is contained under the section "Corporate Governance and Management" of this information statement. That section is incorporated herein by reference.

ITEM 6.     EXECUTIVE COMPENSATION

      The information required by this item is contained under the section "Executive Compensation" of this information statement. That section is incorporated herein by reference.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The information required by this item is contained under the sections "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" of this information statement. Those sections are incorporated herein by reference.

ITEM 8.     LEGAL PROCEEDINGS

      The information required by this item is contained under the section "Business -- Legal Proceedings" of this information statement. That section is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The information required by this item is contained under the sections "Risk Factors," "The Distribution," "Dividend Policy," "Business," "Corporate Governance and Management," "Shares Eligible for Future Sale" and "Description of Capital Stock" of this information statement. Those sections are incorporated herein by reference.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES

      On May 3, 2004, in connection with its formation, Rainbow Media Enterprises, Inc. issued 100 shares of its common stock to Rainbow Media Holdings LLC, an indirect wholly owned subsidiary of Cablevision Systems Corporation, for a consideration of $1,000. This transaction was exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof. This exemption was available because the transaction did not involve any public offering.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The information required by this item is contained under the sections "The Distribution" and "Description of Capital Stock" of this information statement. Those sections are incorporated herein by reference.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The information required by this item is contained under the section "Indemnification of Directors and Officers" of this information statement. That section is incorporated herein by reference.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


      The information required by this item is contained under the sections "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Combined Financial Statements" of this information statement. Those sections are incorporated herein by reference.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements

      The information required by this item is contained under the section "Combined Financial Statements" beginning on page F-1 of this information statement. That section is incorporated herein by reference.

      (b)   Exhibits

      The following documents are filed as exhibits hereto:

EXHIBIT NO.                          DESCRIPTION

   2.1 Form of Distribution Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises, Inc.*


   3.1       Certificate of Incorporation of Rainbow Media Enterprises, Inc.(+)



   3.2       By-laws of Rainbow Media Enterprises, Inc.(+)


  10.1 Form of Transition Services Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises, Inc. ("Transition Services Agreement").*

EXHIBIT NO.                          DESCRIPTION

  10.2 Form of Tax Disaffiliation Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises, Inc. ("Tax Disaffiliation Agreement").*

  10.3 Form of Long-Term Services Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises, Inc. ("Long-Term Services Agreement").*

  10.4 Form of Employee Benefits Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises, Inc. ("Employee Benefits Agreement").*

  10.5 Theater Support Agreement between Cablevision Systems Corporation and Rainbow Media Enterprises Inc. ("Theater Support Agreement").*

  10.6       Rainbow Media Enterprises, Inc. Employee Stock Plan.*

  10.7       Rainbow Media Enterprises, Inc. Long-Term Incentive Plan.*

  10.8       Rainbow Media Enterprises, Inc. Executive Performance Incentive
             Plan.*

  10.9       Rainbow Media Enterprises, Inc. Non-employee Director Stock Plan.*

  10.10 Bare Transponder Service Agreement between Rainbow DBS Company LLC and SES Americom, Inc., as agent for SES Americom Colorado, Inc. ("Satellite Lease Agreement").*

  10.11 Letter Agreement between DTV Norwich, LLC and Rainbow MVDDS Company, LLC ("DTV Norwich Letter Agreement").*


  10.12 Agreement between Rainbow MVDDS Company, LLC and George S. Blumenthal, LLC ("DTV Norwich Put/Call Agreement").*


  10.13 Employment Agreement between Joshua Sapan and Rainbow Media Holdings LLC, dated February 9, 2004.*

  10.14      Employment Agreement between Charles F. Dolan and CSC Holdings.*

  11.1       Statement re: Computation of Per Share Earnings.*

  21.1       Subsidiaries of the Registrant.*

* To be filed by amendment


+ Previously filed.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

RAINBOW MEDIA ENTERPRISES, INC.

            By: /s/ Joshua W. Sapan
                ----------------------------
     Name:  Joshua W. Sapan
            --------------------------------
     Title: Chief Executive Officer, Rainbow
            Programming Business


Dated: July 29, 2004

                         CABLEVISION SYSTEMS CORPORATION
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714


                                                    August   , 2004


Dear Stockholder:


      I am pleased to report that the previously announced spinoff by Cablevision of its Rainbow Media Enterprises, Inc. subsidiary, which owns (i) certain Cablevision programming assets, including three national 24-hour entertainment services, American Movie Classics, The Independent Film Channel and WE: Women's Entertainment, a variety of on-demand programming services and the unique programming content known as VOOM(SM), and motion picture production and distribution businesses, (ii) Cablevision's direct broadcast satellite business and (iii) Cablevision's motion picture exhibition business, is expected to become effective on September , 2004. Rainbow Media Enterprises, a Delaware corporation, will own these businesses and will become a public company on that date. Rainbow Media Enterprises' shares of Class A Common Stock will be listed on the New York Stock Exchange under the symbol "RM."



      Holders of record of Cablevision NY Group Class A Common Stock as of the close of business on August , 2004, which will be the record date, will receive one share of Rainbow Media Enterprises Class A Common Stock for every shares of Cablevision NY Group Class A Common Stock held. Holders of record of Cablevision NY Group Class B Common Stock as of the close of business on the record date will receive one share of Rainbow Media Enterprises Class B Common Stock for every shares of Cablevision NY Group Class B Common Stock held. No action is required on your part to receive your Rainbow Media Enterprises shares. You will not be required either to pay anything for the new shares or to surrender any shares of Cablevision stock.


      No fractional shares of Rainbow Media Enterprises stock will be issued. If you otherwise would be entitled to a fractional share you will receive a check for the cash value thereof, which may be taxable to you. In due course you will be provided with information to enable you to compute your tax bases in both the Cablevision and the Rainbow Media Enterprises stock. Cablevision has received a ruling from the Internal Revenue Service to the effect that, for U.S. Federal income tax purposes, the distribution of the Rainbow Media Enterprises stock will be tax-free to Cablevision and to you to the extent that you receive Rainbow Media Enterprises stock.

      The enclosed information statement describes the distribution of shares of Rainbow Media Enterprises stock and contains important information about Rainbow Media Enterprises, including financial statements. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact
Cablevision's transfer agent, Mellon Investor Services at     .

                                                    Sincerely,

                                                    Charles F. Dolan
                                                    Chairman

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004


                              INFORMATION STATEMENT

                         RAINBOW MEDIA ENTERPRISES, INC.

                                 DISTRIBUTION OF

                              CLASS A COMMON STOCK

                           PAR VALUE, $0.01 PER SHARE

                              CLASS B COMMON STOCK
                           PAR VALUE, $0.01 PER SHARE

      This information statement is being furnished in connection with the distribution by Cablevision Systems Corporation to holders of its common stock of all the outstanding shares of Rainbow Media Enterprises, Inc. common stock. Prior to the distribution, we will enter into a series of transactions with Cablevision pursuant to which we will own (i) certain Cablevision programming assets, including three national 24-hour entertainment services, American Movie Classics, The Independent Film Channel and WE: Women's Entertainment, a variety of on-demand programming services and the unique programming content known as VOOM(SM), and motion picture production and distribution businesses, (ii) Cablevision's direct broadcast satellite business and (iii) Cablevision's motion picture exhibition business, as described in this information statement.


      Shares of our Class A Common Stock will be distributed to holders of Cablevision NY Group Class A Common Stock of record as of the close of business
on August   , 2004, which will be the record date. Each such holder will receive one share of our Class A Common Stock for every shares of Cablevision NY Group Class A Common Stock held on the record date. Shares of our Class B Common Stock will be distributed to holders of Cablevision NY Group Class B Common Stock as of the close of business on the record date. Each such holder of Cablevision NY Group Class B Common Stock will receive one share of our Class B Common Stock for every shares of Cablevision NY Group Common Stock held on the record date.
The distribution will be effective at 11:59 p.m. on September    , 2004. For
Cablevision stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of Rainbow Media Enterprises common stock to book entry accounts established to hold their Cablevision common stock. Our distribution agent will mail these stockholders a statement reflecting their Rainbow Media Enterprises common stock ownership shortly after September , 2004. For stockholders who own Cablevision common stock through a broker or other nominee, their shares of Rainbow Media Enterprises common stock will be credited to their accounts by the broker or other nominee. Stockholders will receive cash in lieu of fractional shares, which may be taxable. See "The Distribution -- U.S. Federal Income Tax Consequences of the Distribution."


      No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Cablevision stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Cablevision common stock in order to receive our common stock, or to take any other action in connection with the distribution. There is currently no trading market for our common stock. We have applied to list our Class A Common Stock on the New York Stock Exchange, Inc. under the symbol "RM." We will not list our Class B Common Stock on any stock exchange.

      IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE .

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

      Stockholders of Cablevision with inquiries related to the distribution should contact Cablevision's transfer agent, Mellon Investor Services at .


           The date of this information statement is August   , 2004.

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004


                                TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
SUMMARY.........................................................................................................       10
THE DISTRIBUTION................................................................................................       19
     General....................................................................................................       19
     Manner Of Effecting The Distribution.......................................................................       19
     Reasons For The Distribution...............................................................................       20
     Results Of The Distribution................................................................................       20
     U.S. Federal Income Tax Consequences Of The Distribution...................................................       21
     Listing And Trading Of Our Common Stock....................................................................       22
     Reason For Furnishing This Information Statement...........................................................       23
RISK FACTORS....................................................................................................       24
     Risks Relating To Our Rainbow Programming Business.........................................................       24
     Risks Relating To Our Rainbow DBS Business.................................................................       28
     Risks Relating To Our Rainbow Cinemas Business.............................................................       37
     General Risks..............................................................................................       39
BUSINESS........................................................................................................       43
     General....................................................................................................       43
     Our Rainbow Programming Business...........................................................................       43
     Rights and Affiliation Agreements..........................................................................       47
     Our Motion Picture Production and Distribution Business....................................................       49
     Competition................................................................................................       50
     Our Rainbow DBS Business...................................................................................       52
     Our Rainbow Cinemas Business...............................................................................       67
     Legal Proceedings..........................................................................................       68
     Employees..................................................................................................       68
     Properties.................................................................................................       68
     Seasonality................................................................................................       69
DIVIDEND POLICY.................................................................................................       69
OUR DEBT FINANCING..............................................................................................       69
     Secured Credit Facilities..................................................................................       70
     The Notes..................................................................................................       71
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..............................................................       73
SELECTED FINANCIAL DATA.........................................................................................       78
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................       80
     Summary....................................................................................................       81
     Critical Accounting Policies...............................................................................       82
     Certain Transactions.......................................................................................       84
     Accounting Investigation...................................................................................       85
     Cautionary Note Concerning Historical Financial Statements.................................................       86
     Results Of Operations......................................................................................       87

     Comparison Of Year Ended December 31, 2003 Versus Year Ended December 31, 2002.............................       93
     Business Segments Results..................................................................................       95
     Rainbow Programming........................................................................................       95
     Rainbow DBS................................................................................................       96
     Rainbow Cinemas............................................................................................       96
     Comparison Of Year Ended December 31, 2002 Versus Year Ended December 31, 2001.............................       97
     Business Segments Results..................................................................................       98
     Rainbow DBS................................................................................................       99
     Rainbow Cinemas............................................................................................       99
     Liquidity And Capital Resources............................................................................      102
CORPORATE GOVERNANCE AND MANAGEMENT.............................................................................      105
     Corporate Governance.......................................................................................      105
     Our Directors..............................................................................................      106
     Other Committees...........................................................................................      110
     Our Executive Officers.....................................................................................      110
EXECUTIVE COMPENSATION..........................................................................................      111
     Executive Compensation Data................................................................................      111
     Summary Compensation Table.................................................................................      111
     Long Term Compensation Awards..............................................................................      111
     Cablevision Option/SAR Grants in Last Fiscal Year..........................................................      112
     Aggregated Cablevision Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Cablevision
     Option/SAR Values .........................................................................................      112
     Cablevision Long-Term Incentive Plans -- Awards in Last Fiscal Year........................................      112
     NAME.......................................................................................................      113
     Defined Benefit Pension Plan...............................................................................      113
     Employee Stock Plan........................................................................................      114
     Long-Term Incentive Plan...................................................................................      117
     Executive Performance Incentive Plan.......................................................................      117
     Treatment Of Outstanding Options, Rights, Restricted Stock And Performance Awards..........................      118
     Treatment of Certain Outstanding Awards....................................................................      119
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................      120
     Relationship Between Cablevision And Us After The Distribution.............................................      120
     Distribution Agreement.....................................................................................      120
     Transition Services Agreement..............................................................................      120
     Tax Disaffiliation Agreement...............................................................................      121
     Employee Benefits Agreement................................................................................      121
     Affiliation Agreements.....................................................................................      121
     Long-term Services Agreement...............................................................................      121
     Theater Support Agreement..................................................................................      121
     American Movie Classics LLC Preferred Membership Interests.................................................      121
     Certain Relationships And Conflicts Of Interest............................................................      122
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS..................      123
     Beneficial Ownership Of Stock..............................................................................      123
     Registration Rights........................................................................................      127
SHARES ELIGIBLE FOR FUTURE SALE.................................................................................      129
     Rule 144...................................................................................................      129
     Employee Stock Awards......................................................................................      129
DESCRIPTION OF CAPITAL STOCK....................................................................................      130
     Class A Common Stock And Class B Common Stock..............................................................      130
     Preferred Stock............................................................................................      131
INDEMNIFICATION OF DIRECTORS AND OFFICERS.......................................................................      132
AVAILABLE INFORMATION...........................................................................................      133
INDEX TO COMBINED FINANCIAL STATEMENTS..........................................................................      F-1

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004


                                     SUMMARY

      The following is a summary of some of the information contained in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information contained elsewhere in this information statement which should be read in its entirety. We describe in this information statement the Cablevision Systems Corporation programming, direct broadcast satellite and motion picture exhibition businesses that we will hold immediately prior to the Distribution, described under "-- The Distribution," as if they were our businesses for all historical periods described.

      Unless the context otherwise requires, all references to "we," "us" or the "Company" refer to Rainbow Media Enterprises, Inc., together with its direct and indirect subsidiaries. "Rainbow Media Enterprises" refers to Rainbow Media Enterprises, Inc., individually as a separate entity.

                                   OUR COMPANY

      Rainbow Media Enterprises is a holding company and conducts substantially all of its operations through its subsidiaries. We operate or plan to operate in three business segments:

      - Rainbow Programming, consisting principally of three national television programming networks and businesses developing high-definition programming;

      - Rainbow DBS, a direct-to-home, multi-channel satellite broadcast service that features both high-definition and standard definition programming; and

      - Rainbow Cinemas, consisting principally of multi-screen motion picture theaters in the New York metropolitan area.

OUR RAINBOW PROGRAMMING BUSINESS

      Our Rainbow Programming business is comprised of our networks, which include three national 24-hour networks, a variety of on-demand programming services, a suite of 21 high-definition channels with the unique high-definition programming content known as VOOM(SM), and our motion picture production and distribution businesses. Our Rainbow Programming business also includes Rainbow Network Communications, a full-service network programming origination and distribution company.


   OUR NETWORKS



      Our 24-hour Networks. We own three nationally distributed 24-hour entertainment programming networks: AMC, The Independent Film Channel, or IFC, and WE: Women's Entertainment, or WE.



      - AMC is a movie-based network that offers a comprehensive library of popular movies and original programming that is a diverse, movie-based mix of original series, documentaries and specials.


      - IFC is dedicated to independent films and related features and programming.

      - WE is dedicated to women's interest films and original series and specials of particular interest to women.

      As of March 31, 2004, AMC, IFC and WE had approximately 74.8 million, 32.0 million and 47.7 million viewing subscribers, respectively.

      Our On-Demand Services. We own a variety of video on-demand, or VOD, and subscription video on-demand, or SVOD, programming services, including Mag Rack, IFC On Demand, World Picks and Sportskool.


      Our VOOM(SM) Channels. We own a service consisting of a suite of 21 high-definition channels, which are carried by our Rainbow DBS business.



   OUR MOTION PICTURE PRODUCTION AND DISTRIBUTION BUSINESSES



      We own film production and distribution businesses, including IFC Entertainment, IFC Films, IFC Theatres and IFC Productions. In addition, we own Rainbow Film Holdings, which owns two film libraries. We broadcast the films in these libraries on our Rainbow Programming networks or license them to third parties.



      Our programming business depends upon the existence of affiliation agreements with a limited number of distributors. Certain important affiliation agreements expire at the end of 2004 and another important affiliation agreement is subject to pending litigation. See "Risk Factors -- Risks Relating to Our Rainbow Programming Business."



   RAINBOW NETWORK COMMUNICATIONS


      Rainbow Network Communications, or RNC, is a full-service network programming origination and distribution company. RNC now provides technical services to networks including AMC, IFC, WE, fuse, Fox SportsNet, as well as other third party sports, news and entertainment channels, such as Bravo, WNBC and WNYW (FOX 5).

OUR RAINBOW DBS BUSINESS


      Our Rainbow DBS business began operations in October 2003 with the introduction of our VOOM(SM) service, which carries a larger number of high-definition channels than any other satellite provider or cable television system. As of June 30, 2004, the VOOM(SM) service offering included 36 channels in high definition, including 21 currently exclusive VOOM(SM) channels, over 80 standard definition channels and 18 audio channels. As of April 30, 2004, we had approximately 8,000 activated customers and an additional 3,400 customers awaiting installation.


      Our Satellite Transmission Capacity. The VOOM(SM) service is transmitted by our Rainbow DBS satellite, Rainbow 1, that was constructed by Lockheed Martin, successfully launched in July 2003 and delivered to its 61.5(degree) W.L. orbital position. From this orbital position, the satellite provides coverage to the contiguous United States, provided customers have a line of sight to the satellite.


      In addition, on April 23, 2004, we entered into an agreement with SES Americom, Inc. to lease 13 transponders as of October 1, 2004 and three transponders as of January 1, 2005 on its Americom-6 satellite, which is located at 72(degree) W.L. We intend to use this transponder capacity to significantly increase the number of high definition and standard definition channels we offer our subscribers beginning in October 2004 when the lease commences. Because of the proximity of the Americom-6 satellite to our existing Rainbow 1 satellite, which is located at its 61.5(degree) W.L., our subscribers will be able to access the signal from both satellites with a single elliptical satellite antenna that will be approximately 35" wide by 20" high. This antenna is larger than the approximately 18" antenna we have installed and are currently installing for our customers. The Company has not finalized its plans for implementing the use of the new satellite capacity, for the installation of the new antennas or for the switch over of existing customers to the new antennas. However, we do expect to begin installing the new, larger antenna for new customer installations during the fourth quarter of 2004.



      Our Rainbow DBS business received authorization from the Federal Communications Commission, or FCC, to construct, launch and operate five fixed service, Ka-band communications satellites that could be used to provide additional services, including data and video applications. Rainbow DBS also invested $85 million, and owns a substantial interest in an entity that recently acquired licenses from the FCC to provide multichannel video distribution and data service (MVDDS) in 46 metropolitan areas in the United States. These areas include the New

York City market, although it is uncertain whether the entity may exploit that license in light of FCC cross-ownership restrictions. Rainbow DBS believes that these frequencies could be used in conjunction with its satellite services to provide local broadcast signals or other services. In July, 2004, our Rainbow DBS business was the winning bidder in an FCC auction of Ku-band DBS frequencies at two orbital locations over the Pacific Ocean. Although it has no current plans for these orbital locations, Rainbow DBS believes that these locations could be used to provide DBS services to Hawaii and the West coast of the United States including parts of Alaska.



      Our Rainbow DBS business faces a number of challenges and risks. The most significant of these are discussed under "Risk Factors -- Risks Relating to Our Rainbow DBS Business" and include the risks that a sufficient number of customers may not find our service to be attractive in order to permit us to be successful, that we expect to incur operating losses for the foreseeable future and may never achieve or sustain operating profits or cash flow breakeven, that we need significant additional funding in this business which may not be available and that our owned satellite and leased satellites could experience operating problems.


OUR RAINBOW CINEMAS BUSINESS


      At June 30, 2004, we operated 53 motion picture theaters in the New York metropolitan area with an aggregate of 265 screens. Most of our theaters are multi-screen facilities. The operations we acquired from Cablevision represented all of Cablevision's movie theater business (other than its Ziegfeld Theater). This business has never been profitable on an operating basis and we expect to incur net losses for the foreseeable future.


                                THE DISTRIBUTION

         Please see "The Distribution" for a more detailed description of the matters described below.


Distributing Company..............  Cablevision Systems Corporation, which is one of the largest cable television
                                    operators in the United States and also owns investments in cable programming networks and entertainment businesses.



Distributed Company...............  Rainbow Media Enterprises, which owns three national 24-hour entertainment networks, a variety of on-demand programming services and motion picture production and distribution businesses, a DBS business and a motion picture exhibition business, each of which is described in this information statement. Please see "Business" -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information concerning these businesses.



Distribution Ratio................  Each holder of Cablevision NY Group Class A
                                    Common Stock will receive a dividend of one share of our Class A Common Stock for every shares of Cablevision NY Group Class A Common Stock held on the record date. Each holder of Cablevision NY Group Class B Common Stock will receive a dividend of one share of our Class B Common Stock for every shares of Cablevision NY Group Class B Common Stock held on the record date.



Securities to be Distributed......  Based on      shares of Cablevision NY Group
                                    Class A Common Stock and      shares of
                                    Cablevision B Common Stock outstanding on
                                    August      , 2004, approximately     shares
                                    of our Class A Common Stock and shares of our Class B Common Stock will be distributed. We refer to this distribution of securities as the "Distribution." The shares of our common stock to be distributed will constitute all of the outstanding shares of our common stock immediately after the Distribution. Cablevision stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or exchange shares of Cablevision common stock in order to receive our common stock, or to take any other action in connection with the Distribution.


Fractional Shares.................  Fractional shares of our common stock will not be distributed. Fractional shares of our Class A Common Stock will be aggregated and sold in the public market by the distribution agent. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These proceeds may be taxable to those stockholders.



Distribution Agent, Transfer
  Agent and Registrar for the
  Shares..........................  Mellon Investor Services will be the distribution agent, transfer agent and
                                    registrar for the shares of our common
                                    stock.



Record Date.......................  The record date is the close of business on
                                    August     , 2004.



Distribution Date.................  11:59 p.m. on September     , 2004.



Federal Income Tax Consequences
  of the Distribution.............  Cablevision has received a ruling from the
                                    Internal Revenue Service to the effect that the Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended.



Stock Exchange Listing............  There is not currently a public market for our common stock. We have applied for our Class A Common Stock to be listed on the New York Stock Exchange, Inc. under the symbol "RM." If the application is approved, it is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class A Common Stock will end and regular-way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.



Relationship Between Cablevision
and Us After the Distribution.....  Following the Distribution, we will be a public company and Cablevision will have no continuing stock ownership interest in us, other than the preferred membership interests of our subsidiary, American Movie Classics LLC, that we expect Cablevision will hold. Prior to the Distribution, we and Cablevision will enter into a Distribution Agreement and several ancillary agreements for the purpose of accomplishing the transfer to us of (i) certain of Cablevision's programming assets, (ii) Cablevision's Rainbow DBS business and (iii) Cablevision's motion picture exhibition business (other than the Ziegfeld Theater) and the distribution of our common stock to Cablevision's common stockholders. These agreements also will govern our relationship with Cablevision subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements also include arrangements with respect to interim services and a number of on-going commercial relationships. The Distribution Agreement includes an agreement that we and Cablevision will agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by Cablevision. Prior to the Distribution, our

                                    Rainbow DBS business will enter into
                                    affiliation agreements with the cable
                                    programming businesses that will be retained by Cablevision, including fuse, MSG Network and various other regional/sports programming networks, and our Mag Rack, Uncensored On Demand and World Picks services will enter into affiliation agreements with Cablevision. RNC has entered into long-term services agreements with certain programming services of Cablevision. We currently expect that, immediately prior to the Distribution, our subsidiary, American Movie Classics LLC, which owns our AMC programming service, will issue 3,500,000 shares of its initial redeemable preferred membership interests to Cablevision. These interests will have an initial aggregate liquidation preference of $350,000,000.


                                    Please see "The Distribution -- Manner of
                                    Effecting the Distribution" and " -- Certain
                                    Relationships and Related Transactions --
                                    Relationship Between Cablevision and Us
                                    After the Distribution -- American Movie
                                    Classics LLC Preferred Membership Interests" for a more detailed description of these agreements.


Control by Dolan Family...........  Following the Distribution, we will be controlled by Charles F. Dolan, our
                                    Chairman, members of his family and certain related family entities. We have been informed that Mr. Dolan, these family members and the related entities will enter into a stockholders agreement relating, among other things, to the voting of their shares of our Class B Common Stock. See "Risk Factors -- General Risks -- We are Controlled by the Dolan Family."



Post-Distribution Dividend
  Policy..........................  We do not anticipate paying any cash dividends on our common stock in the
                                    foreseeable future.



Risk Factors......................  Stockholders should carefully consider the matters discussed under "Risk Factors."



Our Principal Executive Offices...  Our principal executive offices will be located at 200 Jericho Quadrangle, Jericho,
                                    NY 11753.

                             SELECTED FINANCIAL DATA


      The operating and balance sheet data included in the following selected financial data for each year in the five-year period ended December 31, 2003 have been derived from the combined financial statements of Rainbow Media Enterprises. The operating and balance sheet data for the periods ended March 31, 2004 and 2003 included in the following selected financial data have been derived from combined financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. Acquisitions have been accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for assets previously owned by Charles F. Dolan or affiliates of Mr. Dolan which were recorded at historical cost. Acquisitions are reflected in operating and balance sheet data from the time of acquisition. As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Note Concerning Historical Financial Statements" and "Unaudited Pro Forma Combined Financial Information," we expect our future results to be significantly and adversely affected by the inclusion of our Rainbow DBS business as an operating company and by the significant increase in our interest expense that will result from the expected incurrence of debt immediately prior to and following the Distribution. In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate entity during the periods presented. The results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of the results that might be expected for future interim periods or for the full year although the Company does expect to incur a substantial loss for the full year ending December 31, 2004. The selected financial data presented below should be read in conjunction with the combined financial statements of Rainbow Media Enterprises and the notes thereto included elsewhere in this information statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                            RAINBOW MEDIA ENTERPRISES

                                                THREE MONTHS ENDED                           YEARS ENDED
                                                     MARCH 31,                               DECEMBER 31,
                                               --------------------    ---------------------------------------------------------
                                                  2004        2003        2003        2002        2001        2000       1999(a)
                                               --------------------    ---------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues, net ...............................  $ 154,687   $ 128,529   $ 553,140   $ 483,012   $ 398,009   $ 342,964   $ 315,955
Operating expenses:
   Technical and operating ..................     76,497      55,350     286,887     227,736     202,126     170,687     172,183
   Selling, general and administrative ......     72,010      45,881     224,570     147,225     130,067     109,417      93,556
   Other operating income ...................         --          --      (4,261)         --          --          --          --
   Restructuring charges (credits) ..........         --         (66)       (141)     (8,262)     15,170          --          --
   Depreciation and amortization ............     31,687      13,115      78,883      33,686     135,048     105,739      49,675
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating income (loss) .....................    (25,507)     14,249     (32,798)     82,627     (84,402)    (42,879)        541
Other income (expense):
   Interest expense, net ....................     (5,510)     (1,775)    (10,168)     (7,677)    (12,657)    (37,154)    (26,817)
   Equity in net loss of affiliates .........         --          --          --        (602)    (16,563)     (1,486)    (16,460)
   Write-off of deferred financing
   costs ....................................         --          --        (388)     (1,870)     (1,053)         --      (1,413)
   Gain on sale of programming
   interests ................................         --          --          --          --     490,213          --          --
   Minority interest ........................         --      (7,131)    (17,215)    (21,671)    (14,028)         --          --
   Miscellaneous, net .......................        (20)         (6)       (243)       (145)       (533)        236        (134)
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

Income (loss) before
   extraordinary item and income
   taxes ....................................    (31,037)      5,337     (60,812)     50,662     360,977     (81,283)    (44,283)
Income tax benefit (expense) ................      1,580      (2,059)     23,458     (20,015)   (109,215)         --          --
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before
   extraordinary item .......................    (29,457)      3,278     (37,354)     30,647     251,762     (81,283)    (44,283)

Extraordinary loss
   on investment, net of taxes ..............     (7,820)         --          --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) ...........................  $ (37,277)  $   3,278   $ (37,354)  $  30,647   $ 251,762   $ (81,283)  $ (44,283)
                                               =========   =========   =========   =========   =========   =========   =========

                           RAINBOW MEDIA ENTERPRISES



                                                THREE MONTHS ENDED                           YEARS ENDED
                                                     MARCH 31,                               DECEMBER 31,
                                               ----------------------  -----------------------------------------------------------
                                                  2004        2003        2003        2002        2001       2000         1999(a)
                                               ----------  ----------  ----------  ----------  ----------  ----------   ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME (LOSS) PER SHARE:
BASIC NET INCOME (LOSS) PER
   COMMON SHARE
     Net income (loss) ......................
                                               ==========  ==========  ==========  ==========  ==========  ==========   ==========
     Basic weighted average
       common shares (in thousands) .........
                                               ==========  ==========  ==========  ==========  ==========  ==========   ==========
DILUTED NET INCOME (LOSS) PER
   COMMON SHARE
     Net income (loss).......................
                                               ==========  ==========  ==========  ==========  ==========  ==========   ==========
     Diluted weighted average
       common shares (in thousands) .........
                                               ==========  ==========  ==========  ==========  ==========  ==========   ==========
CASH DIVIDENDS DECLARED PER
   COMMON SHARE(b) ..........................          --          --          --          --          --          --           --
                                               ==========  ==========  ==========  ==========  ==========  ==========   ==========
BALANCE SHEET DATA:
Total assets ................................  $1,856,790  $1,228,420  $1,655,022  $1,240,021  $  737,946  $  626,037   $  696,628
Bank debt ...................................          --      35,000          --          --          --     359,322      319,147
Capital lease obligations ...................       5,474       8,352       6,068       9,076      11,799      13,993       16,193
Combined group equity (deficiency) ..........     874,815     211,951     792,596     249,206     136,425    (193,897)     (52,285)



--------------------


(a) The investigation into improper expense recognition referred to in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Investigation" identified certain operating expenses that were improperly recognized in 1999 and should have been recognized in 2000 and later periods. As part of the restatement of Cablevision's financial statements for 2000 and later periods, Cablevision recorded those expenses in the appropriate period. However, Cablevision did not restate the 1999 financial statements to remove those expenses because the investigation into the improper expense accruals did not extend to periods prior to 1999. Cablevision did not have sufficient data to appropriately adjust the 1999 results to include in that year expenses that may have been improperly accelerated in earlier periods.


(b) The Company made cash distributions to Cablevision, Rainbow Media Holdings and MGM aggregating $18.0 million, $283.0 million, $115.0 million, $6.7 million, $70.0 million, and $125.0 million in the three months ended March 31, 2003 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Following the Distribution, the Company does not intend to pay cash dividends on any class of its common stock.



                       SUMMARY OF OUR DEBT FINANCING PLAN



      The Distribution is contingent upon our completion of significant debt financing. We have organized a new wholly-owned subsidiary, Rainbow National Services LLC, or "RNS," as the financing vehicle for these transactions. RNS will own our three national programming services -- AMC, WE and IFC. RNS is seeking to put in place a $950 million secured credit facility ($350 million of which will be a revolving credit facility and $600 million of which will be a term loan facility) and to issue $800 million of senior and senior subordinated notes, or the "Notes." These transactions are subject to a number of uncertainties and conditions. There can be no assurance that RNS will be able to successfully conclude these transactions. The expected terms of the secured credit facility and the Notes are described under "Our Debt Financing."



      RNS intends to distribute the net proceeds from the $600 million term loan borrowing and the $800 million Notes offering to Rainbow Media Enterprises. These net proceeds are estimated to be approximately $1.375 billion. We, in turn, will distribute cash to our existing parent company, Rainbow Media Holdings, LLC, or "RMH", which will use those distributed funds to repay all of its borrowings under its credit facility (which as of July 28, 2004 totaled $676.4 million) prior to the Distribution. RMH's borrowings have been guaranteed by AMC, WE and IFC. Those guarantees will be discharged when RMH repays its borrowings.

      Rainbow Media Enterprises will use the remaining portion of the funds distributed to it by RNS to invest primarily in Rainbow DBS and, to a lesser extent, in other developing Rainbow Programming businesses.



      As a result of these financings, and the issuance of $350 million Redeemable Preferred Membership interests in AMC we will be highly leveraged. We may also require additional funding in the future which may be unavailable.


                            ACCOUNTING INVESTIGATION


      On June 18, 2003, Cablevision announced that an internal review initiated by Cablevision had identified improperly recorded expenses at the national services division of Cablevision's Rainbow Media Holdings subsidiary. These national services include AMC, IFC and WE, all of which are now part of our Rainbow Programming business. At the time of the June 18, 2003 announcement, the review had found that $6.2 million of expenses for 2003 were accelerated and improperly accrued or expensed in 2002, rather than 2003. All but $1.7 million of that pretax amount was identified and reversed prior to the release of the Cablevision's 2002 results.


      Cablevision also announced on June 18, 2003 that its Audit Committee had retained Wilmer Cutler Pickering LLP to conduct an investigation of the matter. Wilmer Cutler Pickering LLP subsequently retained PricewaterhouseCoopers LLP as forensic accountants.


      In August 2003, Cablevision announced that Wilmer Cutler Pickering LLP reported to the Audit Committee and management of Cablevision that its investigation to that date had identified, in addition to the amounts announced by Cablevision on June 18, 2003, improperly recognized expenses at the original productions units within AMC and WE business units of the national services division of Rainbow Media Holdings and that pretax amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.4 million.



      In November 2003, Wilmer Cutler Pickering LLP reported that it had substantially completed its detailed review of year-end expenses that may have been improperly accelerated. With respect to Rainbow Media Holdings, Wilmer Cutler Pickering LLP had reported that it had identified, in addition to the amounts reported in June and August 2003, additional improperly accelerated expenses at AMC and WE and at most other business units within Rainbow Media Holdings. For AMC and WE, the additional pretax amounts that should have been expensed in 2003 and later periods that were expensed in earlier years equaled approximately $3.9 million, and for the other Rainbow Media Holdings businesses equaled approximately $5.2 million.



      Certain payments and accruals were improperly recognized as expenses of the period when services had not yet been rendered or liabilities had not yet been incurred. Such expenses related primarily to sales and marketing, original production and event production activities. The improper recognition of sales and marketing expenses related primarily to promotional activities that had not yet occurred and affiliate promotional activities that were not yet complete. The original production accelerations resulted from recording as expense certain transactions related to services that had not yet been performed by vendors involved in the production process. The event production accelerations resulted from the recording, as expense, of items related to future events such as trade shows that had not yet occurred. In substantially all cases, these items were improperly recorded as expenses on the basis of vendor invoices that inaccurately an inadequately described the period in which services were rendered, and which were inappropriately approved by business unit personnel.



      In March 2004, Wilmer Cutler Pickering LLP reported that its investigation of improper expense recognition was complete. The investigations into these matters by the Securities and Exchange Commission and the U.S Attorney's Office for the Eastern District of New York are continuing. In July 2004, in connection with Cablevision's response to the comments of the staff of the Division of Corporation Finance of the Securities and Exchange Commission on Cablevision's filings under the Securities Exchange Act of 1934, Cablevision provided information with respect to certain of its previous restatement adjustments relating to the timing of recognition of launch support, marketing and other payments under affiliation agreements.

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004


                                THE DISTRIBUTION

GENERAL


      The board of directors of Cablevision has approved the distribution of all of the outstanding shares of our Class A Common Stock to the holders of Cablevision NY Group Class A Common Stock and all of the outstanding shares of our Class B Common Stock to the holders of Cablevision NY Group Class B Common Stock. We refer to this distribution of securities as the "Distribution." In the Distribution, each holder of Cablevision common stock will receive a dividend of one share of our common stock for every shares of Cablevision common stock held on August , 2004, which will be the record date.


MANNER OF EFFECTING THE DISTRIBUTION


      The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between us and Cablevision. Under the Distribution Agreement, the Distribution will be effective at 11:59 p.m. on the Distribution date, September , 2004. For most Cablevision stockholders who own Cablevision common stock in registered form on the record date, our transfer agent will credit their shares of our common stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own Cablevision common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders' accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.


      CABLEVISION STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF CABLEVISION COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF CABLEVISION STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND CABLEVISION STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.


      Fractional shares of our common stock will not be issued to Cablevision stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of Cablevision common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which may be taxable to such holder. An explanation of the tax consequences of the Distribution can be found below in the section captioned "U.S. Federal Income Tax Consequences of the Distribution." The distribution agent will, as soon as practicable after the Distribution date, aggregate fractional shares of our Class A Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to Cablevision NY Group Class A stockholders otherwise entitled to fractional interests. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the distribution agent. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution date.


      As described under "Executive Compensation -- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards," in connection with the Distribution each outstanding option to acquire Cablevision NY Group Class A Common Stock will become two options: an option to acquire Cablevision NY Group Class A Common Stock and an option to acquire our Class A Common Stock. The existing exercise price will be allocated between the existing Cablevision option and our new option based on the respective market prices of the Cablevision NY Group Class A Common Stock and our Class A Common Stock. Outstanding stock appreciation rights will be treated in the same way. Any unvested Cablevision options and rights will continue to vest in accordance with their terms and Cablevision's employees who become our employees in the Distribution will not be treated as having terminated their employment for vesting purposes so long as they remain employed by Cablevision or an affiliate of Cablevision. We will be an affiliate of Cablevision following the Distribution. In the Distribution, restricted shares of our Class A Common Stock will be issued in respect of Cablevision restricted stock and both Cablevision's employees and our employees will continue to vest in both restricted shares as long as they are employed by Cablevision or an affiliate of Cablevision. We will not be regarded as a competitive entity for purposes of the non-compete provisions contained in our employees' award agreements with Cablevision.


      In order to be entitled to receive shares of our common stock in the Distribution, Cablevision stockholders must be stockholders of record of Cablevision common stock at the close of business on the record date, August , 2004.


REASONS FOR THE DISTRIBUTION


      Cablevision's board of directors has determined that separation of our businesses from Cablevision's other businesses is in the best interests of Cablevision and its stockholders. We expect that the separation will allow us and Cablevision in the aggregate to enhance the ability to efficiently finance capital requirements, reduce uncertainties associated with the receipt of additional future financing and allow both Cablevision and us, in the aggregate, to achieve substantial cost savings. In addition, we and Cablevision believe that investors in our Rainbow DBS business will require a higher rate of return than investors in Cablevision's core businesses and, conversely, that investors in such businesses are not willing to accept the risks associated with our Rainbow DBS business. Funding our Rainbow DBS business within Cablevision would have significant negative implications on Cablevision's leverage, credit ratings, access to capital, cost of capital and stock price. As a result, we and Cablevision believe that the Distribution will allow the companies in the aggregate to more efficiently finance their respective capital requirements by allowing investors to more accurately target their investment returns and related risk exposures. We and Cablevision believe that the resulting efficiency should, in the aggregate, produce cost savings. In addition, the separation should allow us and Cablevision to pursue the strategies we each deem appropriate for our respective businesses.



      The Distribution will also provide both Cablevision and us with a more focused equity-based compensation arrangement, allowing both companies to more effectively attract and retain key employees. Additionally, the separation will allow us to focus greater management attention and resources on our businesses, which are very different from most of Cablevision's remaining businesses. Cablevision will similarly benefit by being able to focus on its core cable, telecommunications, regional sports and entertainment assets and their respective growth opportunities.


RESULTS OF THE DISTRIBUTION


      After the Distribution, we will be a public company owning and operating what were previously Cablevision programming assets, its Rainbow DBS business and its motion picture exhibition business. Immediately after the Distribution,
we expect to have approximately       holders of record of our Class A Common
Stock and holders of record of our Class B Common Stock and approximately shares of Class A Common Stock and shares of Class B Common Stock outstanding, based on the number of record stockholders and outstanding shares of Cablevision
common stock on August       , 2004 and after giving effect to the delivery to
stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options to purchase our common stock that will be outstanding after the Distribution in the section captioned, "Executive Compensation -- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards." We and Cablevision will both be controlled by Charles F. Dolan, our Chairman, members of his family and certain related family entities.


      Prior to the Distribution, we will enter into several agreements with Cablevision (and certain of its subsidiaries and affiliates) in connection with, among other things, employee benefits, tax, interim services and a number of on-going commercial relationships. We will also enter into affiliation agreements with certain of the cable programming businesses that will be retained by Cablevision, including fuse, MSG Network and various other regional/sports programming networks and our Mag Rack, Uncensored On Demand and World Picks services will enter into affiliation agreements with Cablevision. RNC has entered into services agreements with certain programming services of Cablevision.


      We currently expect that, immediately prior to the Distribution, our subsidiary, American Movie Classics LLC, or AMC LLC, which owns our AMC programming service, will issue 3,500,000 shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000,000 to Cablevision. See "Certain Relationships and Related Transactions -- Relationship Between Cablevision and Us After the Distribution -- American Movie Classics LLC Preferred Membership Interests."



      The Distribution will not affect the number of outstanding shares of Cablevision common stock or any rights of Cablevision stockholders.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following is a summary of the material U.S. federal income tax consequences to us, Cablevision and Cablevision stockholders of the Distribution. This summary is not a complete description of those consequences and, in particular, may not address U.S. federal income tax considerations that affect the treatment of a stockholder who acquired Cablevision common stock pursuant to an employee benefit plan. Each stockholder's individual circumstances may affect the tax consequences of the Distribution. In addition, no information is provided herein with respect to tax consequences under applicable foreign, state, local or other laws. Consequently, each Cablevision stockholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Distribution.

      Cablevision has received a ruling from the Internal Revenue Service, or the IRS, to the effect that the Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, or the Code. Although private letter rulings are generally binding on the IRS, the continuing validity of the ruling is subject to factual representations and assumptions. Cablevision and we are not aware of any facts or circumstances that would cause such representations and assumptions made to be untrue in any material respect.


      In connection with obtaining the ruling, Cablevision has obtained an opinion from Sullivan & Cromwell LLP regarding legal conclusions supporting certain representations made to the IRS. An opinion of counsel is not binding on the IRS or the courts. Further, the opinion of counsel is based on, among other things, current law and certain assumptions and representations as to factual matters made by Cablevision, which if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. Cablevision and we are not currently aware of any facts and circumstances that would cause such assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by counsel in its opinion.


      On the basis of the receipt of the ruling and the opinion we have received in connection therewith, and assuming that Cablevision common stock is a capital asset in the hands of a Cablevision stockholder on the Distribution date:

      - Except for any cash received in lieu of a fractional share of our common stock, a Cablevision stockholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

      - A Cablevision stockholder's holding period for our common stock received in the Distribution will include the period for which that stockholder's Cablevision common stock was held.


      - A Cablevision stockholder's tax basis for our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of Cablevision common stock and our common stock at the time of the Distribution, a portion of the stockholder's basis in his or her Cablevision common stock. A Cablevision stockholder's basis in his or her Cablevision common stock will be decreased by the portion allocated to our common stock. Within a reasonable period of time after the Distribution, Cablevision will provide its stockholders who receive our common stock pursuant to the Distribution with a worksheet for calculating their tax bases in our common stock and their Cablevision common stock.

      - The receipt of cash in lieu of a fractional share of our common stock will be treated as a sale of the fractional share of our common stock, and a Cablevision stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share of our common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of our common stock, as determined above, is more than one year.

      - Neither we nor Cablevision will recognize gain or loss as a result of the Distribution.

      Even if the Distribution otherwise qualifies for tax-free treatment under
Section 355 of the Code, it may be disqualified as tax-free to Cablevision under
Section 355(e) of the Code if one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Cablevision or us during the 4-year period beginning on the date which is 2 years before the date of the Distribution as part of a plan or series of related transactions that includes the Distribution. If such an acquisition of our stock or Cablevision's stock triggers the application of Section 355(e), Cablevision would recognize taxable gain as described above but the Distribution would be tax-free to each Cablevision stockholder. In certain circumstances, under the tax disaffiliation agreement between Cablevision and us, we would be required to indemnify Cablevision against that taxable gain if it were triggered by an acquisition of our stock. Please see "Certain Relationships and Related Transactions -- Relationship Between Cablevision and Us After the Distribution -- Tax Disaffiliation Agreement" for a more detailed discussion of the tax disaffiliation agreement between Cablevision and us.

      U.S. Treasury regulations require each Cablevision stockholder that receives shares of our stock in the Distribution to attach to the stockholder's U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the Distribution. Within a reasonable period of time after the Distribution, Cablevision will provide its stockholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement.


      EACH CABLEVISION STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISER ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


LISTING AND TRADING OF OUR COMMON STOCK


      There is not currently a public market for our common stock. We have applied for our Class A Common Stock to be listed on the New York Stock Exchange under the symbol "RM." Assuming such listing is approved, it is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in our Class A Common Stock will end and regular-way trading will begin. "When issued trading" refers to trading which occurs before a security is actually issued. These transactions are conditional, with settlement to occur if and when the security is actually issued and the New York Stock Exchange determines transactions are to be settled. "Regular way trading" refers to normal trading transactions, which are settled by delivery of the securities against payment on the third business day after the transaction.


      We cannot assure you as to the price at which our Class A Common Stock will trade before, on or after the Distribution date. Until our Class A Common Stock is fully distributed and an orderly market develops in our Class A Common Stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Class A Common Stock and Cablevision NY Group Class A Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the Cablevision NY Group Class A Common Stock prior to the Distribution. Our Class B Common Stock will not be listed on a securities exchange or publicly traded.

      The shares of our common stock distributed to Cablevision stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. As described under "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters -- Registration Rights," certain persons have registration rights with respect to our stock.

REASON FOR FURNISHING THIS INFORMATION STATEMENT

      This information statement is being furnished by Cablevision solely to provide information to stockholders of Cablevision who will receive shares of our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this information statement except in the normal course of our respective public disclosure obligations and practices.

                                  RISK FACTORS

      You should carefully consider the following risk factors and all the other information contained in this information statement in evaluating us and our common stock.

RISKS RELATING TO OUR RAINBOW PROGRAMMING BUSINESS


   IF OUR NETWORKS' PROGRAMMING DECLINES IN POPULARITY, OUR ADVERTISING REVENUES COULD FALL AND OUR CONTRACTS WITH OUR DISTRIBUTORS MAY NOT BE RENEWED.


      The financial success of our programming business depends in part upon unpredictable and volatile factors beyond our control, such as viewer preferences, the strength of the advertising market, the quality and appeal of competing programming and the availability of other entertainment activities.

      A shift in viewer preferences could cause our programming to decline in popularity, which could cause a decline in advertising revenues and could jeopardize renewal of our contracts with distributors. We may not be able to anticipate and react effectively to shifts in tastes and interests in our markets. A decline in available advertising expenditures by advertisers could also cause a decline in advertising revenues regardless of a change in viewer preferences. In addition, our competitors may have more flexible programming arrangements, as well as greater volumes of production, distribution and capital resources, and may be able to react more quickly to shifts in tastes and interests. We cannot assure you that we will be able to maintain the success of any of our current programming, or generate sufficient demand and market acceptance for our new programming.


   WE ARE SUBJECT TO INTENSE PROGRAMMING COMPETITION


      The creation, acquisition and distribution of programming is a highly competitive business. Our networks compete with producers, distributors, licensors and merchandisers, many of whom are larger and have greater resources.

      Our networks compete with other video programming services for marketing and distribution by cable and other multichannel video distribution systems. In distributing a programming network, we face competition with other providers of programming networks for the right to be carried by a particular cable or other multichannel video distribution system and for the right to be carried by such system on a preferential "tier." See "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- We Depend Upon the Existence of Affiliation Agreements with a Limited Number of Distributors" and " -- We Compete With Other Companies in the Entertainment Industry".


      Our ability to compete with other programming networks for distribution may also be constrained because the cable television, DBS services or other distribution systems through which distribution is sought may be affiliated with other programming networks. Even if such affiliated cable television or DBS operators were to continue to carry our programming networks, there is no assurance that such cable television operators would not move our networks to less desirable tiers in the operators' services offering while moving the affiliated programming network to a more desirable tier. New programming networks affiliated with desired broadcasting networks like NBC, ABC, CBS or Fox may also have a competitive advantage over our networks in obtaining distribution through the "tying" of carriage agreements for the programming networks with the cable system's right to carry the broadcasting network.


      An important part of our strategy involves exploiting identified niches of the cable television viewing audience that are generally well-defined and limited in size. Our networks have faced and will continue to face increasing competition obtaining content and distribution as other programming networks are launched that seek to serve the same or similar niches. Important to our success in each area of competition we face are the prices we charge for our programming networks, the quantity, quality and variety of the programming offered on our networks, and the effectiveness of the networks' marketing efforts. The competition for viewers in the context of non-premium programming networks is directly correlated with the competition for advertising revenues with each of our competitors.

   WE COMPETE WITH OTHER COMPANIES IN THE ENTERTAINMENT INDUSTRY


      We compete, in varying degrees, with other sources of programming and content, including off-air broadcast television, the Internet, radio, online services, print media, personal computers, motion picture theaters, DVDs and video cassettes, as well as leisure-time activities such as sporting and other events for total entertainment dollars in the marketplace.

      If we are unable to compete effectively with large diversified entertainment companies that have substantially greater resources than we have, our operating results and market share could be reduced, and the growth of our business inhibited.


   WE DEPEND UPON THE EXISTENCE OF AFFILIATION AGREEMENTS WITH A LIMITED NUMBER OF DISTRIBUTORS



      Our networks' success depends upon the existence of agreements with a limited number of cable television operators and other distributors. As of March 31, 2004, the top five distributors accounted for approximately 73% of the viewing subscribers for AMC, approximately 82% of the viewing subscribers for WE and approximately 85% of the viewing subscribers for IFC. DirecTV, Comcast and Time Warner each accounted for at least 10% of our 2003 net revenues. In addition, we have been subject to requests by distributors to make upfront payments in exchange for additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. As an increasing proportion of our affiliate revenues are represented by a smaller number of distributors, pressure to accept lower subscriber fees may result. We also may help fund the distributors' efforts to market our channels or we may permit distributors to offer promotional periods without payment of subscriber fees. As of March 31, 2004, we had $105.1 million of deferred carriage fees, which represent payments of this type that we have made or will make and that will be amortized over time. As we continue our efforts to add subscribers, our subscriber revenue would be negatively affected by these subscriber acquisition fee expenses, discounted subscriber fees and other payments.



   SOME OF OUR NETWORKS' MATERIAL AFFILIATION AGREEMENTS WILL EXPIRE IN 2004 AND 2005 AND WE CANNOT ASSURE YOU THAT THEY WILL BE RENEWED



      Our networks have important affiliation agreements that will expire in 2004 and 2005. The affiliation agreements between DirecTV and Echostar and each of AMC, IFC and WE expire at the end of 2004. DirecTV accounted for at least 10% of our 2003 net revenues. These affiliation agreements covered approximately 23%, 53% and 36% of the viewing subscribers of AMC, IFC and WE, respectively as of March 31, 2004. Failure to renew these affiliation agreements could have a material adverse effect on our business. We cannot assure you that, even if these affiliation agreements are renewed, the renewal rates will equal or exceed the rates that are currently being charged.


      In addition, certain parties have the right to terminate their affiliation agreements prior to the expiration of their term under certain circumstances. Furthermore, certain distributors that are satellite providers or cable television operators may decide not to renew their affiliation agreements for our national services for competitive reasons.

      Moreover, in some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to one or more affiliation agreements with our networks on terms that are more favorable to us could adversely impact our business and results of operations.


   RISKS FROM OUR LITIGATION WITH TIME WARNER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS



      On November 14, 2003, AMC filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner's notice purporting to terminate the contract based upon its allegation that AMC had changed its programming. We believe the notice was improper. AMC is seeking a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages. Time Warner filed an answer and counterclaims in December 2003 that, among other things, seeks a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC to deliver a classic films channel and damages for an alleged breach of contract. The litigation is in its initial discovery phase, and we cannot predict when it will be resolved, what the outcome will be, nor what would be the consequences of such outcome on our revenues. This affiliation agreement with Time Warner covered approximately 15% of the viewing subscribers of AMC as of March 31, 2004. If we do not prevail in the litigation, our business will be materially and adversely affected.



      OUR NETWORKS' SUCCESS DEPENDS UPON THE AVAILABILITY OF PROGRAMMING THAT IS ADEQUATE IN QUANTITY AND QUALITY INCLUDING, IN PARTICULAR, FILMS


      Our networks' success depends upon the availability of programming that is adequate in quantity and quality. In particular, we depend upon the availability of films and television programming in our niche markets. Our networks are parties to film rights agreements giving the networks the right to carry certain films during certain window periods. These rights agreements expire at varying times and may be terminated by the other party if we are not in compliance with the terms of the agreement.

      We also compete with other networks to secure desired programming. Most of our programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for this programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries, or sports teams may have a competitive advantage over us in this area. Our competitors include national commercial broadcast television networks, local commercial broadcast television stations, the Public Broadcasting Service and local public television stations, pay-per-view programs and other cable programming networks. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.


      We cannot assure you that we will ultimately be successful in negotiating renewals of our rights agreements or in negotiating adequate substitute rights agreements in the event that our rights agreements expire or are terminated. See also "Business -- Our Rainbow Programming Business -- Our Networks -- AMC -- Film Rights and Affiliation Agreements," " -- The Independent Film Channel -- Film Rights and Affiliation Agreements" and " -- WE: Women's Entertainment -- Film Rights and Affiliation Agreements."



      OUR NETWORKS HAVE ENTERED INTO LONG-TERM PROGRAMMING ACQUISITION CONTRACTS THAT REQUIRE SUBSTANTIAL PAYMENTS OVER LONG PERIODS OF TIME


      Our networks have entered into numerous contracts relating to the acquisition of programming, including rights agreements with film companies. These contracts typically require substantial payments over extended periods of time. We must make the required payments under these contracts even if we don't use the programming.


      CERTAIN OF OUR FILM RIGHTS AGREEMENTS ARE NOT EVIDENCED BY EXECUTED AGREEMENTS AND COULD BE TERMINATED AT ANY TIME



      Certain film rights agreements that we are party to are not evidenced by executed agreements. For example, a portion of AMC's programming contracts with major film studios have not been executed. The reasons for not having an executed agreement vary. Often this situation results when the parties have reached a broad agreement on key terms and are unable to resolve other contract terms but both parties proceed to perform without finalizing the contract. We cannot assure you that we will be successful in negotiating definitive documentation of these agreements or that the counterparties will continue to honor their obligations. Loss of these agreements could have a material adverse effect on us.



      WE WILL INCUR SIGNIFICANT FUNDING REQUIREMENTS IN ORDER TO INTRODUCE NEW SERVICES AND ADAPT TO TECHNOLOGICAL CHANGE


      The cable and satellite television industries have been, and are likely to continue to be, subject to frequent introductions of new services and alternative technologies, including new technologies for providing video programming services, and rapid and significant technological change, including continuing developments in technology, such as digital technology, which do not presently have widely accepted standards.

      Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. The introduction of new services may require us to obtain significant additional funding.


      GOVERNMENT INVESTIGATIONS RELATING TO IMPROPER EXPENSE ACCRUALS ARE PENDING, THE SCOPE AND OUTCOME OF WHICH COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR SECURITIES AND OUR BUSINESS


      In June 2003, Cablevision reported that it had discovered certain improper expense accruals primarily at the national services division of Rainbow Media Holdings. These national services include AMC, IFC and WE, all of which are now part of our Rainbow Programming business. Following that announcement, investigations were commenced by the Securities and Exchange Commission and the U.S. Attorney's Office for the Eastern District of New York. These investigations are continuing. The matter has occupied and will continue to occupy a significant amount of attention from our management team. We are cooperating fully and intend to continue to do so. Any adverse developments in connection with this matter, including a determination that we have acted improperly, could have a material adverse effect on our stock price, including increased stock price volatility, and could negatively impact our business and our ability to raise additional funds in the future.


   OUR RAINBOW PROGRAMMING BUSINESS IS LIMITED BY REGULATORY CONSTRAINTS



      Although our programming business is generally not directly regulated by the Federal Communications Commission, or FCC, under the Communications Act of 1934 to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, our business will be affected. Certain FCC regulations, although imposed on cable television operators, affect us indirectly. FCC requirements such as closed-captioning of programming for the hearing impaired, limits on advertising in children's programming and prohibitions on obscene programming have been and are likely to continue to be passed on to us by cable television operators in our affiliation agreements. In addition, the FCC's implementation of statutory "must carry" obligations that require cable television and DBS operators to give broadcasters preferential access to channel space affects our business. Further, we anticipate that, at the time of the Distribution, some stockholders, including Charles F. Dolan, members of his family and related family entities, will own interests of five percent or more in both Cablevision and Rainbow Media Enterprises. Continuity of ownership of significant Cablevision stockholders in Rainbow Media Enterprises will mean that our programming services will continue to be subject to the "program access" provisions of federal law, which bar us from entering into exclusive contracts with cable television operators for the distribution of services delivered to cable headends by satellite and from discriminating in the prices, terms and conditions of sale or distribution of such services. It also could give rise to a claim that these requirements and limits also apply to satellite-delivered programming developed primarily for VOOM(SM).


      The regulation of cable television services and satellite carriers is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated. We cannot assure you that our programming business will not be adversely affected by future legislation, new regulation or deregulation.


   PIRACY OF OUR CONTENT AND THE IMPACT OF PERSONAL VIDEO RECORDERS COULD NEGATIVELY AFFECT OUR PERFORMANCE


      Piracy of our content by means of interception of cable and satellite transmissions or Internet peer-to-peer file sharing and the impact of personal video recorder "ad-stripping" functions on advertising sales and network branding could negatively affect our performance.


   IF OUR TECHNOLOGY FACILITY FAILS OR ITS OPERATIONS ARE DISRUPTED, OUR PERFORMANCE COULD BE HINDERED



      Rainbow Network Communications, or RNC, is using its technology facility for a variety of purposes, including signal processing, program editing, promotions and creation of programming segments to fill short gaps between featured programs, quality control, and live and recorded playback. Like other facilities, this facility is subject to interruption from fire, tornadoes, lightning and other unexpected natural causes. In addition, equipment failure, employee misconduct or outside interference could also disrupt the facility's services. We currently do not have a backup operations facility for our high-definition programming. Any significant interruption at our technology facility affecting the distribution of our programming could have an adverse effect on our operating results and financial condition.



RISKS RELATING TO OUR RAINBOW DBS BUSINESS



      WE EXPECT OPERATING LOSSES AT RAINBOW DBS FOR THE FORESEEABLE FUTURE. WE CANNOT BE CERTAIN THAT WE WILL ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES



      Our Rainbow DBS business had not produced any meaningful revenues through March 31, 2004. Accordingly, our ability to operate our Rainbow DBS business successfully and our ability to achieve acceptable financial performance cannot be assured. Successful performance will depend largely upon our ability to establish and retain a very large customer base with a viable price structure and to effectively manage our costs and control subscriber "churn," which is the rate at which subscribers terminate service. The principal challenge for our Rainbow DBS business is to attract a sufficient subscriber base to reach and exceed a break-even point and to do so with subscriber acquisition and other costs that are within our funding capabilities. We cannot assure you that we will be effective with regard to these matters. Our financial performance will affect the market value of our common stock and other securities. Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite and introduction of our Rainbow DBS service to consumers, our Rainbow DBS business has sustained significant losses and will continue to sustain significant losses for the foreseeable future.



      We will need to continue to invest funds in our Rainbow DBS business to support its operations, including funding the shortfall between revenues and operating expenses. If we are unable to rapidly grow the number of subscribers to our VOOM service and to do so without incurring unexpectedly high subscriber acquisition costs, we may not be able to obtain sufficient funding to continue to operate our Rainbow DBS business. Rainbow DBS will also have significant funding requirements as it seeks to meet milestone obligations associated with FCC authorizations to launch five Ka-band satellites and to build out the infrastructure needed to capitalize on FCC authorizations to provide multichannel video distribution and data services, or MVDDS, in 46 metropolitan areas in the United States. Similarly, significant funding will be required to meet FCC milestone obligations relating to Ku-band frequencies at two new orbital locations for which Rainbow DBS was the successful bidder at a July 2004 auction. We may be unable to raise the necessary financing to fund all of these costs.



   CUSTOMERS MAY NOT FIND OUR SERVICES TO BE ATTRACTIVE


      Ultimately our success will depend upon our ability to convince a large number of consumers to order our service and thus attract a sufficient subscriber base to reach and exceed a break-even point, and to do so with subscriber acquisition and other costs that are within our funding capabilities. We have no history of being able to do this. As of April 30, 2004, we had approximately 8,000 activated customers and an additional 3,400 customers awaiting installation. Since our launch in October 2003 through the end of April 2004, approximately 21% of the customers who had activated our service subsequently terminated the service.


      On April 23, 2004, we entered into an agreement with SES Americom, Inc. to lease 13 transponders as of October 1, 2004 and three transponders as of January 1, 2005 on its Americom-6 satellite, which is located at 72(degree) W.L. We intend to use this transponder capacity to significantly increase the number of high definition and standard definition channels we offer our subscribers beginning in October 2004 when the lease commences. Because of the proximity of the Americom-6 satellite to our existing Rainbow 1 satellite, which is located at 61.5(degree) our subscribers will be able to access the signal from both satellites with a single elliptical satellite antenna that will be approximately 35" wide by 20" high. This antenna is larger than the approximately 18" antenna we have installed and are currently installing for our customers. The Company has not finalized its plans for implementing the use of the new satellite capacity, for the installation of the new antennas or for the switch over of existing customers to the new antennas. We do expect to begin installing the new, larger antenna for new customer installations during the fourth quarter of 2004.

   WE HAVE A LIMITED PERIOD IN WHICH TO ESTABLISH OUR BRAND AND A LARGE CUSTOMER BASE


      We are currently offering more high-definition programming than any other cable or satellite provider. While we hope to continue to develop new high-definition offerings, some of which may be exclusive to us, we expect that at some point high-definition programming will largely replace standard definition offerings as the prevalent form of programming for all providers. Accordingly, we will have a limited period of time in which to exploit our high-definition programming advantage to establish our brand and a large base of subscribers. There can be no assurance that we will be able to do so.


   WE COULD BE ADVERSELY AFFECTED BY HARDWARE AND SOFTWARE PROBLEMS


      Following the launch of our VOOM(SM) service in October 2003, we encountered operational problems with our satellite receivers. We believe that most of these problems have been eliminated but, because our hardware and software are new, we continue to encounter operational issues that need to be addressed and resolved, and we expect that we will continue to encounter problems in the future. In particular, it is likely that we will face operational issues when we transition our compression technology from MPEG-2 to MPEG-4, which is expected to occur later this year.


   CONTINUED HIGHER THAN ANTICIPATED SUBSCRIBER ACQUISITION COSTS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE



      We have experienced significantly higher per subscriber acquisition costs than we originally expected. This has been heavily influenced by the relatively low number of new subscribers and by the subsidy in our current equipment offer. We must significantly reduce these costs over time to meet our long-term estimates and to be within our funding capabilities. We currently are unable to estimate our future subscriber acquisition costs. Future subscriber acquisition costs will depend upon how successful we are in attracting subscribers, which will allow us to spread certain costs over a larger base of new subscribers, and will also depend upon the extent to which we need to continue to offer subscribers subsidies, such as incentives to purchase receiver systems or free hardware installation.



   HIGH SUBSCRIBER TURNOVER COULD AFFECT OUR FINANCIAL PERFORMANCE


      Our ability to successfully operate our Rainbow DBS business depends upon our ability to attract and retain subscribers. Maintaining our customer churn at acceptable levels will be a critical factor in achieving our business plan. The Rainbow DBS business has historically been subject to relatively high churn rates. This is particularly true for new services and new product offerings, such as our VOOM(SM) service, because many subscribers tend to try out new services and products but do not remain as subscribers. If our churn rate is higher than expected, our financial performance will be materially adversely affected and our business may not be successful. Since our launch in October 2003 and through the end of April 2004, approximately 21% of the customers who had activated our service subsequently terminated the service. There can be no assurance that this rate will decrease over time to an acceptable level. Our current equipment offering, which requires no upfront payment by the customer and no minimum subscription period, could result in a higher churn rate than other equipment pricing models.


   RISKS ASSOCIATED WITH RECEPTION OF LOCAL SIGNALS


      We currently provide all subscribers access to off-air digital television broadcast signals through a tuner in our set top box combined with a professionally installed off-air antenna. We will not be providing subscribers access to any satellite-delivered broadcast signal. Coverage under any of these off-air antennas may prove inadequate to meet customer expectations and requirements, making this strategy ineffective. Additionally, consumer acceptance of a DBS service without local broadcast signals may prove lower than anticipated.


   OUR RAINBOW DBS BUSINESS BENEFITS FROM THE "PROGRAM ACCESS" PROVISIONS OF THE 1992 CABLE ACT


      Under the 1992 Cable Act and the FCC's rules, cable television operator-affiliated programmers generally must offer satellite-delivered programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The 1992 Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts. We purchase a substantial percentage of our programming from cable television operator-affiliated programmers. Any change in the FCC's rules to permit the cable industry or cable television operator-affiliated programmers to discriminate against competing businesses, such as ours, in the sale or distribution of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis.



   WE FACE INTENSE COMPETITION FROM DIRECT BROADCAST SATELLITE, CABLE TELEVISION AND OTHER SYSTEM OPERATORS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS


      Rainbow DBS is operating in an intensely competitive industry. See "Business -- Our DBS Business -- Competition" for detailed information about each of the categories of competitors we face. There can be no assurance that we will be able to successfully compete. If we are unable to do so, our financial performance will be materially adversely affected and our business may not be successful.


   OTHER DBS OPERATORS AND DIRECT-TO-HOME SATELLITE SYSTEM OPERATORS


      Major DBS Competitors. Our primary DBS competitors are DirecTV and EchoStar Communications, which have operated in the subscription television industry since 1994 and 1996, respectively.


      DirecTV has seven satellites, two of which serve as backups, and has 46 DBS frequencies that are capable of full coverage of the contiguous United States. As of June 2, 2004, DirecTV reported that it distributed more than 850 digital video and audio channels. Over 325 of those channels are distributed to the contiguous United States; the remainder are regional and local channels with DirecTV customers receiving only the regional and local channels available in their home markets. DirecTV has reported that it had approximately 12.63 million subscribers as of March 31, 2004, including approximately 1.5 million subscribers through members and affiliates of the National Rural Telecommunications Cooperative. Furthermore, on December 22, 2003, News Corp. completed a transaction to acquire control of the parent company of DirecTV (since, renamed DirecTV Group, Inc.). The transaction creates a strategic relationship that could improve DirecTV's competitive capabilities by drawing on resources available from and experience gained in markets around the world. In addition, due to News Corp.'s substantial programming assets, there is a risk that the combined company could make it more difficult for competitors, such as Rainbow DBS, to obtain popular programming. This could have a negative impact on our ability to successfully enter the market.



      EchoStar, which operates the Dish Network, has in-orbit nine satellites, and has the right to use FCC licenses covering 102 DBS frequencies. According to publicly available information, EchoStar has the capability to offer more than 1,000 video and audio channels. A portion of those channels is distributed to the contiguous United States; the remainder are regional and local channels, with EchoStar customers receiving only the channels available in their home markets. EchoStar reported that, as of March 31, 2004, the Dish Network had approximately 9.785 million subscribers. Both EchoStar and DirecTV currently offer high-definition DBS channels which compete directly with Rainbow DBS, in addition to their standard definition DBS channels, which also compete with Rainbow DBS. Both DirecTV and EchoStar have new satellites in the process of being constructed and delivered.



      EchoStar and DirecTV also have a highly-developed sales and distribution system. Their satellite receivers are sold in a significantly greater number of retail outlets than ours. As a result of this and our limited operating history, our equipment, and consequently our programming services, will be less well known to consumers than those of our largest DBS competitors. This could result in lower consumer acceptance of our services and equipment and require more advertising for consumer awareness than is currently anticipated. Furthermore, this lower acceptance of our equipment and services could suppress retailer interest in our equipment and thus limit our ability to reach potential new subscribers.


      DirecTV and EchoStar are, and will be for the foreseeable future, in an advantageous position with regard to operational sophistication, market entry, programming, and possibly, volume discounts for programming offers.

      EchoStar has entered into a partnership with SBC and DirecTV has entered into arrangements with Bell South and with Verizon that provide them with enhanced marketing opportunities that are currently not available to us.


      Ka-Band Capabilities. Both EchoStar and DirecTV Group, Inc. have announced that they are in the process of launching and operating Ka-band geostationary satellites. Ka-band geostationary satellite systems are capable of providing two-way, "always on," high speed or broadband Internet access directly to residential and small office/home office consumers as well as high quality video and audio services channels. We have authority to construct, launch and operate five FSS, Ka-band communications satellites that could be used to provide additional services, including data and video applications. The continued validity of the Ka-band licenses and authorizations are subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. We anticipate that the cost of these satellites will be between $1 billion and $2 billion in the aggregate. We do not currently have any Ka-band build-out funding available nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so.



      Other Direct-to-Home Competitors. Other companies offer or plan to offer direct-to-home satellite services in the United States. Dominion Video Satellite has a DBS license and leases transponders for two DBS frequencies from EchoStar so that it can offer its Christian and educational programming to the contiguous United States. Globecast WorldTV, a subsidiary of France Telecom, distributes over 60 foreign language channels on Telstar 5, a mid-power Ku-band satellite located at 97(degree) W.L. SES Americom has announced the formation of a direct-to-home venture in the United States, America2Home. This venture would provide direct-to-home transmission capability to the U.S. market from a yet-to-be-constructed DBS satellite to be located at 105.5(degree) W.L., an orbital location that is currently not licensed for U.S. DBS distribution.


      It is also possible that non-U.S. licensed direct broadcast satellites could be used to provide service in the United States. On May 7, 2003, and March 31, 2004, the FCC released orders authorizing the use of Canadian-licensed direct broadcast satellites for service in the United States. In addition, DirecTV has filed applications for authority to relocate its DirecTV 5 satellite to a Canadian DBS orbital location at 72.5(degree) W.L. and to deploy DBS receive-only earth stations in the United States that would access the Canadian DBS orbital location. The United States has bilateral agreements with Mexico and Argentina that would allow the use of direct broadcast satellites licensed by those countries for service into the United States, and some operators, including SES Global S.A., are attempting to coordinate new direct broadcast satellite orbital locations capable of providing services throughout the United States. If the number of DBS operators increases in the future, or if the number of DBS frequency assignments to our existing DBS competitors increases, our business could be materially adversely affected.


   CABLE TELEVISION AND OTHER LAND-BASED COMPETITORS


      Cable Television Competitors. Cable television operators are a source of significant competition for us and they benefit from several competitive advantages we do not possess. First, most cable television operators have large, well-established customer bases. According to the National Cable and Telecommunications Association, of the 97% of U.S. television households in which cable television service is currently available, approximately 67% currently subscribe to cable. In addition, many cable television operators also have significant investments in companies that provide programming content. These investments may give them an advantage over us in access to quality programming. Finally, cable television operators already provide local broadcast programming in substantially all geographic areas they serve. These and other incentives may make cable television services more attractive to consumers than our services.

      Cable television operators also enjoy certain competitive advantages inherent in cable television technology. For example, cable television operators are able to provide analog service to multiple television sets within the same household at an incremental cost to the consumer that is lower than our cost to service multiple sets. Cable companies are also investing heavily in new digital technologies that allow them to bundle traditional analog video offerings with expanded high-quality digital video programming delivered terrestrially or via satellite and other services, such as two-way high-speed Internet access and telephone services on upgraded cable systems. For example, many cable television operators now offer on-demand programming (including, in some cases, high-definition on-demand programming) and high-speed Internet access over their upgraded fiber optic systems. These bundled services may be attractive to consumers due to discounting of the bundled services and the fact that the consumer receives a single bill. We may have difficulty competing effectively against cable television operators because of these competitive advantages and our business could be adversely affected as a result. These and other factors may hinder our ability to develop a viable subscriber base or compete effectively against cable television operators and other land-based operators.



      Numerous cable television operators have also begun to offer high-definition television services. For example, Cablevision currently offers its subscribers 15 high definition channels at no extra cost and continues to add new high definition channels to its programming package. The expansion of the provision of HDTV services throughout the cable industry is likely to continue, particularly if cable providers continue to upgrade their customer equipment. With their large established customer bases, these cable operators have a significant competitive advantage over us.



      VHF/UHF Broadcasters. Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically provided free of charge over the air. In addition, the FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each full-power existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel. Our business could be adversely affected by continued free broadcast of local and other programming and increased program offerings by traditional broadcasters.


      New Technologies. New technologies also could have a material adverse effect on the demand for our DBS services. For example, Disney has started to offer Movie Beam, which is a VOD service that allows customers to download up to 100 films into a set-top box via over the air TV broadcast spectrums. The DBS industry, cable and other system operators are in a constant state of technological, economic and regulatory change and we are unable to predict what forms of competition will develop in the future, the extent of such competition, or its possible effects on our business.


   OUR BUSINESS RELIES ON THE INTELLECTUAL PROPERTY OF OTHERS AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS



      Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products or services infringes on intellectual property held by others, we would be required to cease developing or marketing those products or services, to obtain licenses to develop and market those products or services from the holders of the intellectual property, or to redesign those products or services in such a way as to avoid infringing the intellectual property claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services at any price, thus impacting our competitive position.


      We cannot assure you that we are aware of all patents and other intellectual property rights that our products or services may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products or services may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitely whether a claim of infringement is valid, absent protracted litigation.

      We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents or other intellectual property held by others and the availability and cost of any such licenses. Those costs, and their financial impact, could possibly be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties or license fees to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.

      Various parties could assert patent and other intellectual property rights with respect to components within direct broadcast satellite systems. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.


   SATELLITE PROGRAMMING SIGNALS ARE PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE


      The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal in the United States to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported. It is possible that our signal encryption technology could be compromised or otherwise prove to be inadequate. If we cannot promptly correct a compromise or other problem in our encryption technology, it would adversely affect our revenue and our ability to contract for video and audio services provided by programmers.


   THE REGULATORY REGIME WE OPERATE UNDER COULD CHANGE ADVERSELY



      We operate in a highly regulated environment. We are subject to the provisions of the Communications Act of 1934, and other statutes enacted by Congress as well as regulations promulgated by the FCC and other federal agencies. Statutory and regulatory changes are beyond our control. In addition, this regulatory environment is subject to dramatic change based on changes in the composition of the Administration, the Congress and the FCC. Any of these potential changes could materially and adversely affect our businesses.



   OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN BE REVOKED OR MODIFIED


      We have a license to transmit on 11 frequencies on our Rainbow 1 satellite at the 61.5(degree) W.L. orbital location, which expires in 2013, as well as authorizations to operate earth stations to control and communicate with the satellite. These authorizations are renewable by the FCC. We also hold special temporary authority ("STA"), to transmit over two additional DBS frequencies at 61.5(degree) W.L. The FCC has not yet adopted rules for the permanent assignment of these channels, and we cannot predict when or if the FCC will permanently assign them. The STA runs for a period of 180 days and may be extended. The initial STA expired on April 5, 2004, but we have applied for an extension and under FCC rules may continue to transmit under the STA during the pendency of the extension request. We will have use of the two channels until the earlier of October 2, 2004, the permanent assignment of the two channels, or an FCC order requiring Rainbow DBS to vacate the two channels. If the FCC has not permanently assigned these channels by October 2, 2004, we may apply to extend our STA for an additional 180 days. The STA is subject to several restrictive conditions and limitations regarding our use of the frequencies.


      On July 14, 2004, our Rainbow DBS business was the winning bidder in an FCC auction of Ku-band DBS frequencies at two orbital locations over the Pacific Ocean. Rainbow DBS is in the process of preparing formal applications for these frequencies (due at the FCC on August 18, 2004). If these applications are granted, the FCC will issue licenses for the frequencies to Rainbow DBS. Although we have no current plans for these orbital locations, Rainbow DBS believes that these locations could be used to provide DBS services to Hawaii and the West coast of the United States including parts of Alaska. To maintain these licenses, we will be required to meet FCC milestone obligations, including requirements to enter into definitive satellite construction contracts and place the satellites into service, all by specific dates. We anticipate that the cost of these satellites will be between $400 million and $500 million, in the aggregate. We do not currently have any funding to meet these milestones requirements or utilize the orbital locations and frequencies. Accordingly, there can be no assurance that we will be in a position to meet our milestone obligations or to utilize these frequencies. In any event, we will not be in a position to launch and operate either of these satellites for a number of years and there can be no assurance that we will ever be in a position to do so.



      We hold authorizations to construct, launch and operate five communications satellites in the Ka-band. The continued validity of the Ka-band licenses and authorizations are subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. We anticipate that the cost of these satellites will be significant. We do not currently have any Ka-band build-out funding available nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so.


      We hold a 49% interest in DTV Norwich, which acquired in an FCC auction in January 2004, multichannel video distribution and data service, or MVDDS, licenses that cover key markets in, among other cities, New York, Los Angeles, Chicago and Philadelphia. DTV Norwich's bid was for $84.6 million. We have funded DTV Norwich's purchase of these licenses, but our current investment does not cover any of the costs of building out the infrastructure or other costs necessary to utilize these licenses. We do not currently have any funding available for these additional build-out costs nor have we initiated any discussions to acquire such funding. Our current estimates of required funding do not take account of the cost of utilizing our investment in multichannel video distribution and data service, or MVDDS. If we are unable to obtain required funding, DTV Norwich might not be able to retain these licenses and we could lose our investment. Additionally, FCC rules prohibit us from holding more than a 20% interest in the MVDDS license in the New York market because we are under common ownership with Cablevision. This restriction could remain even after the Distribution because of the continuity of ownership of significant Cablevision shareholders in us. Absent a waiver of this restriction by the FCC, we would need to divest all or a sufficient portion of our investment in DTV Norwich's New York City license to comply with the restriction. We cannot provide any assurance that the FCC would grant the waiver necessary for us to retain our interest in the New York license.


      All of our FCC authorizations are subject to conditions as well as to the FCC's authority to modify, cancel or revoke them. We cannot provide assurances that the FCC will grant applications to renew any or all of our authorizations. See also "Business -- Our Rainbow DBS Business -- Regulation."


   WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING



      We depend on third parties to provide us with a substantial portion of the programming we plan to offer. As of June 30, 2004, we had signed programming licensing agreements with third parties covering 95 video channels and 18 music channels. There were no third-party channels that were being transmitted without a signed programming license agreement. However, we may not be able to renew these agreements on favorable terms or at all, or these agreements may be canceled prior to expiration of their original term. If we are unable to renew one or more of these agreements, or if the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming.



      On April 23, 2004, we signed an agreement with SES Americom, Inc. to lease transponders on its Americom-6 satellite. This agreement will give us the ability to offer additional channels of programming beginning in October 2004, when the lease term commences. We do not yet have programming under license for most of these channels. While we anticipate being able to acquire programming for these channels, we may not be able to do so by the lease commencement date and doing so may substantially increase our programming costs.


      The cost of programming will be a significant part of our cost of doing business. Programming costs, including sports programming costs, have been rising significantly in recent years.

      Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and offer it attractively to our customers at competitive prices.


   OUR DIRECT COMPETITORS CURRENTLY OFFER MORE PROGRAMMING OPTIONS THAN WE DO


      DirecTV and the Dish Network offer significantly more programming channels and options than we do, including programming that is exclusive to them. In addition, both DirecTV and the Dish Network offer ethnic programming that we do not offer. We believe that DirecTV and the Dish Network have been and could continue to be in an advantageous position relative to us with regard to certain programming packages, provision of local programming and the ability to offer volume discounts for programming offers.

   WE RELY ON THIRD PARTY VENDORS TO PROVIDE THE INFRASTRUCTURE FOR OUR DBS BUSINESS


      We do not have the in-house capacity to provide the customer care, customer management and billing and installation functions that are necessary to operate our Rainbow DBS business. We cannot assure you that we will be able to maintain relationships with reliable third-party vendors on terms that are acceptable to us, if at all. In addition, we may not be able to provide these services to our customers with the appropriate quality standard or oversee the service quality effectively. Our business would be materially adversely affected if we are unable to offer quality service to our customers.


   OUR VOOM(SM) CHANNELS MAY NOT BE WELL RECEIVED BY CONSUMERS


      We cannot guarantee that the VOOM(SM) high-definition channel package will be attractive to potential subscribers, that the channels will achieve high ratings or that the revenues we receive from these channels will justify our investment in them. If our VOOM(SM) channels are not well received, it would harm our financial results and our overall performance.


   THE SATELLITES WE USE TO TRANSMIT OUR SERVICE ARE SUBJECT TO RISKS AND WE HAVE NO SPARE BACK-UP CAPACITY



      Our Rainbow 1 satellite and the Americom-6 satellite on which we will begin leasing transponders in October 2004 are subject to numerous hazards incident to operating in space. Satellites may be damaged by electrostatic storms or by space debris and are also subject to significant risks of operational failure. The loss, damage or destruction of our Rainbow 1 satellite would have a material adverse effect on our business. The loss, damage or destruction of the Americom-6 satellite would also have a material adverse effect on our business if we were unable to quickly replace the lost capacity on another satellite in an orbital location that would not require us to reorient our subscribers' antennas. From time to time, certain meteoroid events occur as the Earth's orbit passes through particulate trails of comets. These meteoroid events pose a potential threat to all in-orbit geosynchronous satellites, including our Rainbow 1 satellite and the Americom-6 satellite. While the probability that either satellite will be damaged by space debris is very small, that probability increases significantly during these meteoroid events. Unlike some of our satellite competitors, we have no back-up capacity in the event of a partial or complete failure of either satellite, we have no spare back-up for either satellite and we have no plans to construct a back-up satellite. Our lease of transponders on Americom-6 terminates as to any transponders which fail and as to all transponders if there is a satellite failure. Except for spare components or preemptible transponders that may or may not be available on the Americom-6 satellite, SES Americom has no obligation to move us to other transponders on Americom-6 or to another satellite. If we lost either satellite, we could attempt to continue our service with the one remaining satellite, but that might be unacceptable to our customers because of the dramatic reduction in the number of channels we could offer. If such a failure was not of a very short duration, or if the capacity could not be quickly replaced with comparable capacity at an appropriate orbital location, our business would be severely adversely affected or even terminated.


      In addition, DBS satellites serving the United States currently operate in a nine-degree orbital spacing environment. The FCC has initiated a proceeding to determine whether it is technically feasible to reduce the nine-degree orbital spacing environment. Permitting short-spaced DBS satellites could cause increased levels of interference to Rainbow 1 from a nearby short-spaced DBS satellite. Increased levels of interference could degrade the quality of signals from Rainbow 1 and decrease customer satisfaction with the VOOM(SM) service offering, which has been built around offering high-quality HDTV signals.


      We will be depending on Lockheed Martin to provide us telemetry, tracking and command, or TT&C, service for the Rainbow 1 satellite through August 2005. Should Lockheed Martin or its successor fail to provide TT&C services or provide the services in an inadequate manner, the satellite could move out of the licensed transmission area and we could be forced to cease transmission if we are unable to find an adequate replacement in a timely manner. Similarly, we will be entirely dependent on SES Americom for the TT&C of Americom-6.

   THE SATELLITES WE USE TO TRANSMIT OUR SERVICE COULD FAIL BEFORE THE END OF THEIR DESIGN LIFE



      Our ability to earn revenue wholly depends on the usefulness of our Rainbow 1 satellite and the Americom-6 satellite on which we expect to begin leasing transponders in October 2004. These satellites have limited useful lives. A number of factors affect the useful lives of satellites, including the quality of their construction, the durability of their component parts, the longevity of their station-keeping and the efficiency of the launch vehicle used. Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies that may occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. There can be no assurance that our Rainbow 1 satellite or the Americom-6 satellite will not experience anomalies, whether of the types described above or arising from the failure of other systems or components.



      Our Rainbow 1 satellite has a minimum design life of 15 years. The Americom-6 satellite has a maximum design life that extends beyond the term of our transponder lease agreement. Our operating results would be adversely affected if the useful life of our Rainbow 1 satellite is significantly shorter than 15 years. This would also be true if the Americom-6 satellite has a useful life that is materially shorter than expected and if we are unable to quickly replace the lost capacity on a satellite in an orbital location that does not require us to reorient our subscribers' antennas. Other than nominal refunds that could be due from the satellite manufacturer, the satellite construction contract for our Rainbow 1 satellite contains no warranties if it fails following launch.



   WE HAVE NO INSURANCE COVERAGE FOR OUR RAINBOW 1 SATELLITE


      We currently do not have any in-orbit or business interruption insurance for our Rainbow 1 satellite. Should Rainbow 1 suffer a partial or complete failure, we would receive no insurance proceeds. This would have a material adverse effect on us.


   COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE


      New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides and other matters, and significant software development, are integral to our DBS system and may, at times, not function as we expect. Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, unforeseen problems resulting from the complex technology of our Rainbow 1 satellite may occur that could adversely affect performance or operation of our Rainbow DBS business and could have an adverse effect on our business. Further, if a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage.


   WE DEPEND ON A SINGLE RECEIVER MANUFACTURER


      Motorola is currently the sole manufacturer of our Rainbow 1 satellite receivers. If this vendor is unable for any reason to produce receivers that work with the selected software, or produce them in a quantity sufficient to meet our requirements, it would impair our ability to acquire subscribers. Likewise, it would adversely affect our results of operations.


   WE HAVE FEWER DISTRIBUTION CHANNELS THAN OUR COMPETITORS


      We currently have fewer distribution channels than our competitors. DirecTV has reported that its equipment is available through approximately 18,000 retail locations in the United States, including at Best Buy and Circuit City. EchoStar receiver systems are available at independent distributors, retailers and consumer electronics stores as well as through nationwide retailers such as Costco, Sears, Wal-Mart and RadioShack. However, we market our VOOM(SM) service only through direct marketing campaigns, our website and approximately 1,600 Sears stores across the United States. As a result of this and our limited operating history, our equipment, and consequently our programming services, will be less well known to consumers than those of our largest DBS competitors. This could result in lower consumer acceptance of our services and equipment and require more advertising for consumer awareness than is currently anticipated. Furthermore, this lower acceptance of our equipment and services could suppress retailer interest in our equipment and thus limit our ability to reach potential new subscribers.


   NEW SATELLITES COULD BE SUBJECT TO RISKS RELATING TO LAUNCH OR OPERATIONAL FAILURE


      We may at some point in the future launch one or more additional satellites. Satellite launches are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and to schedule another launch with a launch provider. In addition, once launched, satellites are subject to various operational risks, including malfunctions with power or control systems. Any significant disruptions in deploying or operating our satellites could materially adversely affect our ability to generate revenues.

RISKS RELATING TO OUR RAINBOW CINEMAS BUSINESS


   HISTORY OF OPERATING LOSSES


      Our motion picture exhibition business has never been profitable, other than in years in which we sold assets. From January 1, 1999 through December 31, 2003, our motion picture exhibition business had cumulative net losses of $230 million, excluding the results of the Ziegfeld Theater which is being retained by Cablevision. These losses primarily reflect high interest expense and the write-off of acquisition goodwill. We expect to continue to incur net losses for the foreseeable future.


   WE OPERATE FROM RELATIVELY OLDER LOCATIONS



      Most of our theaters are older locations that have been retrofitted for limited multiplex operations. Operating a motion picture exhibition business from these locations results in lower revenues than would be obtained from more modern locations that could accommodate more screens, and may have higher operating costs and competitive disadvantages in attracting patrons. Because of financial limitations, we do not expect to be able to open or acquire new cinemas in the future.



   WE DEPEND UPON THE AVAILABILITY AND POPULARITY OF MOTION PICTURES


      A significant disruption in the production of motion pictures, a lack of motion pictures or poor performance of motion pictures could adversely affect our business and operating results. Our results of operations will vary from period to period based upon the quantity and quality of the motion pictures that we show in our theaters.


   WE RELY ON DISTRIBUTORS OF FILMS


      We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theaters, our operating results may be adversely affected.


   PRICE TERMS OF FILM LICENSES AFFECT OUR RESULTS


      Film license fees are the largest operating expense of our motion picture exhibition business. We must negotiate license fees on a film-by-film, theater-by-theater basis. Due to regulatory considerations, we cannot enter into long-term arrangements with distributors to assure access to product and to set our film costs. Our results are materially affected by distributors' pricing strategies over which we have no control and the oversupply of screens in the industry that has enabled distributors to be more aggressive on pricing in recent periods.

     WE ARE SUBJECT TO INTENSE COMPETITION


      Our theaters are subject to intense competition. Competitors include national circuits, regional circuits and small independent exhibitors. Competition among theater exhibition companies is intense, primarily with respect to the following factors:

      - Attracting patrons. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theaters and screens in a market, the comfort and quality of the theaters and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theaters in certain areas where we operate, which could result in excess capacity and increased competition for patrons.


      - Licensing motion pictures. We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theaters. These competitive factors often favor our competition.


      The motion picture exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems.


   THERE IS AN INDUSTRY-WIDE OVERSUPPLY OF SCREENS


      In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theater. The industry-wide strategy of aggressively building megaplexes has generated significant competition and rendered many older, multiplex theaters, such as ours, less profitable. As a result, there is an oversupply of screens in the North American motion picture exhibition industry. This has affected and may continue to affect the performance of our theaters.


   OUR ACCESS TO CAPITAL MAY BE LIMITED


      As a result of the oversupply of screens, increased costs, changes in release patterns and other factors, including a downturn in attendance beginning in 2000, the motion picture exhibition industry has experienced significant liquidity pressures. We and other motion picture exhibition companies have experienced impairment write-offs, and some of our competitors have defaulted under their loan agreements and some have filed for bankruptcy. These factors may make it difficult for us and others in the industry to borrow money or access the capital markets.


   GENERAL POLITICAL, SOCIAL AND ECONOMIC CONDITIONS CAN AFFECT OUR ATTENDANCE


      We believe that the popularity of film product generally determines box office results. However, our success also depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theaters. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 23.7% of our revenues in 2003, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn.


   DIGITAL TECHNOLOGY MAY REQUIRE ADDITIONAL CAPITAL EXPENDITURES AND CREATE UNCERTAINTIES



      Our industry is in the process of conversion from film based media to electronic based media. There are a variety of constituencies associated with this anticipated change which may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. Should the conversion process rapidly accelerate, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change as the industry changes from film based media to electronic based media. Alternate delivery systems such as the Internet may adversely affect future attendance patterns and our ability to raise ticket prices.


   OUR RAINBOW CINEMAS BUSINESS IS SEASONAL



      Our revenues are dependent upon the time of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons, and our results of operations may vary significantly from quarter to quarter.



   RISK OF FILM PIRACY


      The motion picture exhibition industry faces risks from piracy of films including, increasingly, through file sharing over the Internet. Attendance at our theaters could be adversely affected by this activity.


     THE MOTION PICTURE EXHIBITION INDUSTRY IS SUBJECT TO REGULATORY RESTRAINTS


      The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from those cases, to which we were not a party, bind certain major motion picture distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theater-by-theater basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theater-by-theater basis.

GENERAL RISKS


   OUR SUBSTANTIAL DEBT AND HIGH LEVERAGE COULD ADVERSELY AFFECT OUR BUSINESS.



      We have now, and will have following the Distribution, a significant amount of debt. Assuming we had completed the debt issuances described under "Our Debt Financing" on June 30, 2004 and applied the net proceeds as intended, we would have had $1.4 billion of total debt, of which debt $800 million would have consisted of notes and $600 million would have consisted of term loan borrowings under our new senior credit facility. We would also have had available to us a $350 million revolving credit facility. In addition, our subsidiary that owns our AMC programming service will issue $350 million of redeemable preferred membership interests to Cablevision prior to the Distribution.



      Our substantial amount of debt could have important consequences. For example, it could:



      - make it more difficult for us to satisfy our obligations under our debt instruments;



      - increase our vulnerability to general adverse economic and industry conditions;



      - require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital, business activities and other general corporate requirements;



      - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;



      - place us at a competitive disadvantage compared with our competitors; and



      - limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.



      In addition, a portion of our debt bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

      In addition, the covenants in our debt instruments will place significant restrictions on our operations.



   WE WILL NEED ADDITIONAL FINANCING TO OPERATE OUR BUSINESS AND OUR FUNDING NEEDS MAY BE HIGHER THAN ANTICIPATED



      In order to fund the continued operation of our Rainbow DBS business, our subsidiary, Rainbow National Services, LLC, expects to enter into debt financing arrangements totaling $1.75 billion. These financing arrangements are described under "Our Debt Financing." We will not proceed with the Distribution unless we are able to obtain these funds. As described below, we will require substantial additional financing in the future as we seek to exploit our Ku-band, Ka-band and MVDDS licenses. It is also possible that we will need to raise additional funds in the future even if we do not pursue these initiatives. There can be no assurance that we will be able to complete the financings necessary to go forward with the Distribution or to raise additional financing on acceptable terms, or at all.



      Our actual funding needs may be substantially higher than our expectations. Our funding needs will depend to a significant extent upon the levels of subscribers and subscriber revenues and our subscriber acquisition and other costs. So, for example, if our Rainbow DBS business fails to achieve expected levels of subscribers and subscriber revenues or the subscriber acquisition or other costs are higher than we expect, our funding needs could be significantly higher than anticipated. These same developments could also make it harder or impossible to obtain the additional needed funding.



      Ku-Band Capacity. Our current estimates of required funding do not take into account the cost of utilizing the rights to FCC licenses for which we were the successful bidder at a July 14, 2004 auction and which cover Ku-band capacity at two orbital locations over the Pacific Ocean. The continued validity of these licenses will be subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. We anticipate that the cost of the two satellites to utilize these frequencies will be between $400 million and $500 million. We do not currently have any funding available for this purpose. Accordingly, we cannot assure you that we will have the required funding to satisfy the FCC milestones. In any case, we will not be in a position to launch and operate either of these satellites for a number of years and there can be no assurance that we will ever be in a position to do so.



      Ka-Band Capacity. Our current estimates of required funding do not take into account the cost of acquiring and utilizing our Ka-band capacity. We have FCC authority to construct, launch and operate five FSS Ka-band communications satellites. We have posted a bond (and cash collateral) of $5 million for each of these authorizations granted by the FCC. Pursuant to recent changes to FCC rules, the amount of the bond soon will be reduced to $3 million per authorization. The continued validity of the Ka-band licenses and authorizations are subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. The bond for a particular authorization would be forfeited if we failed to meet any FCC-imposed satellite construction milestones for that authorization without an adequate reason, such as technical problems with a satellite launch vehicle. We are in the process of soliciting information from up to five leading manufacturers of Ka-band satellites. Once we have reviewed this information, we will be requesting bids from some or all of them for the manufacture and in-orbit delivery of up to five satellites to be used in the five orbital locations. While we have not received any bids, we anticipate that the cost of these satellites will aggregate between $1 billion and $2 billion. We do not currently have any Ka-band build-out funding available, nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so.


      Multichannel Video Distribution and Data Service. Our current estimates of required funding do not take account of the cost of utilizing our investment in multichannel video distribution and data service, or MVDDS. In January 2004, we invested $100,000 for a 49% stake in DTV Norwich, which was the high bidder in an FCC auction for MVDDS licenses in 46 markets in the United States, including New York, Los Angeles, Miami and Cleveland. MVDDS licensees will operate in the same radio spectrum as satellite television services like DirecTV, DISH Network and VOOM(SM). The MVDDS signal is transmitted from local, ground based, microwave towers, with enough bandwidth for hundreds of channels and high-speed Internet service. Concurrently with our equity investment, we funded DTV Norwich with an additional $84.6 million loan for the acquisition of these licenses in the auction. Under the terms of the promissory note with DTV Norwich, the loan will be forgiven as the FCC grants the MVDDS licenses to DTV Norwich. Our current investment does not cover any of the costs of building out the infrastructure or other costs necessary to utilize the licenses. We have agreed with DTV Norwich to fund these costs but we do not currently have any funding available for these additional build-out costs nor have we initiated any discussions to acquire such funding. If we are unable to obtain required funding DTV Norwich might not be able to retain these licenses and we could lose our investment.



      We have also agreed to a put/call option with George S. Blumenthal and Company, LLC, DTV Norwich's majority owner. Once the FCC has granted the company its MVDDS licenses, our agreement gives us a call option to purchase a 41% membership interest in DTV Norwich from Blumenthal at an exercise price of $4.23 million. If we do not exercise our call option within 60 days, the agreement gives Blumenthal the right to put the 41% membership interest to us at the same exercise price of $4.23 million. If either party exercises its put or call option, Blumenthal will then have the right, for ten years, to put its remaining 10% interest to us at fair market value.



   WE DO NOT HAVE AN OPERATING HISTORY AS A PUBLIC COMPANY


      In the past, we relied on Cablevision for various financial, operational and managerial expertise in conducting our businesses. Following the Distribution, we will maintain our own credit and banking relationships and perform our own financial and operational functions. We cannot assure you that we will be able to successfully put in place the financial, operational and managerial structures necessary to operate as a public company or that we will be able to become profitable doing so.


    WE ARE CONTROLLED BY THE DOLAN FAMILY


      We have two classes of common stock:

      - Class B Common Stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of our Board of Directors, and

      - Class A Common Stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of our Board of Directors.

      As of the Distribution date, our chairman, Charles F. Dolan, will own less than 1% of the Class A Common Stock, approximately 54% of the Class B Common Stock and approximately 41% of the total voting power of all the outstanding common stock. In addition, as of the Distribution date, certain entities related to his family will own approximately 1.3% of the Class A Common Stock, approximately 46% of the Class B Common Stock and approximately 35% of the total voting power of both classes of our common stock. Charles F. Dolan, members of his family and certain related family entities are therefore able to prevent or cause a change of control in Rainbow Media Enterprises and no person interested in acquiring us will be able to do so without obtaining their consent.


      Mr. Dolan, members of his family and certain related family entities, by virtue of their stock ownership, have the power to elect all of our directors subject to election by holders of Class B Common Stock and are able collectively to control stockholder decisions on matters in which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.


      In addition, because the affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve:

      - the authorization or issuance of any additional shares of Class B Common Stock, and

      - any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B Common Stock.

      Mr. Dolan, members of his family and certain related family entities also collectively have the power to prevent such issuance or amendment.


   WE HAVE ELECTED TO BE A "CONTROLLED COMPANY" FOR NEW YORK STOCK EXCHANGE PURPOSES



      We have been informed that prior to the Distribution, Mr. Dolan, members of his family and certain related family entities will enter into a Stockholders Agreement relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, following the Distribution, we will be a "controlled company." As a controlled company, we will have the right to elect not to comply with the corporate governance rules of the New York Stock Exchange requiring: (i) a majority of independent directors on our Board; (ii) an independent corporate governance and nominating committee; and (iii) an independent compensation committee. We will elect not to comply with the New York Stock Exchange requirement for a majority independent board of directors and for a corporate governance and nominating committee because of our status as a controlled company. We will comply with the requirement for an independent compensation committee.



    WE DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FUTURE



      We have no intention to pay cash dividends on our common stock in the foreseeable future. Debt instruments to which we will become a party will contain covenants which will effectively prohibit the payment of such dividends.



   FUTURE STOCK SALES COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR CLASS A COMMON STOCK FOLLOWING THE DISTRIBUTION



      All of the shares of Class A Common Stock will be freely tradeable without restriction or further registration under the Securities Act unless the shares are owned by our "affiliates" as that term is defined in the rules under the Securities Act. Shares held by "affiliates" may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 which is summarized under "Shares Eligible for Future Sale." Further, we plan to file a registration statement to cover the shares issued under our equity-based benefit plans.


      As described under "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters -- Registration Rights," certain parties have registration rights covering a portion of our shares. Each of Charles F. Dolan, certain Dolan family interests and the Dolan Family Foundation have registration rights with respect to shares of Class A Common Stock, as well as with respect to shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Sales of a substantial number of shares of Class A Common Stock could adversely affect the market price of the Class A Common Stock and could impair our future ability to raise capital through an offering of our equity securities.


   WE RELY ON KEY PERSONNEL


      We believe that our future success will depend to a significant extent upon the performance of our senior executives. We do not maintain "key man" insurance. We do not have any employment agreements with any of our executive officers. Charles F. Dolan, our Chairman, has an employment agreement with Cablevision Systems Corporation and Joshua W. Sapan, the Chief Executive Officer of our Rainbow Programming business, has an employment agreement with Rainbow Media Holdings.

                                    BUSINESS

GENERAL

      We are a Delaware corporation with our principal executive offices at 200 Jericho Quadrangle, Jericho, NY 11753. Our telephone number is (516) 803-3000. Unless the context otherwise requires, all references to "we" or "us" refer to Rainbow Media Enterprises, Inc., together with its direct and indirect subsidiaries. "Rainbow Media Enterprises" refers to Rainbow Media Enterprises, Inc. individually as a separate entity.

      Rainbow Media Enterprises is a holding company and conducts substantially all of its operations through its subsidiaries. We operate or plan to operate in three business segments:

      - Rainbow Programming, consisting principally of three national television programming networks and businesses developing high-definition programming;

      - Rainbow DBS, a direct-to-home, multi-channel satellite broadcast service that features both high-definition and standard definition programming; and

      - Rainbow Cinemas, consisting principally of multi-screen motion picture theaters in the New York metropolitan area.

OUR RAINBOW PROGRAMMING BUSINESS

      Our Rainbow Programming business is comprised of our networks, which include three national 24-hour networks, a variety of on-demand programming services, a suite of 21 high-definition channels with the unique high-definition programming content known as VOOM(SM), and our motion picture production and distribution businesses. Our Rainbow Programming business also includes Rainbow Network Communications, a full-service network programming origination and distribution company.


   OUR NETWORKS



      Our 24-hour Networks. We own three nationally distributed 24-hour entertainment programming networks: AMC, The Independent Film Channel and WE:
Women's Entertainment. As of March 31, 2004, AMC, IFC and WE had approximately
74.8 million, 32.0 million and 47.7 million viewing subscribers, respectively.



      Our networks distribute their programming via cable and other distribution technologies, including DBS. Our networks generate their revenue from the sale of advertising and from subscriber fees paid by cable system operators and other customers that receive and distribute such networks.



      Our networks' success depends upon the existence of agreements with a limited number of cable television operators and other distributors. As of March 31, 2004, the top five distributors accounted for approximately 73% of the viewing subscribers for AMC, approximately 82% of the viewing subscribers for WE and approximately 85% of the viewing subscribers for IFC. DirecTV, Comcast and Time Warner each accounted for at least 10% of our 2003 net revenues. In addition, we have been subject to requests by distributors to make upfront payments in exchange for additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. As an increasing proportion of our affiliate revenues are represented by a smaller number of distributors, pressure to accept lower subscriber fees may result. We also may help fund the distributors' efforts to market our channels or we may permit distributors to offer promotional periods without payment of subscriber fees. As of March 31, 2004, we had $105.1 million of deferred carriage fees, which represent payments of this type that we have made or will make, and that will be amortized over time. As we continue our efforts to add subscribers, our subscriber revenue would continue to be negatively affected by these subscriber acquisition fee expenses, discounted subscriber fees and other payments.

      See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- If Our Networks' Programming Declines in Popularity, Our Advertising Revenues Could Fall and Our Contracts with Our Distributors May Not be Renewed," and " -- We Depend Upon the Existence of Affiliation Agreements With a Limited Number of Distributors."


   AMC



      AMC, which was launched in 1984, offers a diverse, movie-based mix of films, specials documentaries and original series. AMC's library includes popular films such as The Godfather, When Harry Met Sally, An Officer and a Gentleman and Pale Rider and original programming such as Sunday Morning ShootOut, Into Character and the AMC Project. Over the past several years, AMC has garnered many of the industry's highest honors, including eight Emmy awards, the President's Award from The Academy of Television Arts and Sciences, a Screen Actors Guild Award and several CableACE and Daytime Emmy awards.


      AMC Subscribers and Revenues. As of March 31, 2004, AMC was licensed by distributors throughout the United States serving approximately 82.4 million basic subscribers and had approximately 74.8 million viewing subscribers. AMC's sources of revenues include affiliate and advertising revenues. On October 1, 2002, the channel began airing national advertising. In 2003, approximately 23% of total revenues were attributable to advertising.


                     HISTORICAL OPERATING PERFORMANCE -- AMC



                                                          1999        2000         2001        2002        2003
                                                         ------      ------       ------      ------      ------
                                                                               (IN MILLIONS)
Affiliated Basic Subscribers.........................     71.6        74.8         78.4        80.0        81.0
    Growth from Prior Year-end.......................     n/a         4.5%         4.8%        2.0%        1.3%
Viewing Subscribers..................................     66.4        68.4         71.3        72.5        74.0
    Growth from Prior Year-end.......................     n/a         3.0%         4.2%        1.7%        2.1%
Revenues, net........................................    $177.2      $192.0       $217.6      $241.6      $285.4
    Growth from Prior Year...........................     n/a         8.4%        13.3%       11.0%       18.1%



      Film Rights and Affiliation Agreements. AMC's comprehensive film library consists of films that are licensed from major studios such as Columbia TriStar, Twentieth Century Fox, Paramount, Warner Brothers, Universal and MGM/United Artists under long-term contracts, with sufficient films under contract to meet the requirements of its current programming mix through 2005. AMC generally structures its contracts for the exclusive cable televisions right to carry the films during identified windows.


      AMC is available on cable television and other distribution platforms such as DBS. It is carried on basic or expanded basic tiers for which subscribers do not have to pay a premium to receive the network. Affiliate revenues, which in 2003 accounted for approximately 77% of AMC's revenues, are based on fees paid by the distributors for the right to carry the programming. The network generally enters into three to seven-year distribution contracts with its distributors. As of March 31, 2004, AMC had affiliation agreements with distributors including Comcast, Time Warner, DirecTV, EchoStar, Charter, Cox, Adelphia and Cablevision. Approximately 31% of AMC's subscribers are under agreements that expire on or prior to December 31, 2005.

      On November 14, 2003, AMC filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner's notice purporting to terminate the contract based upon their allegation that AMC had changed its programming. See "Business -- Legal Proceedings" for additional information. See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- Risks from Our Litigation with Time Warner Could Have a Material Adverse Effect on Our Business."


   THE INDEPENDENT FILM CHANNEL



      IFC, which was launched in 1994, was the first network in the United States dedicated to independent films. IFC presents unedited and commercial-free feature-length independent films produced domestically and internationally, documentaries, shorts, animation, new works, "cult classics," live coverage of special events (such as the Cannes Film Festival), and originally produced programs that chronicle independent film trends. IFC's programming includes films such as Pulp Fiction and original series such as Dinner for Five and The Ultimate Film Fanatic. IFC was launched with the support of an advisory board that included Martin Scorsese, Robert Altman, Spike Lee, Tim Robbins, Joel and Ethan Coen, Martha Coolidge, Jim Jarmusch, Steven Soderbergh and Jodie Foster. The IFC Advisory Board is a council of prominent filmmakers and artists who advise IFC on artistic content and format and provide promotional support.

      IFC Subscribers and Revenues. As of March 31, 2004, IFC was licensed by distributors throughout the United States serving approximately 71.7 million basic subscribers and had approximately 32.0 million viewing subscribers. IFC is offered primarily in digital format by its distributors. IFC's principal source of revenues is affiliate revenue, which accounted for approximately 96% of IFC revenues in 2003.



                     HISTORICAL OPERATING PERFORMANCE -- IFC



                                                            1999         2000         2001        2002        2003
                                                           -----         -----       -----        -----       -----
                                                                                (IN MILLIONS)
Affiliated Basic Subscribers (at year end)...........       34.4         43.7        59.7         65.1        69.9
    Growth from Prior Year-end.......................       n/a          27.0%       36.6%         9.0%        7.4%
    Growth from Prior Year-end.......................       n/a          14.3%       70.3%        20.2%       13.4%
Revenues, net........................................      $18.2         $28.0       $40.4        $51.7       $60.0
    Growth from Prior Year...........................       n/a          53.8%       44.3%        28.0%       16.1%


      Film Rights and Affiliation Agreements. IFC's film library includes titles from leading independent film studios like Miramax, Fox Searchlight, MGM/United Artists and Fine Line with sufficient films under contract to meet its programming requirements through 2005. IFC also features exclusive live coverage of notable international film events like the Cannes Film Festival, the Independent Spirit Awards and the Gotham Awards, as well as original programming. The network supplements this coverage with additional real-time information on the World Wide Web and enhanced broadband.


      As of March 31, 2004, IFC had affiliation agreements with distributors including Comcast, Time Warner, DirecTV, EchoStar, Charter, Cox, Adelphia and Cablevision. Approximately 62% of IFC's subscribers are under agreements that expire on or prior to December 31, 2005.



   WE: WOMEN'S ENTERTAINMENT



     WE, which was launched in 1997 as Romance Classics, is a network targeted specifically at the female market. Its programming features films, original and acquired series, documentaries and specials covering topics such as fashion, beauty, home design, personal style and relationships. WE's programming includes films such as Terms of Endearment and Mask and series such as Ned and Stacey and, beginning later this year, Boston Public. WE also airs original series such as Single in the City and Mix It Up.



      WE Subscribers and Revenues. As of March 31, 2004, WE was licensed by distributors throughout the U.S. serving approximately 69.9 million basic subscribers, and had approximately 47.7 million viewing subscribers. WE is offered primarily in digital format by its distributors. WE sources of revenues include affiliate and advertising revenues. On October 1, 2002, the channel began airing national advertising. In 2003, approximately 40% of total revenues were attributable to advertising.

                     HISTORICAL OPERATING PERFORMANCE -- WE



                                                             1999        2000        2001       2002        2003
                                                             -----       -----       ----       ----        ----
                                                                                (IN MILLIONS)
Affiliated Basic Subscribers (at year end)..............     31.0         37.4       59.6       65.4        68.4
   Growth from Prior Year-end...........................      n/a         20.6%      59.4%       9.7%        4.6%
Viewing Subscribers (at year end).......................     19.2         22.7       37.8       42.5        46.7
   Growth from Prior Year-end...........................      n/a         18.2%      66.5%      12.4%        9.9%
Revenues, net...........................................     $9.0        $24.5       $33.5      $60.8       $92.7
   Growth from Prior Year..............................       n/a        172.2%      36.7%      81.5%       52.5%


      Film Rights and Affiliation Agreements. WE has licensed exclusive film and television titles to supplement its slate of original programming, providing significant product volume through 2005. Film licenses are in place with major Hollywood studios such as Twentieth Century Fox, Universal and MGM/United Artists as well as independents like Miramax and New Line.


      As of March 31, 2004, WE had affiliation agreements with distributors including Comcast, Time Warner, DirecTV, EchoStar, Charter, Cox, Adelphia and Cablevision. Approximately 45% of WE's subscribers are under agreements that expire on or prior to December 31, 2005.



      See "Risk Factors -- Risks Relating to our Rainbow Programming Business -- Some of Our Networks' Material Affiliation Agreements Will Expire in 2004 and 2005 and We Cannot Assure You That They Will be Renewed" -- " -- We Depend Upon the Existence of Affiliation Agreements with a Limited Number of Distributors."



   OUR ON-DEMAND SERVICES


      We own several video on-demand, or VOD, and subscription video on-demand, or SVOD, programming services, including Mag Rack, IFC On Demand, World Picks, and Sportskool.


   MAG RACK


      Mag Rack, formerly known as Sterling Digital, was launched in 2001 as a service designed exclusively for on-demand television and to develop new niche programming to be distributed and marketed using new media platforms, including digital video channels. Mag Rack provides a wide selection of "video magazines" on various subjects such as "Yoga Retreat," "Motorcycle Freedom" and "Inside Weddings." The programming is delivered as on-demand video magazines in numerous categories focused on hobbies, lifestyles and special interests. The service offers programming not widely found on other channels with advanced DVD-like ability to fast-forward, rewind or pause the program. The service is currently on Cablevision's digital tier and affiliation agreements have been executed with Insight, Charter Communications and Mediacom.


   IFC ON DEMAND


      IFC launched two VOD/SVOD services in 2003, IFC Films On Demand and Uncensored On Demand. IFC Films On Demand features content from IFC Films, which is offered on a VOD basis, and Uncensored On Demand features content that has been banned or censored for religious or political reasons or has been effectively banned from public view by mainstream media. IFC Films On Demand is carried by distributors such as Cablevision, DirecTV and EchoStar. Uncensored On Demand is carried by Cablevision.


   WORLD PICKS


      World Picks, which was launched in 2003, offers SVOD services for carriage on cable systems and other distributors throughout the United States. Content consists of film and television programming from other countries, presented in their original languages, targeting key ethnic groups in major U.S. markets. Examples of content include television programs, films, concerts, special events, documentaries and soap operas. World Picks Latino, World Picks Hindi, World Picks Mandarin and World Picks Russian launched in 2003 and are currently carried by

Cablevision and is expected to be carried by RCN beginning in the Fall of 2004. World Picks also offers various 24-hour channels from other countries.



   SPORTSKOOL


      Sportskool, which launched in January 2004, is a national VOD service offering expert instruction, coaching and guidance in a wide range of sports and fitness activities such as baseball, golf, football, tennis and yoga. The service, which features original programming available only via VOD, launched with an extensive library of programming with well-known athletes and sports authorities delivering the instructional segments. Sportskool is currently carried by Cablevision.


   OUR VOOM(SM) CHANNELS


      On October 15, 2003, we introduced "VOOM,(SM)" which focuses primarily on the delivery of high-definition programming. VOOM(SM) includes the following 21 high-definition channels that we own:

      -     Animania: an all-cartoons channel.


      - Auction: featuring collectors and collectibles with live coverage of auctions from the major auction houses.



      - Equator: a channel about the diverse people, places and cultures of the world.


      - Gallery: an art channel, with world-renowned artists, exhibitions and performances.

      - HD Cinema 10(TM): 10 different film channels that offer the largest selection of high-definition movies available anywhere.


      - HD News: featuring news headlines, weather and sports and feature stories and video essays from across America.



      -     Monsters: showing exclusively monster, sci fi and horror movies.


      - MOOV: featuring motion-video with a continuous flow of unusual images set to music.


      -     Rave: all music performance, concert channel.


      -     Rush: an extreme sports channel.


      -     Ultra: fashion and design.


      -     World Sport: featuring worldwide sporting events.


      Our 21 VOOM(SM) channels are currently distributed exclusively by our Rainbow DBS business. We acquire programming, such as film rights, for our VOOM(SM) channels through licensing agreements. We also create original programming.



RIGHTS AND AFFILIATION AGREEMENTS



   RIGHTS AGREEMENTS


      Our networks have entered into numerous contracts relating to the acquisition of programming, including rights agreements that permit our networks to carry certain films during certain window periods. These contracts typically require substantial payments over extended periods of time. These rights agreements expire at varying times and may be terminated by the other party if our networks are not in compliance with the terms of the agreement. We cannot assure you that our networks will ultimately be successful in negotiating renewals of their rights agreements or in negotiating adequate substitute rights agreements in the event that their rights agreements expire or are terminated.


       In addition, certain rights arrangements that our networks are party to are not evidenced by executed agreements. For example, some of AMC's programming contracts with major film studios have not been executed; however, the parties are performing on the basis of unexecuted contracts and terms of understandings. See also "Business -- Our Rainbow Programming Business -- Our Networks -- AMC -- Film Rights and Affiliation Agreements" -- " -- The Independent Film Channel -- Film Rights and Affiliation Agreements" -- " -- WE: Women's Entertainment -- Film Rights and Affiliation Agreements." The reasons for not having an executed agreement vary. Often this situation results when the parties have reached a broad agreement on key terms and are unable to resolve other contract terms but both parties proceed to perform without finalizing the contract. We cannot assure you that we will be successful in negotiating definitive documentation of these agreements or that the counterparties will continue to honor their obligations. Loss of these agreements could have a material adverse effect on us.


      See also "Risk Factors -- Risks Relating to the Our Rainbow Programming Business -- Our Networks' Success Depends Upon the Availability of Programming That is Adequate in Quantity and Quality Including, in Particular, Films" " -- Our Networks Have Entered into Long-Term Programming Acquisition Contracts That Require Substantial Payment Over Long Periods of Time" and " -- Certain of Our Film Rights Agreements Are Not Evidenced by Executed Agreements and Could Be Terminated at Any Time."


   AFFILIATION AGREEMENTS AND SIGNIFICANT CUSTOMERS



       Our networks have entered into affiliation agreements with cable television operators, DBS providers and other distributors. Our networks' existing affiliation agreements expire at various dates and some are due to expire in 2004 and 2005. The affiliation agreements between DirecTV and Echostar and each of AMC, IFC and WE expire at the end of 2004. These affiliation agreements cover approximately 23%, 53% and 36% of the viewing subscribers of AMC, IFC and WE, respectively. Failure to renew these important affiliation agreements could have a material adverse effect on our businesses. Our networks will attempt to renew these affiliation agreements, but even if these affiliation agreements are renewed, there can be no assurance that the renewal rates will equal or exceed the rates that are currently being charged. See also "Business -- Our Rainbow Programming Business -- Our Networks -- AMC -- Film Rights and Affiliation Agreements," " -- The Independent Film Channel -- Film Rights and Affiliation Agreements" and " -- WE: Women's Entertainment -- Film Rights and Affiliation Agreements." In 2003 and the first quarter of 2004, DirecTV, Time Warner and Comcast each accounted for at least 10% of our total net revenues.


      The loss of any of our significant distributors could potentially severely impact our business and results of operations. In addition, in some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to one or more affiliation agreements with our networks on terms that are more favorable to us could adversely impact our business and results of operations.


      Certain parties have the right to terminate their affiliation agreements prior to the expiration of their term under certain circumstances. Furthermore, certain distributors that are satellite providers or cable companies may decide not to renew their affiliation agreements for our programming business for competitive reasons. AMC, IFC and WE's agreements with DirecTV and EchoStar expire at the end of 2004. On November 14, 2003, AMC filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner's notice purporting to terminate the contract based upon their allegation that AMC had changed its programming. See "Business -- Legal Proceedings" for additional information. See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- We Depend Upon the Existence of Affiliation Agreements with a Limited Number of Distributors," " -- Some of Our Networks' Material Affiliation Agreements Will Expire in 2004 and 2005 and We Cannot Assure You That They Will be

Renewed" and " -- Risks from Our Litigation with Time Warner Could Have a Material Adverse Effect On Our Business."


OUR MOTION PICTURE PRODUCTION AND DISTRIBUTION BUSINESS


      In addition to our networks, we also own motion picture production and distribution businesses, including IFC Entertainment, IFC Films, IFC Theatres and IFC Productions.


   IFC ENTERTAINMENT


      IFC Entertainment is a film library that purchases films or distribution rights in perpetuity to films. IFC Entertainment currently owns films, or the rights to films, such as Gates of Heaven, Vernon, Florida and A Thin Blue Line.


   IFC FILMS



      IFC Films distributes to theaters feature-length films, including certain films produced or co-produced by IFC Productions. IFC Films released the Oscar-nominated films Y Tu Mama Tambien and My Big Fat Greek Wedding and is currently distributing Fahrenheit 9/11.



   IFC THEATRES


      IFC Theatres owns the Greenwich Village Waverly Theatre in New York City, which is being renovated to showcase independent films and to provide a cultural hub for the independent film-making community.


   IFC PRODUCTIONS


      IFC Productions provides financing for both established filmmakers and low budget features. IFC Productions has produced such films as Boys Don't Cry, Girlfight, Men with Guns, Casa de los Babys, Camp and Pieces of April.

      In addition, we own Rainbow Film Holdings, which owns two film libraries. We broadcast the films in these libraries on our Rainbow Programming networks or license them to third parties.


   RAINBOW NETWORK COMMUNICATIONS


      Rainbow Network Communications, or RNC, is a full-service network programming origination and distribution company. Equipment at our RNC digital broadcast operations center digitizes, compresses, encrypts and combines the signal with other necessary data, such as conditional access information.

      RNC now provides technical services to networks including AMC, IFC, WE, fuse, Fox SportsNet, as well as other third party sports, news and entertainment channels, such as Bravo, WNBC and WNYW (FOX 5). RNC transfers the programming that is produced elsewhere (programs, commercials, and features arrive via satellite, fiber optics or on professional-grade digital video tape) into the satellite system and in turn delivers the programming to local cable companies and other distributors.


      RNC's services also include origination, transmission, video engineering, uplinking, encryption, affiliate engineering, technology consulting, transponder negotiation, content ordering, quality control and editing. RNC has a 67,000 square foot, state of the art technology center, which consolidates master control/playback and uplink facilities at one location in Bethpage, New York. This new center is fully digital which enables RNC to process audio and video signals in both standard and high-definition format.


      RNC originates high-definition programming for the 21 high-definition VOOM(SM) channels and certain other high-definition channels. In August 2003, RNC entered into a two-year programming origination agreement with NBC Cable Networks for Bravo HD+, which launched on July 31, 2003. RNC provides network program origination and technical services for the new channel directly from its HD-ready technology operations center in Bethpage, NY.

      See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- We Will Incur Significant Funding Requirements in Order to Introduce New Services and Adapt to Technological Change" and "-- If Our Technology Facility Fails or its Operations are Disrupted, Our Performance Could be Hindered."


COMPETITION



   PROGRAMMING AND ENTERTAINMENT



      Our programming networks compete in two highly competitive markets. First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video distribution systems, such as DBS and ultimately for viewing by each system's subscribers. Second, the success of our programming businesses depends on the availability of programming that is adequate in quantity and quality. In each of these markets, some of our competitors are large publicly held companies that have greater financial resources than we do.



   DISTRIBUTION OF PROGRAMMING NETWORKS



      The business of distributing programming networks to cable television systems and other multichannel video programming distributors is highly competitive, and most existing channel capacity is in use. In distributing a programming network, we face competition with other providers of programming networks for the right to be carried by a particular cable or other multichannel video programming distribution system and for the right to be carried by such system on a preferential "tier." Once our network is selected by a cable or other multichannel video programming distribution system, that network competes for viewers not only with the other networks available on the system, but also with off-air broadcast television, pay-per-view channels and video-on-demand channels, as well as online services, radio, print, media, motion picture theaters, DVDs, video cassettes and other sources of information, sporting events, and entertainment.



      Important to our success in each area of competition we face are the prices we charge for our programming networks, the quantity, quality and variety of the programming offered on our networks, and the effectiveness of our networks' marketing efforts. The competition for viewers in the context of non-premium programming networks is directly correlated with the competition for advertising revenues with each of our competitors.



      Our ability to successfully compete with other programming networks may be hampered because the cable television systems, DBS services or other systems through which distribution is sought may be affiliated with other programming networks. In addition, because such affiliated cable television systems or DBS services may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on affiliated cable television systems or DBS services may lead to increased subscriber and advertising revenue for such networks because of their increased penetration compared to our programming networks. Even if such affiliated cable television or DBS operators continue to carry our programming networks, there is no assurance that such cable television or DBS operators will not move our networks to less desirable tiers in the operator's services offering while moving the affiliated programming network to a more desirable tier, thereby giving the affiliated programming network a competitive advantage.


      New programming networks with affiliations to desired broadcasting networks like NBC, ABC, CBS or Fox may also have a competitive advantage over our new networks in obtaining distribution through the "tying" of affiliation agreements with the cable system's right to carry the broadcasting network.

      An important part of our strategy involves exploiting identified niches of the cable television viewing audience that are generally well-defined and limited in size. Our networks have faced and will continue to face increasing competition as other programming networks are launched that seek to serve the same or similar niches.

   SOURCES OF PROGRAMMING


      We also compete with other programming networks to secure desired programming. Most of our programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for this programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries, or sports teams may have a competitive advantage over us in this area.

      With respect to the acquisition of entertainment programming, such as syndicated programs and movies, which are not produced by or specifically for programming networks, our competitors include national commercial broadcast television networks, local commercial broadcast television stations, the Public Broadcasting Service and local public television stations, pay-per-view programs and other cable programming networks. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.


      See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- We are Subject to Intense Programming Competition," "-- We Compete With Other Companies in the Entertainment Industry" and "-- Our Networks' Success Depends Upon the Availability of Programming That is Adequate in Quantity and Quality, in Particular, Films."



   REGULATION



      Although cable television programming networks generally are not directly regulated by the FCC under the Communications Act, they are regulated when they are affiliated with a cable television operator like Cablevision. In addition, certain FCC regulations, although imposed on cable television operators, affect us indirectly. To the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, our networks' businesses will be directly affected.


      Closed Captioning, Advertising Restrictions on Children's Programming and Prohibitions on Obscene Programming. Certain FCC requirements in effect impose requirements on our programming networks. Certain of our networks must provide closed-captioning of programming for the hearing impaired, our programming intended primarily for children 12 years of age and under must comply with certain limits on advertising and our programming must comply with prohibitions on obscene programming.

      Program Access Requirements. Federal law limits the ability of a cable programming network affiliated with a cable television operator to freely manage the sale of its programming services. These "program access" provisions require that we sell our programming services, to the extent they are delivered by satellite, to all multichannel video programming providers. Our networks cannot have exclusive distribution contracts with cable television operators, nor can they discriminate in the prices, terms and conditions of sale or distribution of those services. The FCC recently extended the program access rules through 2007. We anticipate that, at the time of the Distribution, some stockholders, including Charles F. Dolan, members of his family and certain related family entities, will own interests of five percent or more in both Cablevision and Rainbow Media Enterprises. Continuity of ownership of significant Cablevision stockholders in Rainbow Media Enterprises will result in the continued application of the program access requirement to our programming services. It could give rise to a claim that these requirements and limits also apply to satellite-delivered programming developed primarily for VOOM(SM).


      Effect of "Must-Carry" Requirements. In addition, the FCC's implementation of the statutory "must-carry" obligations require cable and DBS operators to give broadcasters preferential access to channel space. This reduces significantly the amount of channel space that is available for carriage of our networks by cable television systems and DBS operators. The FCC is currently considering whether to adopt similar "must-carry" rules for broadcasters' new digital television signals. The FCC in 2001 tentatively concluded that requiring "dual must carry" of analog and digital broadcast signals while broadcast stations fully transition from analog to digital broadcasting by 2006 would be unconstitutional, but it continues to examine this issue. The FCC is also considering whether after the digital transition broadcasters will be able to demand mandatory carriage for all digital programming streams they broadcast in the spectrum they now use for their analog signal. Any expansion of broadcasters' must-carry rights would even more significantly reduce the amount of channel space available for our networks' services on cable television and DBS systems.


   TIER UNBUNDLING


      Federal law also requires cable television operators to carry the signals of local broadcasters on the lowest priced tier of service and leased access programming on the most widely purchased tier, but does not otherwise dictate the number or nature of programming services carried by a cable operator on each service tier. Some members of Congress, however, have recently proposed requiring cable television operators to offer programming services on an unbundled basis rather than as part of a tier or to provide a greater array of tiers to give subscribers the option of purchasing a more limited number of programming services. Were Congress or the FCC to adopt such a requirement and depending on the form such a requirement were to take, it could adversely affect our cable programming networks.


   LICENSING


      RNC is authorized by the FCC to operate nine earth stations to perform a variety of functions for the business. The FCC licenses for these stations are for 15-year terms and will expire at various times between 2008 and 2018, and are subject to renewal upon application to, and approval by, the FCC.

      See also "Risk Factors -- Risks Relating to Our Rainbow Programming Business -- Our Rainbow Programming Business is Limited by Regulatory Constraints."

OUR RAINBOW DBS BUSINESS


      Our Rainbow DBS business began offering VOOM(SM) programming services in October 2003. Through March 31, 2004 our Rainbow DBS business had not produced any meaningful revenues other than relatively minor revenues from the sale of equipment.



      We established our Rainbow DBS business in 1996 as a 50/50 joint venture with Loral Space and Communications, Ltd. for the purpose of exploiting certain DBS frequencies. In March 2002, we acquired the remaining 50% interest in our Rainbow DBS business from Loral for a purchase price of up to a present value of $33 million payable only from a percentage (2%) of future revenues of our Rainbow DBS business, if any, or from any future sale of all or part of the interests in or assets of our Rainbow DBS business. As of March 31, 2004, the total amount due to Loral under the earn-out arrangement was $41.6 million.



      Our Rainbow DBS business began operations in October, 2003 with the introduction of our VOOM(SM) service, which carries a larger number of high-definition channels than any other satellite provider or cable television system. As of June 30, 2004, the VOOM(SM) service offering included 36 channels in high-definition, including 21 currently exclusive VOOM(SM) channels, over 80 standard definition channels and 18 audio channels. The VOOM(SM) service is currently transmitted by our Rainbow DBS satellite, Rainbow 1, that was constructed by Lockheed Martin, successfully launched in July 2003 and delivered to its 61.5(degree) W.L. orbital position. From this orbital position, the satellite provides coverage to the contiguous United States, provided customers have a line of sight to the satellite. In addition, on April 23, 2004, we entered into an Agreement with SES Americom, Inc. to lease 13 transponders as of October 1, 2004 and three additional transponders as of January 1, 2005 on its Americom-6 satellite. See "Business -- Our Rainbow DBS Business -- Our Satellite Capabilities."


      Subsequent to the launch of our VOOM(SM) service we faced a number of start-up issues. We had not finalized enough programming agreements to offer our customers a channel lineup that included most of the popular programming services. We experienced problems with the operation of our satellite receivers. In addition, problems were encountered with the installation of an over-the-air antenna, a standard part of our package, which represented a component new to the installer community.

      We positioned the period between October 15, 2003 and January 31, 2004 as a free preview period. Customers were offered the VOOM(SM) equipment for $749.99, including our high-definition television receiver, satellite dish, over-the-air antenna, standard professional installation, two-year in-home service warranty and a money-back guarantee that expired on March 31, 2004. In light of the start-up issues we faced, we reduced some of our planned marketing activities. In mid-January, we extended our free programming offer through the end of the March billing cycle, which ended for all customers not later than April 28, 2004. During January and February, we tested various consumer offers so that we could better formulate our marketing strategy and tactics. In February 2004, we successfully concluded our negotiations for carriage of HBO and Cinemax, including seven standard definition and two high-definition channels for each service. We also finalized program license deals for eight Turner networks, including CNN, TNT and TCM, and four NBC networks, including Bravo, Bravo HD, CNBC and MSNBC. By this time, we were also experiencing significant improvements in the performance of our consumer equipment.


      Based upon what we learned in test marketing and consumer surveys, late in February we significantly modified our offer to consumers. We now offer consumers on a limited time basis programming packages ranging from $39.90 to $79.90 per month. Consumers who want these packages can acquire the equipment in one of two ways on a limited time basis. The first option is a no-money down offer with a monthly charge of $9.50 per month per satellite receiver. Alternatively, the consumer can choose to purchase the equipment and related installation for $499. Under this plan, each additional receiver will cost an incremental $199. Under either option, subscribers are charged $5.00 per month for each additional activated receiver they order. Neither offer requires the consumer to subscribe to the VOOM(SM) service for any minimum period of time. When we introduced our new consumer offers, we gave our existing customers a $300 programming credit.


      As of April 30, 2004, we had approximately 8,000 activated customers and an additional 3,400 customers awaiting installation. See "Risk Factors -- Risks Related to Our Rainbow DBS Business -- Customers May Not Find Our Services to be Attractive" and "-- High Subscriber Turnover Could Affect Our Financial Performance."


   OUR STRATEGY AND BUSINESS PLAN


      We carry a larger number of high-definition channels than any other satellite or cable television provider. Our Rainbow DBS business is the first U.S. television distribution business to focus primarily on the delivery of high-definition television, or HDTV, content. We began the market roll-out of our services in October 2003.


      As of June 30, 2004, we offer 36 channels in high-definition, 21 of which are new and exclusive to us, over 80 channels of standard definition programming and 18 channels of audio programming. The new transponder lease agreement with SES Americom, Inc. is designed to give us significant additional channel capacity, which we will seek to use to be the premier location for high-definition programming.



      Standard definition and high-definition are two formats of displaying digital television, with high-definition television offering more enhanced vertical and horizontal resolution and higher quality stereo sound as compared to standard definition television. High-definition channels display pictures that contain significantly more detail, resulting in much "crisper" pictures. When we transfer to MPEG-4 standard definition compression, which we anticipate occurring the first quarter of 2005, we will nearly double our capacity to deliver standard definition programming. Similarly, with the implementation of MPEG-4 high-definition compression, which we anticipate occurring in the fourth quarter of 2005, we will increase our high-definition capacity by 50%. For example, once the MPEG-4 conversion for standard definition and high-definition is complete, we will be able to offer a package of up to 58 high-definition channels and 176 standard definition services. However, we have not yet decided how we will allocate such increased capacity between standard and high-definition but expect to make that determination during 2005 based upon our perception of consumer preferences at that time.



      The additional transponder capacity we have acquired through our lease on Americom-6 would give us the capability based upon MPEG-2 compression to offer either 39 high-definition channels or 156 standard definition channels or a combination of high-definition and standard definition channels.

   MARKET FOR HDTV



      We believe that the market for HDTV is growing rapidly and presents an attractive opportunity for a satellite-based service. According to a study by the Consumer Electronics Association released in October 2003, 12 million consumers are expected to have purchased HDTV products by February 2005. In addition, the same survey estimates that approximately 30 million consumers considered themselves likely purchasers of HDTV products within the next 3 years.


      This growth in popularity of HDTV is expected to be fueled by increased customer appreciation of the high picture resolution and enhanced audio quality combined with a decline in prices for HDTV capable televisions and by an increase in the number and diversity of HDTV programming services expected to become available. In addition, the FCC has required certain upgrades in new televisions from the current analog to the more advanced digital high-definition technology that potentially will facilitate a more widespread distribution of HDTV.


   OUR SUBSCRIPTION PLAN


      We are currently offering, on a limited time basis, programming packages ranging from $39.90 to $79.90 per month. Consumers who want these packages can acquire the equipment in one of two ways on a limited time basis. The first option is a no-money down offer with a monthly charge of $9.50 per month per satellite receiver. Alternatively, the consumer can choose to purchase the equipment and related installation for $499. Under this plan, each additional receiver will cost an incremental $199. Under either option, subscribers are charged $5.00 per month for each additional activated receiver they order. Neither offer requires the consumer to subscribe to the VOOM(SM) service for any minimum period of time. When we introduced our new consumer offers, we gave our existing customers a $300 programming credit. Consumers who activated the service under our original offer, prior to February 20, 2004, continued to receive our programming for free through their March 2004 billing cycle.

      Consumers who requested service after February 20, 2004 were offered several programming package options: an entry level package at $39.90 per month, four premium movie PlusPaks at $14.90 per month per package, or all the programming available, excluding pay-per-view, for $79.90 per month. The entry-level package includes:

      - 21 new and exclusive high-definition channels from Rainbow including 10 channels of high-definition movies;


      -     over 50 of the most-watched cable channels;



      -     18 commercial-free digital music channels;


      -     local off-air broadcast channels, where available; and

      -     a two-year, in-home service plan.

      Until the offer changes, customers who sign up for the entry-level service can also receive all the recognized, non-premium, high-definition cable channels as part of the package with no additional charge through December 2004.

      Subscribers may also purchase one or more premium multiplex movie service PlusPaks for $14.90 per month. The PlusPaks are:

      -     HBO - nine channels, two of which are in high-definition;

      -     Cinemax - nine channels, two of which are in high-definition;

      -     Showtime - nine channels, three of which are in high-definition; and

      - Starz!/Encore - nine channels, three of which are in high-definition.

      Customers can also order VaVaVoom, an all inclusive package, for $79.90 per month that includes both the entry level package and the four premium multiplex movie services.

      We may, from time to time in the future, offer similar or other promotions to attract new subscribers.


   SALES AND DISTRIBUTION


      Customers may subscribe to VOOM(SM) through our website or by contacting our call center directly. We use regional and national broadcast and print advertising, direct mail, and internet marketing to promote VOOM(SM). In addition, VOOM(SM) is available nationwide at SEARS retail locations.

      See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- We Have Fewer Distribution Channels Than Our Competitors."


   PROGRAMMING



      In addition to offering programming from the networks that we own, we have entered into agreements with unaffiliated video, audio and data programmers. These programmers deliver their programming content to our broadcast centers via commercial satellites, fiber optic networks or microwave transmissions. We monitor those signals for quality, and can add promotional messages, public service programming, advertising, or other information. Equipment at our digital broadcast operations center then digitizes, compresses, encrypts and combines the signal with other necessary data, such as conditional access information. We then "uplink" or transmit the signals our Rainbow 1 DBS satellite, which then rebroadcasts the signals directly to VOOM(SM) subscribers. See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- We Depend on Others to Produce Programming," "-- Our DBS Business Benefits From the `Program Access' Provisions of the 1992 Cable Act" and "-- Our Direct Competitors Currently Offer More Programming Options Than We Do."



   VOOM(SM) DBS EQUIPMENT


      Dish. Subscribers to our service receive the satellite signal from an 18" dish antenna and, for local digital broadcast signals, through an off-air antenna. In order to take advantage of our VOOM programming from both our owned satellite, Rainbow 1, and our leased transponders on the Americom-6 satellite, all of our subscribers will need to use a single elliptical dish antenna measuring approximately 35" wide by 20" high. We are currently seeking proposals from manufacturers for these antennas. We intend to switch over our existing subscribers on a phased basis at our expense.


      Satellite Receiver. The dish antennas are connected to a satellite receiver (IRD) designed and manufactured for us by Motorola. As of June 30, 2004 we had received over 75,000 satellite receivers from Motorola and had an additional 40,000 on order under open purchase orders. Without modification, the VOOM(SM) receiver is incompatible with our competitors' systems. The initial receiver uses MPEG-2 compression technology but can be upgraded to MPEG-4 technology with a plug-in card, which is expected to be available in the first quarter of 2005. The Motorola receiver is the only receiver on the market that is designed to be easily upgradeable to MPEG-4. Customers will not need to replace their receivers to upgrade to MPEG-4. MPEG compression condenses the data received from the satellite signal and thereby facilitates transmission of the signal. The upgrade to MPEG-4 technology will provide transmission quality similar to that of MPEG-2, but with more efficient compression and delivery of the signal, thereby allowing us to increase our standard definition channel capacity by up to 100%. We believe that there will be a further upgrade of MPEG technology thereafter, which will allow us to increase our high-definition programming capacity. See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- We Depend on a Single Receiver Manufacturer."


      Conditional Access Systems. The VOOM(SM) receivers incorporate conditional access technology, which is used to limit access to content and to enforce the business arrangements between us and the subscriber by digitally scrambling and unscrambling programs. The conditional access technology is intended to protect our VOOM(SM)

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signal from piracy and limit access to our programming to those who pay for our service. We currently use Motorola's conditional access technology to encrypt the programming on the VOOM(SM) service, and the receiver uses the same technology to decrypt the programming. However, we are in the process of transitioning to conditional access technology of NDS for both encryption and decryption.


      Motorola operates an access control network operations center and has agreed to provide us with support for both conditional access systems 24 hours a day. As part of our conditional access technology, we use microchips embedded in credit card-sized access cards, or "smart cards" to control access to authorized programming content. We purchase the smart cards from NDS. These smart cards, which we can update or replace periodically, are a key element in preserving the security of our conditional access system. When a consumer orders a particular channel, we send a message by satellite that instructs the smart card to permit decryption of the programming for viewing by that consumer. The satellite receiver then decompresses the programming and sends it to the consumer's television. See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- Satellite Programming Signals Are Pirated, Which Could Cause Us to Lose Subscribers and Revenue."



   OUR SATELLITE CAPABILITIES


      Rainbow 1. We own our Rainbow 1 satellite. It was constructed for us by Lockheed Martin. Rainbow 1 was successfully placed into a geostationary orbit at
61.5 (degree) W.L. in September 2003. A "geostationary orbit" satellite is maintained in the same orbital position over the Earth's surface as the Earth rotates. From its orbital location, Rainbow 1 provides coverage to all of the contiguous United States, although service to the northwestern United States may be somewhat marginal because of the lower "look angle" from receiver dishes to the satellite. We operate the Rainbow 1 satellite over 11 DBS frequencies under an FCC license that expires in 2013, but which is renewable by the FCC. On October 1, 2003, we received special temporary authority ("STA") from the FCC to operate our direct broadcast satellite over two additional channels at the 61.5 (degree) W.L. orbit location. The STA is subject to several restrictive conditions and limitations regarding our use of the frequencies. The FCC has not yet adopted rules for the permanent assignment of these two additional channels, and we cannot predict when or if the FCC will permanently assign them. See "Business -- Our Rainbow DBS Business -- Regulation -- Our Basic DBS Frequency Licenses and Authorizations."

      The satellite has adequate transponders to service a maximum of 13 frequencies in contiguous United States, or CONUS, mode or up to 12 frequencies in spot beam mode and one in CONUS mode. CONUS mode transmits programming to the entire contiguous United States, while spot beam mode uses smaller, focused satellite beams to cover a limited geographic region. Outside the selected area in the spot beam mode, the signal is undetectable and will not interfere with the reuse of the same frequency in a distant spot beam. We currently have deployed the satellite's transponders in CONUS mode for all 13 frequencies. Through MPEG-2 digital compression technology we can transmit 3 high-definition channels and 7 standard definitions channels from each transponder.


      Transponders on the satellite may be subsequently redeployed into spot beam mode at any future time, providing us flexibility in the future. The spot beam capability of the satellite permits flexibility in capacity utilization and could allow efficient use of our limited frequency allocation to provide a significant amount of local and regional programming. This use of spot-beams could enable us to provide service to over 125 local markets with non-digital local broadcast signals. This would, however, reduce the number of video channels that could otherwise be offered on a national basis.


      The satellite has a minimum design life of 15 years but carries fuel to satisfy its consumption needs beyond the 15-year minimum design life period. We currently have no additional spacecraft for back-up for our satellite and we have no plans to construct a back-up satellite.

      See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- The Satellites We Use to Transmit Our Service Are Subject to Risks and We Have No Spare Back-up Capacity" and "-- Our Rainbow 1 Satellite Has a Minimum Design Life of 15 Years, But Could Fail Before Then."

      Americom-6 Transponder Lease. On April 23, 2004, we entered into an agreement with SES Americom, Inc. to lease 13 transponders as of October 1, 2004 and three transponders as of January 1, 2005 on its Americom-6 satellite, which is located at 72 (degree) W.L. We have the right to elect to lease three additional transponders on

Americom-6 by giving notice to SES Americom on or before January 1, 2005. Service on these three additional transponders will commence on a mutually agreed date but in no event later than January 1, 2006 and is subject to SES Americom making each such transponder available for service. We have the right to elect to lease up to five additional transponders on Americom-6 by giving notice to SES Americom on or before January 1, 2006 specifying how many transponders we wish to lease. Lease of these transponders will commence on a mutually acceptable date but in no event later than January 1, 2007, and is subject to SES Americom making each such transponder available for service. The lease of all transponders under the agreement terminates on September 30, 2014 but will terminate earlier if Americom-6 suffers a satellite failure or if SES Americom takes it out of service because of insufficient fuel or if it is replaced by a successor satellite. The design life of Americom-6 extends beyond the term of our transponder lease agreement. Our lease of any particular transponder will terminate earlier than September 30, 2014 if that transponder suffers a failure and cannot be restored. We have the right to terminate the lease under certain circumstances.


      We have secured the performance of our obligations under the agreement with SES Americom by delivering irrevocable letters of credit in the aggregate amount of $19.8 million.


      We intend to use the transponder capacity under the Americom-6 lease to significantly increase the number of high definition and standard definition channels we offer our subscribers beginning in October 2004 when the lease commences. Because of the proximity of the Americom-6 satellite to our existing Rainbow 1 satellite, which is located at its 61.5 (degree) W.L., our subscribers will be able to access the signal from both satellites with a single elliptical satellite antenna that will be approximately 35" wide by 20" high. This antenna is larger than the approximately 18" antenna we have installed and are currently installing for our customers. Rainbow DBS has not finalized its plans for implementing the use of the new satellite capacity, for the installation of the new antennas or for the switch over of existing customers to the new antennas. However, we expect to begin installing the new, larger antenna for new customer installation during the fourth quarter of 2004. We are not yet providing the new larger antenna so we do not know how much customer resistance to the larger antenna size we will encounter. See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- Customers May Not Find Our Services to be Attractive."



      Additional Ku-band Licenses. On July 14, 2004, our Rainbow DBS business was the winning bidder in an FCC auction of Ku-band DBS frequencies at two orbital locations over the Pacific Ocean. Rainbow DBS is in the process of preparing formal applications for these frequencies (due at the FCC on August 18, 2004). If these applications are granted, the FCC will issue licenses for the frequencies to Rainbow DBS. Although we have no current plans for these orbital locations, Rainbow DBS believes that these locations could be used to provide DBS services to Hawaii and the West cost of the United States including parts of Alaska. To maintain these licenses, we will be required to meet FCC milestone obligations, including requirements to enter into definitive satellite construction contracts and place the satellites into service, all by specific dates.



      We anticipate that the cost of these satellites will be between $400 million and $500 million, in the aggregate. We do not currently have any funding to meet these milestones requirements or utilize the orbital locations and frequencies. Accordingly, there can be no assurance that we will be in a position to meet our milestone obligations or to utilize these frequencies. In any event, we will not be in a position to launch and operate either of these satellites for a number of years and there can be no assurance that we will ever be in a position to do so.



      Ka-band Authority. On November 21, 2003, we received authority from the FCC to construct, launch and operate four fixed satellite service, or FSS, Ka-band communications satellites that we will use to provide additional services, including data and video applications. We received a fifth authorization on January 5, 2004. These satellites are to be located at 62(degree) W.L., 71(degree) W.L., 77(degree) W.L., 119(degree) W.L., and 129(degree) W.L. These satellites could be used to provide additional services, including data and video applications. We have posted a bond (and cash collateral) of $5 million for each of these authorizations granted by the FCC. Pursuant to recent changes in FCC rules, the amount of the bond will soon be reduced to $3 million per authorization. The continued validity of the Ka-band licenses and authorizations are subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. The bond for a particular authorization would be forfeited if we failed to meet any FCC-imposed satellite construction milestones for that authorization without an adequate reason, such as technical problems with a satellite launch vehicle. We are in the process of soliciting information from up to five leading manufacturers of Ka-band satellites. Once we have reviewed this information, we will be requesting bids from some or all of them for the manufacture and in-orbit delivery of up to five satellites to be used in the five orbital locations listed above. While we have not received any bids, we anticipate that the cost of these satellites will aggregate between $1 and $2 billion. We do not currently have any Ka-band build-out funding available nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so. See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- Our Business Depends Substantially on FCC Licenses That Can Be Revoked or Modified" and "Business -- Our Rainbow DBS Business -- Competition -- and Direct-to-Home Satellite System Operators."



   OUR DBS INFRASTRUCTURE


      We currently use third party vendors to provide important infrastructure for our Rainbow DBS service. The services provided by these vendors include:

      - Customer Care: Vendors provide call center services, including both agents and supporting hardware and software infrastructure.


      - Subscriber Management and Billing: We have contracted for a customer management and billing system that allows agents to set up and maintain subscriber accounts and track and authorize programming and other services on a subscriber-by-subscriber basis.


      - Installation: We have contracted with a vendor to be the primary provider of installation services for our Rainbow DBS business. The vendor operates a national installation service that currently provides equipment installation services to six DBS and cable service providers as well as home theater installation services to a number of retailers.

      - Conditional Access and Digital Video Recorder components: We have agreements for signal security and certain DVR file system components, including digital rights management.

      See also "Risk Factors -- Risks Relating Our Rainbow DBS Business -- We Rely on Third Party Vendors to Provide the Infrastructure for Our DBS Business."


   OUR MULTICHANNEL VIDEO DISTRIBUTION AND DATA LICENSES


      In January 2004, we invested $100,000 for a 49% stake in DTV Norwich, which was the high bidder in a FCC auction for MVDDS licenses in 46 markets in the United States, including New York, Los Angeles, Chicago and Philadelphia. MVDDS licensees will operate in the same radio spectrum as satellite television services like DirecTV, DISH Network and VOOM(SM). The MVDDS signal is transmitted from local, ground based, microwave towers, with enough bandwidth for hundreds of channels and high-speed Internet service. We believe that MVDDS frequencies could be used in conjunction with our satellite business to provide local broadcast signals or two-way Internet services. At this point, however, we cannot provide any assurance that the frequencies could be used successfully for this or any other purpose.


       Concurrently with our equity investment, we funded DTV Norwich with an additional $84.6 million loan for the acquisition of these licenses in the auction. Under the terms of the promissory note with DTV Norwich, the loan will be forgiven as the FCC grants the MVDDS licenses to DTV Norwich. Our current investment does not cover any of the costs of building out the infrastructure or other costs necessary to utilize the licenses once we acquire them. We do not currently have any funding available for these additional build-out costs nor have we initiated any discussions to acquire such funding. Our current estimates of required funding do not take account of the cost of utilizing our investment in multichannel video distribution and data service, or MVDDS. If we are unable to obtain required funding, DTV Norwich might not be able to retain these licenses and we could lose our investment.

      We have also agreed to a put/call option with George S. Blumenthal and Company, LLC, DTV Norwich's majority owner. Once the FCC has granted DTV Norwich its MVDDS licenses, our agreement gives us a call option to purchase a 41% membership interest in DTV Norwich from Blumenthal at an exercise price of $4.23 million. If we do not exercise our call option within 60 days, the agreement gives Blumenthal the right to put the 41% membership interest to us at the same exercise price of $4.23 million. If either party exercises its put or call option, Blumenthal will then have the right, for ten years, to put its remaining 10% interest to us at fair market value.


      FCC rules prohibit an entity that has an attributable interest in or is a subsidiary of a cable system with more than 35% penetration in a market from holding more than a 20% interest in the MVDDS license in that market. Because of Cablevision's penetration in the New York market, we cannot own more than a 20% interest in the MVDDS license there. This restriction could remain even after the Distribution because of the continuity of ownership of significant Cablevision stockholders in us. Absent a waiver of this restriction by the FCC, we would need to divest all or a sufficient portion of our investment in DTV Norwich's New York City license to comply with the restriction. We cannot provide any assurance that the FCC would grant the waiver necessary for us to retain our 49% interest in DTV Norwich or that it would approve the exercise of either of the options that would give us a controlling interest in DTV Norwich, or, in the absence of such a waiver, that we could find a buyer willing to pay a price for our interest in the New York City license at least equal to our investment in the license.


   COMPETITION


      Rainbow DBS is operating in an intensely competitive industry. We compete against a variety of established and newly-formed, innovative companies that offer services and programming similar to or in addition to our own, including video, audio and interactive programming, telephony, broadband Internet and other data and entertainment services. We face direct competition from other DBS providers including DirecTV and EchoStar, each of which is much larger and has greater financial resources than Rainbow DBS, has highly developed sales and distribution systems and has more extensive channel capacity and program offerings. Rainbow DBS also competes directly with cable television operators, which benefit from certain advantages over Rainbow DBS including having greater financial resources, large customer bases and the ability to bundle services such as video and high-speed Internet access. There can be no assurance that we will be able to successfully compete. If we are unable to do so, our financial performance would be materially adversely affected and our business may not be successful.


   OTHER DBS OPERATORS AND DIRECT-TO-HOME SATELLITE SYSTEM OPERATORS



      Major DBS Competitors. Our primary DBS competitors are DirecTV and EchoStar Communications, which have operated in the subscription television industry since 1994 and 1996, respectively. We currently have a less than 1% share of the DBS market. DirecTV has seven satellites, two of which serve as backups, and has 46 DBS frequencies that are capable of full coverage of the contiguous United States. As of June 2, 2004, DirecTV reported that it distributed more than 850 digital video and audio channels. Over 325 of those channels are distributed to the contiguous United States; the remainder are regional and local channels with DirecTV customers receiving only the regional and local channels available in their home markets. DirecTV has reported that it had approximately 12.63 million subscribers as of March 31, 2004, including approximately 1.5 million subscribers through members and affiliates of the National Rural Telecommunications Cooperative. EchoStar, which operates the Dish Network, has in-orbit nine satellites, and has the right to use FCC licenses covering 102 DBS frequencies. According to publicly available information, EchoStar has the capability to offer more than 1,000 video and audio channels. A portion of those channels is distributed to the contiguous United States; the remainder are regional and local channels, with EchoStar customers receiving only the channels available in their home markets. EchoStar reported that, as of March 31, 2004, the Dish Network had approximately 9.785 million subscribers. Both EchoStar and DirecTV currently offer high-definition DBS channels which compete directly with Rainbow DBS, in addition to their standard definition DBS channels, which also compete with Rainbow DBS. Both DirectTV and EchoStar have new satellites in the process of being constructed and delivered.



      DirecTV and the Dish Network offer significantly more programming channels and options than we do. Moreover, DirecTV offers channels that we do not offer, such as QVC, and also offers exclusive programming, including NFL Sunday Ticket, which allows subscribers to view as many as 14 NFL games each Sunday during the regular NFL season including two NFL games each week in the FOX Widescreen((TM)) 16:9 format, which provides clearer resolution than traditional analog television. The Dish Network offers channels, such as Home Shopping

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Network and USA Network, that we do not offer. The Dish Network also provides exclusive access to programming such as the 2003 Cricket World Cup. In addition, both DirecTV and the Dish Network offer ethnic programming that we do not offer. For example, the Dish Network offers more than 60 foreign-language channels including Spanish, Arabic, French, Hindi, Russian, and Chinese and DirecTV offers exclusive foreign-language programming like the Chinese-language package, Jadeworld. We believe that DirecTV and the Dish Network have been and could continue to be in an advantageous position relative to us with regard to certain programming packages, provision of local programming and the ability to offer volume discounts for programming offers.


      EchoStar and DirecTV also have highly-developed sales and distribution systems. Their satellite receivers are sold in a significantly greater number of retail outlets than ours. DirecTV customers may purchase the receiving equipment through any of approximately 18,000 retail locations in the United States, including Best Buy and Circuit City. The EchoStar receiver systems are available at independent distributors, retailers and consumer electronics stores as well as through nationwide retailers such as Costco, Sears, Wal-Mart and RadioShack. However, we market our VOOM(SM) service only through direct marketing campaigns, our website and approximately 1,600 SEARS stores across the United States. As a result of this and our limited operating history, our equipment, and consequently our programming services, will be less well known to consumers than those of our largest DBS competitors. This could result in lower consumer acceptance of our services and equipment and require more advertising for consumer awareness than is currently anticipated. Furthermore, this lower acceptance of our equipment and services could suppress retailer interest in our equipment and thus limit our ability to reach potential new subscribers.


      DirecTV and EchoStar are, and will be for the foreseeable future, in an advantageous position with regard to operational sophistication, market entry, programming, and possibly, volume discounts for programming offers.

      Furthermore, on December 22, 2003, News Corp. completed a transaction to acquire control of the parent company of DirecTV (since renamed DirecTV Group, Inc.). The transaction creates a strategic relationship that could improve DirecTV's competitive capabilities by drawing on resources available from and experience gained in markets around the world. In addition, due to News Corp.'s substantial programming assets, there is a risk that the combined company could make it more difficult for competitors, such as Rainbow DBS, to obtain popular programming. This could have a negative impact on our ability to successfully enter the market.

      Finally, EchoStar and DirecTV have each entered into marketing agreements that may provide them with enhanced marketing opportunities that are currently not available to us. On July 21, 2003, EchoStar and SBC announced a partnership under which SBC will market co-branded "SBC Dish Network" multichannel television services as a fully integrated part of SBC's communication services by early 2004. The agreement provides for the integration of order entry, customer service and billing, and is intended to provide EchoStar with a marketing channel with SBC customers. In addition, on August 27, 2003, DirecTV and BellSouth announced that they had entered into a marketing alliance that allows BellSouth residential customers to bundle DirecTV with their other communications services at discounted savings each month. In January 2004, Verizon and DirecTV began offering bundled services that allow customers to order phone, internet and video services through one provider.

      Ka-Band Capabilities. Both EchoStar and DirecTV Group, Inc. have announced that they are in the process of launching and operating Ka-band geostationary satellites. EchoStar launched its first satellite with Ka-band capability into orbit on August 7, 2003, and has plans to launch additional Ka-band satellites. Ka-band geostationary satellite systems are capable of providing two-way, "always on," high speed or broadband Internet access directly to residential and small office/home office consumers as well as high quality video and audio services channels. We have authority from the FCC to construct, launch and operate five FSS, Ka-band communications satellites that could be used to provide additional services, including data and video applications. We received a fifth authorization on January 5, 2004. These satellites are to be located at 62(degree) W.L., 71(degree) W.L., 77(degree) W.L., 119(degree) W.L., and 129(degree) W.L.


      We anticipate that the cost of these satellites will aggregate between $1 and $2 billion. We do not currently have any Ka-band build-out funding available nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and

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operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so.

      Other Direct-to-Home Competitors. Other companies offer or plan to offer direct-to-home satellite services in the United States. Dominion Video Satellite has a DBS license and leases transponders for two DBS frequencies from EchoStar so that it can offer its Christian and educational programming to the contiguous United States. Globecast WorldTV, a subsidiary of France Telecom, distributes over 60 foreign language channels on Telstar 5, a mid-power Ku-band satellite located at 97(degree) W.L. SES Americom has announced the formation of a direct-to-home venture in the United States, America2Home. This venture would provide direct-to-home transmission capability to the U.S. market from a yet-to-be-constructed DBS satellite to be located at 105.5(degree) W.L., an orbital location that is currently not licensed for U.S. DBS distribution. C-band satellite program distributors also continue to offer programming on a direct-to-home basis primarily to rural markets. Subscribers to C-band services must have a larger receiver dish, generally several meters in diameter.

      It is also possible that non-U.S. licensed direct broadcast satellites could be used to provide service in the United States. On May 7, 2003, and March 31, 2004, the FCC released orders authorizing the use of Canadian-licensed direct broadcast satellites for service in the United States. In addition, DirecTV has filed applications for authority to relocate its DirecTV 5 satellite to a Canadian DBS orbital location at 72.5(degree) W.L. and to deploy DBS receive-only earth stations in the United States that would access the Canadian DBS orbital location. The United States has bilateral agreements with Mexico and Argentina that would allow the use of direct broadcast satellites licensed by those countries for service into the United States, and some operators, including SES Global S.A., are attempting to coordinate new direct broadcast satellite orbital locations capable of providing services throughout the United States.


   CABLE TELEVISION AND OTHER LAND-BASED COMPETITORS



      Cable Television Competitors. Cable television operators are a source of significant competition for us and they benefit from several competitive advantages we do not possess. First, most cable television operators have large, well-established customer bases. According to the National Cable and Telecommunications Association, of the 97% of U.S. television households in which cable television service is currently available, approximately 67% currently subscribe to cable. In addition, many cable television operators also have significant investments in companies that provide programming content. These investments may give them an advantage over us in access to quality programming. Finally, cable television operators already provide local programming in substantially all geographic areas they serve.


      Cable television operators also enjoy certain competitive advantages inherent in cable television technology. For example, cable television operators are able to provide analog service to multiple television sets within the same household at an incremental cost to the consumer that is lower than our cost to service multiple sets. Cable companies are also investing heavily in new digital technologies that allow them to bundle traditional analog video offerings with expanded high-quality digital video programming delivered terrestrially or via satellite and other services, such as two-way high-speed Internet access and telephone services on upgraded cable systems. For example, many cable television operators now offer on-demand television services (including, in some cases, high-definition on-demand programming) and high speed Internet access over their upgraded fiber optic systems. These bundled services may be attractive to consumers due to discounting of the bundled services and the fact that the consumer receives a single bill. We may have difficulty competing effectively against cable television operators because of these competitive advantages and our business could be adversely affected as a result.

      Numerous cable television operators have also begun to offer high-definition television services. For example, Cablevision currently offers its subscribers 14 high definition channels at no extra cost and continues to add new high definition channels to its programming package. The expansion of the provision of HDTV services throughout the cable industry is likely to continue, particularly if cable providers continue to upgrade their customer equipment. With their large established customer bases, these cable operators have a significant competitive advantage over us.

      VHF/UHF Broadcasters. Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters provide local, network and syndicated

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programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically provided free of charge over the air. In addition, the FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each full-power existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel. Our business could be adversely affected by continued free broadcast of local and other programming and increased program offerings by traditional broadcasters.



      New Technologies. New technologies also could have a material adverse effect on the demand for our DBS services. For example, Disney has started to offer Movie Beam, which is a VOD service that allows customers to download up to 100 films into a set-top box via over the air TV broadcast spectrums. In addition, new and advanced local multi-point distribution services are currently being implemented. The FCC also has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequencies as DBS and Ku-based FSS services. In the same rulemaking, the FCC authorized use of the same DBS spectrum that we use by a terrestrial consumer service originally proposed by Northpoint Technology, Ltd. These new services could, once implemented, provide a source of competition to our VOOM(SM) service. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional telephone operating companies and others may result in the creation of additional providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.


      The DBS industry, cable and other system operators are in a constant state of technological, economic and regulatory change and we are unable to predict what forms of competition will develop in the future, the extent of such competition, or its possible effects on our business.

      See also "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- We Face Intense Competition From Direct Broadcast Satellite, Cable Television and Other System Operators, Which Could Affect Our Ability to Grow and Increase Earnings."


   REGULATION


      We are subject to comprehensive regulation by the FCC. To a more limited extent we are also subject to regulation by other federal agencies, state and local authorities and the International Telecommunications Union, or ITU. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in suspension or revocation of our licenses or authorizations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

      The following summary of regulatory developments and legislation is not intended to describe all present and proposed government regulation and legislation affecting the video programming distribution industry. Government regulations that are currently the subject of judicial or administrative proceedings, legislative hearings or administrative proposals could change our industry to varying degrees. We cannot predict either the outcome of these proceedings or the impact they might have on the industry or on our operations. See "Risk Factors -- Risks Relating to Our Rainbow DBS Business -- The Regulatory Regime We Operate Under Could Change Adversely" and "-- Our Business Depends Substantially on FCC Licenses That Can be Revoked or Modified."


   FCC REGULATION UNDER THE COMMUNICATIONS ACT


      FCC Jurisdiction. The Communications Act of 1934, referred to as the Communications Act, established the FCC and gave the agency broad authority to regulate the use of the radio spectrum. Because we transmit our programming to and from satellites using radio frequencies in a portion of this spectrum, we are subject to the FCC's licensing requirements. Specifically, the Communications Act gives the FCC regulatory authority over the assignment of radio frequencies and orbital slots, the licensing of direct broadcast satellites, and earth stations, as well as the granting of related authorizations. The FCC is also charged with ensuring compliance with the terms and conditions of such assignments and authorizations, including required timetables for construction and operation of satellites and other due diligence requirements; avoiding interference with other radio frequency emitters; and ensuring compliance with applicable provisions of the Communications Act and FCC rules and regulations governing the operation of DBS satellites licensed by the United States.


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      Our Basic DBS Frequency Licenses and Authorizations. We have a license to transmit on 11 frequencies on our Rainbow 1 satellite at the 61.5(degree) W.L. orbital location, which expires in 2013, as well as authorizations to operate earth stations to control and communicate with the satellite. These authorizations are renewable by the FCC. We also hold special temporary authority ("STA") to transmit over two additional DBS frequencies at 61.5(degree) W.L. The FCC has not yet adopted rules for the permanent assignment of these channels, and we cannot predict when or if the FCC will permanently assign them. The STA runs for a period of 180 days and may be extended. The initial STA expired on April 5, 2004, but we have applied for an extension and under FCC rules may continue to transmit under the STA during the pendency of the extension request. We will have use of the two channels until the earliest of October 2, 2004, the permanent assignment of the two channels, or an FCC order requiring Rainbow DBS to vacate the two channels. If the FCC has not permanently assigned these channels by October 2, 2004, we may apply to extend our STA for an additional 180 days. The STA is subject to several restrictive conditions and limitations regarding our use of the frequencies.

      We are authorized to operate two earth stations to transmit signals to and receive signals from the Rainbow 1 satellite. One earth station is located in Black Hawk, South Dakota and is used for tracking, telemetry and command of our satellites. The other is operated in Bethpage, New York and is used to transmit programming signals to the satellite. The licenses for these stations will expire in 2018. DBS space station licenses have ten year terms, shorter than the useful life of a healthy direct broadcast satellite. Earth station licenses have 15-year terms. Generally speaking, all of our licenses are subject to expiration unless renewed by the FCC, and our special temporary authorizations are granted for periods of 180 days or less, subject again to possible renewal by the FCC. Licenses may also be revoked or modified by the FCC. If any of our licenses were not renewed or were revoked or were significantly modified, it could have a material adverse effect on our business.


      Additional Ku-Band Licenses. July 14, 2004, our Rainbow DBS business was the winning bidder in an FCC auction of Ku-band DBS frequencies at two orbital locations over the Pacific Ocean. Rainbow DBS is in the process of preparing formal applications for these frequencies (due at the FCC on August 18, 2004). If these applications are granted, the FCC will issue licenses for the frequencies to Rainbow DBS. Although we have no current plans for these orbital locations, Rainbow DBS believes that these locations could be used to provide DBS services to Hawaii and the West coast of the United States including parts of Alaska. To maintain these licenses, we will be required to meet FCC milestone obligations, including requirements to enter into definitive satellite construction contracts and place the satellites into service, all by specific dates.



      We anticipate that the cost of these satellites will be between $400 million and $500 million, in the aggregate. We do not currently have any funding to meet these milestones requirements or utilize the orbital locations and frequencies. Accordingly, there can be no assurance that we will be in a position to meet our milestone obligations or to utilize these frequencies. In any event, we will not be in a position to launch and operate either of these satellites for a number of years and there can be no assurance that we will ever be in a position to do so.



      Ka-Band Licenses. On November 21, 2003, we received authority to construct, launch and operate four fixed satellite service, or FSS, Ka-band communications satellites that could be used to provide additional services, including data and video applications. We received a fifth authorization on January 5, 2004. These satellites will be located at 62(degree) W.L., 71(degree) W.L., 77(degree) W.L., 119(degree) W.L., and 129(degree) W.L. We have posted a bond (and cash collateral) of $5 million for each of these authorizations granted by the FCC. Pursuant to recent changes in the FCC rules, the amount of the bond soon will be reduced to $3 million per authorization. The continued validity of the Ka-band licenses and authorizations are subject to certain requirements, including the requirement to construct and launch satellites according to specific milestones and deadlines. The bond for a particular authorization would be forfeited if we failed to meet any FCC-imposed satellite construction milestones for that authorization without an adequate reason, such as technical problems with a satellite launch vehicle. We are in the process of soliciting information from up to five leading manufacturers of Ka-band satellites. Once we have reviewed this information, we will be requesting bids from some or all of them for the manufacture and in-orbit delivery of up to five satellites to be used in the five orbital locations listed above. While we have not received any bids, we anticipate that the cost of these satellites will aggregate between $1 and $2 billion.


      We do not currently have any Ka-band build-out funding available nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure


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satisfaction of the build-out targets in accordance with the FCC's grant of such authority. In any case, we will not be in a position to launch and operate any or all of the five Ka-band communications satellites for a number of years and there can be no assurance that we will ever be in a position to do so.


      MVDDS Licenses. In January 2004, we acquired a 49% stake in DTV Norwich, which became the high bidder in an FCC auction for MVDDS licenses in 46 markets in the United States. MVDDS licensees will operate in the same radio spectrum (12.2-12.7 GHz) as satellite television services like DirecTV, DISH Network and VOOM(SM) and must use the spectrum on a non-harmful interferences basis with the satellite television services. The MVDDS service also shares the 12-2-12.7 GHz band on a co-primary basis with non-geostationary satellite orbit ("NGSO") fixed-satellite services ("FSS"). Accordingly, DTV Norwich will be required to protect DBS providers from any harmful interference and will need to coordinate with NGSO FSS operators. DTV Norwich is also required to coordinate with incumbent public safety Private Operational Fixed Radio Service licensees. MVDDS licensees may provide any digital fixed one-way non-broadcast service including direct-to-home/office wireless service. Two-way services may be provided by using other spectrum or media for the return or upstream path. MVDDS licenses are issued for a term of ten years. MVDDS licensees have a license renewal expectancy provided they have built out their systems to a level of "substantial service" at the end of five years and ten years into the license period.


      Additionally, FCC rules prohibit us from holding more than a 20% interest in the MVDDS license in the New York market because we are under common ownership with Cablevision. This restriction would remain even after the Distribution because significant Cablevision stockholders will continue to hold an interest in us. Absent a waiver of this restriction by the FCC, we would need to divest all or a sufficient portion of our investment in DTV Norwich's New York City license to comply with the restriction. We cannot provide any assurance that the FCC would grant the waiver necessary for us to retain our interest in the New York license.


   SPECIFIC COMMUNICATIONS ACT PROVISIONS


      Rules Relating to Broadcast Services. The FCC imposes different rules for "subscription" and "broadcast" services. Because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we must comply with regulatory obligations as a broadcast licensee. If the FCC determines that we are a broadcast licensee, it could require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription television service providers.

      Public Interest Obligations. Under a provision of the 1992 Cable Act, the FCC imposed public interest requirements on DBS licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming of an educational or informational nature. We are not permitted to control the content of this programming and we must charge the programmers supplying such content below-cost rates for access to our satellite capacity. The programming must be made available to all of our subscribers without any additional charges (except for the basic service charge). This requirement to set aside four percent of our capacity displaces programming for which we could earn commercial rates and could adversely affect our financial results. The DBS public interest obligations also require us to offer "equal opportunities" to political candidates should we permit opposing candidates to use our satellite facilities. We are also obligated to provide "reasonable access" to our facilities by candidates for federal office upon request.

      Cable-DBS Cross-Ownership. The FCC has in the past considered limiting significant ownership interests in DBS licensees by cable television operators. The FCC has not adopted any such limitations to date, but we cannot assure you that the FCC will not adopt such limitations in the future. Even after the Distribution, such limitations, if adopted, could apply to us because of the continuity of ownership in us of significant Cablevision stockholders.


      Open Access Regulation. The FCC has commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including satellite distributors like us, various types of "open access" obligations (such as required carriage of independent content providers). The inquiry into the distribution of high-speed Internet access services has implications for our possible provision of Ka-band services in the future and the rulemaking concerning interactive television services could affect our Rainbow DBS business. We cannot be sure



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that the FCC will not ultimately impose such obligations, which could be very onerous and could create a significant strain on our capacity and ability to provide other services.

      Foreign Ownership Restrictions. The Communications Act imposes certain foreign ownership restrictions on licensees of radio spectrum, including licensees of satellite services. For example, no satellite license may be held by a foreign government or representative of a foreign government. In addition, a DBS license used for common carrier or broadcast services may not be held by an alien, any corporation organized under the laws of any foreign government, any corporation of which more than one-fifth of the capital stock is owned or voted by aliens or their representatives, or (unless the FCC otherwise permits) any corporation directly or indirectly controlled by any corporation of which more than one-fourth of the capital stock is owned or voted by aliens. These additional restrictions would be applicable if we were to operate as a broadcaster or common carrier. The FCC could revisit its interpretation of DBS foreign ownership requirements in future proceedings.

      Expansion Spectrum. The FCC recently proposed to allocate additional "expansion" spectrum for direct broadcast satellite operators starting in 2007. The new spectrum may have the potential to increase the amount of spectrum available to us. We have not yet applied for any expansion spectrum. We cannot make a judgment, at this point, how this proceeding will affect our Rainbow DBS service.

      Short Spaced DBS Satellites. Currently, U.S. DBS satellites operate in a nine-degree orbital spacing environment. The FCC has initiated a proceeding to determine whether it is technically feasible to reduce the nine-degree orbital spacing environment. Permitting short-spaced DBS satellites could cause increased levels of interference to our Rainbow 1 satellite from a nearby short-spaced DBS satellite. Alternatively, if additional DBS slots became available and we could obtain a license for them, it would provide us with additional capacity with which to compete. We do not know at this point how this proceeding will affect our Rainbow DBS service.

      Foreign Operators. Foreign satellite systems also are potential providers of DBS service within the United States. The FCC has issued orders in the past year that would seem to allow the U.S. market to be served by a foreign licensee. While such entry has not yet occurred, it could have a material adverse effect on our business.


      Potential Interference Risk from Other Services. The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequencies as DBS and Ku-band FSS services such as those we will use on Americom-6. In the same rulemaking, the FCC authorized use of the same spectrum that we will use for our Rainbow 1 satellite by a terrestrial consumer service originally proposed by Northpoint Technology, Ltd. There can be no assurance these additional operations in the DBS and FSS spectrum, if they occur, will not interfere with our operations.



   THE INTERNATIONAL TELECOMMUNICATIONS UNION



      Our DBS system also must conform to the ITU broadcasting satellite service plan. If any of our operations are not consistent with this plan, we can only operate on a non-interference basis pending successful modification of the plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the ITU modifies its broadcasting satellite service plan to include the technical parameters of DBS applicants' operations, our satellites, along with those of other DBS operators that are not in conformance with the ITU plan, must not cause harmful electrical interference with other assignments that are in conformance with the ITU plan. Further, DBS operators operating outside the parameters of the plan are not currently entitled to any protection from other satellites that are in conformance with the plan. The United States government has filed plan modification requests with the ITU to accommodate the Rainbow 1 satellite. The ITU has requested certain technical information in order to process the requested modifications. We have cooperated, and continue to cooperate, with the FCC in the preparation of its responses to the ITU requests. We cannot predict when the ITU will act upon these requests for modification or if they will be granted. Similar ITU filings will be required for the DBS frequencies we acquired at auction on July 14, 2004.


      Our Ka-band satellite authorizations will require additional filings with the ITU as well. Those authorizations may be subject to filings from other countries with priority under the ITU's processing procedures. As such, we may be required to undertake coordination with other administrations to assure compliance with non-


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interference protocols. We cannot predict the effect that compliance with any coordination agreement would have on our Ka-band business plans.


   THE SATELLITE HOME VIEWER IMPROVEMENT ACT



      The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, or SHVIA, allows for the retransmission of local broadcast signals by a DBS operator, permits satellite retransmission of distant network channels only to "unserved households," and establishes a process whereby consumers predicted to be served by a local broadcast station may request that the station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. A DBS operator retransmitting one local broadcast station in a market may be required, at the request of the other broadcasters, to carry all of the stations in that market. At present SHVIA's "must-carry" mandates do not apply to us because we do not retransmit local broadcast signals. Instead, we supply our customers with an over-the-air antenna that allows them to receive local digital broadcast signals directly from the broadcasters. Should we change our business plan to incorporate retransmission of local broadcast signals via satellite or MVDDS, SHVIA's requirements could have a significant impact on us. Certain provisions of SHVIA expire December 31, 2004, unless extended by Congress. We do not know whether Congress will extend this law or whether in doing so it will make changes to the legal requirements governing satellite retransmission of broadcast signals.



   DEPENDENCE ON CABLE ACT FOR PROGRAM ACCESS


      We purchase a substantial percentage of our programming from programmers that are affiliated with cable television operators. Current program access law prohibits such programmers from refusing to sell us their content and imposes certain pricing restrictions on them. Any relaxation of these requirements could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis.


   EXPORT CONTROL REGULATION


      If we propose to have any of our satellites launched from locations outside the United States, the delivery of such satellites and related technical information for the purpose of launch by foreign launch services providers would be subject to strict export control and prior government approval requirements. We cannot predict whether any such approvals would be granted.


   PATENTS AND TRADEMARKS



      Our Rainbow DBS business relies primarily upon intellectual property rights of others which are licensed to the Company for use in connection with its business such as in the technology utilized in our Rainbow DBS 1 satellite, receivers, satellite dishes and encryption technology. These intellectual property rights are important to us. Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect our equipment, products or services. In general, if a court determines that our equipment, products or services infringe on intellectual property held by others, we may be required to cease using that equipment or marketing those products and services, to obtain licenses from the holders of the intellectual property, or to redesign our equipment, products or services in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.



      We cannot assure you that we are aware of all intellectual property rights that our equipment, products or services may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third



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parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.


   ENVIRONMENTAL REGULATION


      We are subject to the requirements of federal, state, and local zoning, environmental and occupational safety and health laws and regulations. These include laws regulating the location of satellite antennas, radiation emissions, air emissions, water discharge, waste management and soil contamination. We attempt to maintain compliance with all such requirements. Environmental requirements are complex, change frequently and have become more stringent over time. Accordingly, we cannot provide assurance that these requirements will not change or become more stringent in the future in a manner that could have a material adverse effect on our business.

OUR RAINBOW CINEMAS BUSINESS


      At June 30, 2004, we operated 53 motion picture theaters in the New York metropolitan area with an aggregate of 265 screens. Most of our theaters are multi-screen facilities. We acquired all of Cablevision's motion picture theaters other than the Ziegfeld Theater, which is located in New York, N.Y.



   FILM LICENSING


      We obtain licenses to exhibit "first-run" films by directly negotiating with or, in limited circumstances, submitting bids to film distributors. Film exhibition licenses typically specify rental fees based upon the higher of a gross receipts formula or a theater admissions revenue-sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage generally declining over the term of the run. Under a theater admissions revenue-sharing formula, the distributor receives a specified percentage of the excess of box office receipts over certain house expenses.

      A distributor will either require the exhibitors in a zone to bid for a film or will allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is offered a movie and then that exhibitor will negotiate film rental terms directly with the distributor for the film. Over the past several years, distributors have generally used the allocation rather than the bidding process to license their films.


      Our motion picture exhibition business is dependent upon the availability of popular well-marketed motion pictures. Accordingly, consistent poor performance of major release films or disruption in the production of motion pictures by the major studios and/or independent producers could, over time, have a material adverse affect on us.


      See also "Risk Factors -- Risks Relating to Our Rainbow Cinemas Business -- Price Terms of Film Licenses Affect Our Results."


   COMPETITION


      We are a relatively small, regional film exhibitor. We compete with a number of large theater chains and independent theaters with respect to acquiring licenses to films and attracting patrons.

      Film distributors seek to place films in theaters from which they can derive the greatest box office revenues. We are not in a strong competitive position because we believe that the principal competitive factors in obtaining films from distributors include licensing terms, seating capacity, location, prestige of the theater chain and of the particular theater, quality of projection and sound equipment and the exhibitor's ability and willingness to promote the distributor's films. Most of our competitors are in a stronger position than we are based upon these factors.

      We believe that the principal competitive factors in attracting film audiences are the availability of marketable films, the location of theaters, theater comfort and environment, projection and sound quality, level of service and ticket price.


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      The theater exhibition industry also faces competition from other motion picture exhibition delivery systems, such as network, syndicated and pay television and home video systems. We believe that theater exhibition competes effectively with these and other alternative exhibition delivery systems for a variety of reasons including the larger screen size and superior audio quality. Further, the strength of these alternative media is largely dependent on the successful theatrical release in North America of first-run film product. In addition, there has been significant growth in theatrical exhibition markets outside of North America. Although this growth and successful first run exhibitions of motion pictures help companies in these other business areas derive greater returns, we believe that such returns also benefit us by providing additional capital to producers and distributors to finance and distribute new motion pictures which may be exhibited in our theaters.

      See also "Risk Factors -- Risks Relating to Our Rainbow Cinemas Business -- We Are Subject to Intense Competition."


   REGULATION



      As an exhibitor of motion pictures, we are affected by certain United States judicial decrees regulating the trade practices of major motion picture distributors and a small number of motion picture exhibitors formerly owned by such distributors. We are not a party to these decrees. These decrees provide, among other things, that parties subject to the decrees must distribute motion pictures to exhibitors on a picture-by-picture and theater-by-theater basis.



      The Federal Americans With Disabilities Act, or the "ADA" prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. To comply with ADA regulations, we completed upgrades of 24 locations in 2003 and two locations in 2004 expect to upgrade eight locations in 2004 and the remainder in 2005.


LEGAL PROCEEDINGS


      On November 14, 2003, AMC filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable television affiliation agreement with AMC. AMC filed that action as a result of Time Warner's notice purporting to terminate the contract based upon their allegation that AMC had changed its programming. We believe the notice was improper. AMC is seeking a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages. Time Warner filed an answer and counterclaims in December 2003 that, among other things, seeks a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC to deliver a classic films channel and damages for an alleged breach of contract. The litigation is in its initial discovery phase, and we cannot predict when it will be resolved, what the outcome will be, nor what would be the consequences of such outcome on our revenues. The affiliation agreement with Time Warner covered approximately 15% of the viewing subscribers of AMC as of March 31, 2004. If we do not prevail in the litigation, our business will be materially and adversely affected.


      In addition, we are party to various other lawsuits, some involving substantial amounts. We do not believe that the resolution of such lawsuits will have a material adverse impact on our financial position.

EMPLOYEES

      As of March 31, 2004 we had 888 full-time employees and 1,030 part-time employees. Approximately 8% of our Rainbow Cinemas employees are represented by the International Alliance of Theatrical Stage Employees.

PROPERTIES

      We currently lease approximately 300,000 square feet of office space from Cablevision at 200 Jericho Quadrangle, Jericho, NY 11753, under a lease arrangement with a term of 15 years. We use this space as our corporate headquarters and as the principal business location of our Rainbow Programming and Rainbow DBS


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business. Prior to the Distribution the lease of this space will be assigned to
us. We will sublease a portion of the space to Cablevision's Lightpath division.


      RNC operates two technology facilities located in Bethpage, New York, aggregating approximately 67,000 square feet. These facilities allow RNC to offer a full range of services including network program origination, satellite transponder compression, uplinking and downlinking services, studio production, satellite encryption, digital linear and non linear editing, fiber distribution, data delivery, affiliate engineering, and mobile Ku truck operations.

      We also operate a telemetry, tracking and command, or TT&C, facility located on 4.7 acres of land we own in Black Hawk, South Dakota. This TT&C facility is used to control and track our Rainbow 1 DBS satellite. We lease office and technical space in Bethpage, New York, which we use as a digital broadcast operations center.


      As of June 30, 2004, we leased 44 theaters (22 in New Jersey, 19 in New York, 2 in Pennsylvania and 1 in Connecticut) with approximately 42,000 seats and we own an additional 9 theaters (5 in New York and 4 in New Jersey) with approximately 6,500 seats.


SEASONALITY

      Our business is seasonal in nature. Our Rainbow Programming business experiences seasonality because advertising revenues vary by time of year based on seasonal changes in television viewership. The fourth quarter of each year is the peak earning period for advertising revenues. Our Rainbow Cinemas business experiences seasonality because of distribution practices of the major motion picture studios which have historically concentrated the release of films during the summer and holiday seasons.


                                 DIVIDEND POLICY


      We have no intention of paying cash dividends on our common stock in the future. In addition, debt instruments to which we are a party and future debt instruments to which we will become a party will contain covenants which will effectively prohibit the payment of such dividends.


                               OUR DEBT FINANCING



      The Distribution is contingent upon our completion of significant debt financing. We have organized a new wholly-owned subsidiary, Rainbow National Services LLC, or "RNS," as the financing vehicle for these transactions. RNS will own our three national programming services -- AMC, WE and IFC. RNS is seeking to put in place a $950 million secured facility ($350 million of which will be a revolving credit facility and $600 million will be a term loan facility) and to issue $800 million of senior and senior subordinated notes, or the "Notes". These transactions, which are described in greater detail below, have not been completed and are subject to a number of uncertainties and conditions. There can be no assurance that RNS will be able to successfully conclude these transactions.



      RNS intends to distribute the net proceeds from the $600 million term loan borrowing and the $800 million senior and senior subordinated note offering to Rainbow Media Enterprises. These net proceeds are estimated to be approximately $1.375 billion. We, in turn, will distribute cash to our existing parent company Rainbow Media Holdings, LLC, or "RMH", which will use those distributed funds to repay all of its borrowings under its credit facility (which as of July 28, 2004 totalled $676.4 million) prior to the Distribution. RMH's borrowings have been guaranteed by AMC, WE and IFC. Those guarantees will be discharged when RMH repays its borrowings.



      Rainbow Media Enterprises will use the remaining portion of the funds distributed to it by RNS to invest primarily in Rainbow DBS and, to a lesser extent, in other developing Rainbow Programming businesses.



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SECURED CREDIT FACILITIES



      RNS expects to enter into senior secured credit facilities providing it with a $350 million revolving credit facility and $600 million in term loans. RNS currently expects that these facilities will have the following principal terms:



Revolving Credit Facility.............  $350 million senior secured reducing revolving credit facility maturing
                                        September 30, 2011. Beginning December
                                        31, 2009, this facility reduces on a
                                        quarterly basis in amounts equal to 10%
                                        of the original facility for each
                                        quarter ending December 31, 2009 through September 30, 2010 and 15% for each quarter ending December 31, 2010 through September 30, 2011.



Term Loan Facility....................  $600 million senior secured term loan facility maturing March 31, 2012.
                                        Beginning June 30, 2005, this facility
                                        must be repaid in part at the end of
                                        each quarterly period in amounts equal
                                        to .25% of the original facility for
                                        each quarter ending June 30, 2005
                                        through March 31, 2011 and 23.50% for
                                        each quarter ending June 30, 2011
                                        through March 31, 2012.



Interest..............................  Interest on the facilities will be calculated based upon formulas that take into account RNS' total leverage ratio. RNS expects the initial interest rate on the revolving credit agreement borrowing and the term loans to be between 3.75% and 4.0% and 4.0% and 4.25%, respectively.



Guarantees............................  RNS' obligations under the secured credit facilities will be guaranteed by
                                        AMC, WE and IFC and all of RNS' other
                                        direct and indirect subsidiaries (other
                                        than certain specified unrestricted
                                        subsidiaries), as well as our subsidiary
                                        Rainbow Programming Holdings, which is
                                        the direct parent of RNS.



Security..............................  The facilities will be secured by all of the assets of RNS and its
                                        restricted subsidiaries and by a
                                        pledge of all of the equity interests
                                        in RNS.



Mandatory Commitment
  Reduction...........................  All or a specified portion of the proceeds from certain debt offerings
                                        and asset sales must be used to make a
                                        permanent reduction in the facilities.



Financial Covenants...................  RNS will be required to meet certain financial covenants including:



                                          -    Ratio of total debt to
                                               annualized cash flow;



                                          -    Ratio of senior debt to
                                               annualized cash flow;



                                          -    Ratio of cash flow to interest
                                               expense; and



                                          -    Ratio of cash flow to debt
                                               service.



Limitation on Distributions...........  RNS and its restricted subsidiaries will be limited in the amount of
                                        distributions and investments they may
                                        make. Permitted distributions and
                                        investments include:



                                          -    Proceeds from the Note
                                               transactions of up to $
                                               million;



                                          -    Up to $150 million annually
                                               and $600 million in the
                                               aggregate to be utilized by
                                               Rainbow Media Enterprises to
                                               fund Rainbow DBS;



                                          -    Up to $50 million annually and
                                               $200 million in the aggregate
                                               to be utilized by Rainbow
                                               Media Enterprises for other
                                               general purposes; and



                                          -    Subject to our overall
                                               leverage ratio, distributions
                                               of up to $300
                                               million in proceeds from
                                               permitted future debt offerings.



                                        All distributions and investments are
                                        subject to pro-forma covenant
                                        compliance and a minimum liquidity
                                        balance.



Other Affirmative and Negative
   Covenants..........................  RNS and its restricted subsidiaries will be required to comply with a
                                        number of affirmative and negative
                                        covenants that will restrict RNS'
                                        ability and the ability of its
                                        subsidiaries to:



                                          -    borrow money and guarantee debt;



                                          -    pay dividends or redeem or
                                               repurchase stock;



                                          -    create liens;



                                          -    enter into transactions with
                                               affiliates; and



                                          -    sell assets or merge with other
                                               companies.



THE NOTES



      RNS expects to issue $800 million principal amount of its senior and senior subordinated notes, or the "Notes." RNS currently expects that the Notes will have the following principal terms:



Maturity..............................



Interest..............................     %, payable semi-annually in arrears.



Optional Redemption...................  The Notes will be redeemable, in whole or in part, at any time after
                                        , 2009 at specified redemption
                                        prices plus accrued and unpaid
                                        interest, if any. Prior to
                                        __, 2009, RNS may redeem the Notes
                                        at their principal amount plus a
                                        premium, plus accrued and unpaid
                                        interest, if any, upon the
                                        occurrence of certain asset sales or
                                        merger or consolidation events.



                                        In addition, RNS may redeem up to
                                        35% of the Notes at any time before
                                              , 2007, with the net cash
                                        proceeds from certain equity
                                        offerings, at specified redemption
                                        prices, plus accrued interest, if
                                        any.



Change of Control.....................  RNS must offer to purchase the Notes at 101% of their principal amount,
                                        plus accrued interest, if any, in
                                        the event that RNS undergoes one of
                                        certain specified types of changes
                                        in control.



Limitations on Distributions..........  The indentures for the Notes will restrict RNS and its subsidiaries
                                        from making "restricted payments,"
                                        which include distributions to
                                        Rainbow Median Enterprises.

Other Covenants.......................  The indentures governing the Notes will, among other things, limit RNS'
                                        ability and the ability of its
                                        restricted subsidiaries to:



                                          -    borrow money, guarantee debt or
                                               sell preferred stock;



                                          -    create liens;



                                          -    pay dividends on or redeem or
                                               repurchase stock;



                                          -    make specified types of
                                               investments;



                                          -    sell stock in its restricted
                                               subsidiaries;



                                          -    enter into transactions with
                                               affiliates; and



                                          -    sell assets or merge with
                                               other companies.



                                        If on any date following issuance of
                                        the Notes, the Notes have an
                                        investment grade rating and no default
                                        or event of default has occurred and
                                        is continuing under the indentures,
                                        most of the covenants, as well as RNS'
                                        obligation to offer to repurchase
                                        Notes following certain change of
                                        control events, will be subject to
                                        suspension.



Guarantees............................  RNS' obligations under the Notes will be guaranteed by all of RNS'
                                        significant subsidiaries, including
                                        AMC, WE and IFC.



      See "Certain Relationship and Related Transactions" for a discussion of the redeemable preferred membership interests that will be issued by our subsidiary, American Movie Classics LLC, to Cablevision in connection with the Distribution.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



      The following unaudited pro forma combined balance sheet of Rainbow Media Enterprises at March 31, 2004 and unaudited pro forma combined statements of operations of Rainbow Media Enterprises for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to changes in the Company's financial position and operating results directly attributable to the proposed Distribution. The unaudited pro forma combined balance sheet and statements of operations are prepared on the assumption that the proposed Distribution and all related transactions described above had been completed on March 31, 2004 and January 1, 2003, respectively.



      Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma combined financial information. The unaudited pro forma combined financial information may not be indicative of the results that would have occurred if the proposed Distribution had occurred on January 1, 2003 or March 31, 2004, as applicable, or which may be obtained in the future. All other assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined financial statements.



      Investors should be aware that our historical statements of operations reflect operating losses of $57.7 million that our Rainbow DBS business incurred, consisting primarily of losses incurred in the third and fourth quarters of 2003, as the service did not commence until October 2003. These losses would have been significantly greater if Rainbow DBS had commenced service in the beginning of 2003. The accompanying unaudited pro forma combined operating data does not contain any pro forma adjustments to annualize such losses.



      The Company has projected that subsequent to the Distribution it will incur incremental costs for corporate infrastructure (which includes the hiring of additional personnel to address certain requirements of the stand alone business that were in the past provided by Cablevision, as well costs associated with operating as a separate public entity). It is estimated that, once fully staffed, these expenses will increase our selling, general and administrative expenses by approximately $20 million to $25 million a year. These expenses have not been reflected in the unaudited pro forma combined operating data.



                         Rainbow Media Enterprises, Inc.
                   Unaudited Pro forma Combined Balance Sheet
                                At March 31, 2004
                             (Dollars in thousands)



                                                                            Pro Forma Adjustments
                                                      ----------------------------------------------------------------
                                                       Issuance of
                                                       Redeemable
                                                        Preferred        Debt                           Assignment of
                                          Historical  Interest (a)  Incurrence (b)  Contributions (c)  Receivables (d)  Pro Forma
                                          ----------  ------------  --------------  -----------------  ---------------  ---------
ASSETS

Current Assets:

   Cash and cash equivalents...........   $   27,991                $      655,563                                      $ 683,554
   Trade accounts receivable...........       86,907                                                                       86,907
   Accounts receivable-affiliates,
      net..............................       38,253                                $         (33,304)                      4,949
   Feature film inventory, net.........       94,980                                                                       94,980
   Prepaid expenses and other current
      assets...........................       31,389                                                   $        19,122     50,511
   Deferred tax asset, net.............        3,924                                                                        3,924
                                          ----------  ------------  --------------  -----------------  ---------------  ---------
Total current assets...................      283,444             -         655,563            (33,304)          19,122    924,825

                                                                        Pro Forma Adjustments
                                          ----------------------------------------------------------------------------
                                                       Issuance of
                                                       Redeemable
                                                        Preferred       Debt                            Assignment of
                                          Historical  Interest (a)  Incurrence (b)  Contributions (c)  Receivables (d)  Pro Forma
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Notes, other receivables and other
    long-term assets...................       29,617                                                                        29,617
Property and equipment, net............      407,640                                                                       407,640
Long-term feature film inventory, net..      372,981                                                                       372,981
Deferred carriage fees, net............      105,127                                                                       105,127
Affiliation agreements, net............      406,299                                                                       406,299
   Excess costs over fair value of net
        assets acquired................       81,691                                                                        81,691
Other intangibles, net.................      169,991                                                                       169,991
Deferred financing costs...............            -                        25,000                                          25,000
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
                                          $1,856,790             -  $      680,563  $         (33,304) $        19,122  $2,523,171
                                          ==========  ============  ==============  =================  ===============  ==========
         LIABILITIES AND COMBINED GROUP
                    EQUITY (DEFICIENCY)

Current Liabilities:

   Accounts payable....................      $38,952                                                                    $   38,952
   Accrued expenses....................       36,202                                                                        36,202
   Accrued employee related costs......       14,856                                                                        14,856
   Accounts payable to affiliates, net.      355,021                                $        (328,805) $        19,122      45,338
   Feature film rights payable, current       80,678                                                                        80,678
   Deferred revenue, current...........        2,642                                                                         2,642
   Current portion of capital lease
     obligations.......................        2,880                                                                         2,880
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Total current liabilities..............      531,231             -               -           (328,805)          19,122     221,548
Feature film rights payable,
     long-term.........................      306,079                                                                       306,079
Deferred revenue.......................          164                                                                          164
Deferred tax liability, net............      111,151                                                                       111,151
Capital lease obligations,
     long-term.........................        2,591                                                                         2,591
Other long-term liabilities............       18,068                                                                        18,068
Bank debt..............................            -                       600,000                                         600,000
Notes..................................            -                       800,000                                         800,000
Preferred membership interests.........            -       350,000                                                         350,000
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Total liabilities......................      969,284       350,000       1,400,000           (328,805)          19,122   2,409,601
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Minority interest......................       12,691                                                                        12,691
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Commitments and contingencies
Paid-in capital........................      690,559      (350,000)       (719,437)           295,501                      (83,377)
Retained earnings......................      184,256                                                                       184,256
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
Combined group equity (deficiency).....      874,815      (350,000)       (719,437)           295,501                -     100,879
                                          ----------  ------------  --------------  -----------------  ---------------  ----------
                                          $1,856,790  $          -  $      680,563  $         (33,304) $        19,122  $2,523,171
                                          ==========  ============  ==============  =================  ===============  ==========



------------------------
(a) Issuance of Redeemable Preferred Interest. Immediately prior to the Distribution, our subsidiary, American Movie Classics, LLC, which owns our AMC programming service, will issue 3.5 million Redeemable Preferred Membership Interests to Cablevision with an initial liquidation preference of $100 per share. This adjustment reflects the issuance of the Redeemable Preferred Interest to Cablevision.



(b) Debt Incurrence. Entities included in Rainbow Media Enterprises intend to raise additional funds in debt offerings described under "Our Debt Financing" which will be used to make a cash distribution to Rainbow Media Holdings to repay all outstanding amounts under its credit facility. Outstanding indebtedness under the Rainbow Media Holdings credit facility at March 31, 2004 amounted to approximately $719.4 million. This adjustment reflects the incurrence of the debt, the distributions of funds to Rainbow Media Holdings to repay its outstanding bank debt, and transaction costs estimated to be $25 million.



(c) Contributions. These adjustments reflect net contributions to capital aggregating $295.5 million which represent $33.3 million due to Rainbow Media Enterprises from Rainbow Media Holdings and $328.8 million owed by entities included in Rainbow Media Enterprises to Cablevision, all of which will be forgiven. The net amount will be recorded as a capital contribution to the Company.



(d) Assignment of Receivables. These adjustments reflect the assignment, by Rainbow Media Holdings to Rainbow Media Enterprises, of the right to receive certain payments from a cable television provider and the obligation to remit those payments to Cablevision.

                         Rainbow Media Enterprises, Inc.
              Unuadited Pro forma Combined Statement of Operations
                        For the Three Months Ended March 31, 2004
                             (Dollars in thousands)



                                                                          Pro Forma Adjustments
                                                 -----------------------------------------------------------------------
                                                  Interest
                                                 Expense on     Interest                     Amortization
                                                 Redeemable    Expense on    Elimination of   of Deferred  Change in
                                                  Preferred     New Debt       Management     Financing    Valuation
                                     Historical  Interest(a)  Incurrence(b)     Fees (c)       Costs (d)   Allowance (f) Pro Forma
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Revenues, net.....................   $  154,687                                                                          $  154,687
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Expenses:
   Technical and operating........       76,497                                                                              76,497
   Selling, general and
     administrative...............       72,010                              $       (3,784)                                 68,226
   Depreciation, amortization
     and other....................       31,687                                                                              31,687
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
                                        180,194            -              -          (3,784)            -                   176,410
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Operating income (loss)...........      (25,507)           -              -           3,784             -                   (21,723)
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Other income (expense):
Interest expense..................       (5,534) $   (11,818)  $    (24,219)                 $       (641)                  (42,212)
Interest income...................           24                                                                                  24
Miscellaneous, net................          (20)                                                                                (20)
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
                                         (5,530)     (11,818)       (24,219)              -          (641)                  (42,208)
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Income (loss) before extraordinary
   item and income taxes..........      (31,037)     (11,818)       (24,219)          3,784          (641)                  (63,931)
Income tax benefit (expense)......        1,580        4,609          9,446          (1,476)          250  $     (15,246)      (837)
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Income (loss) before
   extraordinary item.............      (29,457)      (7,209)       (14,773)          2,308          (391)       (15,246)   (64,768)
Extraordinary loss on investment,
   net of taxes...................       (7,820)           -              -               -             -              -     (7,820)
                                     ----------  -----------  -------------  --------------  ------------  ------------- ----------
Net income (loss).................   $  (37,277) $    (7,209) $     (14,773) $        2,308  $       (391) $     (15,246)$  (72,588)
                                     ==========  ===========  =============  ==============  ============  ============= ==========
Basic and diluted net
loss per share:
   Loss from continuing
        operations ....
                                     ==========                                                                          ==========
   Extraordinary
        loss...........
                                     ==========                                                                          ==========
   Net loss...........
                                     ==========                                                                          ==========
Weighted average common
shares
                                     ==========                                                                          ==========




(a)-(f) See notes on following page.

                         Rainbow Media Enterprises, Inc.
              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 2003
                             (Dollars in thousands)



                                                                   Pro Forma Adjustments
                                       -------------------------------------------------------------------------------
                                        Interest      Interest
                                       Expense on    Expense on   Elimination  Amortization
                                       Redeemable     New Debt        of        of Deferred      MGM      Change in
                                        Preferred    Incurrence    Management    Financing   Transaction  Valuation
                           Historical  Interest (a)      (b)        Fee (c)      Costs (d)       (e)     Allowance (f)   Pro Forma
                           ----------  ------------  -----------  -----------  ------------  ----------- ------------- ------------
Revenues, net.........     $  553,140                                                                                  $    553,140
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
Expenses:
   Technical and
    operating.........        286,887                                                                                       286,887
   Selling, general and
    administrative....        224,570                             $  (13,114)                                               211,456
   Other operating income      (4,261)                                                                                       (4,261)
   Restructuring
    credits...........           (141)                                                                                         (141)
   Depreciation,
    amortization
    and other.........         78,883                                                        $    22,326                    101,209
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
                              585,938             -            -      (13,114)            -       22,326                    595,150
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
Operating income (loss)       (32,798)            -            -       13,114             -      (22,326)                   (42,010)
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
Other income (expense):
Interest expense......        (12,896)      (43,928)     (96,875)                    (2,564)                               (156,263)
Interest income.......          2,728                                                                                         2,728
Write-off of deferred
   financing
   costs..............           (388)                                                                                         (388)
Minority interest.....        (17,215)                                                            17,215                          -
Miscellaneous, net....           (243)                                                                                         (243)
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
                              (28,014)      (43,928)     (96,875)           -        (2,564)      17,215             -     (154,166)
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------ ------------
Income (loss) before
   income
   taxes..............        (60,812)      (43,928)     (96,875)      13,114        (2,564)      (5,111)            -     (196,176)
Income tax benefit
   (expense)..........         23,458        17,132       37,781       (5,114)        1,000        1,993       (20,702)      55,548
                           ----------  ------------  -----------  -----------  ------------  -----------  ------------  -----------
Net income (loss).....     $  (37,354) $    (26,796) $   (59,094) $     8,000  $     (1,564) $    (3,118) $    (20,702) $  (140,628)
                           ==========  ============  ===========  ===========  ============  ===========  ============  ===========
Basic and diluted net
loss per share:
   Loss from continuing
        operations.....
                           ==========                                                                                  ============
   Extraordinary
        loss...........
                           ==========                                                                                  ============
   Net loss...........
                           ==========                                                                                  ============
Weighted average common
shares
                           ==========                                                                                  ============



------------------------
(a) Interest Expense on Redeemable Preferred Interest. Immediately prior to the Distribution, our subsidiary, American Movie Classics, LLC, which owns our AMC programming service, will issue 3.5 million Redeemable Preferred Membership Interests to Cablevision with an initial liquidation preference of $100 per share. This adjustment reflects recording pay-in-kind distributions on these interests, at a per annum assumed rate of 12.00%. The distribution rate for this instrument has not yet been determined. An increase in the distribution rate of 1/2% would increase the pro forma adjustment by $0.6 million, and $1.9 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.



(b)  Interest Expense on New Debt Incurrence. Entities included in Rainbow
     Media Enterprises intend to raise additional funds in debt offerings described under "Our Debt Financings" which will be used to make a cash distribution to Rainbow Media Holdings to permit it to repay all outstanding amounts under its credit facility. This adjustment reflects the interest expense on the additional debt, assuming a weighted average interest rate of 6.92% on the new debt. The interest rate on a portion of this debt is variable and the interest rate on a portion has not yet been determined. An increase in the interest rate of 1/2% would increase the pro forma adjustment by $1.8 million and $7.0 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.



(c) Elimination of Management Fees. This adjustment reflects the elimination of Cablevision's management fees charged to AMC and WE, which will no longer be paid after the Distribution.



(d) Amortization of Deferred Financing Costs. This adjustment reflects the amortization of deferred financing costs associated with RNS entering into its new debt arrangements. These financing costs will be amortized over the life of the related borrowings.



(e) MGM Transaction. This adjustment reflects the additional depreciation and amortization and the elimination of the MGM minority interest, net of taxes, as if the purchase of MGM's 20% interest in AMC and IFC in July 2003 occurred on January 1, 2003.

(f) Change in Valuation Allowance. This adjustment reflects the change in the valuation allowance for deferred tax assets that results from the net decrease in pro forma taxable income (loss) which reduces the potential to recover deferred tax assets through tax loss carry-back provisions.



     The Company was included in the consolidated federal income tax return of Cablevision for the year ended December 31, 2003. As of December 31, 2003, on a stand alone basis, the Company did not have a net operating loss carry forward. When the Distribution is completed, the Company's allocated portion of the consolidated federal net operating loss carry forward, if any, will be determined under the Treasury Regulations relating to consolidated tax returns. The pro forma information presented above does not include any adjustment that may result from the allocation of Cablevision's consolidated net operating loss carry forward to the Company.

                             SELECTED FINANCIAL DATA



      The operating and balance sheet data included in the following selected financial data for each year in the five-year period ended December 31, 2003 have been derived from the combined financial statements of Rainbow Media Enterprises. The operating and balance sheet data for the periods ended March 31, 2004 and 2003 included in the following selected financial data have been derived from combined financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. Acquisitions have been accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for assets previously owned by Charles F. Dolan or affiliates of Mr. Dolan which were recorded at historical cost. Acquisitions are reflected in operating and balance sheet data from the time of acquisition. As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Historical Financial Statements" and "Unaudited Pro forma Combined Financial Information," we expect our future results to be significantly and adversely affected by the inclusion of our Rainbow DBS business as an operating company and by the significant increase in our interest expense that will result from the expected incurrence of debt immediately prior to and following the Distribution. In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate entity during the periods presented. The results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that might be expected for future interim periods or for the full year although the Company does expect to incur a substantial loss for the full year ending December 31, 2004. The selected financial data presented below should be read in conjunction with the combined financial statements of Rainbow Media Enterprises and the notes thereto included elsewhere in this information statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                   RAINBOW MEDIA ENTERPRISES
                                       -------------------------------------------------------------------------------
                                           THREE MONTHS
                                          ENDED MARCH 31,                       YEARS ENDED DECEMBER 31,
                                       --------------------  ---------------------------------------------------------
                                         2004         2003      2003       2002        2001        2000       1999(a)
                                       --------     -------  ---------   ---------  ----------   ---------   ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:

Revenues, net........................  $154,687     128,529  $ 553,140   $ 483,012  $  398,009   $ 342,964   $ 315,955
Operating expenses:
   Technical and operating...........    76,497      55,350    286,887     227,736     202,126     170,687     172,183
   Selling, general and
    administrative...................   72,010       45,881    224,570     147,225     130,067     109,417      93,556
   Other operating income............        --          --     (4,261)         --          --          --          --
   Restructuring charges (credits)...        --         (66)      (141)     (8,262)     15,170          --          --
   Depreciation and amortization.....    31,687      13,115     78,883      33,686     135,048     105,739      49,675
                                       --------     -------  ---------   ---------  ----------   ---------   ---------
Operating income (loss)..............   (25,507)     14,249    (32,798)     82,627     (84,402)    (42,879)        541
Other income (expense):
   Interest income (expense), net....    (5,510)     (1,775)   (10,168)     (7,677)    (12,657)    (37,154)    (26,817)
   Equity in net loss of affiliates..        --          --         --        (602)    (16,563)     (1,486)    (16,460)
   Write-off of deferred financing
   costs.............................        --          --       (388)     (1,870)     (1,053)         --      (1,413)
   Gain on sale of programming
   interests.........................        --          --         --          --     490,213          --          --
   Minority interest.................        --      (7,131)   (17,215)    (21,671)    (14,028)         --          --
   Miscellaneous, net................       (20)         (6)      (243)       (145)       (533)        236        (134)
                                       --------     -------  ---------   ---------  ----------   ---------   ---------
Income (loss) before
   extraordinary item and income
   taxes.............................   (31,037)      5,337    (60,812)     50,662     360,977     (81,283)    (44,283)
Income tax benefit (expense).........     1,580      (2,059)    23,458     (20,015)   (109,215)         --          --
                                       --------     -------  ---------   ---------  ----------   ---------   ---------
Income (loss) before
   extraordinary item................   (29,457)      3,278    (37,354)     30,647     251,762     (81,283)    (44,283)
Extraordinary loss on
   investment, net of taxes..........    (7,820)         --         --          --          --          --          --
                                       --------     -------  ---------   ---------  ----------   ---------   ---------
Net income (loss)....................  $(37,277)    $ 3,278  $ (37,354)  $  30,647  $  251,762   $ (81,283)  $ (44,283)
                                       ========     =======  =========   =========  ==========   =========   =========

                                                                   RAINBOW MEDIA ENTERPRISES
                                       -------------------------------------------------------------------------------
                                           THREE MONTHS
                                          ENDED MARCH 31,                       YEARS ENDED DECEMBER 31,
                                       ----------------------  ---------------------------------------------------------
                                          2004        2003        2003        2002        2001        2000       1999(a)
                                       ----------  ----------  ----------  ----------  ----------   ---------   ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME (LOSS) PER SHARE:
BASIC NET INCOME (LOSS) PER
   COMMON SHARE
     Net income (loss)...............
                                        =========   =========   =========   =========   =========    ========     =======
     Basic weighted average
       common shares (in
       thousands)....................
                                        =========   =========   =========   =========   =========    ========     =======
DILUTED NET INCOME (LOSS) PER
   COMMON SHARE
     Net income (loss)...............
                                        =========   =========   =========   =========   =========    ========     =======
     Diluted weighted average
       common shares (in
       thousands)....................
                                        =========   =========   =========   =========   =========    ========     =======
CASH DIVIDENDS DECLARED PER
   COMMON SHARE(b)...................          --          --          --          --          --          --          --
                                        =========   =========   =========   =========   =========    ========     =======
BALANCE SHEET DATA:
Total assets.........................  $1,856,790  $1,228,420  $1,655,022  $1,240,021  $  737,946   $ 626,037    $696,628
Bank debt............................          --      35,000          --          --          --     359,322     319,147
Capital lease obligations............       5,474       8,352       6,068       9,076      11,799      13,993      16,193
Combined group equity (deficiency)...     874,815     211,951     792,596     249,206     136,425    (193,897)    (52,285)



----------------
(a) The investigation into improper expense recognition referred to in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Investigation" identified certain operating expenses that were improperly recognized in 1999 and should have been recognized in 2000 and later periods. As part of the restatement of Cablevision's financial statements for 2000 and later periods, Cablevision recorded those expenses in the appropriate period. However, Cablevision did not restate the 1999 financial statements to remove those expenses because the investigation into the improper expense accruals did not extend to periods prior to 1999. Cablevision did not have sufficient data to appropriately adjust the 1999 results to include in that year expenses that may have been improperly accelerated in earlier periods.



(b) The Company made cash distributions to Cablevision, Rainbow Media Holdings and MGM aggregating $18.0 million, $283.0 million, $115.0 million, $6.7 million, $70.0 million, and $125.0 million in the three months ended March 31, 2003 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Following the Distribution, the Company does not intend to pay cash dividends on any class of its common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      This information statement contains statements that constitute forward looking information, including restructuring charges, availability under credit facilities, levels of capital expenditures, subscriber acquisition costs, projected operating results, sources of funds and funding requirements, among others. Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors. Factors that may cause such differences to occur include but are not limited to:



      -     the level of our revenues and expenses;

      -     the expected increase in our expenses as a stand-alone company;


      - demand for and growth of our VOOM(SM) service, which are impacted by competition from other services, such as cable television and DBS services, and the other factors set forth below;


      -     the cost of developing, obtaining and licensing our programming;


      -     the regulatory environment in which we operate;

      - developments in the government investigations relating to improper expense accruals;

      - the outcome of litigation and other proceedings, including the matters described under "Legal Proceedings";


      - general economic and industry conditions in the areas in which we operate;


      -     demand for advertising time and space;

      - our ability to obtain programming for our programming business and maintain and renew affiliation agreements for those businesses;

      -     the level of capital expenditures;



      -     future acquisitions and dispositions of assets;

      -     market demand for new programming services;

      - financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

      - the ability of Rainbow DBS to acquire and retain large numbers of subscribers to its VOOM(SM) service at a reasonable subscriber acquisition cost;

      - our ability to obtain adequate financing at a reasonable cost to cover the funding needs of our Rainbow DBS business;


      - any expected future enhancement in the ability of the Company and Cablevision to efficiently finance capital requirements, eliminate financing uncertainty or achieve substantial cost savings as a result of the Distribution;

      - other risks and uncertainties inherent in the DBS business, the programming and entertainment businesses and our other businesses;


      - the health and performance of our Rainbow 1 satellite and the Americom-6 satellite on which we lease transponders;


      - our ability to put in place the necessary marketing and other infrastructure to acquire and retain subscribers to our DBS service at a reasonable cost;

      - the accuracy of the assumptions we have made in developing our business model for our DBS business; and


      - our estimates of the cost of constructing satellites to exploit Ku-band and Ka-band licenses; and


      - the factors described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

      We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.


                                    SUMMARY

      Our future performance is dependent, to a large extent, on our ability to attract a large number of subscribers to our VOOM(SM) service and to do so with subscriber acquisition costs that are within our funding capabilities. Our future performance will also depend on general economic conditions including capital market characteristics, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.


   RAINBOW PROGRAMMING



      In our Rainbow Programming segment, which accounted for 81% of our 2003 revenues, we earn revenues in two principal ways. First, we receive payments from operators of cable television systems and direct broadcast satellite operators. These revenues are earned under multi-year affiliation agreements with those companies. The specific affiliate fees we earn vary from operator to operator and also vary among our networks. The second principal source of revenues in this segment is from advertising. Under our agreements with cable and satellite operators we have the right to sell a specific amount of advertising time on our programs. Our advertising revenues are more variable than affiliate fees. This is because most of our advertising is sold on a short-term basis, not under long-term contracts. Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.



      We seek to grow our revenues in the Rainbow Programming segment by increasing the number of cable systems and satellite providers that carry our services and the number of subscribers to cable systems and satellite services that receive our programming. We refer to this as our "penetration." AMC, which is widely distributed, has less ability to increase its penetration than newer, less penetrated services. Cable television operators and satellite providers are increasingly interested in obtaining financial payments in return for carrying new services. These payments take the form of marketing support or direct payments for carriage. We may seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising but, ultimately, the level of our advertising revenues are directly related to the penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.



      The principal goals for us in this segment are to increase our affiliation fees and advertising revenues through increasing penetration of our Rainbow Programming services. To do this we must continue to contract for and produce high-quality, attractive programming. Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and satellite operators. This increased concentration increases the power of those operators and providers and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration. In addition, this concentration gives those distributors greater leverage in negotiating the pricing and other terms of affiliation agreements. Moreover, as a result of this concentration the impact from a loss of any one of our major affiliate relationships becomes more severe.



   RAINBOW DBS


      Rainbow DBS launched its VOOM(SM) service on October 15, 2003. It had not produced any revenues and incurred operating expenses of $57.7 million during 2003. As of April 30, 2004 this business had approximately 8,000 activated customers. All of these accounts were part of a free preview service period which extended through the March billing cycle, which ended for all customers not later than April 28, 2004. The principal challenge for this business is to attract a sufficient subscriber base to reach and exceed a break-even point and to do so with subscriber acquisition and other costs that are within its funding capabilities. There can be no assurance that it will be able to meet this challenge.


   RAINBOW CINEMAS


      Our motion picture exhibition business derives revenues primarily from box office ticket sales, concession stand sales, and, to a lesser extent, from advertising shown at the start of each performance and from venue rentals. Our ability to attract customers to our theaters is, to a large extent, dependent on our ability to obtain high quality film content at competitive pricing. To the extent other theater chains have greater leverage with producers and distributors of motion pictures, our ability to obtain such content at equivalent pricing will be hindered.

CRITICAL ACCOUNTING POLICIES


     In preparing our financial statements, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The accounting policies that most frequently require us to make estimates and judgments and that we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:



   RESTRUCTURING CHARGES


      In 2001, we recorded a charge to income of $15.2 million representing the cost of restructuring our operations. The costs included in the charge consisted of provisions for lease termination costs, including an estimate of costs incurred during a projected vacancy period, estimated brokerage commissions and tenant allowances and employee termination costs, such as severance pay and outplacement services.

      Costs for lease terminations are projected in consultation with real estate professionals. Actual lease termination costs may differ from these estimates as a result of changes in market conditions. Costs related to employee terminations are estimates on an individual-by-individual basis giving effect to the announced severance plan. Because these costs are based on estimates and projections, they can prove to be inaccurate.


      Changes in estimates, as the plan is implemented and additional facts are gathered, are reflected in current operations as adjustments to the restructuring charges, separately reported and identified. The Company recorded restructuring credits of approximately $0.1 million and $8.3 million in 2003 and 2002, respectively. The 2002 credit resulted from a change in estimate related to facility realignment costs as the Company was able to assign a lease for which a provision had been recorded and from the abandonment of the proposed move of the Rainbow Cinemas' headquarters and associated elimination of positions that did not occur.



   IMPAIRMENT OF LONG-LIVED AND INDEFINITE-LIVED ASSETS


      Our long-lived assets at December 31, 2003 include excess costs over fair value of net assets acquired ("goodwill") of approximately $36.4 million, approximately $509.2 million of other intangible assets, approximately

$411.7 million of property and equipment and approximately $302.9 million of long-term feature film inventory. Such assets accounted for approximately 79% of our consolidated total assets.

      On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and were required to analyze our goodwill for impairment issues during the first six months of fiscal 2002, and on a periodic basis thereafter. Statement 142 requires that goodwill impairment be determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

      The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. For other long-lived assets, including intangibles that are amortized, we evaluate assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.


      In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. In December 2001, we recorded an impairment loss of approximately $90.8 million included in depreciation and amortization, representing the balance of unamortized goodwill related to certain theaters in which the carrying value of the asset exceeded the estimated fair value based on discounted estimated future cash flows. The Company's annual impairment analysis in 2003 did not result in an impairment charge. A hypothetical 10% decrease to the fair values of each reporting unit would have no effect on the impairment analysis. If these estimates or material related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded.



      Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun. Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods. We periodically review our feature film inventory, and we record an impairment charge if substantially all of the feature films in a license agreement no longer have programming usefulness. The expected programming usefulness is based on a series of factors, including ratings, type of program, standards and practices and quality of program material. For the years ended December 31, 2003, 2002 and 2001, we recorded impairment losses of $17.9 million, $1.9 million, and $1.3 million, respectively, included in technical and operating expense, representing the write-off of certain film and programming contracts.



   VALUATION OF DEFERRED TAX ASSETS:



      Deferred tax assets have resulted from our future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. In evaluating our ability to realize deferred tax assets, management considers the estimated timing of the reversal of deferred tax liabilities that will give rise to taxable income during the carryforward period of deferred tax assets; the availability of carryback claims for the reversal of deferred tax assets that will give rise to taxable losses that can be used to offset taxable income in prior and current tax years, if any; projections of future taxable income, if any; and the availability of any potential tax planning strategies to utilize deferred assets before they expire. Management believes that it is more likely than not that our deferred tax assets at December 31, 2003 will be realized due to the availability of carryback claims to prior tax years.



      Management estimates that during 2004 the Company may generate deferred tax assets in excess of its ability to realize these assets in either the carryback or carryforward period, and therefore expects that a valuation allowance may be required on this excess. In that case, or if our estimates and related assumptions about the recoverability in deferred tax assets change in the future, we may be required to increase the valuation allowance against our deferred tax assets resulting in income tax expense in our combined statement of operations. Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances on an ongoing basis. An increase in the valuation allowance of $10.1 million was recorded in the three months ended March 31, 2004. In addition, in 2001 our income tax expense reflected a decrease in the valuation allowance related to our net deferred tax assets of $35.1 million due to the Company's ability to utilize prior period losses and projected future taxable income.



      At the time of the Distribution, Cablevision and the Company will enter into a tax disaffiliation agreement, under which pre-Distribution taxes will be the responsibility of Cablevision. The Company will be responsible for the post-Distribution taxes of its consolidated tax group. As of December 31, 2003, on a stand-alone basis, the Company did not have a net operating loss carry forward. When the Distribution is completed, the Company may be allocated a portion of Cablevision's federal net operating loss carry forward. The amount to be allocated to the Company, if any, will be determined under the Treasury Regulations relating to consolidated tax returns. The Company will estimate the amount allocated to it at the time of the Distribution. Changes in that amount may be required depending upon the final taxable income or loss that Cablevision and the Company report for 2004. In addition, the Company's allocated net operating loss carry forward, if any, may be adjusted as a result of tax audits of Cablevision for periods prior to the Distribution.


CERTAIN TRANSACTIONS

      The following transactions occurred during the periods covered by this Management's Discussion and Analysis of Financial Condition and Results of Operations.


      In 2004, Rainbow DBS invested approximately $85.0 million in exchange for a substantial interest in an entity that recently acquired licenses from the FCC to provide multichannel video distribution and data service in 46 metropolitan areas in the United States. The invested funds were used to pay the purchase price of the licenses.



      In July 2003, Rainbow Media Holdings repurchased Metro-Goldwyn-Mayer Inc.'s ("MGM") 20% interest in each of AMC, IFC and WE for $500 million.



      During 2002 and 2001, Cablevision acquired interests owned by NBC in Rainbow Media Holdings. The excess of the purchase price over the net book value of assets acquired had been attributed to the respective subsidiaries of Cablevision as of the purchase date and was allocated to the specific assets acquired based upon their estimate fair value. Approximately $146.3 million of the excess purchase price, net of deferred tax liabilities of $47.7 million was attributed to the Company. In March 2002, Rainbow Media Holdings acquired Loral Space and Communications' 50% interest in Rainbow DBS (formerly R/L DBS Company
LLC), increasing Rainbow Media Holdings' ownership of Rainbow DBS to 100%. Rainbow Media Holdings acquired this interest for a purchase price of up to a present value of $33 million. Prior to March 2002, the operating results of Rainbow DBS are included in equity in net loss of affiliates in the combined statement of operations.



      In April 2001, MGM acquired a 20% interest in each of AMC, IFC and WE. MGM paid $558.4 million in cash for these interests.

ACCOUNTING INVESTIGATION

      On June 18, 2003, Cablevision announced that an internal review initiated by Cablevision had identified improperly recorded expenses at the national services division of Cablevision's Rainbow Media Holdings subsidiary. These national services include AMC, IFC and WE, all of which are now part of our Rainbow Programming business. At the time of the June 18 announcement, the review had found that $6.2 million of expenses for 2003 were accelerated and improperly accrued or expensed in 2002, rather than 2003. All but $1.7 million of that pretax amount was identified and reversed prior to the release of the Cablevision's 2002 results.

      Cablevision also announced on June 18, 2003 that its Audit Committee had retained Wilmer Cutler Pickering LLP to conduct an investigation of the matter. Wilmer Cutler Pickering LLP subsequently retained PricewaterhouseCoopers LLP as forensic accountants.

      In August 2003, Cablevision announced that Wilmer Cutler Pickering LLP reported to the Audit Committee and management of Cablevision that its investigation to that date had identified, in addition to the amounts announced by Cablevision on June 18, 2003, improperly recognized expenses at the original productions units within AMC and WE business units of the national services division of Rainbow Media Holdings and that pretax amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.4 million.


      In November 2003, Wilmer Cutler Pickering LLP reported that it had substantially completed its detailed review of year-end expenses that may have been improperly accelerated. With respect to Rainbow Media Holdings, Wilmer Cutler Pickering LLP had reported that it had identified, in addition to the amounts reported in June and August 2003, additional improperly accelerated expenses at AMC and WE and at most other business units within Rainbow Media Holdings. For AMC and WE, the additional pretax amounts that should have been expensed in 2003 and later periods that were expensed in earlier years equaled approximately $3.9 million, and for the other Rainbow businesses equaled approximately $5.2 million.






      Certain payments and accruals were improperly recognized as expenses of the period when services had not yet been rendered or liabilities had not yet been rendered or liabilities had not yet been incurred. Such expenses related primarily to sales and marketing, original production and event production activities. The improper recognition of sales and marketing expenses related primarily to promotional activities that had not yet occurred and affiliate promotional activities that were not yet complete. The original production accelerations resulted from recording as expense certain transactions related to services that had not yet been performed by vendors involved in the production process. The event production accelerations resulted from the recording, as expense, of items related to future events such as trade shows that had not yet occurred. In substantially all cases, these items were improperly recorded as expenses on the basis of vendor invoices that inaccurately or inadequately described the period in which services were rendered, and which were inappropriately approved by business unit personnel.



      In March 2004, Wilmer Cutler Pickering LLP reported that its investigation of improper expense recognition was complete. The investigations into these matters by the Securities and Exchange Commission and the U.S. Attorney's Office for the Eastern District of New York are continuing. In July 2004, in connection with Cablevision's response to the comments of the staff of the Division of Corporation Finance of the Securities and Exchange Commission on Cablevision's filings under the Securities Exchange Act of 1934, Cablevision provided information with respect to certain of its previous restatement adjustments relating to the timing of recognition of launch support, marketing and other payments under affiliation agreements.

      In November 2003 and March 2004, Cablevision released restated financial statements covering the first three quarters of 2003 and 2002 and the years ended 2002, 2001, 2000 and 1999. The combined financial statements included in this information statement had not been issued prior to these restatements and, therefore, did not need to be restated. All appropriate adjustments identified as a result of the investigation have been reflected in these combined financial statements.


      Wilmer Cutler Pickering LLP made recommendations with respect to improvement in internal controls. Certain of these recommendations for both new policies and procedures were implemented by Cablevision commencing in January 2003 including:



      - adoption of new vendor payment guidelines, signature and password protection and communication of information to those responsible for the preparation of financial statements;



      - enhancements and reinforcements of existing policies and procedures, including those related to expense recognition and accruals and required support for payments and accruals; and



      - additional required support and approval for certain types of payments and accruals.



      Cablevision continues to reinforce existing policies and procedures and adopt new policies and procedures as other recommendations made by Wilmer Cutler are in the process of being implemented. Other recommendations in the process of being implemented by Cablevision are as follows:



      - additional internal audit procedures were implemented in the second quarter of 2004;



      - additional training and education of employees of the operating units responsible for accumulating information for, and preparation of, financial statements is expected to be implemented commencing in the fourth quarter of 2004; and



      - reassessment and improvement of the structure and accountability of those employees is expected to be implemented commencing in the fourth quarter of 2004.


CAUTIONARY NOTE CONCERNING HISTORICAL FINANCIAL STATEMENTS


      Investors should be aware that our statements of operations for the years ended December 31, 2002 and 2001 reflect primarily the operating results of our Rainbow Programming and Rainbow Cinemas businesses. For the year ended December 31, 2003, our Rainbow DBS business incurred operating losses of $57.7 million, consisting primarily of start-up costs incurred in the third and fourth quarters as the service did not commence until October 2003. These losses would have been significantly greater if Rainbow DBS had commenced services in the beginning of 2003. Unless we are able to attract a large number of subscribers, we will be unable to offset fully these expenses. Through April 30, 2004, our Rainbow DBS business had approximately 8,000 subscribers. We believe that the impact of developing the Rainbow DBS business will continue to be significant and adverse since we will be incurring significant expenses as we attempt to successfully operate and expand our VOOM(SM) service. In addition, Rainbow Media Enterprises will be highly leveraged, and will incur significant interest charges as a result. These interest charges will be significantly in excess of the interest expense reflected in our historical financial statements. We will also incur annual interest expense in the form of preferred distributions on the $350.0 million redeemable preferred membership interest that will be issued to Cablevision by our subsidiary that owns our AMC programming service and that will be entitled to distributions at an expected annual rate of 12.0%. See "Unaudited Pro forma Combined Financial Information". Finally, our financial information does not necessarily reflect what our results of operations and financial position would have been like if we had operated as a separate entity during the periods presented. For these reasons, investors should not expect our historical financial results to be indicative of future results. See "Unaudited Pro forma Combined Financial Information".

RESULTS OF OPERATIONS

      The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

                          STATEMENT OF OPERATIONS DATA


                                                              THREE MONTHS ENDED MARCH 31,
                                                   ------------------------------------------------
                                                            2004                        2003
                                                   ----------------------    ----------------------       INCREASE
                                                                 % OF NET                  % OF NET       (DECREASE)
                                                    AMOUNT       REVENUES     AMOUNT       REVENUES     IN NET INCOME
                                                   --------      --------    --------      --------     -------------
                                                                        (DOLLARS IN THOUSANDS)
Revenues, net................................      $154,687        100%      $128,529        100%        $ 26,158

Operating expenses:
   Technical and operating...................        76,497         49         55,350         43          (21,147)
   Selling, general and
     administrative..........................        72,010         47         45,881         36          (26,129)
   Restructuring credits.....................             -          -            (66)         -              (66)
   Depreciation, amortization and
     other...................................        31,687         20         13,115         10          (18,572)
                                                   --------                  --------                    --------
Operating (loss) income......................       (25,507)       (16)        14,249         11          (39,756)
Other income (expense):
   Interest expense, net.....................        (5,510)        (4)        (1,775)        (1)          (3,735)
   Minority interest.........................             -          -         (7,131)        (6)           7,131
   Miscellaneous, net........................           (20)         -             (6)         -              (14)
                                                   --------                  --------                    --------
Income (loss) before extraordinary
   item and taxes............................       (31,037)       (20)         5,337          4          (36,374)
   Income tax (expense) benefit..............         1,580          1         (2,059)        (2)           3,639
                                                   --------                  --------                    --------
Income (loss) before
   extraordinary item........................       (29,457)       (19)         3,278          3          (32,735)
Extraordinary loss on investment,
   net of taxes..............................        (7,820)        (5)             -          -           (7,820)
                                                   --------                  --------                    --------
Net income (loss)............................      $(37,277)       (24)%     $  3,278          3%        $(40,555)
                                                   ========                  ========                    ========



                                                               YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------
                                                            2003                        2002
                                                   ----------------------    ----------------------       INCREASE
                                                                 % OF NET                  % OF NET       (DECREASE)
                                                    AMOUNT       REVENUES     AMOUNT       REVENUES     IN NET INCOME
                                                   --------      --------    --------      --------     -------------
                                                                        (DOLLARS IN THOUSANDS)
Revenues, net.................................     $553,140        100%      $483,012        100%         $  70,128
Operating expenses:
    Technical and operating...................      286,887         52        227,736         47            (59,151)
    Selling, general and administrative.......      224,570         41        147,225         30            (77,345)
    Other operating income....................       (4,261)        (1)            --         --              4,261
    Restructuring credits.....................         (141)        --         (8,262)        (2)            (8,121)
    Depreciation, amortization and other......       78,883         14         33,686          7            (45,197)
                                                   --------                  --------                     ---------

Operating (loss) income.......................      (32,798)        (6)        82,627         17           (115,425)
Other income (expense):
    Interest expense, net.....................      (10,168)        (2)        (7,677)        (2)            (2,491)
    Equity in net loss of affiliate...........           --         --           (602)        --                602

                                                               YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                          2003                    2002             INCREASE
                                                  -------------------     --------------------    (DECREASE)
                                                             % OF NET                 % OF NET      IN NET
                                                   AMOUNT    REVENUES       AMOUNT    REVENUES      INCOME
                                                  --------   --------     ---------   --------    ----------
                                                             (DOLLARS IN THOUSANDS)
    Write-off of deferred financing costs.....        (388)     --          (1,870)      --           1,482
    Minority interest.........................     (17,215)     (3)        (21,671)      (4)          4,456
    Miscellaneous, net........................        (243)     --            (145)      --             (98)
                                                  --------                --------                ---------
Income (loss) before taxes....................     (60,812)    (11)         50,662       10        (111,474)
    Income tax (expense) benefit..............      23,458       4         (20,015)      (4)         43,473
                                                  --------                --------                ---------
Net income (loss).............................    $(37,354)     (7)%      $ 30,647        6%      $ (68,001)
                                                  ========                ========                =========



                                                               YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                          2002                    2001             INCREASE
                                                  -------------------     --------------------    (DECREASE)
                                                             % OF NET                % OF NET       IN NET
                                                   AMOUNT    REVENUES       AMOUNT   REVENUES       INCOME
                                                  --------   --------     ---------  --------     ----------
                                                             (DOLLARS IN THOUSANDS)
Revenues, net.................................    $ 483,012     100%      $ 398,009     100%      $   85,003
Operating expenses:
    Technical and operating...................      227,736      47         202,126      51          (25,610)
    Selling, general and administrative.......      147,225      30         130,067      33          (17,158)
    Restructuring (credits) charges...........       (8,262)     (2)         15,170       4           23,432
    Depreciation, amortization and other......       33,686       7         135,048      34          101,362
                                                  ---------               ---------               ----------
Operating (loss) income.......................       82,627      17         (84,402)    (21)         167,029
Other income (expense):
    Interest expense, net.....................       (7,677)     (2)        (12,657)     (3)           4,980
    Equity in net loss of affiliate...........         (602)     --         (16,563)     (4)          15,961
    Write-off of deferred financing costs            (1,870)     --          (1,053)     --             (817)
    Gain on sale of programming interests.....           --      --         490,213     123         (490,213)
    Minority interest.........................      (21,671)     (4)        (14,028)     (4)          (7,643)
    Miscellaneous, net........................         (145)     --            (533)     --              388
                                                  ---------               ---------               ----------
Income (loss) before taxes....................       50,662      10         360,977      91         (310,315)
Income tax expense............................      (20,015)     (4)       (109,215)    (27)          89,200
                                                  ---------               ---------               ----------
    Net income (loss).........................    $  30,647       6%      $ 251,762      63%      $ (221,115)
                                                  =========               =========               ==========



COMPARISON OF THREE MONTHS ENDED MARCH 31, 2004 VERSUS THREE MONTHS ENDED MARCH 31, 2003



Revenues, net for the three months ended March 31, 2004 increased $26.2 million (20%) as compared to revenues for the same period in the prior year. The net increase is attributable to the following:



                                                                                                       (dollars in
                                                                                                        millions)
Increase in revenue from advertising...........................................................          $14.4
Increase in revenue from programming network subscriber and rate increases.....................            9.7
Revenue from the film distribution business primarily driven by two titles.....................            1.8
Revenue primarily from the sale of satellite receivers and related equipment...................            1.0
Decrease in Rainbow Cinemas revenue............................................................           (1.1)
Other net increases............................................................................            0.4
                                                                                                         -----
                                                                                                         $26.2
                                                                                                         =====



Technical and operating expenses include primarily:

   - costs to license programming including feature films for our national networks,



   -  programming and production costs of our Rainbow Programming business,



   -  uplink and broadcast costs of our Rainbow DBS business, and



   -  film costs related to Rainbow Cinemas.



      Technical and operating expenses for three months ended March 31, 2004 increased $21.1 million (38%) compared to the same period in 2003. The net increase is attributable to the following:



                                                                                                      (dollars in
                                                                                                       millions)
Contractual and production costs incurred for the VOOM(SM) HD channels.........................         $13.7
Increase in costs incurred to operate our direct broadcast satellite service...................           2.4
Increase in programming and production costs, including contractual rights, excluding VOOM(SM)
   HD channels.................................................................................           3.8
Other net increases............................................................................           1.2
                                                                                                        -----
                                                                                                        $21.1
                                                                                                        =====



As a percentage of revenues, technical and operating expenses increased 6% for the three months ended March 31, 2004 as compared to the same period in the prior year.



Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $26.1 million (57%) for the three months ended March 31, 2004 as compared to the same period in 2003. The net increase is attributable to the following:



                                                                                                       (dollars in
                                                                                                        millions)
Increase in costs incurred in connection with the marketing and subscriber acquisition costs of
  our Rainbow DBS service........................................................................         $13.6
Increase in costs associated with the investigation into improper expense recognition............           4.4
Administrative costs incurred in connection with the development of the VOOM(SM) HD channels.....           3.7
Increase in sales and marketing costs............................................................           2.2
Other net increases in other general and administrative costs....................................           0.1
Increase in stock plan expenses primarily attributable to an increase in the market price of
  Cablevision's stock............................................................................           2.1
                                                                                                          -----
                                                                                                          $26.1
                                                                                                          =====



As a percentage of revenues, selling, general and administrative expenses increased 11% for the three months ended March 31, 2004 compared to the same period in the prior year. Excluding the effects of the stock plan, as a percentage of revenues such costs increased 10% during the three months ended March 31, 2004 as compared to the same period in the prior year.



Restructuring credits of $0.1 million for the three months March 31, 2003 related to adjustments to provisions associated with the elimination of positions, including severance, outplacement and other related costs.



Depreciation, amortization and other expense increased $18.6 million for the three months ended March 31, 2004 as compared to the same period in the prior year. The increases resulted primarily from an increase in amortization of acquired intangibles of $10.1 million and an increase of $8.5 million in depreciation expense including $7.5 million related to our Rainbow 1 DBS satellite and related assets placed in service in October 2003.

Net interest expense increased $3.7 million during the three months ended March 31, 2004 compared to the same period in the prior year. The increase was primarily attributable to higher average outstanding advances from affiliates, primarily due to funding of the Rainbow DBS segment, and lower interest income (a decrease of $0.8 million for the three months ended March 31, 2004 compared to the same period in the prior year).



Minority interests of $7.1 million for the three months ended March 31, 2003 represents MGM's interest in the net income of certain programming entities.



Income tax benefit of $1.6 million for the three months ended March 31, 2004 resulted primarily from the pretax loss multiplied by the statutory rate for federal and state taxes, substantially offset by an increase in the valuation allowance of $10.5 million. Income tax expense of $2.1 million for the three months ended March 31, 2003 resulted primarily from pretax income multiplied by the statutory rate for federal and state taxes.



Extraordinary loss, net of income taxes of $7.8 million for the three months ended March 31, 2004 resulted from Rainbow DBS's acquisition of DTV Norwich, LLC and represents the excess of the purchase price over fair market value of the acquired assets.



BUSINESS SEGMENTS RESULTS



The Company classifies its business interests into three segments:



   - Rainbow Programming, consisting principally of its national programming networks, including businesses developing high-definition programming;



   - Rainbow DBS, consisting principally of digital, direct-to-home, multi-channel satellite broadcast service operations; and



   -  Rainbow Cinemas, which operates a chain of movie theaters.



The Company allocates certain costs to each segment based upon their proportionate estimated usage of services. The financial information for the segments does not include inter-segment eliminations.



RAINBOW PROGRAMMING



      The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company's Rainbow Programming segment.



                                                        Three Months Ended March 31,
                                                  -------------------------------------------
                                                         2004                   2003
                                                  -------------------    --------------------
                                                             % of Net                % of Net
                                                   Amount    Revenues     Amount     Revenues
                                                  --------   --------    --------    --------
                                                             (dollars in thousands)
Revenues, net..................................   $130,801     100%      $105,143      100%
Technical and operating expenses...............     51,848      40%        33,266       32%
Selling, general and administrative expenses ..     45,769      35%        40,805       39%
Restructuring credits..........................          -       -           (111)       -
Depreciation and amortization..................     20,369      16%         9,558        9%
                                                  --------               --------
   Operating income............................   $ 12,815      10%      $ 21,625       21%
                                                  ========               ========



Revenues, net for the three months ended March 31, 2004 increased $25.7 million (24%) as compared to revenues for the same period in the prior year. The net increase is attributable to the following:

                                                                                                       (dollars in
                                                                                                        millions)
Increase in revenue from advertising............................................................         $ 14.4
Increase in revenue from programming network subscriber and rate increases......................            9.7
Revenue from the film distribution business primarily driven by two titles...................               1.8
Other net decreases.............................................................................           (0.2)
                                                                                                         ------
                                                                                                         $ 25.7
                                                                                                         ======



Offsetting the potentially negative effects on negotiated rates for our programming services that may result from the consolidation of cable television operators and the limit on increases in the subscriber base for our substantially fully-penetrated AMC programming service, the Company believes that it may experience higher revenues from increased distribution of the WE and IFC programming services, especially on the digital tier of cable television offerings, continued increases in the number of DBS subscribers (while the number of cable television subscribers has remained relatively flat), increased capacity for additional programming services on cable television systems as digital tiers continue to develop, and increased advertising revenues as cable networks, including niche programming networks, may attract a greater share of advertising spending. Changes in the viewership ratings of our AMC and WE programming services would also significantly affect future advertising revenues.



Technical and operating expenses for the three months ended March 31, 2004 increased $18.6 million (56%) compared to the same period in the prior year. Approximately $13.7 million is attributable to programming and production costs related to our VOOM(SM) high definition channels. The remaining net increase of $4.9 million resulted from higher programming and production costs.



We believe that, in general, the level of our historical technical and operating expenses relative to revenue is largely indicative of future expense levels, with two exceptions. As high definition television becomes more prolific, the costs of film and production transfer and duplication may decrease. Offsetting this trend, as additional competition for product develops from new programming services, due to the availability of the digital tier distribution mentioned above, costs for film and other programming content may increase.



Selling, general and administrative expenses increased $5.0 million (12%) for the three months ended March 31, 2004 compared to the same period in the prior year. The net increase was comprised of an increase of $0.7 million in charges related to an employee stock plan, $3.7 million of administrative costs related to the VOOM(SM) high definition channels and a $4.4 million increase resulting from increased costs associated with the investigation of improperly recorded expenses at the Rainbow Programming division. These increases were partially offset by a decrease of $3.3 million in other general and administrative costs and a decrease of $0.5 million in charges related to a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses decreased 4% during the three months ended March 31, 2004 as compared to the same period in 2003. Excluding the effects of the stock plan, such expenses decreased by the same percentage, or 4%, as a percentage of revenue during the three months ended March 31, 2004 as compared to the same period in the prior year.



We believe that, although costs we incur as a separate, publicly- traded and reporting entity will increase selling, general and administrative costs by between $20 million and $25 million annually, in general, the level of our historical selling, general and administrative expenses relative to revenue is largely indicative of future expense levels.



Restructuring credits amounted to $0.1 million for the three months March 31, 2003 related to adjustments to provisions associated with the elimination of positions, including severance, outplacement and other related costs.



Depreciation and amortization expense increased $10.8 million for the three months ended March 31, 2004 when compared to the same period in 2003. An increase of approximately $10.1 million resulted primarily from amortization of the step up in basis of intangibles acquired in the MGM transaction in July 2003. The remaining $0.7 million resulted primarily from depreciation of new fixed assets.



RAINBOW DBS



The table below sets forth, for the periods presented, certain historical financial information for Rainbow DBS.

                                                                                    Three Months Ended March 31,
                                                                                    ----------------------------
                                                                                       2004               2003
                                                                                    ----------          --------
                                                                                      Amount            Amount
                                                                                    ----------          --------
                                                                                       (dollars in thousands)
Revenues, net...................................................................    $    1,014          $      -
Technical and operating expenses................................................         6,728             3,132
Selling, general and administrative expenses....................................        22,706             2,281
Depreciation and amortization...................................................         7,543                 -
                                                                                    ----------          --------
   Operating loss...............................................................    $  (35,963)         $ (5,413)
                                                                                    ==========          ========



Revenues for the three months ended March 31, 2004 consist primarily of sales of satellite receivers and related equipment. The Company recognizes revenues from the sales of satellite receivers and related equipment upon delivery, with an appropriate provision for returned merchandise. No revenues were recorded for the same period in 2003 as the service had not yet launched.



Technical and operating expenses for the three months ended March 31, 2004 consist of $5.5 million of costs primarily to operate the uplink and broadcast facility and customer call center and $1.2 million of equipment cost of sale and installation costs. For the three months ended March 31, 2003, technical and operating expenses consisted of costs to design and develop the set top box.



Selling, general and administrative expenses for the three months ended March 31, 2004 increased $20.4 million as compared to the prior year period primarily due to the launch of the service in October 2003. The 2004 costs consist principally of $13.6 million of marketing and subscriber acquisition costs and an increase in general and administrative expenses of $6.8 million, including $1.4 million of stock plan and long term incentive plan expense. The 2003 costs consist primarily of general administrative costs incurred prior to the launch of the service.



Depreciation and amortization expense for the three months ended March 31, 2004 of $7.5 million represents primarily depreciation on the satellite placed in service in October 2003.



RAINBOW CINEMAS



The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for Rainbow Cinemas.



                                                        Three Months Ended March 31,
                                                  -----------------------------------------
                                                          2004                 2003
                                                  -------------------    ------------------
                                                             % of Net              % of Net
                                                    Amount   Revenues     Amount   Revenues
                                                  --------   --------    -------   --------
                                                               (dollars in thousands)
Revenues, net..................................   $ 17,479     100%      $18,587      100%
Technical and operating expenses...............     15,944      91%       15,995       86%
Selling, general and administrative expenses ..      1,620       9%        1,334        7%
Depreciation, amortization and other...........      1,960      11%        1,980       11%
                                                  --------               -------
   Operating loss..............................   $ (2,045)    (12)%     $  (722)      (4)%
                                                  ========               =======



Revenues for the three months ended March 31, 2004 decreased $1.1 million (6%) as compared to revenues for the prior year period. This decrease is primarily attributable to lower box office receipts due to seven fewer screens and lower attendance.



Technical and operating expenses for the three months ended March 31, 2004 decreased $0.1 million (0.3%) compared to the prior year period. As a percentage of revenues, such costs increased 5% during the three months ended March 31, 2004 as compared to the same period in 2003, primarily due to increased film costs and higher theater operating expenses.

Selling, general and administrative expenses increased $0.3 million (21%) for the three months ended March 31, 2004 compared to the prior year period. The net increase was comprised of an increase of $0.1 million in general administrative expenses. The remaining net increase of $0.2 million related to an increase for an employee stock plan and a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses increased 2% during the three months ended March 31, 2004 as compared to the same period in 2003. Excluding the effects of the stock plan, such expenses increased 1% as a percentage of revenue during the three months ended March 31, 2004 as compared to the same period in 2003.



Depreciation, amortization and other expense remained constant for the three months ended March 31, 2004 as compared to the same period in the prior year.


COMPARISON OF YEAR ENDED DECEMBER 31, 2003 VERSUS YEAR ENDED DECEMBER 31, 2002

      Revenues, net for the year ended December 31, 2003 increased $70.1 million (15%) as compared to revenues for the prior year. The net increase is attributable to the following:


                                                                                                  DOLLARS (IN
                                                                                                   MILLIONS)
                                                                                                  -----------
Increase in revenue from advertising....................................................             $48.1
Increase in revenue from programming network subscriber and rate increases..............              30.3
Bad debt expense recorded in 2002 associated with Adelphia Communications with no
     comparable expense in 2003.........................................................               6.6
Decrease in Rainbow Cinemas revenue.....................................................              (3.7)
Other net decreases primarily due to two successful releases in 2002 at the film
     distribution business..............................................................             (11.2)
                                                                                                     -----
                                                                                                     $70.1
                                                                                                     =====


      Technical and operating expenses include primarily:

      - costs to license programming including feature films for our national networks,

      -  programming and production costs of our Rainbow Programming business,

      - research and development costs associated with our Rainbow DBS business, and

      -  film costs related to Rainbow Cinemas.

      Technical and operating expenses for 2003 increased $59.2 million (26%) compared to 2002. The net increase is attributable to the following:


                                                                                                      DOLLARS (IN
                                                                                                       MILLIONS)
                                                                                                      -----------
Contractual and production costs incurred for the VOOM(SM) HD channels..................                 $26.6
Write-off of film and programming costs.................................................                  17.9
Costs incurred in connection with the launch of our direct broadcast satellite service                    13.2
Increase in programming and production costs, including contractual rights, excluding
     VOOM(SM) HD channels...............................................................                   8.1
Other net decreases.....................................................................                  (6.6)
                                                                                                          ----
                                                                                                         $59.2
                                                                                                         =====



      As a percentage of revenues, technical and operating expenses increased 5% during 2003 as compared to 2002.


      Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $77.3 million (53%) for 2003 as compared to 2002. The net increase is attributable to the following:

                                                                                                     DOLLARS (IN
                                                                                                       MILLIONS)
                                                                                                     -----------
Increase in costs incurred in connection with the launch of our Rainbow DBS service.....                 $33.7
Costs associated with the investigation into improper expense recognition...............                  11.0
Net increase in other general and administrative costs..................................                  10.9
Increase in stock plan expenses primarily attributable to an increase in the market
     price of Cablevision's stock.......................................................                   9.0
Increase in sales and marketing costs...................................................                   7.1
Administrative costs incurred in connection with the development of the VOOMSM HD
     channels...........................................................................                   5.6
                                                                                                         -----
                                                                                                         $77.3
                                                                                                         =====


      As a percentage of revenues, selling, general and administrative expenses increased 11% in 2003 compared to 2002. Excluding the effects of the stock plan, as a percentage of revenues such costs increased 9% during 2003 as compared to 2002.

      Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

      Restructuring credits amounted to $0.1 million in 2003 and $8.3 million in 2002. The 2003 amount is comprised of a $0.3 million reduction in facility realignment costs relating to the 2001 restructuring, partially offset by a $0.2 million charge related to new provisions associated with the elimination of positions, including severance, outplacement and other related costs relating to the 2003 restructuring. The 2002 amount is comprised of a $6.2 million decrease relating to the 2001 restructuring for facility realignment as the Company was able to assign a lease for which a provision had been recorded and a $2.2 million decrease relating to 2001 provisions for the proposed move of the Rainbow Cinemas' headquarters and associated elimination of positions that did not occur. These decreases are partially offset by $0.1 million of new provisions for the 2002 restructuring related to the elimination of positions.

      Depreciation, amortization and other expense increased $45.2 million (134%) for 2003 as compared to 2002. The increases resulted primarily from an increase in amortization of acquired intangibles of $25.2 million, a gain of $12.0 million recorded in 2002 in connection with the sale of the Olympia theater in Manhattan and an increase of $8.0 million in depreciation related to new plant assets, consisting primarily of three months of depreciation expense on our Rainbow 1 DBS satellite and related assets placed in service in October 2003.

      Net interest expense increased $2.5 million (32%) during 2003 compared to 2002. The increase was primarily attributable to higher average outstanding advances from affiliates, primarily due to funding of the Rainbow DBS segment, and lower interest income ($2.7 million in 2003 as compared to $3.1 million in 2002.)

      Equity in net loss of affiliate in 2002 of $0.6 million represents the results of operations of Rainbow DBS prior to Rainbow Media Holdings' acquisition (see 2002 Transaction).

      Write-off of deferred financing costs of $0.4 million in 2003 and $1.9 million in 2002 consist principally of costs written off in connection with amendments to, or termination of, credit agreements at the Rainbow Programming segment.

      Minority interests of $17.2 million and $21.7 million in 2003 and 2002, respectively, represent MGM's interest in the net income of certain programming entities.

      Income tax benefit of $23.5 million for the year ended December 31, 2003 resulted primarily from the pretax loss and state taxes. Income tax expense of $20.0 million for the year ended December 31, 2002 resulted primarily from pretax income and state taxes.

BUSINESS SEGMENTS RESULTS


RAINBOW PROGRAMMING


      The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company's Rainbow Programming segment.


                                                                             YEARS ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                       2003                          2002
                                                                ----------------------      -----------------------
                                                                              % OF NET                     % OF NET
                                                                 AMOUNT       REVENUES       AMOUNT        REVENUES
                                                                --------      --------      --------       --------
                                                                              (DOLLARS IN THOUSANDS)
Revenues, net.............................................      $449,595        100%        $374,798         100%
Technical and operating expenses..........................       193,696         43          141,157          38
Selling, general and administrative expenses..............       173,652         39          131,171          35
Other operating income....................................        (4,261)        (1)              --          --
Restructuring credits.....................................          (187)        --           (6,038)         (2)
Depreciation and amortization.............................        57,075         13           29,807           8
                                                                --------                    --------
   Operating income.......................................      $ 29,620          7%        $ 78,701          21%
                                                                ========                    ========


      Revenues, net for the year ended December 31, 2003 increased $74.8 million (20%) as compared to revenues for the prior year. The net increase is attributable to the following:


                                                                                                       (DOLLARS IN
                                                                                                         MILLIONS)
                                                                                                         ---------
Increase in revenue from advertising.....................................................                 $ 48.1
Increase in revenue from programming network subscriber and rate increases...............                   30.3
Bad debt expense associated with Adelphia Communications recorded in 2002 with no
     comparable expense in 2003..........................................................                    6.6
Other net decreases primarily due to two successful releases in 2002 at the film
     distribution business...............................................................                  (10.2)
                                                                                                          ------
                                                                                                          $ 74.8
                                                                                                          ======



      Technical and operating expenses for the year ended December 31, 2003 increased $52.5 million (37%) compared to 2002. Approximately $26.6 million is attributable to programming and production costs related to our VOOM(SM) high definition channels and $17.9 million resulted from the write-off of certain film and programming contracts. The remaining net increase of $8.0 million resulted from higher programming and production costs directly associated with the net increases in revenue discussed above. As a percentage of revenues, such costs increased 5% during 2003 as compared to 2002.


      Selling, general and administrative expenses increased $42.5 million (32%) for 2003 compared to 2002. The net increase was comprised of an increase of $7.1 million in charges related to an employee stock plan, $20.7 million resulting from higher sales, marketing, advertising and other general and administrative cost increases, $5.6 million of administrative costs related to the VOOM(SM) high definition channels and an $11.0 million increase resulting from costs associated with the investigation of improperly recorded expenses at the Rainbow Programming division. These increases were partially offset by a decrease of $1.9 million in charges related to a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses increased 4% during 2003 as compared to 2002. Excluding the effects of the stock plan, such expenses increased 1% as a percentage of revenue during 2003 as compared to 2002.

      Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

      Restructuring credits amounted to $0.2 million in 2003 and $6.0 million in 2002. The 2003 amount is comprised of a $0.3 million reduction in facility realignment costs relating to the 2001 restructuring, partially offset by a $0.1 million charge related to new provisions associated with the elimination of positions, including severance, outplacement and other related costs relating to the 2003 restructuring. The 2002 amount is comprised of a $6.1 million decrease relating to the 2001 restructuring for facility realignment as the Company was able to assign a lease for which a provision had been recorded, partially offset by $0.1 million of new provisions relating to the 2002 restructuring.

      Depreciation and amortization expense increased $27.3 million (91%) for the year ended December 31, 2003 when compared to 2002. An increase of approximately $25.8 million resulted primarily from a full year of amortization of the step up in basis for intangibles and property, plant and equipment in the NBC transactions during 2002, and approximately five months of amortization of the step up in basis of intangibles acquired in the MGM transaction in July 2003. The remaining $1.5 million resulted primarily from depreciation of new fixed assets.

RAINBOW DBS

      The table below sets forth, for the periods presented, certain historical financial information for Rainbow DBS.


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    ---------------------------
                                                                                      2003               2002
                                                                                     AMOUNT             AMOUNT
                                                                                    --------           --------
                                                                                       (DOLLARS IN THOUSANDS)
Revenues, net................................................................       $     --           $     --
Technical and operating expenses.............................................         13,240                 --
Selling, general and administrative expenses.................................         37,324              3,373
Depreciation and amortization................................................          7,155                 --
                                                                                    --------           --------
    Operating loss...........................................................       $(57,719)          $ (3,373)
                                                                                    ========           ========


      Technical and operating expenses for the year ended December 31, 2003 consist primarily of research and development costs related to the design of the receiver of $8.6 million, costs of operating the uplink and broadcast facility of $2.1 million and customer call center costs of $1.5 million.

      Selling, general and administrative expenses for the year ended December 31, 2003 increased $34.0 million as compared to the prior year primarily due to increased activity associated with the launch of the satellite and the related VOOM(SM) service. The 2003 costs consist principally of marketing and subscriber acquisition costs of $16.4 million and general and administrative expenses of $19.0 million.

      Depreciation and amortization expense for the year ended December 31, 2003 of $7.2 million represents primarily depreciation of the satellite placed in service in October 2003.

RAINBOW CINEMAS

      The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for Rainbow Cinemas.


                                                                                 YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------
                                                                           2003                       2002
                                                                    --------------------      ---------------------
                                                                                % OF NET                   % OF NET
                                                                     AMOUNT      REVENUES      AMOUNT       REVENUES
                                                                    -------      --------     -------       --------
                                                                                (DOLLARS IN THOUSANDS)
Revenues, net...................................................    $84,447        100%       $88,149         100%
Technical and operating expenses................................     70,554         84         72,811          83
Selling, general and administrative expenses....................      7,390          9          8,290           9
Restructuring charges (credits).................................         --         --         (2,224)         (3)
Depreciation, amortization and other............................      7,821          9           (124)         --
                                                                    -------                   -------
   Operating income (loss)......................................    $(1,318)        (2)%      $ 9,396          11%
                                                                    =======                   =======


      Revenues for the year ended December 31, 2003 decreased $3.7 million (4%) as compared to revenues for the prior year. A decrease of $4.1 million, attributable to lower box office receipts due to nine fewer screens and lower attendance, was partially offset by a net increase of $0.4 million in other revenues.

      Technical and operating expenses for the year ended December 31, 2003 decreased $2.3 million (3%) compared to 2002. A decrease of $2.6 million was attributable to lower film exhibition costs, partially offset by a net increase of $0.3 million which resulted from higher theater operating costs. As a percentage of revenues, such costs increased 1% during 2003 as compared to 2002.

      Selling, general and administrative expenses decreased $0.9 million (11%) for 2003 compared to 2002. The net decrease was comprised of a decrease of $1.2 million in general administrative expenses including a decrease of $0.6 million in legal costs directly attributable to the proposed sale of the theater chain in 2002. The remaining net increase of $0.3 million related to an increase of $0.6 million for an employee stock plan, partially offset by a decrease of $0.3 million for a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses remained constant during 2003 as compared to 2002. Excluding the effects of the stock plan, such expenses decreased 1% as a percentage of revenue during 2003 as compared to 2002.


      Restructuring credit of $2.2 million in 2002 is comprised of reductions of $1.2 million in facility realignment costs and $1.0 million associated with the elimination of positions, including severance, outplacement cost and other related costs relating to the 2001 restructuring. The plan that was initiated in 2001 to move Rainbow Cinemas' headquarters was abandoned in 2002.


      Depreciation, amortization and other expense increased $7.9 million for the year ended December 31, 2003 when compared to 2002. In 2002, a gain of $12.0 million was recorded associated with the sale of the Olympia theater in Manhattan. The remaining net decrease of approximately $4.1 million consisted primarily of reduced charges for assets becoming fully depreciated in 2002.


COMPARISON OF YEAR ENDED DECEMBER 31, 2002 VERSUS YEAR ENDED DECEMBER 31, 2001.


      Revenues, net for the year ended December 31, 2002 increased $85.0 million (21%) as compared to revenues for the prior year. The net increase is attributable to the following:


                                                                                               (DOLLARS IN
                                                                                                 MILLIONS)
                                                                                                 ---------
Increase in revenue from programming network subscriber and rate increases...............         $39.0
Increase in revenue from advertising.....................................................          24.2
Increase in revenue from the film distribution business due to two successful releases...          15.0
Increase in Rainbow Cinemas revenue......................................................           9.2
Other net decreases......................................................................          (2.4)
                                                                                                  -----
                                                                                                  $85.0
                                                                                                  =====


      Technical and operating expenses for 2002 increased $25.6 million (13%) compared to 2001. The net increase is attributable to the following:


                                                                                                    (DOLLARS IN
                                                                                                      MILLIONS)
                                                                                                      ---------
Increase in programming and production costs, including contractual rights........................     $18.0
Increase in film exhibition costs.................................................................       4.3
Other net increases...............................................................................       3.3
                                                                                                       -----
                                                                                                       $25.6
                                                                                                       =====


      As a percentage of revenues, technical and operating expenses decreased 4% during 2002 as compared to 2001.

      Selling, general and administrative expenses increased $17.2 million (13%) for 2002 as compared to 2001. The net increase is attributable to the following:

                                                                                                      (DOLLARS IN
                                                                                                       MILLIONS)
                                                                                                       ---------
Increase in sales and marketing costs                                                                     $14.4
Increase in long-term incentive plan and stock plan expenses                                                6.1
Costs incurred in connection with the preparation for the launch of our Rainbow DBS satellite
    service                                                                                                 3.4
Other net decreases                                                                                        (6.7)
                                                                                                          -----
                                                                                                          $17.2
                                                                                                          =====


      As a percentage of revenues, selling, general and administrative expenses decreased 3% in 2002 compared to 2001.

      Restructuring charges amounted to a credit of $8.3 million in 2002 and a charge of $15.2 million in 2001. The 2002 amount is comprised of a reduction of $6.2 million relating to the 2001 restructuring for facility realignment as the Company was able to assign a lease for which a provision had been recorded and a $2.2 million decrease relating to 2001 provisions for the proposed move of the Rainbow Cinemas' headquarters and associated elimination of positions that did not occur. These decreases were partially offset by $0.1 million of new provisions for the 2002 restructuring relating to the elimination of positions, including severance, outplacement costs and other related costs. The 2001 amount is comprised of $12.9 million in new provisions relating to the 2001 restructuring for facility realignment costs and $2.3 million associated with the elimination of positions including severance and outplacement costs.


      Depreciation and amortization expense decreased $101.4 million (75%) for 2002 as compared to 2001. A decrease of approximately $100.1 million resulted from the amortization and write-off in 2001 of goodwill that had been recorded in connection with the Rainbow Cinemas acquisition, a decrease of $12.0 million resulted from the gain on the sale of the Olympia theater in 2002 and a decrease of $10.2 million in amortization expense relating to the implementation of Financial Accounting Statement 142. These decreases were partially offset by an increase in depreciation of new fixed assets and amortization of acquired intangibles aggregating $20.9 million.


      Net interest expense was $7.7 million in 2002 and $12.7 million in 2001. The change represents a decrease in interest expense of $6.4 million due to lower overall average debt balances, primarily at the Rainbow Programming segment, partially offset by lower interest income ($3.1 million in 2002 as compared to $4.5 million in 2001.)

      Write-off of deferred financing costs of $1.9 million in 2002 and $1.1 million in 2001 consist principally of costs written off in connection with amendments to, or termination of, the credit agreements at the Rainbow Programming segment.

      Gain on sale of programming interests for the year ended December 31, 2001 represents the gain of $490.2 million from the sale of a 20% minority interest in certain of the Company's programming businesses.

      Minority interests of $21.7 million and $14.0 million in 2002 and 2001, respectively, represent MGM's interest in the net income of certain programming entities.

      Income tax expense of $20.0 million for the year ended December 31, 2002 resulted primarily from pretax income and state taxes. The income tax expense of $109.2 million for the year ended December 31, 2001 differs from the income tax benefit derived by applying the statutory federal rate to pretax income due principally to the impact of non-deductible goodwill amortization, a decrease in the valuation allowance of $35.1 million and state taxes.

BUSINESS SEGMENTS RESULTS

  RAINBOW PROGRAMMING

      The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company's Rainbow Programming segment.

                                                                              YEARS ENDED DECEMBER 31,
                                                               ---------------------------------------------------
                                                                         2002                      2001
                                                               -------------------------     ---------------------
                                                                               % OF NET                   % OF NET
                                                                 AMOUNT         REVENUES     AMOUNT       REVENUES
                                                                 ------         --------     ------       --------
                                                                            (DOLLARS IN THOUSANDS)
Revenues, net..............................................    $   374,798        100%     $   300,252       100%
Technical and operating expenses...........................        141,157         38          120,973        40
Selling, general and administrative expenses...............        131,171         35          115,560        38
Restructuring charges (credits)............................         (6,038)        (2)          11,670         4
Depreciation and amortization..............................         29,807          8           22,494         7
                                                               -----------                 -----------
  Operating income.........................................    $    78,701         21%     $    29,555        10%
                                                               ===========                 ===========



      Revenues for the year ended December 31, 2002 increased $74.5 million (25%) as compared to revenues for the prior year. Approximately $39.0 million of the increase was attributed to growth in programming network subscribers and rate increases, approximately $24.2 million of the increase was due to higher advertising revenue and the remaining net increase of $11.3 million was due primarily to higher film distribution revenue from the successful release of Y Tu Mama Tambien and My Big Fat Greek Wedding.


      Technical and operating expenses for the year ended December 31, 2002 increased $20.2 million (17%) compared to 2001. These increased costs resulted primarily from higher contractual rights and programming costs. As a percentage of revenues, such costs decreased 2% during 2002 as compared to 2001.

      Selling, general and administrative expenses increased $15.6 million (14%) for 2002 compared to 2001. The net increase was comprised of an increase of $11.2 million resulting from higher sales, marketing, advertising and other general cost increases, an increase of $2.1 million in charges related to an employee stock plan and an increase of $2.3 million in charges related to a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses decreased 3% in 2002 as compared to 2001. Excluding the effects of the stock plan, as a percentage of revenues such costs decreased 4% during 2002 as compared to 2001.

      Restructuring charges amounted to a credit of $6.0 million in 2002 and a charge of $11.7 million in 2001. The 2002 amount is comprised of a reduction of $6.1 million in facility realignment costs relating to the 2001 restructuring as the Company was able to assign a lease for which a provision had been recorded, partially offset by $0.1 million of new provisions associated with the elimination of positions relating to the 2002 restructuring. The 2001 amount is comprised of new provisions relating to the 2001 restructuring for facility realignment costs.

      Depreciation and amortization expense increased $7.3 million (33%) for the year ended December 31, 2002 when compared to 2001. The increase resulted primarily from a net increase in amortization of acquired intangibles of $5.9 million and the write-off of certain fixed assets and depreciation of new assets of $1.9 million. Partially offsetting these increases was a net decrease of $0.5 million, which resulted from the Company's adoption of Statement 142 as of January 1, 2002 where goodwill is no longer amortized.

RAINBOW DBS

      Rainbow DBS did not record any revenues from inception through 2002 and did not incur any technical expenses in 2002 and 2001. In 2002, Rainbow DBS incurred $3.4 million in selling, general and administrative expenses primarily related to administrative and consulting costs associated with continued development of the satellite asset in preparation for launch.

      All assets of Rainbow DBS were under construction in 2002 and 2001, therefore no depreciation or amortization expense was recorded in those years.


RAINBOW CINEMAS


      The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for Rainbow Cinemas.

                                                                              YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------------------
                                                               2002                                  2001
                                                      --------------------------         --------------------------
                                                                       % OF NET                            % OF NET
                                                       AMOUNT          REVENUES           AMOUNT           REVENUES
                                                      ---------        ---------         ----------        --------
                                                                           (DOLLARS IN THOUSANDS)
Revenues, net                                         $ 88,149            100%           $  78,902            100%
Technical and operating expenses                        72,811             83               68,153             86
Selling, general and administrative expenses             8,290              9               10,198             13
Restructuring charges (credits)                         (2,224)            (3)               3,500              4
Depreciation, amortization and other                      (124)            --              109,767            139
                                                      --------                           ---------
  Operating income (loss)                             $  9,396             11%           $(112,716)          (143)%
                                                      ========                           =========


      Revenues for the year ended December 31, 2002 increased $9.2 million (12%) as compared to revenues for the prior year. Approximately $6.7 million of the increase was attributable to higher box office receipts due to increased attendance, partially offset by four fewer screens. The remaining net increase of $2.5 million was due primarily to higher concession stand revenue.

      Technical and operating expenses for the year ended December 31, 2002 increased $4.7 million (7%) compared to 2001. Approximately $4.3 million of the increase was attributable to higher film exhibition costs and the remaining net increase of $0.4 million was due primarily to increases in concession stand costs. As a percentage of revenues, such costs decreased 3% during 2002 as compared to 2001 as theater operating expenses remaining relatively constant.

      Selling, general and administrative expenses decreased $1.9 million (19%) for 2002 compared to 2001. The decrease was comprised primarily of a decrease of $3.3 million in general corporate overhead, partially offset by an increase of $0.6 million in charges related to an employee stock plan and an increase of $0.8 million in charges related to a long-term incentive plan. As a percentage of revenues, selling, general and administrative expenses decreased 4% in 2002 compared to 2001.

      Restructuring charges consisted of a credit of $2.2 million in 2002 compared to a charge of $3.5 million in 2001. The 2002 amount is comprised of a reduction of $1.2 million in the provision for facility realignment costs and $1.0 million associated with the elimination of positions. The 2001 restructuring plan provided for a move of Rainbow Cinemas' headquarters which was abandoned in the third quarter of 2002. The 2001 amount is comprised of $1.2 million in facility realignment costs and $2.3 million associated with the elimination of positions, including severance, outplacement cost and other related costs relating to the 2001 restructuring plan.


      Depreciation and amortization expense decreased $109.9 million for the year ended December 31, 2002 when compared to 2001. The 2001 amount included amortization of goodwill of $9.3 million and a $90.8 million write-off of goodwill recorded in connection with the Clearview acquisition. In 2002, a gain of $12.0 million was recorded in connection with the sale of the Olympia theater in Manhattan. These decreases were offset by a net increase of $2.2 million which resulted primarily from depreciation of fixed asset additions.


OPERATING ACTIVITIES


      Net cash provided by operating activities amounted to $119.2 million for the three months ended March 31, 2004 compared to $31.8 million for the three months ended March 31, 2003. The cash provided by operating activities in the 2004 period resulted from an increase in cash resulting from a $130.2 million net increase in accounts payable to affiliates, primarily due to Cablevision's funding of the operations and capital expenditures of Rainbow DBS, a $68.2 million increase in feature film rights payable and a $43.0 million increase resulting from income before deprecation and amortization and non-cash items. Partially offsetting these increases were decreases in cash resulting from a $100.8 million increase in feature film inventory resulting from new film licensing agreements, a $14.6 million decrease in accounts payable and accrued and other liabilities and a $6.8 million increase in current and other assets.



      The cash provided by operating activities in the 2003 quarter resulted primarily from $49.2 million of income before depreciation and amortization and non-cash items, a $14.7 million decrease in current and other assets, a $1.2 million increase in accounts payable and accrued and other liabilities, and a $3.7 million increase in accounts payable to affiliates, partially offset by a $29.9 million decrease in cash resulting from a decrease in feature film rights payable and a $7.1 million increase in feature film inventory.



      Net cash provided by operating activities amounted to $244.9 million for the year ended December 31, 2003 compared to $226.4 million for the year ended December 31, 2002. The 2003 cash provided by operating activities resulted from $190.2 million of income before depreciation and amortization and non-cash items and a net increase in cash resulting from a $156.5 million increase in accounts payable to affiliates, primarily due to Cablevision's funding of the Rainbow DBS operations, an $81.8 million increase in feature film rights payable and a $37.4 million increase in accounts payable and accrued and other liabilities. Partially offsetting these increases were decreases in cash resulting from a $191.2 million increase in feature film inventory and a $29.8 million increase in current and other assets. The changes associated with feature film rights resulted in part from a film licensing agreement with MGM and other film agreements associated with the Company's launch of its new high definition channels.



      Net cash provided by operating activities amounted to $226.4 million for the year ended December 31, 2002 compared to net cash used in operating activities of $19.7 million for the year ended December 31, 2001. The 2002 cash provided by operating activities resulted primarily from $143.0 million of income before depreciation and amortization and non-cash items and an increase of $169.0 million resulting from an increase in accounts payable to affiliates, primarily due to Cablevision's funding of the Rainbow DBS operations, a $10.6 million increase in feature film rights payable and a $7.5 million increase in accounts payable and accrued and other liabilities. Partially offsetting these increases were decreases in cash resulting from a $51.3 million increase in feature film inventory resulting from new film licensing agreements and a $52.4 million increase in current and other assets.



      The 2001 cash used in operating activities resulted primarily from a net decrease in cash resulting from a $132.0 million increase in current and other assets, a $25.0 million decrease in feature film rights payable and a $26.0 million increase in feature film inventory resulting primarily from new film licensing agreements. Partially offsetting these decreases were increases in cash resulting from $25.8 million income before depreciation and amortization and non-cash items, a $15.2 million increase in accounts payable and accrued and other liabilities and a $122.3 million increase in accounts payable to affiliates, primarily due to Cablevision's funding of various developing cable networks and Rainbow Cinemas.


INVESTING ACTIVITIES


      Net cash used in investing activities for the three months ended March 31, 2004 was $94.4 million compared to net cash provided by investing activities of $65.7 million for the three months ended March 31, 2003. The 2004 investing activities consisted primarily of an $84.7 million payment for an acquisition and $10.0 million of capital expenditures, partially offset by other net cash receipts of $0.3 million.



      Net cash provided by investing activities for the three months ended March 31, 2003 was $65.7 million and consisted primarily of $58.2 million of cash proceeds from a note receivable from an affiliate and $10.0 million in proceeds from the sale of equipment, partially offset by $2.5 million of capital expenditures.



      Net cash provided by investing activities for the year ended December 31, 2003 was $25.0 million compared to $144.8 million for the year ended December 31, 2002. The 2003 investing activities consisted primarily of $92.9 million of capital expenditures partially offset by $58.2 million of cash proceeds from a note receivable from affiliates and other net cash receipts of $9.7 million.



      Net cash used in investing activities for the year ended December 31, 2002 was $144.8 million compared to $81.4 million for the year ended December 31, 2001. The 2002 investing activities consisted primarily of $122.9 million of capital expenditures, $35.3 million of cash advanced to an affiliate and $1.9 million of investments in an affiliate, partially offset by $15.3 million in proceeds from the sale of equipment.



      Net cash used in investing activities for the year ended December 31, 2001 was $81.4 million and consisted primarily of $53.4 million of cash advanced to an affiliate, $16.9 million of investments in an affiliate and $13.7 million of capital expenditures, partially offset by $2.6 million in proceeds from the sale of equipment.

FINANCING ACTIVITIES


      Net cash used in financing activities amounted to $0.6 million for the three months ended March 31, 2004 compared to net cash provided by financing activities of $15.1 million for the three months ended March 31, 2003. In 2004, the Company's financing activities consisted of principal payments on capital lease obligations of $0.6 million.



      In the 2003 quarter, the Company's financing activities consisted primarily of $35.0 million of bank debt proceeds, partially offset by capital distributions and distributions to minority interest of $18.2 million and other net cash payments of $1.7 million.



      Net cash used in financing activities amounted to $251.9 million for the year ended December 31, 2003 compared to $99.2 million for the year ended December 31, 2002. In 2003, the Company's financing activities consisted primarily of capital distributions and distributions to minority interest of $282.9 million and other net cash payments of $4.0 million, partially offset by $35.0 million of bank debt proceeds.



      Net cash used in financing activities amounted to $99.2 million for the year ended December 31, 2002 compared to net cash provided by financing activities of $151.9 million for the year ended December 31, 2001. In 2002, the Company's financing activities consisted primarily of capital distributions and distributions to minority interest of $95.0 million and other net cash payments of $4.2 million.



      In 2001, the Company's financing activities consisted primarily of $495.0 million of proceeds from the sale of members' interests and other net cash receipts of $16.2 million, partially offset by $359.3 million of net bank debt repayments.


LIQUIDITY AND CAPITAL RESOURCES


   OVERVIEW



       Our Rainbow Programming segment, specifically our AMC, WE and IFC subsidiaries, serve as our primary funding source. All of our interests in AMC, WE and IFC are owned by our subsidiary Rainbow National Services LLC, or "RNS". Through free cash flow from operations and borrowings, RNS will provide cash distributions to us, subject to applicable covenants and limitations contained in their financing agreements. We will utilize these distributions to fund corporate capital and expenses and to invest in our Rainbow DBS business and in other developing Rainbow Programming businesses. Rainbow Cinema's cash requirements are generally funded through cash from its own operations.



   EXISTING FINANCING



      Currently, our AMC, WE and IFC subsidiaries are the guarantors and principal credit support for the existing $820 million credit facility of Rainbow Media Holdings (a wholly-owned subsidiary of Cablevision and our direct parent until completion of the Distribution), and all of the assets and stock of these subsidiaries have been pledged to the lenders thereunder. This facility is expected to be repaid and terminated with the proceeds of the debt financings described below. AMC, WE and IFC have also agreed to guarantee up to $250 million of senior subordinated of Rainbow Media Holdings pursuant to a commitment received from a bank to provide such funding. No amounts are expected to be borrowed under this commitment and this agreement is expected to be terminated upon consummation of the debt financings described below.



   PLANNED FINANCING



       RNS holds all of our interests in AMC, WE and IFC. Prior to the Distribution, RNS is expected to enter into new debt financing arrangements totaling approximately $1,750 million in a combination of a senior secured credit facility totaling approximately $950 million, including a $600 million term loan and $350 million undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800 million. The credit facility will be secured by the assets and stock of and guaranteed by AMC, WE and IFC and will have financial covenants, including a limitation on the maximum total debt and senior debt as a multiple of our cash flow that can be incurred, the ratio of cash flow to interest expense, and the ratio of cash flow to debt service (all as defined in the credit agreement), as well as restrictions on distributions, additional indebtedness, and liens. The senior and senior subordinated notes are expected to be guaranteed by substantially all of RNS' subsidiaries, including AMC, IFC and WE, and to contain covenants limiting, among other things, the amount of additional indebtedness we may incur, distributions and investments, and the ability to incur liens. Additional information concerning the expected terms of the credit facility and the notes is included under "Our Debt Financing".



      We have received commitments covering a substantial portion of the senior secured revolving credit facility and expect to begin marketing the term loan and senior and senior subordinated notes shortly. However, there can be no assurance as to our ability to secure any of this new financing.



   RAINBOW PROGRAMMING



      RNS generates net free cash flow from operations and as such has limited borrowing requirements. The other Rainbow Programming businesses, principally our on-demand services and our VOOM 21 channels, require funding.



      All of the net proceeds of the RNS debt financings described above will be distributed to us, and we will distribute cash to Rainbow Media Holdings in an amount sufficient for it to repay all outstanding indebtedness under its existing financing arrangements, which at July 28, 2004 totaled approximately $676.4 million. The balance of the distribution will be held by us and invested over time to fund the cash requirements of certain of our subsidiaries, primarily Rainbow DBS and the other developing Rainbow Programming businesses. This distributed cash is projected to provide sufficient cash to fund their requirements through at least the end of 2005.



   RAINBOW DBS



      Our Rainbow DBS business did not launch its service until October 2003. It has significant cash requirements and has limited access to funding. Funding needs for Rainbow DBS in 2004, which include capital expenditures of approximately $111 million; the acquisition of additional frequencies, including the investment in DTV Norwich for its acquisition of MVDDS licenses of $90 million; operating losses; and funds required to develop its proprietary VOOM HD programming channels of approximately $101 million are expected to total $477 million. Of this amount, $237.2 million has been provided by Cablevision. Rainbow Media Holdings is also expected to borrow up to $100 million under its existing credit agreement (subject to covenant compliance and availability) to provide funding to us. As of June 30, Rainbow Media Holdings had utilized $21.3 million (including letters of credit) of its availability in support of Rainbow DBS' cash requirements. We will have no obligation to repay any portion of these investments, all of which will be reflected as equity contributions in Rainbow DBS. These investments are expected to be sufficient to fund the cash requirements of Rainbow DBS through the planned completion of the RNS debt financings.



      Distributions to us from the proceeds of the RNS planned financing are expected to provide funding to Rainbow DBS through the end of 2005. Additional investments in Rainbow DBS are subject to the receipt of distributions from RNS, which will be subject to limitations contained in its financing agreements. See "Our Debt Financing".



      We do not currently have any funding available for the construction and launch of the five Ka-band satellites for which Rainbow DBS had FCC authorization or the two Ku-band satellites necessary to exploit the Ku-band DBS frequencies for which we were the high bidder at a July, 2004 FCC auction, nor have we initiated any discussions to acquire such funding. Accordingly, we cannot assure you that we will have the required funding to ensure satisfaction of the FCC milestones. If we are unable to meet those milestones without an adequate reason, such as technical problems with a satellite launch vehicle, we could forfeit the bonds we deposited. We have also not identified financing sources for the build-out of the infrastructure to exploit the MVDDS licenses required by DTV Norwich. If we are unable to fund this build-out, we could lose those licenses and our investment in DTV Norwich and our ability to compete could be adversely affected.

   RAINBOW CINEMAS



      Our Rainbow Cinemas business is not expected to have any material funding requirements and is projected to generate minimal amounts of net free cash flow each year over the next three years. Any funding requirements would be minimal and would be provided by distributions from Rainbow National Services.



   COMMITMENTS AND CONTINGENCIES



      Commitments and contingent obligations as of December 31, 2003 are summarized in the following table:



                                   2004     2005 - 06   2007 - 08  THEREAFTER    TOTAL
                                 --------   ---------   ---------  ----------   --------
                                                   (DOLLARS IN THOUSANDS)
Feature film obligations ....    $ 80,494    $ 95,643    $67,230    $ 76,944    $320,311
Capital leases ..............       3,600       3,240         --          --       6,840
                                 --------    --------    -------    --------    --------
                                   84,094      98,883     67,230      76,944     327,151
                                 --------    --------    -------    --------    --------
Off balance sheet:
Letters of credit (1) .......       2,000          --         --          --       2,000
Contractual commitments (2)..      30,044      16,420      1,803          --      48,267
Operating leases ............      13,169      25,224     18,399      78,421     135,213
                                 --------    --------    -------    --------    --------
                                   45,213      41,644     20,202      78,421     185,480
                                 --------    --------    -------    --------    --------
Total .......................    $129,307    $140,527    $87,432    $155,365    $512,631
                                 ========    ========    =======    ========    ========



----------------


(1)   Issued through Rainbow Media Holdings facility on behalf of Rainbow DBS.

(2) Contractual commitments consist primarily of open purchase commitments for Rainbow DBS equipment and carriage payments at the Rainbow Programming business.


      The above table does not include amounts owed to Loral Space and Communications of $40.8 million payable only from a percentage of future revenues of Rainbow DBS in connection with Rainbow Media Holdings' acquisition of Loral Space and Communications' interest in Rainbow DBS. (See Note 2 of the combined financial statements.)

                       CORPORATE GOVERNANCE AND MANAGEMENT

CORPORATE GOVERNANCE


   GENERAL


      Our Class A Common Stock will be listed on the New York Stock Exchange. As a result, we are subject to most of the New York Stock Exchange's corporate governance listing standards.

      A listed company that meets the New York Stock Exchange's definition of "controlled company" may elect not to comply with certain of these requirements. Holders of Cablevision NY Group Class B Common Stock who are members of the Dolan family and certain related family entities entered into a Stockholders Agreement relating, among other things, to the voting of their shares of Cablevision NY Group Class B Common Stock and filed a Schedule 13D with the Securities and Exchange Commission as a "group" under the rules of the Securities and Exchange Commission. We have been informed that prior to the Distribution, these parties will enter into a similar stockholders agreement with respect to the voting of their shares of the Class B Common Stock that will be issued in the Distribution. As a result, following the Distribution, we will be a "controlled company." As a controlled company, we will have the right to elect not to comply with the corporate governance rules of the New York Stock Exchange requiring: (i) a majority of independent directors on our Board; (ii) an independent corporate governance and nominating committee; and (iii) an independent compensation committee.

      We will elect not to comply with the New York Stock Exchange requirement for a majority independent board of directors and for a corporate governance and nominating committee because of our status as a controlled company. We will comply with the requirement for an independent compensation committee.


   CORPORATE GOVERNANCE GUIDELINES


      Our Board of Directors has adopted our Corporate Governance Guidelines. These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Chairman of the Board and the Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation requirements. The full text of our Corporate Governance Guidelines may be viewed at our corporate
website at   . A copy may be obtained by writing to Rainbow Media Enterprises,
Inc., 200 Jericho Quadrangle, Jericho, NY 11753; Attention:   .


   EXECUTIVE SESSION OF NON-MANAGEMENT BOARD MEMBERS


      Under our Corporate Governance Guidelines, our directors who are not also officers of our Company or any of its affiliates ("Non-management directors") are to meet at least quarterly in executive sessions. If the Non-management directors include any directors who are not independent under the New York Stock Exchange rules, the independent directors are to meet in executive sessions at least semi-annually. The Non-management directors will rotate as the presiding director at these executive sessions. Only a Non-management director who is also independent under the New York Stock Exchange rules will preside at an executive session of the independent directors.


   COMMUNICATING WITH OUR DIRECTORS


      Our Board has adopted policies designed to allow shareholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the Non-management directors as a group should send communications in writing to Chairman of the Audit Committee, Rainbow Media Enterprises, Inc., 200 Jericho Quadrangle, Jericho, NY 11753. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate those concerns
to our Audit Committee by contacting   , which has been designated to act as a
confidential contact organization for this purpose, at   . The
information for communicating with the Audit Committee and Non-management
directors is also available on our website at   .


   CODE OF ETHICS


      Our Board of Directors has adopted a Code of Ethics for our directors, officers and employees. A portion of this Code of Ethics also serves as a code of ethics for our senior financial officers. Among other things, our Code of Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, confidentiality, corporate opportunities, fair dealing, protection and proper use of assets and equal employment opportunity and harassment. The
full text of the code is available on our website at   . In addition, a copy may
be obtained by writing to Rainbow Media Enterprises, Inc., 200 Jericho
Quadrangle, Jericho, NY 11753; Attention:   .

OUR DIRECTORS


   DIRECTORS



      Immediately after the Distribution, our Board is expected to consist of the three individuals named below plus an additional director, who has not yet been identified, whom our Board will have determined to be "independent" within the meaning of the rules of the New York Stock Exchange. Under those rules, the Company is required to have at least two independent directors within 90 days of the date of this information statement and at least three independent directors by the first anniversary of the date of this information statement.


      The term of office of our directors will expire at the annual meeting of stockholders in 2005 and at each succeeding annual meeting after that. We expect to hold our first annual meeting of stockholders in May 2005. The business address for each director is c/o Rainbow Media Enterprises, 200 Jericho Quadrangle, Jericho, NY 11753 and each director is a citizen of the United States. We will encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the board.

      Our Board did not hold any meetings in 2003.

      The following individuals are expected to serve as our directors following the Distribution:

      Charles F. Dolan, 77, Chairman and Director since May 2004. Chairman of Cablevision from 1985 to the date of the Distribution. Chief Executive Officer of Cablevision from 1985 to October 1995. Founded and acted as the General Partner of Cablevision's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of Thomas C. Dolan.

      Thomas C. Dolan, 51, President and Chief Executive Officer and Director since May 2004. Director of Cablevision from 1998 to the date of the Distribution. Executive Vice President and Chief Information Officer of Cablevision from October 2001 to the date of the Distribution. Senior Vice President and Chief Information Officer of Cablevision from February 1996 to October 2001. Vice President and Chief Information Officer of Cablevision from July 1994 to February 1996. General Manager of Cablevision's East End Long Island cable system from November 1991 to July 1994. System Manager of Cablevision's East End Long Island cable system from August 1987 to October 1991. Thomas C. Dolan is the son of Charles F. Dolan.


      Joshua W. Sapan, 53, Director since May 2004. Chief Executive Officer of our Rainbow Programming business since May 2004. President and Chief Executive Officer of Rainbow Media Holdings LLC from October 1997 to the date of the Distribution. Chief Executive Officer of Rainbow Media Holdings LLC from September 1996 to October 1997. Chief Operating Officer of Rainbow Media Holdings, Inc. from 1991 to 1995. President of Cablevision's National Entertainment Division, 1987 to 1991. Director of Rainbow Media Holdings, Inc. from April 1997 to September 2003.

   DIRECTOR COMPENSATION



      Non-employee directors receive a base fee of $40,000 per year, payable in cash and annual restricted stock unit grants valued at $40,000; $2,000 for each Board and committee meeting attended in person, and $500 for each Board and committee meeting attended by telephone. Non-employee directors also receive $5,000 annually per committee membership and $10,000 annually per committee chairmanship. Our employees who are directors receive no extra compensation for serving as directors.



   NON-EMPLOYEE DIRECTOR STOCK PLAN


      The Board believes that the Company's ability to attract and retain capable persons as independent directors will be enhanced by providing its non-employee directors with equity in the Company, and that the Company will benefit from encouraging a sense of proprietorship of such persons and stimulating the active interest of such persons in the development and financial success of the Company. Accordingly, we have adopted a Non-Employee Director Stock Plan and Cablevision, as our sole stockholder prior to the Distribution, has approved this plan.


      Under our Non-Employee Director Stock Plan, the per share exercise price of each option (other than with respect to the options that are adjusted in connection with the Distribution) will be equal to the fair market value of a share of our Class A Common Stock. In general, fair market value is determined by taking the average of the high and low prices of one share as reported in the consolidated reporting system of the New York Stock Exchange on the date of grant. In the event the Board (or a committee of the Board) at a future time determines to grant other stock-based awards, such awards will be subject to such price, restrictions and other terms and conditions as determined by the Board (or its committee).


      The maximum number of our shares that may be granted under the
Non-Employee Director Stock Plan is   shares. In the event of any stock
dividend, stock split, spinoff, reclassification, recapitalization, or other similar event resulting in dilution of the shares, then the number of shares issuable under the Non-Employee Director Stock Plan will be proportionately adjusted to reflect such transaction.

      Options granted under the Non-Employee Director Stock Plan are fully vested and exercisable on the date of grant. Each option granted pursuant to the Non-Employee Director Stock Plan will terminate upon the earlier to occur of (i) the expiration of ten years following the date upon which the option is granted and (ii) the expiration of three years from the termination of a participant's service on our Board, provided that in the event that a participant dies while an option is exercisable, the option will remain exercisable by the participant's estate or beneficiary only until the first anniversary of the participant's date of death and whether or not such first anniversary occurs prior to or following the expiration of the ten- or three-year periods referred to above.


      Restricted stock units granted under the Non-Employee Director Stock Plan are fully vested on the date of grant and entitle a non-employee director to receive on the first business day after expiration of 90 days following the date on which such non-employee director terminates service as a member of the Board, one share of our Class A Common Stock for each restricted stock unit held by the director. If the Company pays a regular cash dividend on the shares the record date for which is after the grant date of the restricted stock units, the non-employee director will be entitled to receive a dividend equivalent payment equal to the regular cash dividend that would have been paid had the shares underlying the restricted stock units already been delivered. Restricted stock units are an unfunded, unsecured right to receive shares at a future date.


      Our obligations with respect to awards granted under the Non-Employee Director Stock Plan are subject to all applicable laws.

      All grants of options and restricted stock units under the Non-Employee Director Stock Plan will be automatic and will not be subject to the discretion of any person.

      The Board may amend the Non-Employee Director Stock Plan from time to time, provided that no amendment which increases the aggregate number of shares that may be issued under the Non-Employee Director Stock Plan may be made without the approval of the Company's stockholders.


   BOARD COMMITTEES



      The board will have two permanent committees: the Audit Committee and the Compensation Committee.



   AUDIT COMMITTEE


      At the time of the Distribution, our Audit Committee will consist solely of the director identified by our Board as being independent. We will add at least one additional member within 90 days following the date of this information statement and will have at least three members by the first anniversary of the date of this information statement. The primary purposes of our Audit Committee are: (a) to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditors' qualifications and independence, and (iv) the performance of our internal audit function and independent auditors; (b) to decide whether to appoint, retain or terminate the Company's independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (c) to prepare any report of the Audit Committee required by the rules and regulations of the Securities and Exchange Commission for inclusion in our annual proxy statement. The text of our Audit Committee charter is available on our website
at   . A copy may be obtained by writing to Rainbow Media Enterprises, Inc., 200
Jericho Quadrangle, Jericho, NY 11753; Attention:   .


      Our Board of Directors will have determined that the director, who will be the sole member of our Audit Committee at the time of the Distribution, is "independent" within the meaning of the rules of both the New York Stock Exchange and the Securities and Exchange Commission. All directors we add to the Audit Committee in the future will also meet this standard. Our Board will also have determined that the director serving on the Audit Committee at the time of the Distribution is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the New York Stock Exchange, and is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission.


      Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under "Communicating with Our Directors" above.

      Our Audit Committee did not exist in 2003 and will not hold its first meeting until after the Distribution date.


   COMPENSATION COMMITTEE


      At the time of the Distribution, our Compensation Committee will consist solely of the director identified by our Board as being independent. The primary purposes of our Compensation Committee are: (a) to establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs, (b) either as a committee or together with the other independent directors (as directed by the Board) to determine and approve the compensation of the chief executive officer,
(c) to make recommendations to the Board with respect to compensation, other than that of the chief executive officer, as well as our incentive compensation plans, including equity-based plans, (d) to approve any new equity compensation plan or material changes to an existing plan, (e) in consultation with management, to oversee regulatory compliance with respect to compensation matters, (f) to make recommendations to the Board with respect to severance or similar termination payments to current or former executives, and (g) to prepare a report on executive compensation required by the rules and regulations of the Securities and Exchange Commission. The Compensation Committee also administers our Employee Stock Plan, Long-Term Incentive Plan and our Executive Performance Incentive Plan. The text of our Compensation Committee charter is available on
our website at   . A copy may be obtained by writing to Rainbow Media
Enterprises, Inc., 200 Jericho Quadrangle, Jericho, NY 11753; Attention:   .

      Our Compensation Committee did not exist in 2003.


   ABSENCE OF NOMINATING COMMITTEE



      We will not have a nominating committee. We believe that it is appropriate not to have a nominating committee because of our stockholder voting structure. Under the terms of our Certificate of Incorporation, the holders of our Class B Common Stock have the right to elect 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights of the holders of Class B Common Stock under our Certificate of Incorporation. Instead, our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock ("Class A Directors") and by the holders of our Class B Common Stock ("Class B Directors"). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.


      Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under "Board Composition" and "Selection of Directors." Those factors include:

      - The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, and contacts relevant to our businesses;

      - Personal qualities and characteristics, accomplishments and reputation in the business community;

      - Ability and willingness to commit adequate time to Board and committee matters; and

      - The fit of the individual's skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.


      The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board will consider nominees for Class A Directors recommended by our stockholders. Nominees recommended by stockholders will be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for consideration by the Board for election at our 2005 annual meeting of stockholders may do so by submitting in writing such nominees' names, in compliance with the procedures and along with the other information required by our By-laws. Any such nominee must be submitted to the Corporate Secretary of the Company, at Rainbow Media Enterprises, Inc., 200 Jericho Quadrangle, Jericho, NY 11753 not less than 60 or more than 90 days prior to the date of our 2005 annual meeting of stockholders, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed.


      The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our Certificate of Incorporation which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

OTHER COMMITTEES



            In addition to standing committees, the Board will from time-to-time convene a special committee, in accordance with our By-laws, to consider any proposed investment in, or advance to, Charles F. Dolan or an affiliate of Charles F. Dolan (as defined therein); provided that approval by the special committee is not required for any investment or advance that constitutes compensation for services rendered to or on behalf of the Company as determined by the Board of Directors.


OUR EXECUTIVE OFFICERS

            The following individuals are expected to serve as our executive officers at the time of the Distribution. We believe that prior to or following the Distribution, additional officers will be appointed. Each person named below is currently an officer or employee of Cablevision and, with the exception of Mr. Bell, is expected to resign from that position as of the date of the Distribution.


Charles F. Dolan........  Chairman
Thomas C. Dolan.........  President and Chief Executive Officer
William J. Bell.........  Acting Chief Financial Officer
Joshua W. Sapan.........  Chief Executive Officer - Rainbow Programming
Michael S. Alpert.......  Vice Chairman


            Charles F. Dolan, 77, Chairman and Director since May 2004. Director of Cablevision from 1985 to the date of the Distribution. Chairman of Cablevision from 1985 to the date of the Distribution. Chief Executive Officer of Cablevision from 1985 to October 1995. Founded and acted as the General Partner of Cablevision's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of Thomas C. Dolan.

            Thomas C. Dolan, 51, President and Chief Executive Officer and Director since May 2004. Director of Cablevision from 1998 to the date of the Distribution. Executive Vice President and Chief Information Officer of Cablevision from October 2001 to the date of the Distribution. Senior Vice President and Chief Information Officer of Cablevision from February 1996 to October 2001. Vice President and Chief Information Officer of Cablevision from July 1994 to February 1996. General Manager of Cablevision's East End Long Island cable system from November 1991 to July 1994. System Manager of Cablevision's East End Long Island cable system from August 1987 to October 1991. Thomas C. Dolan is the son of Charles F. Dolan.

            William J. Bell, 64, Acting Chief Financial Officer since May 2004. Vice Chairman and Director of Cablevision since 1985. Joined Cablevision's predecessor in 1979. Mr. Bell will resign as Acting Chief Financial Officer on the date of the Distribution. We are currently conducting a search for a new chief financial officer and expect to select and name that person prior to the Distribution.


            Joshua W. Sapan, 53, Chief Executive Officer of our Rainbow Programming business since May 2004. President and Chief Executive Officer of Rainbow Media Holdings LLC from October 1997 to the date of the Distribution. Chief Executive Officer of Rainbow Media Holdings LLC from September 1996 to October 1997. Chief Operating Officer of Rainbow Media Holdings, Inc. from 1991 to 1995. President of Cablevision's National Entertainment Division, 1987 to 1991. Director of Rainbow Media Holdings LLC from April 1997 to September 2003.



            Michael S. Alpert, 63, Vice Chairman since June 2004. Founder and President of Alpert & Associates, a management consulting firm located in Washington, D.C. that, between 1986 and 2003, specialized in providing services to the communications and entertainment industries. Senior Executive Vice President and Chief Operating Officer of Rainbow DBS Company LLC since August 31, 2003. Mr. Alpert also serves as a director of Azaire Networks, a privately held company that specializes in software solutions in the Wi-Fi arena.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION DATA

            None of our executive officers was an executive officer during 2003. All of the information set forth in the following table reflects compensation earned during the years indicated based upon services rendered to Cablevision by our Chief Executive Officer and our four other most highly paid executive officers (collectively, the "Named Executive Officers"). The services rendered by such individuals to Cablevision were, in some instances, in capacities not equivalent to those positions in which they will serve us or our subsidiaries. Therefore, these tables do not reflect the compensation that will be paid to the Named Executive Officers. As currently contemplated, the base annual salary for the Named Executive Officers as our officers immediately following the Distribution will be as follows, subject to future adjustment in the discretion of our Board of Directors: Mr. Charles F. Dolan, $1,600,000; Mr. Thomas Dolan, $1,250,000; Mr. Sapan, $1,100,000; and Mr. Alpert, $675,000. Neither we nor our
Board of Directors has determined the amount, if any, of compensation in addition to base salary that may be paid to such officers following the Distribution. Mr. Bell will resign prior to the Distribution and will not receive any compensation from us for his service as Acting Chief Financial Officer. The restricted stock award and stock option/SAR information in the following table reflects awards of Cablevision NY Group Class A common stock, options for Cablevision NY Group Class A common stock and stock appreciation rights on Cablevision NY Group Class A common stock.


SUMMARY COMPENSATION TABLE



                                               ANNUAL COMPENSATION      LONG TERM COMPENSATION AWARDS
                                              ----------------------    -----------------------------
                                                                                           SECURITIES
                                                                                           UNDERLYING     ALL OTHER
               NAME/                                                    RESTRICTED STOCK  OPTIONS/SARS   COMPENSATION
         PRINCIPAL POSITION            YEAR   SALARY($)     BONUS($)       AWARD (1)         (#)(2)         ($)(3)
         ------------------            ----   ---------    ---------    ----------------  ------------   ------------
Charles F. Dolan...................    2003   1,600,000    4,800,000      5,195,000          250,000        394,221
   Chairman & Director                 2002   1,600,000           --             --               --        576,810
                                       2001   1,600,000           --             --               --        742,241

Thomas C. Dolan....................    2003     550,000      425,000      1,533,382               --        153,345
   President, Chief                    2002     550,000           --             --               --        141,945
   Executive Officer                   2001     544,230      382,800             --               --        485,198
   & Director

William J. Bell....................    2003   1,000,000    1,345,000      4,899,185               --        381,825
   Acting Chief Financial              2002   1,000,000           --             --               --        371,426
   Officer                             2001   1,000,000    1,875,000             --               --      3,158,701

Joshua W. Sapan....................    2003   1,100,000      719,500      4,549,209               --        205,493
   Chief Executive Officer,            2002   1,100,000    1,500,000             --               --        337,012
   Rainbow Programming &               2001   1,094,230    1,500,000             --               --      2,966,435
   Director

Michael S. Alpert..................    2003     207,692           --             --               --             --
   Vice Chairman                       2002          --           --             --               --             --
   Rainbow DBS                         2001          --           --             --               --             --


(1) Includes restricted stock issued in March 2003 in exchange for stock options that had an exercise price of more than $20.00 and stock appreciation rights that were issued in conjunction with those options.

(2) Securities underlying options/SARs granted in 2002 of 149,812 for Mr. Thomas C. Dolan, 430,356 for Mr. Bell, and 442,468 for Mr. Sapan, respectively, were exchanged for restricted shares in March 2003.

(3) For 2003, represents the sum of (i) the following amounts contributed by Cablevision on behalf of such individual under the Cablevision Cash Balance Pension Plan, Mr. Charles F. Dolan $18,000, Mr. Thomas Dolan $14,000, Mr. Bell $18,000, and Mr. Sapan $14,000, (ii) the following amounts contributed by Cablevision on behalf of such individual under the Cablevision Excess Cash Balance Pension Plan, Mr. Charles F. Dolan $126,000, Mr. Thomas Dolan $25,981, Mr. Bell $72,000, and Mr. Sapan $63,000, (iii) for Mr. Charles F. Dolan and Mr. Bell $40,000 credited to such individual on the books of Cablevision pursuant to the defined contribution portion of the Cablevision Supplemental Benefit Plan, (iv) the following amounts contributed by Cablevision on behalf of such individual as a matching contribution under the Cablevision 401(k) Plan: Mr. Charles F. Dolan $2,800, Mr. Thomas Dolan $6,000, and Mr. Bell $6,000, (v) the following amounts contributed by Cablevision on behalf of such individual as a matching contribution under the Cablevision Excess Savings Plan: Mr. Charles F. Dolan $45,000 and Mr. Bell $24,000, (vi) the following amounts paid as a premium on individual life insurance policies purchased by Cablevision for the executive officer to replace coverage under the integrated policy previously provided by Cablevision: Mr. Charles F. Dolan $130,276, Mr. Bell $82,037, and Mr. Sapan $19,765, (vii) for Mr. Charles F. Dolan, Mr. Bell and Mr. Sapan: $32,145, $288 and $9,428, respectively, representing the fair value of personal use of Cablevision aircraft, (viii) for Mr. Bell and Mr. Sapan, $139,500 and $99,300, respectively, of imputed interest on the $3,000,000 interest free loans they received for the awards they were granted in 2000 under the Cablevision Long-Term Incentive Plan, and (ix) in the case of Mr. Thomas Dolan amounts allocated in respect of a deferred compensation plan, including an annual amount equal to 15% of base salary, together with attributable interest thereon, aggregating $104,305, $97,445 and $107,364 in 2001, 2002 and 2003,
      respectively.


CABLEVISION OPTION/SAR GRANTS IN LAST FISCAL YEAR


            The following table sets forth information concerning stock option grants made to the Named Executive Officers by Cablevision during 2003 pursuant to the Cablevision Employee Stock Plan. See "Executive Compensation -- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards" for a discussion of how these options will be adjusted as a result of the Distribution.


                                                INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                                % OF TOTAL
                                   NUMBER OF    OPTIONS/SARS                               POTENTIAL REALIZABLE VALUE AT
                                   SECURITIES    GRANTED TO     EXERCISE                   ASSUMED ANNUAL RATES OF STOCK
                                   UNDERLYING   EMPLOYEES IN     OR BASE                        PRICE APPRECIATION
                                  OPTIONS/SARS   FISCAL YEAR       PRICE   EXPIRATION          FOR OPTION/SAR TERM(2)
          NAME                   GRANTED(#)(1)      2003        ($/SHARE)    DATE            5%($)           10%($)
          ----                   -------------  ------------    ---------  ----------     ---------        ----------
 Charles F. Dolan..............    250,000           27.8%        $20.78     6/26/13      3,267,500        8,280,000
 Thomas C. Dolan...............         --             --             --          --             --               --
 William J. Bell...............         --             --             --          --             --               --
 Joshua Sapan..................         --             --             --          --             --               --
 Michael S. Alpert.............         --             --             --          --             --               --


(1) Options granted on June 25, 2003 under the Cablevision Employee Stock Plan. Such options become exercisable in annual installments of 33.33% per year. Vesting of options may be accelerated upon a change of control (see "Employment Contracts and Severance and Change-In-Control Arrangements" below).

(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation of our stock price. In all cases the appreciation is calculated from the award date to the end of the option term.


AGGREGATED CABLEVISION OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END CABLEVISION OPTION/SAR VALUES


            The following table sets forth information about Cablevision stock options exercised during 2003 by the Named Executive Officers and the fiscal year-end values of unexercised Cablevision stock options/SARs held by the Named Executive Officers. All of these options were granted under the Cablevision Employee Stock Plan and the Cablevision 1985 Stock Plan. See "Executive Compensation -- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards" for a discussion of how these options will be treated in the Distribution.


                                                                                               VALUE OF
                                                         NUMBER OF SECURITIES          UNEXERCISED IN-THE-MONEY
                            SHARES                      UNDERLYING UNEXERCISED              OPTIONS/SARS AT
                          ACQUIRED ON      VALUE     OPTIONS/SARS AT 12/31/03(#)             12/31/03($)
          NAME           EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
          ----           ------------  -----------   ------------   -------------  -------------     --------------
Charles F. Dolan......          --          --              --         250,000            --           652,500
Thomas C. Dolan.......          --          --         156,129              --     2,484,706                --
William J. Bell.......          --          --         119,093              --       787,218                --
Joshua W. Sapan.......          --          --          89,319              --       590,408                --
Michael S. Alpert.....          --          --              --              --            --                --



CABLEVISION LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


            The following table sets forth information about performance awards granted in 2003 to the Named Executive Officers by Cablevision under the Cablevision Long-Term Incentive Plan. See "Executive Compensation

-- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards" for a discussion of how these awards will be treated in the Distribution.



                                      NUMBER OF      PERFORMANCE OR           ESTIMATED FUTURE PAYOUTS UNDER
                                    SHARES, UNITS     OTHER PERIOD              NON-STOCK PRICE-BASED PLANS
                                       OR OTHER     UNTIL MATURATION    -----------------------------------------
        NAME                          RIGHTS          OR PAYOUT(1)      THRESHOLD($)    TARGET($)(1)   MAXIMUM($)
        ----                        -------------   ----------------    ------------    ------------   ----------
Charles F. Dolan....................   N/A                 --                --         2,800,000          --
Thomas C. Dolan.....................   N/A                 --                --           462,000          --
William J. Bell.....................   N/A                 --                --         1,750,000          --
Joshua W. Sapan.....................   N/A                 --                --                --          --
Michael S. Alpert...................   N/A                 --                --                --          --


(1) Performance awards granted under Cablevision's Long-Term Incentive Plan. These awards vest 100% at the end of the first calendar year in which Cablevision achieves "free cash flow," as defined.


DEFINED BENEFIT PENSION PLAN


            Charles F. Dolan and William J. Bell participated in Cablevision's Nonqualified Supplemental Benefit Plan ("Cablevision Supplemental Plan") which provides actuarially-determined pension benefits, among other types of benefits, for nine employees of Cablevision or its subsidiaries who were previously employed by CSSC, L.L.C., successor to Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly owned by Charles F. Dolan and Helen Dolan, provided management services to Cablevision Company (Cablevision's predecessor) and to certain affiliates of Cablevision. The Cablevision Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by Cablevision and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Cablevision Supplemental Plan provides that Cablevision may set aside assets for the purpose of paying benefits under the Cablevision Supplemental Plan, but that any such assets remain subject to the claims of creditors of Cablevision.

            The defined benefit feature of the Cablevision Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Internal Revenue Code (the maximum in 2004 is $165,000 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.


            The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Cablevision Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Mr. Charles F. Dolan, $337,649; and Mr. Bell, $111,021.


            We do not have any defined benefit plans.


      EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS


            Charles F. Dolan has an employment agreement with Cablevision, which expired in January 2004, and was automatically renewed until January 2005. The employment agreement will automatically renew for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation to be paid of not less than $400,000 per year to Mr. Dolan. The agreement also provides for payment to Mr. Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of such agreement.

            William Bell is a party to an employment and retirement agreement with Cablevision. We will have no obligations or liability under that agreement.

            Joshua Sapan has an employment agreement with Rainbow Media Holdings, LLC under which he is employed as President and Chief Executive Officer of Rainbow Media Holdings through March 30, 2007. The agreement provides that both parties will enter into good faith negotiations to renew the contract after April 1, 2006. Under his employment agreement, Mr. Sapan receives an annual base salary of $1.1 million and a bonus ranging from 0% to 210% of his base salary. The agreement also provides for severance in the amount of two times Mr. Sapan's annual base salary and a prorata portion of his annual target bonus reflecting the portion of the year he was employed by Rainbow Media Holdings, LLC in the year of termination.

            Under the applicable Cablevision award agreements, vesting of stock options, stock appreciation rights and restricted shares (including shares of our Class A Common Stock issued in respect of Cablevision restricted shares in connection with the Distribution) granted to employees, including Charles F. Dolan, Thomas C. Dolan, William J. Bell and Joshua W. Sapan, under Cablevision's Employee Stock Plan and its predecessor plans may be accelerated, in certain circumstances, upon a "change of control" of Cablevision. A "change of control" is defined as the acquisition by any person or group, other than Charles F. Dolan or members of his immediate family (or related entities) or any employee benefit plan sponsored or maintained by Cablevision, of (1) the power to direct the management of substantially all of the cable television systems then owned by Cablevision in the New York City metropolitan area, or (2) after any fiscal year of Cablevision in which Cablevision's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of Cablevision and its consolidated subsidiaries, the power to direct the management of Cablevision or substantially all of its assets.


            It is anticipated that under our applicable award agreements, vesting of stock options and stock appreciation rights and other equity based awards granted to employees, including Charles F. Dolan, Thomas C. Dolan, William J. Bell and Joshua W. Sapan, under our Employee Stock Plan may also be similarly accelerated, in certain circumstances, upon a "change of control" of Rainbow Media Enterprises.


            Upon a change of control of Cablevision or us, the stock options, stock appreciation rights and restricted shares may be converted into either a right to receive an amount of cash based upon the highest price per share of Cablevision NY Group Class A Common Stock or our Class A Common Stock, as applicable (depending on whether Cablevision or we are undergoing the change of control), paid in the transaction resulting in the change of control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee. In addition, under Cablevision's Long Term Incentive Plan certain awards made to Cablevision employees who become our employees may be accelerated.


EMPLOYEE STOCK PLAN


            We have adopted an Employee Stock Plan (the "Plan") and Cablevision, as our sole shareholder prior to the Distribution, has approved the Plan. The Plan is administered by the Compensation Committee of our Board. Awards may be granted under the Plan to key employees of the Company and its affiliates (other than members of the Compensation Committee) as the Compensation Committee may determine. The Compensation Committee may make awards under the Plan for up to an aggregate number of shares equal to million shares of our Class A Common Stock, which may be either treasury shares or authorized and unissued shares. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is cancelled without the issuance of shares, then the Compensation Committee may grant awards with respect to shares subject to such prior awards. In the event of any stock dividend, stock split, spinoff, reclassification, recapitalization, or other similar event resulting in dilution of the shares, then the number of shares issuable under the Plan shall be proportionately adjusted to reflect such transaction. No single employee may be issued awards for a number of shares exceeding million in any given year.


            Under the Plan, the Company may grant incentive stock options, as defined in Section 422A of the Internal Revenue Code, nonqualified stock options, restricted stock, restricted stock units and bonus award shares. A restricted stock unit represents an unfunded, unsecured promise of the Company to deliver to the grantee a share of our Class A common stock on a specified future date and a bonus award share is a restricted share that (other than with respect to the options that are adjusted in connection with the Distribution) payable upon vesting in cash and/or stock at the Company's election. The option exercise price of stock options may not be less than the fair market value of a share of our Class A Common Stock on the date the option is granted. (other than with respect to the options that are adjusted in connection with the Distribution). Other than in the case of the death of an award recipient, such options may be exercised for a term no longer than ten years. The Plan provides that, in conjunction with the grant of an option, the Company may grant stock appreciation rights pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the stock appreciation right is granted, equal to the difference between the fair market value of the stock as of the date the stock appreciation right is exercised and the option exercise price. The Plan permits the granting of options, restricted shares, restricted stock units and bonus award shares on terms determined by the Compensation Committee.



            Under the Plan, the Compensation Committee has the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of a stock option or stock appreciation right, or the vesting or payment of any bonus award shares, restricted shares or restricted stock units, granted under the Plan. Additionally, the Plan specifies certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the Plan. These performance criteria include:
(i) earnings per share, (ii) total return to stockholders; (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth,
(xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the fair market value of our common stock,
(xvii) a specified increase in the private market value of the Company or (xviii) earnings before interest, taxes, depreciation and amortization. Application of the performance criteria may be by reference to the performance of the Company or a subsidiary of the Company or a division or other business unit of either, or any combination of the foregoing or based on comparative performances relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares unless satisfied or settled in cash pursuant to the terms of the Plan.



            The Board or the Compensation Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may not revoke or alter an award made under the Plan, in any manner materially unfavorable to the recipient of an outstanding award under the Plan, without the consent of the recipient of that award, nor may it amend the Plan without the approval of the stockholders of the Company if such approval is required by the rules of the New York Stock Exchange.



            The following summary generally describes the principal Federal (but not state and local) income tax consequences of certain awards options under the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Internal Revenue Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.



            Incentive Stock Options. An employee will not be subject to tax upon the grant of an incentive stock option (an "ISO") or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in the employee's alternative minimum taxable income. Whether the employee is subject to the alternative minimum tax will depend on his or her particular circumstances. The employee's basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise. If an employee disposes of the shares on or after (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the "statutory holding period"), the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.


            Nonstatutory Stock Options. An employee will not be subject to tax upon the grant of an option which is not intended to be (or does not qualify as) an ISO (a "nonstatutory stock option"). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to an employee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee's basis in the shares received will equal the fair market value of the shares on the date of exercise, and an employee's holding period in such shares will begin on the day following the date of exercise.

            Stock Appreciation Rights. An employee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares received will be taxable to an employee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee's basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and an employee's holding period in such shares will begin on the day following the date of exercise.

            Restricted Stock. An employee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the "restrictions") under the Plan unless an employee makes the election referred to below. Upon lapse of the restrictions, an employee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount an employee may have paid for the shares), and such income will be subject to income tax withholding and employment taxes. An employee's basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and an employee's holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in an employee's income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.


            If permitted by the applicable award agreement, an employee may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount an employee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If an employee makes this election, an employee's holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by an employee upon the lapse of the restrictions. However, if an employee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to an employee (even though an employee previously recognized income with respect to such forfeited shares).


            In the taxable year in which an employee recognizes ordinary income on account of shares awarded to an employee, the Company generally will be entitled to a deduction equal to the amount of income recognized by an employee. In the event that the restricted shares are forfeited by an employee after having made the Section 83(b) election referred to above, the Company generally will include in our income the amount of our original deduction.


            Restricted Stock Units. An employee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of the restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the shares underlying the restricted stock units, an employee will recognize as ordinary income an amount equal to the fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of distribution. An employee's basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and an employee's holding period in such shares will begin on the day following the date of distribution.


            Disposition of shares. Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, an employee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and an employee's basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Currently, capital gain is generally taxed at a maximum rate of 15% if the property is held more than one year.

            The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the employee in connection with the exercise of an option. The Company generally is not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to "covered employees" that is not "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code. To the extent possible, the Company intends to utilize the benefits of certain transition rules under Section 162(m) to insure the deductibility of compensation in excess of $1 million.


LONG-TERM INCENTIVE PLAN


            We have adopted a Long-Term Incentive Plan ("LTIP"). The LTIP is administered by the Compensation Committee or a subcommittee of the Compensation Committee. Awards may be granted under the LTIP to such officers and key employees of the Company or an affiliate of the Company (other than Cablevision), as the Compensation Committee or subcommittee may determine.


            The Compensation Committee may establish one or more conditions, which must be satisfied in order for a participant to be entitled to an award under the plan. The LTIP specifies certain performance criteria that may, in the discretion of the Compensation Committee or subcommittee, be conditions precedent to the payment of any award granted under the plan, to the Company's Chief Executive Officer, any other employee who the Compensation Committee determines is likely to be among the four other highest compensated officers for the year in which an award is made or payable, as well as any other employee designated by the Committee in its discretion. These performance criteria include satisfaction of one or more of the following over a period or periods selected by the Committee: (i) earnings per share, (ii) total return to stockholders, (iii) return on investment, (iv) operating income or net income,
(v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth, (xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the publicly traded price of our common stock, (xvii) a specified increase in the private market value of the Company or (xviii) earnings before interest, taxes, depreciation and amortization (EBITDA). Application of the performance criteria may be by reference to the performance of the Company or a subsidiary of the Company, or a division or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares unless satisfied or settled in cash pursuant to the terms of the Plan.



            All awards granted under the LTIP are payable solely in cash. The Compensation Committee (or subcommittee) may in its discretion reduce or eliminate (but never increase) the amount otherwise payable as an earned award. In no event may any participant be granted an award at any one time on the date of grant in an amount exceeding $5 million. No awards may be made under the LTIP after , 2009.


            The LTIP may be amended by the Board of Directors or the Compensation Committee, as permitted by applicable law.


EXECUTIVE PERFORMANCE INCENTIVE PLAN


            We have adopted an Executive Performance Incentive Plan ("EPIP"). The EPIP is administered by the Compensation Committee of our Board or a subcommittee of the Compensation Committee. Awards may be granted under the EPIP to key executives of the Company and its subsidiaries. These executives consist of the Company's Chief Executive Officer, any other executive who the Compensation Committee determines is likely to be among the four other highest compensated officers for the Company's fiscal year for which an award is made, and any other executive designated by the Compensation Committee (or subcommittee) in its discretion. In addition to the executive officers, approximately 10 employees are eligible to participate in the EPIP.


            The Compensation Committee (or subcommittee) will specify one or more of the following performance criteria which must be met during the Company's fiscal year in which the award is made in order for the participant to be entitled to the payment of an award granted under the EPIP: (i) earnings per share, (ii) total return to stockholders, (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget,
(vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth, (xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the publicly traded price of our common stock, (xvii) a specified increase in the private market value of the Company, or (xviii) earnings before interest, taxes, depreciation and amortization (EBITDA). Application of the performance criteria may be by reference to the performance of the Company or a subsidiary of the Company, or a division or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares unless satisfied or settled in cash pursuant to the terms of the Plan.


            The Compensation Committee (or a subcommittee) may in its discretion grant target awards to eligible participants, which range from 50% to 400% of the participant's salary for the Company's fiscal year. The maximum earned award if the applicable performance criteria are met is two times the target award. The Compensation Committee (or subcommittee) may in its discretion reduce or eliminate (but never increase) the amount otherwise payable as an earned award. In no event may any participant receive an annual payment under the EPIP in an amount exceeding $10 million. All awards granted under the EPIP are payable solely in cash. The future amounts payable to participants under the EPIP are not determinable at this time. No awards may be made under the EPIP after , 2009.

            The EPIP may be amended by the Board of Directors or the Compensation Committee, as permitted by applicable law.

TREATMENT OF OUTSTANDING OPTIONS, RIGHTS, RESTRICTED STOCK AND PERFORMANCE
AWARDS


            Cablevision has issued options to purchase, and stock appreciation rights in respect of, its Cablevision NY Group Class A Common Stock. In connection with the Distribution, each Cablevision option will become two options: one will be an option to acquire Cablevision NY Group Class A Common Stock and one an option to acquire our Class A Common Stock. Similarly, each right will become a right with respect to Cablevision NY Group Class A Common Stock and a right with respect to our Class A Common Stock. Cablevision's employees who become our employees in the Distribution will not be treated as having terminated their employment for vesting purposes so long as they remain employed by Cablevision or any of its affiliates. We will be an affiliate of Cablevision following the Distribution. The options and the rights with respect to our Class A Common Stock will be issued under our Employee Stock Plan. The existing exercise price will be allocated between the existing Cablevision options/rights and our new options/rights based upon the respective market prices of the Cablevision NY Group Class A Common Stock and our Class A Common Stock. Other than the split of the Cablevision options and rights and the allocation of the existing exercise price, upon issuance of our new options and rights there will be no additional adjustment under the Cablevision Employee Stock Plan or otherwise to the existing Cablevision options and rights in connection with the Distribution and the terms of each employee's applicable Cablevision award agreement will continue to govern the Cablevision options and rights; however we will not be regarded as a competitive entity for purposes of the non-compete provisions contained in our employees' award agreements with Cablevision. The terms of a new award agreement with us will govern the new options and rights issued under our Employee Stock Plan.


            Cablevision has issued restricted stock to its employees which vests according to a vesting schedule that was established when the shares were issued. In the Distribution, shares of our Class A Common Stock will be issued in respect of the restricted stock issued by Cablevision. Our shares will be restricted on the same basis as the Cablevision restricted shares in respect of which they are issued. Holders of restricted stock who remain employees of Cablevision or who become our employees will continue to vest in both the Cablevision restricted stock and our restricted stock so long as they remain employed by Cablevision or any of its affiliates. We will be an affiliate of Cablevision following the Distribution. The terms of each employee's applicable award agreement will continue to govern the restricted shares except that we will not be regarded as a competitive entity for purposes of the non-compete provisions contained in our employees' award agreements with Cablevision.

            As a result of the Distribution, there will be outstanding options to acquire approximately million of our shares of Class A Common Stock and stock appreciation rights in respect of approximately million of our shares of Class A Common Stock, most of which will be held by employees of Cablevision and its affiliates other than us. In addition, approximately million of our shares of Class A Common Stock will be issued as restricted shares to employees of Cablevision and its affiliates other than us. Cablevision has agreed that any of our restricted shares which are forfeited following the Distribution will be returned to us.

TREATMENT OF CERTAIN OUTSTANDING AWARDS



            In 2000 Cablevision granted cash awards to certain senior executives pursuant to its long-term incentive plan. The performance requirements of these awards have been satisfied. The terms of these awards permitted the executive to request a loan from Cablevision in an amount up to the amount of the award, with the loan to be secured by a lien on property owned by the executive. The awards were in the amount of $1,500,000 or $3,000,000 and vest over seven years. With the exception of the award held by Mr. Joshua Sapan, the Chief Executive Officer of our Rainbow Programming business, awards to individuals who are our employees at the time of the Distribution will be unaffected by the Distribution and will remain outstanding and continue to vest so long as the employee remains employed by Cablevision or an affiliate of Cablevision and complies with the other requirements of the award. We will be an affiliate of Cablevision following the Distribution. Similarly, loans taken out by such employees will be unaffected by the Distribution. In the case of Mr. Sapan, his award will be accelerated and paid in full in connection with the Distribution and he will repay his outstanding loan under the plan. There will be no outstanding loans to any of our executive officers. We will agree to reimburse Cablevision for a portion of the awards that are paid to our employees (other than Mr. Sapan) based upon the portion of the award equal to the number of months the award was outstanding following the Distribution divided by the total number of months the award was outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN CABLEVISION AND US AFTER THE DISTRIBUTION


            Following the Distribution, we will be a public company and Cablevision will have no continuing common stock ownership interest in us. As described under "The Distribution -- Results of the Distribution," both Cablevision and we will be under the control of Charles F. Dolan, our Chairman, members of his family and certain related family entities immediately following the Distribution.


            For purposes of governing the ongoing relationships between Cablevision and us after the Distribution and to provide for an orderly transition, Cablevision and we have entered or will enter into the agreements described in this section.

            Certain of the agreements summarized in this section are included as exhibits to the registration statement of which this information statement forms a part that we have filed with the Securities and Exchange Commission, and the following summaries of those agreements are qualified in their entirety by reference to the agreements as so filed.


DISTRIBUTION AGREEMENT


            Prior to the Distribution, we will enter into the Distribution Agreement with Cablevision as part of a series of transactions pursuant to which we will own certain of Cablevision's programming assets, including three national 24-hour entertainment services, AMC, IFC and WE, a variety of on-demand programming services and the unique programming content known as VOOM(SM), and motion picture production and distribution businesses, Cablevision's Rainbow DBS business, and Cablevision's motion picture exhibition business.

            Under the Distribution Agreement, Cablevision will distribute our common stock to its common stockholders. We and Cablevision will agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us.

            The Distribution Agreement will also provide that Cablevision will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution (including receipt of the approval of the FCC).

            In the Distribution Agreement, Cablevision will agree to cause its subsidiary CSC Holdings, Inc. to terminate, effective as of the date of the Distribution, the consulting agreement, dated as of March 29, 2001, pursuant to which CSC Holdings, Inc. has been receiving a management fee equal to 3.5% of the gross revenues (as defined) of AMC and WE.


            The Distribution Agreement will also provide for access to records and information, methods of resolution for certain disputes and insurance of directors and officers.



TRANSITION SERVICES AGREEMENT



            We will enter into a Transition Services Agreement with Cablevision prior to the Distribution under which, in exchange for the fees specified in such agreement, Cablevision will agree to provide transition services with regard to such areas as information technology, insurance and employee recruiting, compensation and benefits. We will agree to provide transition services to Cablevision with regard to those information technology systems that we and Cablevision may share. We believe that the terms and conditions of the Transition Services Agreement are as favorable to us as those available from unrelated parties for a comparable arrangement.

TAX DISAFFILIATION AGREEMENT



            We will enter into a Tax Disaffiliation Agreement with Cablevision, which will set out each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the Tax Disaffiliation Agreement, we will be required to indemnify Cablevision against certain taxable gains if such gains are triggered by an acquisition of our stock or assets.



EMPLOYEE BENEFITS AGREEMENT


            Prior to the Distribution, we and Cablevision will enter into an Employee Benefits Agreement that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters. See "Executive Compensation -- Treatment of Outstanding Options, Rights, Restricted Stock and Performance Awards."


AFFILIATION AGREEMENTS


            Prior to the Distribution, our Rainbow DBS business will enter into affiliation agreements with the cable programming businesses that will remain with Cablevision, including fuse, MSG Network and various other regional/sports programming networks. Prior to the Distribution, Cablevision will enter into affiliation agreements with our Mag Rack, Uncensored On Demand, and World Picks services.


LONG-TERM SERVICES AGREEMENT


            RNC currently provides and will continue to provide transponder services, compression services, uplinking, production services and various technical support services to the Fox Sports Net regional sports services and the MSG Network, and also provides and will continue to provide master control services to all of these networks except Fox Sports Net Chicago and MSG. These services are provided under contracts through 2011.

            RNC also currently provides and will continue to provide master control services, production services and various technical support services to Cablevision's fuse, Metro TV and Metro Stories programming services and also provides and will continue to provide downlinking services to fuse. These services are provided under contracts through 2018.


THEATER SUPPORT AGREEMENT


            Cablevision will be transferring to us all of its motion picture exhibition theaters other than the Ziegfeld Theater located in New York, New York. Prior to the Distribution we will enter into a theater support agreement under which we will agree to provide certain administrative and operational services to the Ziegfeld Theater.

            See also "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters -- Agreements with Management."


AMERICAN MOVIE CLASSICS LLC PREFERRED MEMBERSHIP INTERESTS



            We currently expect that, prior to the Distribution, our subsidiary, American Movie Classics LLC, or AMC LLC, which owns our AMC programming service, will issue 3,500,000 Redeemable Preferred Membership Interests, or AMC Preferred Membership Interests, to Cablevision, with an initial liquidation preference of $100 per share ($350,000,000 in the aggregate), to two indirectly, wholly-owned subsidiaries of Cablevision. The interests are expected to be retained by Cablevision and will not be included in the Distribution. This issuance will allow Cablevision to retain a portion of the value of American Movie Classics LLC following the Distribution.



            Subordination. The AMC Preferred Membership Interests will rank junior to all indebtedness of AMC LLC, senior to all membership interests of AMC LLC and pari passu with any other preferred membership interest of AMC LLC.

            Distributions. Distributions will accrue at % per annum from the date of issuance and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Prior to the date that is 12 years from the date the interests were first issued, AMC LLC may, at its option, pay distributions in cash or in additional shares of AMC Preferred Membership
Interests. After        , 2014, distributions will be payable in cash only.



            Distribution Payment Default. Upon the failure of AMC LLC to (i) pay all current distributions and all distributions in arrears in cash or, to the extent permitted by its terms, by the issuance of additional AMC Preferred Membership Interests, for six consecutive quarters or (ii) discharge any redemption obligation with respect to the AMC Preferred Membership Interests, the size of AMC LLC's board of directors will be increased by one director, and holders of a majority of the outstanding AMC Preferred Membership Interests, voting separately as a class, will be entitled to elect a director to fill the newly created vacancy.



            Mandatory Redemption. AMC LLC will be required to redeem the AMC Preferred Membership Interests at the liquidation amount thereof plus all accrued and unpaid dividends thereon on the date that is 12 years from the issuance date.



            Change of Control. Upon a change of control in AMC LLC, holders of the AMC Preferred Membership Interests will have the right to cause AMC LLC to redeem the AMC Preferred Membership Interests at a price of 101%, plus accrued and unpaid distributions.


CERTAIN RELATIONSHIPS AND CONFLICTS OF INTEREST

            Charles F. Dolan, our Chairman, and certain other principal officers of the Company and various of our affiliates are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

            Charles F. Dolan may from time to time be presented with business opportunities, which would be suitable for us and our affiliates in which Mr. Dolan and his family have varying interests.

            Charles F. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses. A significant portion of Mr. Dolan's time may be spent in the management of various entities with which he is, or may be in the future, associated. Mr. Dolan will devote as much of his time to our business as is reasonably required to fulfill the duties of his office. During 2003, substantially all of Mr. Dolan's professional time was devoted to the business of Cablevision.


            Our by-laws provide that we shall make any investment in or advance to Charles F. Dolan and affiliates of Charles F. Dolan (as defined therein) only if such investment or advance is approved by a special committee of the Board of Directors comprised of non-employee directors; provided that approval by the special committee is not required for any investment or advance that constitutes compensation for services rendered to or on behalf of the Company as determined by the Board of Directors.



            Michael Alpert, Vice Chairman of RME, was the founder and president of Alpert & Associates, a management consulting firm that provided consulting services to our Rainbow DBS business until December 2003. We paid Alpert & Associates $2.4 million in 2003. This consulting arrangement ended in December 2003.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

BENEFICIAL OWNERSHIP OF STOCK

            This table shows the number and percentage of shares of our Class A Common Stock and our Class B Common Stock that will be owned of record and beneficially at the time of the Distribution by each director and executive officer of the Company named in the summary compensation table. The table also shows the name, address and the number and percentage of shares owned by persons beneficially owning more than five (5%) percent of any class. All information in the table is based upon information available to Cablevision as of April 30, 2004 and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.


                                                                                                     COMBINED VOTING
                                                                                                       POWER OF ALL
                                                                                                     CLASSES OF STOCK
                                                        TITLE OF           BENEFICIAL     PERCENT      BENEFICIALLY
  NAME AND ADDRESS                                  STOCK CLASS (1)     OWNERSHIP (1)(2)  OF CLASS     OWNED (1)(2)
  ----------------                                  ---------------     ----------------  --------   ----------------
Dolan Family Group (3)............................   Class A Stock                           1.6%            75.7%
                                                     Class B Stock                           100%

Charles F. Dolan (3)(4)(5)(6)(13).................   Class A Stock                            *              41.0%
1111 Stewart Avenue                                  Class B Stock                          54.2%
Bethpage, NY 11714

Helen A. Dolan (3)(4)(5)(6)(7)....................   Class A Stock                            *              41.0%
1111 Stewart Avenue                                  Class B Stock                          54.2%
Bethpage, NY 11714

Charles F. Dolan 2001 Family Trust (3)(6).........   Class A Stock                            *               6.7%
340 Crossways Park Drive                             Class B Stock                          8.8%
Woodbury, NY 11797

Gabelli Asset Management, Inc. (8)................   Class A Stock                          10.3%             2.5%
GAMCO Investors, Inc. (8)                            Class B Stock                            --
One Corporate Center
Rye, NY 10580

Comcast Corporation (9)...........................   Class A Stock                          18.9%             4.6%
Comcast Cable Communications Holdings, Inc. (9)      Class B Stock                            --
1500 Market Street
Philadelphia, PA 19102-2148
Comcast ABB CSC Holdings, Inc. (9)
1201 North Market Street, Suite 1405
Wilmington, DE 19801

Goldman Sachs Asset Management, L.P.(10)..........   Class A Stock                           8.6%             2.1%
32 Old Slip                                          Class B Stock                            --
New York, NY 10005

Capital Group International, Inc. (11)............   Class A Stock                          10.6%             2.6%
Capital Guardian Trust Company (11)                  Class B Stock                            --
11100 Santa Monica Blvd
Los Angeles, CA 90025

                                                                                                        COMBINED VOTING
                                                                                                          POWER OF ALL
                                                                                                        CLASSES OF STOCK
                                                           TITLE OF           BENEFICIAL     PERCENT      BENEFICIALLY
                 NAME AND ADDRESS                      STOCK CLASS (1)     OWNERSHIP (1)(2)  OF CLASS     OWNED (1)(2)
                 ----------------                      ---------------     ----------------  --------   ----------------
Citigroup Inc. (12)..................................   Class A Stock                         11.6%              2.9%
399 Park Avenue                                         Class B Stock                           --
New York, NY 10043
Citigroup Global Markets Inc. (12)
Citigroup Global Markets Holdings Inc. (12)
Citigroup Financial Products Inc. (12)
388 Greenwich Street
New York, NY 10013

Thomas C. Dolan (3)(13)(14)(23)......................   Class A Stock                            *               2.2%
                                                        Class B Stock                          2.9%

William J. Bell (13).................................   Class A Stock                            *
                                                        Class B Stock                           --                 *

Joshua W. Sapan (13).................................   Class A Stock                            *                 *
                                                        Class B Stock

Michael S. Alpert (13)...............................   Class A Stock                            *                 *
                                                        Class B Stock

All executive officers and directors                    Class A Stock
     as a group (5 persons)..........................                                             %                 %
     (3)(4)(5)(6)(13)(14)(23)                           Class B Stock                             %                 %

James L. Dolan (3)(13)(33)(34).......................   Class A Stock                            *               2.5%
1111 Stewart Avenue                                     Class B Stock                          3.1%
Bethpage, NY 11714

Patrick F. Dolan (3)(13)(22)(35).....................   Class A Stock                            *               2.2%
1111 Stewart Avenue                                     Class B Stock                          2.9%
Bethpage, NY 11714

Paul J. Dolan, as trustee (3)(15)(16)(24)(25)(26) ...   Class A Stock                            *              14.1%
(27)(28)(30)(32)                                        Class B Stock                         18.6%
100 Corporate Place, Suite 150
Chardon, OH 44024

Kathleen M. Dolan (3)(16)(25)(26)(27)(28)(29)(30) ...   Class A Stock                            *              11.2%
1111 Stewart Avenue                                     Class B Stock                         14.9%
Bethpage, NY 11714

Mary S. Dolan, as trustee (3)(18)(19)(22)............   Class A Stock                            *               4.3%
300 So. Riverside Plaza, Suite 1480                     Class B Stock                          5.7%
Chicago, IL 60606

Deborah A. Dolan-Sweeney (3)(17)(18)(25)(26).........   Class A Stock                            *              11.2%
(27)(28)(29)(30)                                        Class B Stock                         14.9%
1111 Stewart Avenue
Bethpage, NY 11714

Matthew J. Dolan, as trustee (3)(20)(21)(23).........   Class A Stock                            *               4.3%
231 Main Street                                         Class B Stock                          5.7%
Court House Annex
Chardon, OH 44024

                                                                                                     COMBINED VOTING
                                                                                                       POWER OF ALL
                                                                                                     CLASSES OF STOCK
                                                        TITLE OF           BENEFICIAL     PERCENT      BENEFICIALLY
  NAME AND ADDRESS                                  STOCK CLASS (1)     OWNERSHIP (1)(2)  OF CLASS     OWNED (1)(2)
  ----------------                                  ---------------     ----------------  --------   ----------------
Marianne Dolan Weber (3)(21)(25)(26)(27)(28)......   Class A Stock                             *             11.1%
(29)(30)                                             Class B Stock                          14.8%
1111 Stewart Avenue
Bethpage, NY 11714

Dolan Family LLC (3)(30)..........................   Class A Stock                            --              8.9%
c/o William A. Frewin, Jr.                           Class B Stock                          11.9%
340 Crossways Park Drive
Woodbury, NY 11797

John A. MacPherson, as trustee (3)(31)............   Class A Stock                             *             11.6%
21 Old Town Lane                                     Class B Stock                          15.4%
Halesite, NY 10019

Lawrence J. Dolan, as trustee (3)(6)..............   Class A Stock                            --              6.7%
100 Corporate Place, Suite 150                       Class B Stock                           8.8%
Suite 150 Chardon, OH 44024



----------------


*    Less than 1%

(1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, and relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.

(2) Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B Common Stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A Common Stock elect 25% of the Board of Directors and the holders of Class B Common Stock elect the remaining 75% of the Board of Directors.


(3) Members of the Dolan family have formed a "group" for purposes of Section 13D of the Securities and Exchange Act of 1934. The members of this group (the "Group Members") are: Charles F. Dolan; Helen A. Dolan, individually and as a Trustee of the Charles F. Dolan 2001 Family Trust (the "2001 Family Trust"); James L. Dolan, individually and as a Trustee of the D.C. James Trust, and as Trustee of the Marissa Waller 1989 Trust, the Charles Dolan 1989 Trust (for the benefit of Charles P. Dolan) and the Ryan Dolan 1989 Trust; Thomas C. Dolan, individually and as a Trustee of the D.C. Thomas Trust; Patrick F. Dolan, individually and as a Trustee of the D.C. Patrick Trust and as Trustee of the Tara Dolan 1989 Trust; Kathleen M. Dolan, individually and as a Trustee of the Dolan Descendants Trust, the Dolan Grandchildren Trust, The Dolan Spouse Trust, and the Dolan Progeny Trust (collectively, the "Family Trusts"), and the D.C. Kathleen Trust; Marianne Dolan Weber, individually and as a Trustee of each of the Family Trusts and the D.C. Marianne Trust, Deborah A. Dolan-Sweeney, individually and as a Trustee of each of the Family Trusts and the D.C. Deborah Trust; Lawrence J. Dolan, as a Trustee of the 2001 Family Trust; Paul J. Dolan, as a Trustee of each of the Family Trusts, the D.C. Kathleen Trust, and the D.C. James Trust, and as Trustee of the CFD Trust #10; Matthew J. Dolan as a Trustee of the D.C. Marianne Trust and the D.C. Thomas Trust; Mary S. Dolan, as a Trustee of the D.C. Deborah Trust and the D.C. Patrick Trust; John A. MacPherson, as Trustee of the CFD Trust No. 1, the CFD Trust No. 2, the CFD Trust No. 3, the CFD Trust No. 4, the CFD Trust No. 5 and the CFD Trust No. 6; and Dolan Family LLC, a limited liability company organized under the laws of the State of Delaware. The Group Members may be deemed to beneficially own an aggregate of shares of Class A Common Stock as a result of their beneficial ownership of (i) shares of Class A Common Stock (including shares of restricted stock and options to purchase shares of Class A Common Stock that are exercisable within 60 days of the date of this information statement), and (ii) shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. See footnotes 4, 5, 6, 7 and 13 through 35.


(4) Includes shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles F. Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife may be deemed to have beneficial ownership thereof. Mr. and Mrs. Dolan disclaim beneficial ownership of the shares owned by the Dolan Family Foundation.

(5) Does not include an aggregate of shares of Class B Common Stock and shares of Class A Common Stock held directly or indirectly by trusts for the benefit of Dolan family interests (the "Dolan Family Trusts"). Mr. Dolan and his wife disclaim beneficial ownership of the shares owned by the Dolan Family Trusts, in that they have neither voting nor investment power with respect to such shares.

(6) Includes shares of Class B Common Stock owned by the Charles F. Dolan 2001 Family Trust (the "Trust"). The Trust was established on March 23, 2001 by Charles F. Dolan. Mr. Dolan disclaims beneficial ownership of the stock owned by the Trust for the benefit of his descendants, in that he has neither voting nor investment power with respect such shares. The co-trustees of the Trust are Helen A. Dolan and Lawrence Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the 2001 Family Trust.

(7) Helen A. Dolan disclaims beneficial ownership of shares of Class A Stock, which includes restricted shares, and shares of Class B Stock owned by Charles F. Dolan over which she has no voting or investment power.

(8) The Company has been informed that certain operating subsidiaries of Gabelli Asset Management, Inc. ("GAMI") beneficially hold, or exercise investment discretion over various institutional accounts which beneficially held as of February 11, 2004, an aggregate of shares of Class A Common Stock. We have been informed that GAMCO Investors, Inc., an investment advisor registered under the Investment Advisors Act of 1940, as amended, and a wholly-owned subsidiary of GAMI, held sole dispositive power over shares of Class A Common Stock and sole voting power over of Class A Common Stock.


(9) As a result of the merger of AT&T Broadband and Comcast Corporation, the Company has been informed that Comcast Corporation and certain operating subsidiaries beneficially held and shared voting and dispositive power over shares of Class A Common Stock as of December 31, 2003. Includes shares of Class A Stock owned by Comcast ABB CSC Holdings, Inc. and shares of Class A Stock owned by Comcast ABB CSC II, Inc. In 2001, AT&T Corp. sold shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A common stock held by it and, concurrently with those sales, subsidiaries of AT&T, through trusts, sold units of mandatorily exchangeable trust securities exchangeable into shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A common stock, respectively. Until termination of the trusts in 2004 and 2005, respectively, AT&T would have continued to beneficially own and vote those shares. Subsidiaries of AT&T had certain rights and obligations relating to Cablevision under Cablevision's stockholders agreement with AT&T, including registration rights. Upon the sale by AT&T of its shares of Class A Common Stock as described above, the stockholders agreement ceased to be effective and will remain ineffective unless Comcast retains ownership of 5% or more of the shares of Class A Common Stock upon termination of the trusts. The Company understands that Comcast has the right to cash settle the prepaid forward contracts under which the trusts agreed to purchase shares of Cablevision NY Group Class A Common Stock and shares of Rainbow Media Group Class A common stock. In that event, if certain conditions are satisfied, Comcast would continue to own those shares and may have certain registration rights with respect to those shares under the stockholders agreement.


(10) The Company has been informed that Goldman Sachs Asset Management, L.P., an investment advisor, beneficially held and had sole voting power over shares of Class A Stock and had sole dispositive power over shares of Class A Stock.

(11) The Company has been informed that Capital Group International, Inc. ("CGII") is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over shares of Class A Stock. Includes shares resulting from the assumed conversion of shares of the Equity Securities Trust 6.5% Convertible Preferred Security due 11/15/04. CGII does not have investment power or voting power over any of these securities. CGII may be deemed to beneficially own shares of Class A Common Stock. The Company has been informed that Capital Guardian Trust Company is deemed to be the beneficial owner of shares of Class A Stock as a result of its serving as the investment manager of various institutional accounts.

(12) The Company has been informed that Citigroup Inc. held shared voting and dispositive power over shares of Class A Stock. Includes shares held by Citigroup Global Markets Inc. ("CGM"), Citigroup Financial Products Inc. ("CFP") and Citigroup Global Markets Holdings Inc. ("CGM Holdings"), the assumption of conversion/exercise of certain securities and shares in which Citigroup, Inc. disclaims beneficial ownership. The Company has been informed that CGM exercises investment discretion over various institutional accounts which held shared voting and dispositive power over shares of Class A Stock. Includes the assumption of conversion/exercise of certain securities and shares in which CGM disclaims beneficial ownership. The Company has been informed that CFP exercises investment discretion over various institutional accounts which held shared voting and dispositive power over shares of Class A Stock. Includes the assumption of conversion/exercise of certain securities and shares in which CFP disclaims beneficial ownership. The Company has been informed that CGM Holdings exercises investment discretion over various institutional accounts which held shared voting and dispositive power over shares of Class A Stock. Includes the assumption of conversion/exercise of certain securities and shares in which CGM Holdings disclaims beneficial ownership.

(13) Includes shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the Cablevision Employee Stock Plan which on May 1, 2004, were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares of Class A Stock for the following individuals: Mr. Charles F. Dolan ; Mr. Thomas Dolan ; Mr. Bell ; Mr. Sapan ; and Mr. Alpert 0; Mr. James Dolan ; Mr. Patrick Dolan ; all executive officers and directors of the Company as a group .

(14)  Includes shares of Class B Stock owned by a family trust of which Thomas
      C. Dolan is a contingent beneficiary and a co-trustee, as to which Thomas
      C. Dolan disclaims beneficial ownership, which shares are also described in footnote (23).

(15) Includes shares of Class A Stock over which Paul J. Dolan shares voting and investment power, and 9,336 shares of Class A Stock of which Paul J. Dolan is custodian for minor children. Paul J. Dolan disclaims beneficial ownership of the shares he holds as custodian.


(16) Includes shares of Class B Common Stock owned by the DC Kathleen Trust of which Kathleen M. Dolan is a contingent beneficiary and a co-trustee with Paul J. Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the DC Kathleen Trust.


(17) Includes restricted shares of Class A Stock and shares of Class A Stock issuable upon the exercise of options granted pursuant to the Company's Employee Stock Plan, which on May 1, 2004, were unexercised but were exercisable within a period of 60 days from that date owned directly by her husband, Brian G. Sweeney. Mrs. Dolan-Sweeney disclaims beneficial ownership of the stock beneficially owned by her husband, in that she has neither voting nor investment power with respect to such shares.

(18) Includes shares of Class B Stock owned by the DC Deborah Trust of which Deborah A. Dolan-Sweeney is a contingent beneficiary and a co-trustee with Mary S. Dolan. Each of the Trustees disclaims beneficial ownership of the shares owned by the DC Deborah Trust.

(19) Includes shares of Class A Stock over which Mary S. Dolan shares voting and investment power.

(20) Includes shares of Class A Stock over which Matthew J. Dolan shares voting and investment power.

(21) Includes shares of Class B Stock owned by the DC Marianne Trust of which Marianne Dolan Weber is a contingent beneficiary and a co-trustee with Matthew J. Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the DC Marianne Trust.

(22) Includes shares of Class B Stock owned by the DC Patrick Trust, the co-trustees of which are Patrick F. Dolan and Mary S. Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the DC Patrick Trust.

(23) Includes shares of Class B Stock owned by the DC Thomas Trust, the co-trustees of which are Thomas C. Dolan and Matthew J. Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the DC Thomas Trust.

(24) Includes shares of Class B Stock owned by the DC James Trust, the co-trustees of which are James L. Dolan and Paul J. Dolan. Each of the trustees disclaims beneficial ownership of the shares owned by the DC James Trust.

(25) Includes shares of Class B Stock owned by the Dolan Descendants Trust, the co-trustees of which are Paul J. Dolan, Kathleen M. Dolan, Marianne Dolan Weber, and Deborah A. Dolan-Sweeney. Each of the trustees disclaims beneficial ownership of the shares owned by the Dolan Descendants Trust.

(26) Includes shares of Class B Stock owned by the Dolan Progeny Trust, the co-trustees of which are Paul J. Dolan, Kathleen M. Dolan, Marianne Dolan Weber, and Deborah A. Dolan-Sweeney. Each of the trustees disclaims beneficial ownership of the shares owned by the Dolan Progeny Trust.

(27) Includes shares of Class B Stock owned by the Dolan Grandchildren Trust, the co-trustees of which are Paul J. Dolan, Kathleen M. Dolan, Marianne Dolan Weber, and Deborah A. Dolan-Sweeney. Each of the trustees disclaims beneficial ownership of the shares owned by the Dolan Grandchildren Trust.


(28) Includes shares of Class B Stock owned by the Dolan Spouse Trust, the co-trustees of which are Paul J. Dolan, Kathleen M. Dolan, Marianne Dolan Weber, and Deborah A. Dolan-Sweeney. Each of the trustees disclaims beneficial ownership of the shares owned by the Dolan Spouse Trust.


(29) Does not include shares of Class A Stock owned by the Dolan Children's Foundation, a New York not-for-profit corporation, the sole directors of which are Marianne Dolan Weber, Kathleen M. Dolan and Deborah A. Dolan-Sweeney. None of the directors has an economic interest in such shares, but each director shares the ultimate power to vote and dispose of such shares. Each of the members disclaims beneficial ownership of the shares owned by the Dolan Children's Foundation.

(30) Includes shares of Class B Stock owned by Dolan Family LLC, a Delaware limited liability company, the members of which are four Dolan family trusts, the co-trustees of which are Paul J. Dolan, Marianne Dolan Weber, Kathleen M. Dolan and Deborah A. Dolan-Sweeney. Each of the trustees disclaims beneficial ownership of the shares owned by the Dolan Family LLC. The Dolan Family LLC has no voting power and shares investment power over the shares of Class B Stock owned by it.

(31) Includes an aggregate of shares of Class B Stock each owned by various trusts for the benefit of family members of Charles F. Dolan's family for which John A. MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. John A. MacPherson disclaims beneficial ownership of the shares owned by these trusts.

(32) Includes shares of Class B Stock and shares of Class A Stock owned by a trust for the benefit of a member of Charles F. Dolan's family for which Paul J. Dolan serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. Paul J. Dolan disclaims beneficial ownership of the shares owned by this trust.

(33) Includes restricted shares of Class A Stock and Class A Stock issuable upon the exercise of options granted pursuant to Cablevision's Employee Stock Plan, which on March 1, 2004, were unexercised but were exercisable within a period of 60 days from that date owned directly by his wife, Kristen Dolan. Mr. Dolan disclaims beneficial ownership of the stock beneficially owned by his wife, in that he has neither voting nor investment power with respect to such shares.

(34) Includes shares of Class B Stock owned by trusts for minor children and shares of Class A Stock of which James L. Dolan is custodian for a minor child, each of which James L. Dolan disclaims beneficial ownership. Also includes shares of Class B Stock held by a family trust of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnote (24).

(35) Includes shares of Class B Stock owned by a trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes shares of Class B Stock held by a family trust of which Patrick F. Dolan is a contingent beneficiary and co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnote (22).


            Charles F. Dolan, members of his family and certain related family entities, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class, and to elect up to 75% of the Company's Board of Directors. Charles F. Dolan, members of the Dolan family and certain related family entities entered into a Stockholders Agreement which has the effect of causing the voting power of these Class B stockholders to be cast as a block with respect to the election of directors and change of control transactions. A purpose of this agreement is to consolidate the Dolan family control of the Company.


REGISTRATION RIGHTS

            Charles F. Dolan, certain Dolan family interests and the Dolan Family Foundation have the right to require us to register, at any time prior to the death of both Mr. Dolan and his wife, the shares of Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least

$3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Mr. Dolan and his wife, such parties will be permitted one additional registration. In addition, we have granted such parties "piggyback" rights pursuant to which they may require us to register their holdings of Class A Common Stock on any registration statement under the Securities Act with respect to an offering by us or any security holder thereof (other than a registration statement on Form S-8 and S-4 or any successor form thereto).

            The demand and "piggyback" registration rights referred to above are subject to certain limitations, which are intended to prevent undue interference with the our ability to distribute securities.

                         SHARES ELIGIBLE FOR FUTURE SALE


            Sales or the availability for sale of substantial amounts of our Class A Common Stock in the public market could adversely affect the prevailing market price for such stock. Upon completion of the Distribution, we will have outstanding an aggregate of shares of our Class A Common Stock and shares of our Class B Common Stock based upon the shares of Cablevision common stock outstanding as of , 2004, excluding treasury stock and assuming no exercise of outstanding options. All of the shares of Class A Common Stock will be freely tradeable without restriction or further registration under the Securities Act unless the shares are owned by our "affiliates" as that term is defined in the rules under the Securities Act. Shares held by "affiliates" may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act which is summarized below. Further, as described below, we plan to file a registration statement to cover the shares issued under our Employee Stock Plan. As described under "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters -- Registration Rights" certain parties have registration rights with respect to our common stock.


RULE 144

            In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:

            - one percent of the number of shares of our Class A Common Stock then outstanding; or

            - the average weekly trading volume of our Class A Common Stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

            Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

EMPLOYEE STOCK AWARDS

            There will be outstanding immediately following the Distribution options covering approximately million shares of our Class A Common Stock and we will issue approximately million shares of restricted Class A Common Stock, all in respect of previously outstanding awards by Cablevision. In addition, we anticipate granting stock options, stock appreciation rights and making other equity based awards to our employees in the future. We currently expect to file a registration statement under the Securities Act to register shares to be issued under our Employee Stock Plan, including the options, rights and restricted share awards that were granted in connection with the Distribution. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

            We are currently authorized to issue 1,000 shares of common stock. Prior to the Distribution we will amend our certificate of incorporation to provide authorization for us to issue shares of capital stock, of which shares are Class A Common Stock, par value $.01 per share, shares are Class B Common Stock, par value $.01 per share, and shares are Preferred Stock, par value $.01 per share. The amended certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

            All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.


      VOTING


            Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote together as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, will be entitled to elect the remaining directors.

            If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have ten votes per share for all directors. (On the date of the Distribution, we anticipate that the number of outstanding shares of Class A Common Stock will represent approximately 75% of the total number of outstanding shares of both classes of common stock.)


            If, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12-1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.


         In addition, the affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the common stock. Our certificate of incorporation does not provide for cumulative voting.

      CONVERSIONS


            The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock.


      DIVIDENDS


            Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of us or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection to certain dividends.


      LIQUIDATION



            Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.



      OTHER TERMS


            Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in the Certificate of Incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

            In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.


      TRANSFER AGENT


            The transfer agent and registrar for the Class A Common Stock is Mellon Investor Services.

      PREFERRED STOCK

         Under our certificate of incorporation, our Board of Directors is authorized, without further stockholder action to provide for the issuance of up to shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution.

                                 INDEMNIFICATION
                            OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.


      Our certificate of incorporation, as amended prior to the Distribution, will provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation will also specifically authorize us to maintain insurance and to grant similar indemnification rights to our employees or agents.


      We will provide, consistent with the Delaware General Corporation Law, in our certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      - any breach of the director's duty of loyalty to us or our stockholders;

      - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      - payments of unlawful dividends or unlawful stock repurchases or redemptions; or


      - any transaction from which the director derived an improper personal benefit.


      Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

      The Distribution Agreement between us and Cablevision provides for indemnification by us of Cablevision and its directors, officers and employees and by Cablevision of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement under the Securities Exchange Act and the rules and regulations promulgated under the Securities Exchange Act with respect to the shares of our Class A Common Stock being distributed to Cablevision stockholders in the Distribution. This information statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this information statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, including the exhibits and the schedules filed as a part of it.

      We intend to furnish the holders of our Class A Common Stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the Securities and Exchange Commission quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.


      The registration statement of which this information statement forms a part and its exhibits and schedules, and other documents which we file with the Securities and Exchange Commission can be inspected and copied at, and copies can be obtained from, the Securities and Exchange Commission's public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, our Securities and Exchange Commission filings are available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.


      Information that we file with the Securities and Exchange Commission after the date of this information statement may supersede the information in this information statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

      No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004



                         RAINBOW MEDIA ENTERPRISES, INC.



                     INDEX TO COMBINED FINANCIAL STATEMENTS



COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002 AND FOR THE THREE
   YEARS IN THE PERIOD ENDED DECEMBER 21, 2003

Report of Independent Registered Public Accounting Firm.............................................     F-1

Combined Balance Sheets as of December 31, 2003 and 2002............................................     F-3

Combined Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001..............     F-4

Combined Statements of Group Equity for the Years Ended December 31, 2003, 2002 and 2001............     F-5

Combined Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001..............     F-6

Notes to Combined Financial Statements..............................................................     F-7

CONDENSED COMBINED FINANCIAL STATEMENTS AS OF MARCH 31, 2004 AND 2003 AND FOR
   THE THREE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003 (UNAUDITED)

Condensed Combined Balance Sheets as of                                                                  F-28
     March 31, 2004 and March 31, 2003..............................................................

Condensed Combined Statements of Operations for the                                                      F-29
     Three Months Ended March 31, 2004 and 2003.....................................................

Condensed Combined Statements of Cash Flows for the                                                      F-30
     Three Months Ended March 31, 2004 and 2003.....................................................

Notes to Unaudited Condensed Combined Financial Statements..........................................     F-31

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED JULY 29, 2004



WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 OF THE NOTES TO THE ACCOMPANYING COMBINED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE, KPMG LLP, EXPECT TO BE IN A POSITION TO RENDER THE FOLLOWING REPORT.



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Rainbow Media Enterprises, Inc.:



      We have audited the accompanying combined balance sheets of Rainbow Media Enterprises, Inc. and subsidiaries (a combination of certain businesses and assets of Cablevision Systems Corporation, as described in Note 1) as of December 31, 2003 and 2002, and the related combined statements of operations, group equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the combined financial statements, we also audited the combined financial statement schedule. These combined financial statements and the accompanying combined financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and the combined financial statement schedule based on our audits.



      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



      Rainbow Media Enterprises, Inc. has been operated as an integral part of Cablevision. As described in Notes 1 and 8, these combined financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of Rainbow Media Enterprises, Inc. could differ from those that might have resulted had Rainbow Media Enterprises, Inc. been operated autonomously or as an entity independent of Cablevision.



      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Rainbow Media Enterprises, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related combined financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



      As discussed in Note 1 to the combined financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.



Melville, New York



___________________, 2004

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)



                                                                                              DECEMBER 31,
                                                                                     --------------------------
                                                                                         2003          2002
                                                                                     -----------   ------------
ASSETS
Current Assets:
   Cash and cash equivalents ...................................................     $     3,743   $    35,782
   Trade accounts receivable (less allowance for doubtful accounts of
   $7,130 and $16,725) .........................................................          87,854        72,273
   Accounts receivable-affiliates, net .........................................           4,236         4,121
   Feature film inventory, net .................................................          91,859        66,045
   Note receivable--affiliates .................................................              --        90,178
   Prepaid expenses and other current assets ...................................          25,485        32,747
   Deferred tax asset, net .....................................................           8,449         8,886
                                                                                     -----------   -----------
     Total current assets ......................................................         221,626       310,032
Notes, other receivables and other long-term assets ............................          28,702         6,019
Property and equipment, net ....................................................         411,687       345,060
Long-term feature film inventory, net ..........................................         302,860       231,879
Deferred carriage fees, net ....................................................          99,231       116,341
Affiliation agreements, net of accumulated amortization of $175,951
and $134,097 ...................................................................         421,205       135,125
Excess costs over fair value of net assets acquired ............................          81,691        75,628
Other intangibles, net of accumulated amortization of $13,170 and $6,644 .......          88,020        19,937
                                                                                     -----------   -----------
                                                                                     $ 1,655,022   $ 1,240,021
                                                                                     ===========   ===========

LIABILITIES AND COMBINED GROUP EQUITY
Current Liabilities:
   Accounts payable ............................................................     $    53,625   $    19,234
   Accrued expenses ............................................................          27,934        23,337
   Accrued employee related costs ..............................................          15,715        16,453
   Accounts payable to affiliates, net .........................................         308,194       491,923
   Feature film rights payable, current ........................................          80,494        66,070
   Deferred revenue, current ...................................................           2,996         1,126
   Current portion of capital lease obligations ................................           3,142         3,008
                                                                                     -----------   -----------
     Total current liabilities .................................................         492,100       621,151
                                                                                     ===========   ===========
Long-term liabilities:
   Feature film rights payable, long-term ......................................         239,817       172,475
   Deferred revenue ............................................................             168           195
   Deferred tax liability, net .................................................         110,098        98,536
   Capital lease obligations, long-term ........................................           2,926         6,068
   Other long-term liabilities .................................................          17,317        17,769
                                                                                     -----------   -----------
     Total liabilities .........................................................         862,426       916,194
                                                                                     -----------   -----------
Minority interest ..............................................................              --        74,621
                                                                                     -----------   -----------
Commitments and contingencies
Group equity:
   Paid-in capital (deficit)....................................................         571,063        (9,681)
   Retained earnings ...........................................................         221,533       258,887
                                                                                     -----------   -----------
   Combined group equity .......................................................         792,596       249,206
                                                                                     -----------   -----------
                                                                                     $ 1,655,022   $ 1,240,021
                                                                                     ===========   ===========



            See accompanying notes to combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)



                                                                               YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------------
                                                                        2003             2002            2001
                                                                   -----------     -----------      ------------
Revenues, net...................................................   $   553,140     $   483,012      $    398,009
                                                                   -----------     -----------      ------------
Expenses:
  Technical and operating.......................................       286,887         227,736           202,126
  Selling, general and administrative...........................       224,570         147,225           130,067
  Other operating income........................................        (4,261)             --                --
  Restructuring charges (credits)...............................          (141)         (8,262)           15,170
  Depreciation, amortization and other..........................        78,883          33,686           135,048
                                                                   -----------     -----------      ------------

                                                                       585,938         400,385           482,411
                                                                   -----------     -----------      ------------

    Operating income (loss).....................................       (32,798)         82,627           (84,402)
                                                                   -----------     -----------      ------------
Other income (expense):
   Interest expense.............................................       (12,896)        (10,751)          (17,180)
   Interest income..............................................         2,728           3,074             4,523
   Equity in net loss of affiliate..............................            --            (602)          (16,563)
   Write-off of deferred financing costs........................          (388)         (1,870)           (1,053)
   Gain on sale of programming assets...........................            --              --           490,213
   Minority interest............................................       (17,215)        (21,671)          (14,028)
   Miscellaneous, net...........................................          (243)           (145)             (533)
                                                                   -----------     -----------      ------------

                                                                       (28,014)        (31,965)          445,379
                                                                   -----------     -----------      ------------

Income (loss) before income taxes...............................       (60,812)         50,662           360,977
   Income tax benefit (expense).................................        23,458         (20,015)         (109,215)
                                                                   -----------     -----------      ------------

Net income (loss)...............................................   $   (37,354)    $    30,647      $    251,762
                                                                   ===========     ===========      ============

INCOME (LOSS) PER SHARE:
Basic net income (loss) per share...............................
                                                                   ===========     ===========      ============

Basic weighted average common shares (in thousands).............
                                                                   ===========     ===========      ============

Diluted net income (loss) per share.............................
                                                                   ===========     ===========      ============

Diluted weighted average common shares (in thousands)...........
                                                                   ===========     ===========      ============



            See accompanying notes to combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                       COMBINED STATEMENTS OF GROUP EQUITY
                             (Dollars in thousands)




                                                                                  RETAINED
                                                              PAID-IN             EARNINGS        COMBINED GROUP
                                                              CAPITAL           (ACCUMULATED          EQUITY
                                                             (DEFICIT)            DEFICIT)         (DEFICIENCY)
                                                           -------------        ------------     ----------------
Balance, January 1, 2001.................................  $   (170,375)        $   (23,522)       $   (193,897)
  Push down of additional Cablevision basis..............        38,473                  --              38,473
  Conversion of affiliate payables.......................        15,248                  --              15,248
  Capital contributions..................................        84,691                  --              84,691
  Capital distributions..................................        (7,647)                 --              (7,647)
  Reclassification of minority interest..................       (52,205)                 --             (52,205)
  Net income.............................................            --             251,762             251,762
                                                           ------------         -----------        ------------

Balance, December 31, 2001...............................       (91,815)            228,240             136,425
  Capital contributions..................................        82,876                  --              82,876
  Capital distributions..................................      (104,268)                 --            (104,268)
  Push down of additional Cablevision basis..............       103,526                  --             103,526
  Net income.............................................            --              30,647              30,647
                                                           ------------         -----------        ------------

Balance, December 31, 2002...............................        (9,681)            258,887             249,206
  Capital contributions..................................        47,900                  --              47,900
  Capital distributions..................................      (343,673)                 --            (343,673)
  Reclassification of minority interest..................        81,836                  --              81,836
  Push down of additional Cablevision basis..............       415,661                  --             415,661
  Conversion of affiliate payable........................       379,020                  --             379,020
  Net loss...............................................            --             (37,354)            (37,354)
                                                           ------------         -----------        ------------

Balance, December 31, 2003...............................  $    571,063         $   221,533        $    792,596
                                                           ============         ===========        ============



            See accompanying notes to combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)



                                                                                        YEARS ENDED DECEMBER 31,
                                                                                 ------------------------------------
                                                                                    2003        2002          2001
                                                                                 ---------  -----------   -----------
Cash flows from operating activities:
Net income (loss).............................................................   $ (37,354) $    30,647   $   251,762
Adjustments to reconcile net income (loss) to cash flows from operating activities:
  Depreciation and amortization.................................................    78,883       33,686       135,048
  CSC stock compensation plan expense (benefit) allocations.....................     5,815       (3,186)       (5,981)
  Gain on sale of programming assets............................................        --           --      (490,213)
  Minority interest.............................................................    17,215       21,671        14,028
  Amortization of feature film inventory........................................    76,480       49,859        44,662
  Write-off of feature film inventory...........................................    17,910        1,938         1,300
  Amortization of deferred carriage fees........................................    16,246       15,446         5,046
  Amortization and write-off of deferred financing and other costs..............       622        2,406         1,595
  Equity in net loss of affiliate...............................................        --          602        16,563
  Deferred income taxes.........................................................    14,422      (10,025)       52,001
  Changes in assets and liabilities, net of effects of acquisitions and dispositions:
   Trade accounts receivable, net...............................................   (15,581)     (14,687)      (19,798)
   Accounts receivable-affiliates, net..........................................      (115)      (1,591)       12,980
   Prepaid expenses and other assets............................................   (15,085)     (23,489)       (3,245)
   Feature film inventory.......................................................  (191,185)     (51,283)      (26,020)
   Deferred carriage fees.......................................................       864      (14,239)     (108,952)
   Accounts payable and accrued expenses........................................    36,426      (11,749)       11,818
   Accounts payable-affiliates, net.............................................   156,572      170,580       109,361
   Feature film rights payable..................................................    81,766       10,633       (24,951)
   Deferred revenue...........................................................       1,843          (27)          461
   Other long-term liabilities..................................................      (889)      19,244         2,881
                                                                                 ---------  -----------   -----------
    Net cash provided by (used in) operating activities.........................   244,855      226,436       (19,654)
                                                                                 ---------  -----------   -----------

Cash flows from investing activities:
  Proceeds from sale of equipment...............................................    10,245       15,300         2,565
  Additions to other intangible assets..........................................      (491)          --            --
  Increase in investment in affiliate...........................................        --       (1,926)      (16,869)
  Note receivable-affiliate.....................................................    58,178      (35,309)      (53,394)
  Capital expenditures..........................................................   (92,915)    (122,901)      (13,724)
                                                                                 ---------  -----------   -----------

    Net cash used in investing activities.......................................   (24,983)    (144,836)      (81,422)
                                                                                 ---------  -----------   -----------

Cash flows from financing activities:
  Capital contributions (distributions), net....................................  (272,952)     (72,043)       18,733
  Distributions to minority interests...........................................   (10,000)     (23,000)           --
  Proceeds from bank debt.......................................................    35,000           --            --
  Proceeds from sale of member's interest.......................................        --           --       495,000
  Additions to deferred costs...................................................      (951)      (1,464)           --
  Repayment of bank debt........................................................        --           --      (359,322)
  Principal payments on capital lease obligations...............................    (3,008)      (2,723)       (2,465)
                                                                                 ---------  -----------   -----------

    Net cash provided by (used in) financing activities.........................  (251,911)     (99,230)      151,946
                                                                                 ---------  -----------   -----------

Net increase (decrease) in cash and cash equivalents............................   (32,039)     (17,630)       50,870
Cash and cash equivalents at beginning of year..................................    35,782       53,412         2,542
                                                                                 ---------  -----------   -----------

Cash and cash equivalents at end of year......................................   $   3,743  $    35,782   $    53,412
                                                                                 =========  ===========   ===========



            See accompanying notes to combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND LIQUIDITY



NATURE OF OPERATIONS



      Rainbow Media Enterprises, Inc. (the "Company"), formerly American Movie Classics Holding Corporation, represents a combination of certain businesses and assets, owned by and operated as integral parts of Cablevision Systems Corporation ("Cablevision"), consisting of :



      - Rainbow DBS Company LLC, ("Rainbow DBS") a direct broadcast satellite provider;



      - American Movie Classics ("AMC"), WE: Women's Entertainment ("WE") and The Independent Film Channel ("IFC"), nationally distributed 24-hour entertainment services (following the distribution, these businesses will comprise Rainbow National Services);



      - Mag Rack, Sportskool, IFC Films On Demand, Uncensored On Demand and World Picks, which develop niche audience programming for video-on-demand (VOD) and subscription video-on-demand (SVOD) services;



      - Rainbow HD Holdings, which owns and operates a suite of 21 high definition channels currently carried by Rainbow DBS;



      - IFC Productions, IFC Entertainment, IFC Films, IFC Theaters and Rainbow Film Holdings, which produce, license, exhibit and distribute independent films;



      - Rainbow Network Communications ("RNC"), a full service network programming origination and distribution company; and



      - Rainbow Cinemas, doing business as Clearview Cinemas, which operates a chain of 54 movie theaters.



      Cablevision has announced its intention to distribute the businesses and assets included in the Company to form Rainbow Media Enterprises. Immediately prior to the distribution, Rainbow Media Enterprises will be a wholly-owned subsidiary of Rainbow Media Holdings, LLC, which is a wholly-owned subsidiary of CSC Holdings, Inc., itself a wholly-owned subsidiary of Cablevision. In connection with the distribution, Cablevision will contribute certain businesses and assets to Rainbow Media Enterprises through a series of intercorporate mergers. The Company will own these businesses and assets and will become a public company on the date of the distribution. Following the distribution, CSC Holdings, Inc. and Rainbow Media Holdings LLC will remain as subsidiaries of Cablevision. Rainbow Media Enterprises' shares of Class A Common Stock are expected to be listed on the New York Stock Exchange. Holders of record of Cablevision NY Group Class A Common Stock as of the close of business on the record date, will receive one share of Rainbow Media Enterprises Class A Common Stock for a specified number of shares of Cablevision NY Group Class A Common Stock held. Holders of record of Cablevision NY Group Class B Common Stock as of the close of business on the record date will receive one share of Rainbow Media Enterprises Class B Common Stock for a specified number of shares of Cablevision NY Group Class B Common Stock held. The Company is expected to distribute the assets of one of Rainbow Cinemas' theaters to Cablevision prior to the date of the distribution and will be accounted for as an equity contribution equal to the carrying value of the net liabilities specifically attributable to this theater.



      Historically, the Company has not prepared separate financial statements in accordance with generally accepted accounting principles in the United States of America ("GAAP") in the ordinary course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing, and have been derived from the consolidated financial statements and accounting records of Cablevision. The accompanying combined financial statements are intended to reflect the assets, liabilities, revenues and expenses of the Company as if it were a separate entity for all periods presented.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



LIQUIDITY



      At December 31, 2003, the Company has reported current assets of $221,626 and current liabilities of $492,100. Current liabilities includes $308,194 of accounts payable to affiliates, net. As described in Note 16, a significant portion of this balance has been or will be contributed to equity prior to the spin off. In 2004, the Company expects to use net cash flows generated from operating activities from its Rainbow Programming and Rainbow Cinemas segments to fund the cash needs of its Rainbow DBS segment, a business with significant cash requirements that has limited access to funding, given its early stage of operations.






      The Company's Rainbow Programming segment, specifically the Company's AMC, WE and IFC subsidiaries, serve as the primary funding source. All of the interests in AMC, WE and IFC will be owned by the Company's subsidiary, Rainbow National Services LLC. Through free cash flow from operations and borrowings, Rainbow National Services will provide cash distributions to the Company, subject to applicable covenants and limitations contained in their financing agreements. The Company will utilize these distributions to fund corporate capital and expenses and to invest in the Rainbow DBS business and in other developing Rainbow Programming businesses. Rainbow Cinemas' cash requirements are generally funded through cash from its own operations.



   EXISTING FINANCING



      Currently, AMC, WE and IFC are the guarantors and principal credit support for the existing $820,000 credit facility of Rainbow Media Holdings, and all of the assets and stock of these subsidiaries have been pledged to the lenders thereunder. This facility is expected to be repaid and terminated with the proceeds of the financings described below. AMC, WE and IFC have also agreed to guarantee up to $250,000 of senior subordinated notes of Rainbow Media Holdings pursuant to a commitment received from a bank to provide such funding. No amounts are expected to be borrowed under this commitment and this agreement is expected to be terminated upon consummation of the financings described below.



   PLANNED FINANCING (unaudited)



      Rainbow National Services will hold all of the interests in AMC, WE and IFC. Prior to the distribution, Rainbow National Services is expected to enter into new debt financing arrangements totaling approximately $1,750,000 in a combination of a senior secured credit facility totaling approximately $950,000, including a $600,000 term loan and $350,000 undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800,000. The credit facility will be secured by the assets and stock of and guaranteed by AMC, WE and IFC and will have financial covenants, including a limitation on the maximum total debt and senior debt as a multiple of cash flow that can be incurred, the ratio of cash flow to interest expense, and the ratio of cash flow to debt service (all as defined in the credit agreement), as well as restrictions on distributions, additional indebtedness, and liens. The senior and senior subordinated notes are expected to be guaranteed by substantially all of the Rainbow National Services' subsidiaries and to contain covenants limiting, among other things, the amount of additional indebtedness that Rainbow National Services may incur, distributions and investments, and the ability to incur liens.



      Rainbow National Services has received commitments covering a substantial portion of the senior secured revolving credit facility and it expects to begin marketing the term loan and senior and senior subordinated notes shortly. However, there can be no assurance as to the Company's ability to secure any of this new financing.



      Immediately prior to the distribution, American Movie Classics LLC is expected to issue 3,500,000 shares of Redeemable Preferred Membership Interests to Cablevision with an aggregate liquidation preference of $350,000. The Redeemable Preferred Membership Interests of American Movie Classics LLC will be entitled to distributions at an annual rate expected to be in the range of 11.0% to 13.0%. Distributions will be payable, at the option of the issuer, in cash or additional interests until twelve years after the date of issuance and in cash from and after that date. The interests will be required to be redeemed on the date that is twenty years from the date of issuance at the liquidation amount; and will be subject to redemption at the option of the holder upon a change in control of American Movie Classics LLC at 101% of the liquidation preference together, in the case of any redemption, with accrued and unpaid dividends through the redemption date.




   RAINBOW PROGRAMMING



      Rainbow National Services generates net free cash flow from operations and as such has limited borrowing requirements. The other Rainbow Programming businesses, principally the on-demand services and the VOOM 21 channels, require funding.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



      All of the net proceeds of the financing will be distributed to the Company, and the Company will distribute cash to Rainbow Media Holdings in an amount sufficient to repay all outstanding indebtedness under its existing financing arrangements, which at July 28, 2004 totaled approximately $676,375. The balance of the distribution will be held by the Company and invested over time to fund the cash requirements of certain of the Company's subsidiaries, primarily Rainbow DBS, and the other developing Rainbow Programming businesses. This distributed cash is projected to provide sufficient cash to fund their requirements through at least the end of 2005.



   RAINBOW DBS



      Our Rainbow DBS business did not launch its service until October 2003. It has significant cash requirements and has limited access to funding. Funding needs for Rainbow DBS in 2004, which include capital expenditures of approximately $111,200; the acquisition of additional frequencies, including the investment in DTV Norwich for its acquisition of MVDDS licenses of approximately $90,200; operating losses; and funds required to develop its proprietary VOOM HD programming channels of approximately $100,900, are expected to total approximately $476,700. Of this amount, approximately $237,200 has been provided by Cablevision. Rainbow Media Holdings is also expected to borrow up to $100,000 (unaudited) under its existing credit agreement (subject to covenant compliance and availability) to provide funding to Rainbow DBS. As of June 30, 2004, Rainbow Media Holdings had utilized $21,300 (including letters of credit) of its availability in support of Rainbow DBS cash requirements. The Company will have no obligation to repay any portion of these investments, all of which will be reflected as equity contributions in Rainbow DBS. These investments are expected to be sufficient to fund the cash requirements of Rainbow DBS through the planned completion of the Rainbow National Services financings.



      Distributions to the Company from the proceeds of the Rainbow National Services' planned financings are expected to provide funding to Rainbow DBS through the end of 2005. Additional investments in Rainbow DBS are subject to the receipt of distributions from Rainbow National Services, which will be subject to limitations contained in its financing agreements.



      Rainbow DBS does not currently have any funding available for the construction and launch of the five Ka-band satellites for which Rainbow DBS has FCC authorization or the two Ku-band satellites necessary to exploit the Ku-band DBS frequencies for which Rainbow DBS was the high bidder at a July, 2004 FCC auction, nor has the Company initiated any discussions to acquire such funding. Accordingly, there are no assurances that the Company will have the required funding to ensure satisfaction of the FCC milestones. If Rainbow DBS is unable to meet those milestones without an adequate reason, such as technical problems with a satellite launch vehicle, Rainbow DBS could forfeit the bonds they deposited. Rainbow DBS has also not identified financing courses for the build-out of the infrastructure to exploit the MVDDS licenses required by DTV Norwich.



   RAINBOW CINEMAS



      The Rainbow Cinemas business is not expected to have any material funding requirements and is projected to generate minimal amounts of net free cash flow each year over the next three years. Any funding requirements would be minimal and would be provided by distributions from Rainbow National Services.



PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION



      The accompanying combined financial statements include the accounts of the following consolidated subsidiaries of Cablevision: Rainbow DBS, AMC, WE, IFC, Mag Rack and the other On-Demand services, Rainbow Cinemas and RNC. Prior to the acquisition of the remaining 50% interest in Rainbow DBS in March 2002, Cablevision's investment in Rainbow DBS was carried on the equity method and is included in these combined financial statements.



All significant intercompany transactions and balances are eliminated in combination.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



  REVENUE RECOGNITION



      The national programming networks recognize revenue when programming services are provided to cable television systems or other pay television operators. Advertising revenue is recognized as commercials are telecast. RNC recognizes revenue as origination and distribution services are provided to its customers. The Rainbow DBS service was launched in October 2003. During 2003, Rainbow DBS's promotional offer consisted primarily of an arrangement whereby the subscriber paid an initial fee to purchase the equipment and installation from the Company. Such offer included, among other things, the provision of programming services during a free preview period, and a limited money-back guarantee. Amounts received from subscribers under this offer have been deferred until the expiration of the guarantee period. Related costs considered recoverable from subscribers in the event of termination (related to the return of the receiver) have been deferred and will be recognized upon expiration of the guarantee period. Revenues from Rainbow Cinemas' box office admissions and concession sales are recognized at the time of sale.



  COSTS OF REVENUE



      Costs of revenue related to sales of programming services including, but not limited to, license fees and production costs, are classified as "technical and operating" expenses in the accompanying combined statements of operations.



      Rainbow Cinemas estimates its film costs and the related payable for arrangements with distributors in which the terms are not settled until the end of the film's theatrical run based on management's estimate of the final settlement of the film costs with the distributors. These amounts are adjusted to the final settlement amount in the period that Rainbow Cinemas settles with the distributors. These adjustments have not been material. These costs are classified as "technical and operating" expenses in the accompanying combined statements of operations.



  ADVERTISING EXPENSES



      Advertising costs are charged to expense when incurred. Advertising costs were $85,368, $56,927, and $52,735 for the years ended December 31, 2003, 2002 and 2001, respectively.



  RESEARCH AND DEVELOPMENT COSTS



      Research and development costs, included in technical and operating costs, of $8,600 for the year ended December 31, 2003 were expensed as incurred.



  CASH AND CASH EQUIVALENTS AND SUPPLEMENTAL CASH FLOW INFORMATION



      Cash equivalents consist of overnight repurchase agreements. For purposes of the combined statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.



      During 2003, 2002 and 2001, the Company's non-cash investing and financing activities and other supplemental data were as follows:



                                                                                   YEARS ENDED DECEMBER 31,
                                                                         ----------------------------------------
                                                                            2003          2002             2001
                                                                         --------       --------         --------
Non-Cash Investing and Financing Activities:
  Capital lease obligations...........................................   $     --       $     --         $    271
  Conversion of affiliate payables to equity..........................    379,020             --           15,248
  Push down of basis..................................................    415,661        103,526           38,473
  Other contributions from (distributions to) affiliates, net.........    (28,637)        53,837           59,505
  Reclassification of minority interest...............................     81,836             --          (52,205)

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



  Expense (income) allocation from affiliates.........................      5,815         (3,186)          (5,981)
Supplemental Data:

  Cash interest paid..................................................      2,189          1,954           10,128
  Income taxes paid...................................................      3,347            910              147



   INCOME (LOSS) PER SHARE



      Basic and diluted net loss per common share are computed by dividing net loss by the weighted average number of common shares outstanding. Potential dilutive common shares are not included in the computation as their effect would be antidilutive.



      Basic net income per share is computed by dividing net income by the weighted average common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average common stock and common stock equivalents outstanding during the period.



   EQUIPMENT INVENTORY



      Equipment inventory is stated at the lower of cost or market. As of December 31, 2003, all equipment purchases had an equivalent unit cost and are included in other current assets in the accompanying combined balance sheet.



   FEATURE FILM INVENTORY



      Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun. Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods. Feature film rights to be amortized within one year are classified as current assets while contract amounts payable within one year are classified as current liabilities.



      Amounts payable subsequent to December 31, 2003 related to feature film telecast rights are as follows:



Years Ending December 31,
2004...............................................................................................       $80,494
2005...............................................................................................       $53,904
2006...............................................................................................       $41,739
2007...............................................................................................       $39,826
2008...............................................................................................       $27,404
Thereafter.........................................................................................       $76,944



   DEPOSITS



      In 2003, Rainbow DBS received authorization from the FCC to construct, launch and operate four fixed service, Ka-band communications satellites that Rainbow DBS expects to use to provide additional services, including data and video applications. Rainbow DBS received authorization for a fifth Ka-band satellite in January 2004.



      In connection with these authorizations, Rainbow DBS is required to deposit $5,000 per authorization in the form of a bond. At December 31, 2003, Rainbow DBS had deposited $20,000, of which $5,000 is included in other current assets in the accompanying combined balance sheet.



   FCC LICENSES



      Rainbow DBS's application for authority to construct and operate a direct broadcast satellite system was approved by the FCC and a conditional construction permit for one spacecraft was extended in December 2000. The

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



extension required the launch of a satellite by March 29, 2003 and commencement of service offerings by not later than December 29, 2003, with specific six month interim construction milestones, non-compliance with which would result in forfeiture of the construction permit. During the first quarter of 2003, Rainbow DBS requested and the FCC granted an extension of the launch date of the satellite to August 31, 2003. The satellite was successfully placed in geostationary orbit within the FCC milestones, as extended. Certain costs incurred in connection with filing of this FCC license application and the application for the Ka-band authorizations have been capitalized. Our FCC licenses are deemed to have an indefinite life for accounting purposes.



   SATELLITE DEVELOPMENT COSTS



      In 2001, Rainbow DBS entered into a contract for the construction of its satellite with Lockheed Martin Corporation. The contract provided for scheduled payments over a period extending through 2003, as well as cancellation penalties if the contract was terminated before the satellite was launched. As of December 31, 2003, payments made under the terms of the contract totaled approximately $255,300.



      At December 31, 2003 and 2002, total satellite development costs amounted to $265,317 and $245,135, respectively. Interest capitalized amounted to $7,692, $7,390 and $2,088, respectively, for the years ended December 31, 2003, 2002 and 2001.



   LONG-LIVED ASSETS



      Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of the total minimum lease payments. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives.



      Intangible assets established in connection with acquisitions consist of affiliation agreements, feature film intangibles and excess costs over fair value of net assets acquired. Affiliation agreements represent the value assigned to agreements with cable systems to carry programming services, and are amortized over a 10 year period on the straight-line basis. Advertiser relationships represent the value assigned to contracts with advertisers and are amortized over a 7 to 10 year period on the straight-line basis. Effective January 1, 2002, excess costs over fair value of net assets acquired ("goodwill") in purchase business combinations which have indefinite useful lives are no longer amortized in connection with the adoption of Statement No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Prior to the adoption of Statement No. 142, excess costs over fair value of net assets acquired were amortized on the straight-line basis over 10 years.



      The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.



      The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired. Statement 142 requires that goodwill impairment be determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



      The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.



   DEFERRED CARRIAGE FEES



      Deferred carriage fees represent payments to multiple systems operators to guarantee carriage of certain of the Company's programming services and are amortized as a reduction to revenue over the period of the related guarantee (2 to 11 years).



   INCOME TAXES



      Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.



      The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein. The income tax expense or benefit presented is based upon the taxable income of the Company on a separate return basis. Since there was no tax sharing agreement in place between the Company and Cablevision, current tax liabilities that the combined companies did not pay directly have been reflected as deemed contributions to the Company's capital and current tax benefits resulting from tax losses have been accounted for as deemed distributions from the Company's capital. Such contributions (distributions) amounted to ($38,719), $29,305 and $57,214 in 2003, 2002 and
2001, respectively.



   USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS



      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



   COMMITMENTS AND CONTINGENCIES



      Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.



   RECENTLY ISSUED ACCOUNTING STANDARDS



      The FASB issued Statement 143, Accounting for Asset Retirement Obligations, in June 2001. Statement 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company's adoption of Statement 143 effective as of January 1, 2003 had no impact on the Company's financial position or results of operations.



      In November 2002, the FASB issued FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. The disclosure requirements of FIN 45 were effective for the Company as of December 31, 2002 and had no impact on the combined financial statements. The recognition requirements of FIN 45 have been applied prospectively to

                         RAINBOW MEDIA ENTERPRISES, INC.



     (a combination of certain businesses and assets of Cablevision Systems
                                  Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



guarantees issued or modified after December 31, 2002 and did not have a material effect on the combined financial statements.



      In June 2002, Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The provisions of this Statement have been adopted for all exit and disposal activities initiated after December 31, 2002.



      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with voting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. For all variable interest entities created prior to February 1, 2003, the Company was required to apply the provisions of FIN 46 by March 31, 2004. For variable interest entities created subsequent to January 31, 2003, FIN 46 was effective in 2003. The adoption of FIN 46 had no impact on the Company's financial condition or results of operations for entities created after January 31, 2003. The adoption of FIN 46 for entities created prior to February 1, 2003 had no impact on the Company's financial position or results of operations. See Note 16.



NOTE 2. TRANSACTIONS



      In July 2003, Rainbow Media Holdings repurchased Metro-Goldwyn-Mayer, Inc.'s ("MGM") 20% interest in each of AMC and IFC for $500,000 and entered into a film rights agreement relating to the MGM film library. The acquisition of this minority interest was accounted for as a purchase. The excess of the purchase price over the net book value of the assets acquired of approximately $413,238, net of deferred tax assets of $2,423, has been pushed down to the respective subsidiaries as of the purchase date and was allocated to the specific assets acquired as follows:



                                                                                    USEFUL LIFE
                                                                                    -----------
Property and equipment..........................................................       5 years      $      4,993
                                                                                                    ============

Amortizable intangible assets
Affiliation agreements..........................................................      10 years      $    327,934
Other intangibles...............................................................      10 years            74,248
                                                                                                    ------------
                                                                                                    $    402,182
                                                                                                    ============

Unamortizable intangible assets
Excess costs over fair value of net assets acquired.............................                    $      6,063
                                                                                                    ============



      In connection with Cablevision's acquisition of NBC's interest in Rainbow Media Holdings in 2001 and 2002, the excess of the purchase price over the net book value of assets acquired has been pushed down to the respective subsidiaries as of the purchase date and was allocated to the specific assets acquired based upon their estimated fair values. Approximately $146,340 of the excess purchase price, net of deferred tax liabilities of $47,674, was attributed to the Company and was allocated to the specific assets acquired as follows:



                                                                                    USEFUL LIFE
                                                                                   ------------
Property and equipment..........................................................       5 years      $     1,491
                                                                                                    ===========

Amortizable intangible assets
  Affiliation agreements........................................................      10 years      $   113,136
  Other intangibles.............................................................   7 to 10 years         16,489
                                                                                                    -----------
                                                                                                    $   129,625
                                                                                                    ===========
Unamortizable intangible assets
  Excess costs over the fair value of net assets acquired.......................                    $    15,224
                                                                                                    ===========



      In March 2002, Rainbow Media Holdings acquired Loral Space and Communications, Ltd.'s 50% interest in Rainbow DBS for a purchase price of up to a present value of $33,000 payable only from a percentage of future revenues of Rainbow DBS' business, if any, or from any future sale of all or part of the interests in or assets of

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



Rainbow DBS. As of December 31, 2003 and 2002, the total amount due to Loral Space and Communications under this earn-out arrangement was $40,801 and $37,778, respectively, payable only from a percentage of future revenues. This purchase increased the Rainbow Media Holdings' ownership of Rainbow DBS to 100%. Rainbow DBS's operating results are combined with those of the Company as of the date of acquisition.



      In April 2001, MGM acquired a 20% interest in certain programming businesses of the Company for $558,360 in cash. The Company recorded a gain of $490,213 in connection with this transaction.



NOTE 3. RESTRUCTURING AND IMPAIRMENT CHARGES



      RESTRUCTURING CHARGES



            In December 2001, the Company recorded restructuring charges of $15,170 which included expenses of approximately $12,857 associated with facility realignment and approximately $2,313 associated with employee severance costs. The following table summarizes the accrued restructuring liability related to the 2001 restructuring plan.



                                                FACILITY
                                  EMPLOYEE     REALIGNMENT
                                  SEVERANCE   AND OTHER COSTS    TOTAL
                                  ---------   ---------------    -----
Balance at December 31, 2001 ...  $  2,313      $ 12,857       $ 15,170
   Additional credits ..........    (1,047)       (7,325)        (8,372)
   Payments ....................    (1,122)       (2,552)        (3,674)
                                  --------      --------       --------

Balance at December 31, 2002 ...       144         2,980          3,124
   Additional credits ..........        --          (276)          (276)
   Payments ....................      (144)       (2,704)        (2,848)
                                  --------      --------       --------

Balance at December 31, 2003 ...  $     --      $     --       $     --
                                  ========      ========       ========



            The credits in 2002 related to the 2001 restructuring plan of $8,372 resulted from a change in estimate related to facility realignment costs as the Company was able to assign a lease for which a provision had been recorded and from the abandonment of the proposed move of the Rainbow Cinemas' headquarters and associated elimination of positions that did not occur.



            In 2002, the Company recorded restructuring charges of $110 associated with employee severance costs. The following table summarizes the accrued restructuring liability related to the 2002 restructuring plan.



                                  EMPLOYEE
                                 SEVERANCE
                                 ---------
Restructuring charges .........     $110
   Payments ...................      (15)
                                    ----

Balance at December 31, 2002 ..       95
   Additional credits .........       (3)
                                    ----

Balance at December 31, 2003 ..     $ 92
                                    ====



            In 2003, the Company eliminated certain staff positions and incurred severance costs aggregating $138, of which approximately $123 was paid as of December 31, 2003.



      IMPAIRMENT CHARGES



            We periodically review our feature film inventory, and we record an impairment charge if substantially all of the feature films in a license agreement no longer have programming usefulness. The expected programming usefulness is based on a series of factors, including ratings, type of program, standards and practices, and quality of program material.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



            As part of its periodic review of expected programming usefulness, the Company recorded impairment losses of $17,900, $1,900, and $1,300 in December 2003, 2002 and 2001, respectively. Such amounts represent the write-off of the carrying value of certain film and programming contracts and are included in technical and operating expense.



            In December 2001, the Company recorded an impairment loss of approximately $90,800 included in depreciation and amortization, representing the balance of unamortized goodwill related to certain theaters in which the carrying value of the asset exceeded the estimated fair value based on discounted estimated future cash flows. Current losses and projected future operating losses caused the Company to reassess the recoverability of the goodwill.



NOTE 4. PROPERTY AND EQUIPMENT



      PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:




                                                                    DECEMBER 31,
                                                       ----------------------------------           ESTIMATED
                                                             2003               2002               USEFUL LIVES
                                                       -------------        -------------         -------------
Program, service and test equipment.................   $      62,561        $      28,730         2 to 16 years
Origination equipment...............................          21,718               21,718         8 to 10 years
Furniture and fixtures..............................          45,597               44,430         1 to  8 years
Satellite and microwave equipment...................         327,320               11,118         2 to 40 years
Transportation equipment............................             709                  660         4 to 15 years
Buildings and building improvements.................          12,453               18,163              14 years
Leasehold improvements..............................          39,000               31,966         Life of lease
Construction in progress............................           1,347              257,527
Land/land improvements..............................           5,748                8,439
                                                       -------------        -------------
                                                             516,453              422,751
Less accumulated depreciation and amortization......         104,766               77,691
                                                       -------------        -------------
                                                       $     411,687        $     345,060
                                                       =============        =============



            Depreciation and amortization expense relating to property and equipment amounted to $30,374, $10,354 (net of a gain on the sale of a theater of $11,990), and $17,019, respectively, for the years ended December 31, 2003, 2002 and 2001.



NOTE 5. INTANGIBLE ASSETS



            The following table summarizes information relating to the Company's acquired intangible assets at December 31, 2003 and 2002:



                                                                  2003          2002
                                                                --------      --------
Gross carrying amount of amortizable intangible assets
   Affiliation agreements ................................      $597,156      $269,222
   Advertiser relationships ..............................        90,738        16,490
   Other intangibles .....................................         8,804         8,935
                                                                --------      --------
                                                                 696,698       294,647
                                                                --------      --------
Accumulated amortization
   Affiliation agreements ................................       175,951       134,097
   Advertiser relationships ..............................         6,972         1,142
   Other intangibles .....................................         6,198         5,502
                                                                --------      --------
                                                                 189,121       140,741
                                                                --------      --------
Unamortizable intangible assets
   Excess costs over the fair value of net assets acquired        81,691        75,628
   FCC licenses ..........................................         1,648         1,156
                                                                --------      --------
                                                                  83,339        76,784
                                                                --------      --------

   Total intangibles .....................................      $590,916      $230,690
                                                                ========      ========

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



            Amortization expense for the years ended December 31, 2003, 2002 and 2001 was $48,509, $23,332 and $118,029 (including an impairment loss of $90,800), respectively.



ESTIMATED AMORTIZATION EXPENSE
------------------------------
Year ending December 31, 2004............................................       $64,225
Year ending December 31, 2005............................................       $55,723
Year ending December 31, 2006............................................       $55,723
Year ending December 31, 2007............................................       $54,403
Year ending December 31, 2008............................................       $53,803



            The changes in the carrying amount of excess costs over the fair value of net assets acquired for the years ended December 31, 2003 and 2002 are as follows:



                                                                                        RAINBOW
                                                                                      PROGRAMMING       OTHER          TOTAL
                                                                                      -----------     --------        -------
EXCESS COSTS OVER THE FAIR VALUE OF NET ASSETS ACQUIRED
-------------------------------------------------------
Balance as of December 31, 2001 ..................................................      $ 39,765       $ 10,618       $ 50,383
   Excess costs over the fair value of net assets acquired, net of taxes .........        62,414          3,364         65,778
   Reclassification as a result of the receipt of final independent appraisal ....       (40,282)          (251)       (40,533)
                                                                                        --------       --------       --------

Balance as of December 31, 2002 ..................................................        61,897         13,731         75,628
   Excess costs over the fair value of net assets acquired, net of taxes .........         6,063             --          6,063
                                                                                        --------       --------       --------
Balance as of December 31, 2003 ..................................................      $ 67,960       $ 13,731       $ 81,691
                                                                                        ========       ========       ========



            Summarized below is pro forma net income for the year ended December 31, 2001 as adjusted for amortization expense that is no longer recorded in accordance with Statement 142.



                                                                                                                 2001
                                                                                                               --------
Net income, as reported...................................................................................    .$251,762
   Amortization of excess costs over fair value of net assets acquired, net of taxes.......................       5,921
                                                                                                               --------
Adjusted net income.......................................................................................     $257,683
                                                                                                               ========



NOTE 6. BANK DEBT



            In 2001, AMC had a credit agreement with a maturity date of March 31, 2006 and consisted of a term loan and revolving loan with available borrowings of $225,000 and $200,000, respectively. On April 2, 2001, all outstanding debt was repaid and the term loan was cancelled.



            In March 2002, AMC and an affiliated entity not included in the Company entered into a $200,000 revolving credit facility with a group of banks. This facility amended and restated the previously existing AMC $200,000 revolving credit facility. No amounts were borrowed under this facility. The facility terminated in December 2002.



            In March 2003, AMC, IFC and WE entered into a $75,000 credit facility consisting of a $40,000 revolver and a $35,000 term loan, secured by all of the assets of the borrowers. In December 2003, Rainbow Media Holdings entered into an $823,000 credit facility consisting of a $200,000 revolving credit facility and a $623,000 term loan, maturing on March 31, 2008 and March 31, 2009, respectively. This facility amended and combined the previously existing Rainbow Media Holdings $300,000 credit facility and the AMC, IFC and WE $75,000 credit facility entered into in March 2003. As a result, Rainbow Media Holdings assumed the obligation of the AMC, IFC and WE term loan which was recorded as an equity contribution in the amount of approximately $35,000. The amended facility is secured primarily by the assets of and guaranteed by AMC, IFC and WE. Rainbow Media Holdings' 100% interest in the stock of these entities is also pledged as collateral. The amount outstanding under the Rainbow Media Holdings credit facility amounted to $734,000 at December 31, 2003. The Company has not recorded any liability pursuant to this guarantee.

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



NOTE 7. LEASES



            Cablevision, and companies owned or managed by Cablevision, lease certain office facilities under long-term lease agreements with non-affiliates. The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees. Rent expense incurred by the Company for such leases was approximately $4,043, $2,132 and $1,918, respectively, for the years ended December 31, 2003, 2002 and 2001.



            Certain subsidiaries of the Company lease certain facilities and vehicles under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2023. The leases generally provide for fixed annual rentals plus certain other costs. Rent expense for the years ended December 31, 2003, 2002 and 2001 amounted to $19,910, $17,252, and $17,703, respectively.



            The following is a schedule of future minimum payments for operating leases with non-affiliates (with initial or remaining terms in excess of one year) as of December 31, 2003:



2004 .................................      $ 13,169
2005 .................................        12,634
2006 .................................        12,590
2007 .................................         9,725
2008 .................................         8,674
Thereafter ...........................        78,421
                                            --------
Total minimum lease payments .........      $135,213
                                            ========



            Certain entities within the Company lease equipment (primarily satellite equipment) under capital leases, which expire at various dates though 2006. At December 31, 2003 and 2002, the gross amount of equipment and related accumulated depreciation recorded under these leases were as follows:



                                              2003            2002
                                            --------       --------
Origination equipment ................      $ 21,718       $ 21,718
Less accumulated depreciation ........       (17,486)       (14,757)
                                            --------       --------
                                            $  4,232       $  6,961
                                            ========       ========



            Future minimum capital lease payments as of December 31, 2003 are as follows:




2004 ......................................................................      $3,600
2005 ......................................................................       1,620
2006 ......................................................................       1,620
                                                                                 ------

Total minimum lease payments ..............................................       6,840
   Less amount representing interest (at rates of approximately 10%) ......         772
                                                                                 ------

Present value of net minimum capital lease payments .......................       6,068
   Less current installments ..............................................       3,142
                                                                                 ------

Obligations under capital leases, excluding current installments ..........      $2,926
                                                                                 ======



NOTE 8. AFFILIATE TRANSACTIONS



      NOTES RECEIVABLE -- AFFILIATES



            Notes receivable -- affiliates at December 31, 2002 includes loans of $90,000, plus accrued interest of $178, made by AMC to a subsidiary of Rainbow Media Holdings. The note was entered into on December 4, 2002 and was due on the earlier of demand by AMC or June 1, 2003 and bore interest at a rate of LIBOR plus 3% per annum. In the first quarter of 2003, $58,178 of the note was repaid and the remaining $32,000 was forgiven and recorded as a capital distribution. Interest income related to this note in 2003 and 2002 amounted to $646 and $178, respectively.



            In September 2001, a note was entered into between AMC and a subsidiary of Rainbow Media Holdings which provided for payment on the earlier of demand by AMC or March 1, 2002. On February 28, 2002, this

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



September 2001 note was amended to extend the due date to the earlier of demand or April 30, 2002. Amounts advanced pursuant to this note aggregated $26,932 in 2002 and $53,394 in 2001. In 2002, the balance outstanding of $81,623, including interest, was repaid. Interest income related to this note amounted to $802 and $495 in 2002 and 2001, respectively.



      ALLOCATIONS



            The combined financial statements of the Company reflect the application of certain allocation policies of Cablevision and Rainbow Media Holdings, which are summarized below. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates. Explanations of the composition and the amounts of the more significant allocations are described below.



      CORPORATE GENERAL AND ADMINISTRATIVE COSTS



            General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, audit, treasury, strategic planning, information technology, creative and production services, etc.) have been allocated by Cablevision and Rainbow Media Holdings generally based upon specific usage measured by proportionate headcount or square footage. In addition, certain allocations are based on relative revenues or expenses of the Company in relation to those of consolidated Cablevision or consolidated Rainbow Media Holdings. The remaining overhead, principally salaries of corporate executives, is allocated based on management's estimate of the level of effort expended on each business unit based on historical trends. Such costs allocated to the Company amounted to $36,105, $25,793, and $18,617 for the years ended December 31, 2003, 2002 and 2001, respectively, and have been included in selling, general and administrative expenses.



      HEALTH AND WELFARE PLANS



            Employees of the Company participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plans. Such costs amounted to $5,057, $4,111, and $3,246 for the years ended December 31, 2003, 2002 and 2001, respectively, and have been included in selling, general and administrative expenses.



      RELATED-PARTY TRANSACTIONS



            As described below, the Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings. As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been incurred if the transactions were based upon arm's length negotiations.



            The Company distributes programming to the pay television industry under contracts called affiliation agreements. Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2003, 2002 and 2001 were approximately $11,337, $9,750, and $9,309, respectively.



            Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000. Such revenues were $170, $0, and $39 for the years ended December 31, 2003, 2002, and 2001, respectively. In addition, the Company earned $0, $54, and $40 for the years ended December 31, 2003, 2002, and 2001, respectively for advertising revenue earned from subsidiaries of Rainbow Media Holdings.



            Cablevision and the Company may enter into agreements with third party service providers in which the amounts paid by Cablevision or the Company may differ from the amounts that Cablevision or the Company would otherwise pay if such arrangements were on an arm's-length basis. These arrangements are in return for the service provider's or its affiliate's agreement to make payments or provide services to Cablevision or the Company on a

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



basis more or less favorable than either Cablevision or the Company would otherwise obtain. Where the Company has received the benefits of Cablevision's negotiations in the form of increased affiliation payments or discounted license fees, Cablevision charges the Company the amount of the benefit. In one such agreement, Cablevision entered into an affiliation agreement with a provider that resulted in higher rates per subscriber charged to Cablevision than those under a previous agreement. As part of the negotiations, the service provider agreed to amend the existing film license agreement with the Company with both reduced license fees and a revised list of film titles licensed. Since the Company received the benefit of Cablevision's negotiations in the form of discounted license fees, Cablevision charged the Company $10,000, which was treated as a cost to acquire the rights to the revised list of film titles and was classified as feature film inventory. Amortization of this charge over the remaining license period has been reflected as increased film licensing costs of $1,622 in each of 2003, 2002, and 2001, respectively, which has been included in technical and operating expenses from continuing operations.



            The Company provides certain transmission and production services to Rainbow Media Holdings. The Company charged Rainbow Media Holdings approximately $10,507, $12,464, and $11,576 in 2003, 2002 and 2001, respectively, for these services.



            Under contractual agreements, Cablevision provides certain management services to the Company. These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC's gross revenues, as defined. The agreements are automatically renewable every five years at the option of Cablevision. Pursuant to the terms of these agreements, the Company was charged management fees of $13,113, $10,793, and $9,207, in 2003, 2002, and 2001, respectively.



            Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision's employee stock plan and Cablevision's long-term incentive plan. For the years ended December 31, 2003, 2002 and 2001, the Company recorded a net expense (benefit) of approximately $5,815, $(3,186), and $(5,981), respectively, for its proportionate share of the Cablevision stock plan expense (benefit) and recorded an expense of $2,262, $4,432 and $1,151, for the years ended December 31, 2003, 2002 and 2001, respectively, related to Cablevision's long-term incentive plan. Such amounts are recorded as administrative expenses in the accompanying combined statements of operations. Liabilities related to the grants under the Cablevision Employee Stock Plan are funded by Rainbow Media Holdings and are reflected as either capital contributions from or (distributions to) Rainbow Media Holdings in the combined financial statements of the Company. The long-term incentive plans are funded by the Company and liabilities of $12,688 and $11,100, related to these plans are reflected as accrued payroll and related costs at December 31, 2003 and 2002, respectively.



      INTEREST



            Cablevision allocated interest expense to the Company based on total funding provided to Rainbow DBS and Rainbow Cinemas. Such charges (excluding capitalized amounts associated with the construction of the satellite of $7,692, $7,390 and $2,088 in 2003, 2002 and 2001, respectively) aggregated $10,298,
$8,911, and $10,611 for 2003, 2002, and 2001, respectively. Cablevision did not allocate interest expense to the Rainbow Programming segment, as this segment was funded with cash from operations and bank borrowings. The interest expense for the bank borrowings is included in the combined financial statements.



      EQUITY CONTRIBUTIONS (DISTRIBUTIONS)



            In 2001, amounts payable to Rainbow Media Holdings of $15,248 in 2001 were converted to equity. In connection with Cablevision's acquisition of NBC's interest in Rainbow Media Holdings in 2001, the Company recorded $38,473 reflecting the push down of additional Cablevision basis in the Company. In connection with the sale of Rainbow Media Holdings' 20% interest in each of AMC and IFC to MGM, an equity distribution of $52,205 was recorded in 2001 to reflect the initial balance of MGM's minority interest.



            In 2002, the Company recorded $103,526 reflecting the push down of additional Cablevision basis in the Company in connection with Cablevision's acquisition of NBC's interest in Rainbow Media Holdings. In connection with Rainbow Media Holdings' sale of an affiliate in 2002, approximately $39,000 of net assets, including cash of approximately $20,000, were contributed to the Company.

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



            In 2003, in connection with Rainbow Media Holdings' repurchase of MGM's 20% interest in AMC, WE and IFC, the Company recorded approximately $415,661 reflecting the push down of Rainbow Media Holdings additional basis in the Company. In addition, amounts payable to Cablevision and Rainbow Media Holdings' aggregating $379,020 in 2003 were converted to equity and certain fixed assets aggregating $7,406 were contributed to the Company by Rainbow Media Holdings.



      RELATIONSHIP BETWEEN THE COMPANY AND CABLEVISION AFTER THE DISTRIBUTION



            The Company will enter into various agreements that will govern its relationship with Cablevision subsequent to the distribution and provide for the allocation of employee benefits, tax and some other liabilities and obligations attributable to periods prior to the distribution. These agreements also include arrangements with respect to interim services and a number of on-going commercial relationships. In addition, prior to the distribution, Rainbow DBS will enter into long-term affiliation agreements with the cable programming businesses that will continue to be owned by Cablevision.



            The terms and conditions of these agreements will be disclosed as they are finalized.



NOTE 9. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS



            Cablevision sponsors a cash balance pension plan and a 401(k) savings plan in which certain employees of the Company participate. In connection with the cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant. Such credits are based upon a percentage of eligible base pay and a market-based rate of return. The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings plan. Total expense related to these plans was approximately $2,263, $1,582, and $1,836 for the years ended December 31, 2003, 2002, and 2001, respectively. The Company does not provide postretirement benefits for any of its employees.



NOTE 10. INCOME TAXES



            The income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the years presented herein.



            Income tax expense (benefit) of the Company consists of the following components:



                                                                                YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------
                                                                           2003           2002           2001
                                                                         --------       --------       --------
Current expense (benefit):
   Federal ........................................................      $(31,907)      $ 25,303       $ 48,192
   State ..........................................................        (5,973)         4,737          9,022
                                                                         --------       --------       --------

                                                                          (37,880)        30,040         57,214
                                                                         --------       --------       --------
Deferred expense (benefit):
   Federal ........................................................        12,148         (8,444)        43,801
   State ..........................................................         2,274         (1,581)         8,200
                                                                         --------       --------       --------

                                                                           14,422        (10,025)        52,001
                                                                         --------       --------       --------

     Income tax expense (benefit) .................................      $(23,458)      $ 20,015       $109,215
                                                                         ========       ========       ========



            The income tax expense (benefit) of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:



                                                                YEARS ENDED DECEMBER 31,
                                                        -------------------------------------
                                                          2003           2002         2001
                                                        --------       -------      ---------
Federal tax (benefit) at statutory rate ..........      $(21,284)      $17,732      $ 126,342
State income taxes, net of federal benefit .......        (2,404)        2,051         14,795
Changes in the valuation allowance ...............            --            --        (35,125)

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



Nondeductible business development expenses ......           216           216            203
Nondeductible goodwill amortization ..............            --            --          2,935
Other ............................................            14            16             65
                                                        --------       -------      ---------

   Income tax expense (benefit) ..................      $(23,458)      $20,015      $ 109,215
                                                        ========       =======      =========



            The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:



                                                               DECEMBER 31,
                                                        -------------------------
                                                          2003            2002
                                                        ---------       ---------
CURRENT
Benefit plans ....................................      $   5,626       $   5,102
Allowance for doubtful accounts ..................          2,781           3,283
Reserve for restructuring ........................             42             501
                                                        ---------       ---------

     Deferred tax asset, current .................          8,449           8,886
                                                        ---------       ---------

LONG-TERM
Capitalized costs ................................          5,379           7,172
Reserve for restructuring ........................             --             754
Deferred revenue .................................            981             515
Depreciation and amortization ....................          2,475          11,956
                                                        ---------       ---------

     Deferred tax asset, long-term ...............          8,835          20,397
                                                        ---------       ---------

Investments ......................................       (118,933)       (118,933)
                                                        ---------       ---------

Net deferred tax liability, long-term ............       (110,098)        (98,536)
                                                        ---------       ---------

Total net deferred tax liability .................      $(101,649)      $ (89,650)
                                                        =========       =========



            The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein. As of December 31, 2003, on a stand alone basis, the Company did not have a net operating loss carry forward. When the distribution described in Note 1 is completed, the Company's allocated portion of the consolidated federal net operating loss carry forward, if any, will be determined under the Treasury Regulations relating to consolidated tax returns.



            At the time of the distribution, Cablevision and the Company will enter into a tax disaffiliation agreement, under which pre-distribution taxes will be the responsibility of Cablevision. The Company will be responsible for the post-distribution taxes of its consolidated tax group. However, the Company's allocated portion of the consolidated federal net operating loss carry forward, if any, may be adjusted as a result of tax audits at Cablevision for periods prior to the distribution.



            Deferred tax assets have resulted from the Company's future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. In evaluating the Company's ability to realize deferred tax assets, management considers the estimated timing of the reversal of deferred tax liabilities that will give rise to taxable income during the carryforward period of deferred tax assets; the availability of carryback claims for the reversal of deferred tax assets that will give rise to taxable losses that can be used to offset taxable income in prior and current tax years, if any; projections of future taxable income, if any; and the availability of any potential tax planning strategies to utilize deferred assets before they expire. Management believes that it is more likely than not that the Company's deferred tax assets at December 31, 2003 will be realized due to the availability of carryback claims to prior tax years.

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



NOTE 11. COMMITMENTS AND CONTINGENCIES



            The table below includes certain unconditional obligations pursuant to contracts entered into in the normal course of business. The approximate future cash payments required under these contracts as of December 31, 2003, are as follows:



2004 .........................      $30,044
2005 .........................        9,944
2006 .........................        6,476
2007 .........................        1,191
2008 .........................          612
Thereafter ...................           --
                                    -------
                                    $48,267
                                    =======



            The above table does not include amounts due to Loral Space and Communications of $40,801 payable only from a percentage of future revenues of Rainbow DBS in connection with Rainbow Media Holdings' acquisition of Loral Space and Communications' interest in Rainbow DBS. See Note 2.



            Broadcast Music, Inc. ("BMI") and the American Society of Composers, Authors and Publishers ("ASCAP"), organizations which license the performance of musical compositions of respective members, allege that certain of the Company's subsidiaries and investee companies require a license to exhibit musical compositions in their respective catalogs. BMI and ASCAP have each agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters have been submitted to a Federal Rate Court, and are subject to retroactive adjustment either at such time as a final decision is made by the Court or a final agreement is reached by the parties.



NOTE 12. DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS



            Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.



            Cash, Trade Accounts Receivable, Accounts Receivable-Affiliates, Accounts Payable, Accrued Expenses and Accounts Payable-Affiliates



            The carrying amount approximates fair value due to the short-term maturity of these instruments.



NOTE 13. BUSINESS AND CREDIT CONCENTRATIONS



            The Company had three customers that accounted for approximately 38% and 41% of the Company's net trade receivable balances at December 31, 2003 and 2002, respectively, which exposes the Company to a concentration of credit risk. These customers accounted for approximately 36%, 33% and 32% of the Company's net revenue in 2003, 2002 and 2001, respectively.



NOTE 14. LEGAL MATTERS



            The Company is party to various lawsuits, some involving substantial amounts. Although the outcome of these matters cannot be predicted with certainty, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial position, results of operations or liquidity of the Company.



      TIME WARNER LITIGATION



            On November 14, 2003, AMC filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



television affiliation agreement with AMC. AMC filed that action as a result of Time Warner's notice purporting to terminate the contract based upon their allegation that AMC had changed its programming. The Company believes the notice was improper. AMC is seeking a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages. Time Warner filed an answer and counterclaims in December 2003 that, among other things, seeks a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC to deliver a classic films channel and damages for an alleged breach of contract. The litigation is in its initial discovery phase, and the Company cannot predict when it will be resolved, what the outcome will be, nor what would be the consequences of such outcome on the Company's revenues. If the Company does not prevail in the litigation, the business will be materially and adversely affected.



      ACCOUNTING RELATED INVESTIGATIONS



            The Securities and Exchange Commission and the U.S. Attorney's Office for the Eastern District of New York are conducting investigations into matters related to improper expense recognition.



NOTE 15. SEGMENT INFORMATION



            The Company classifies its business interests into three segments:
Rainbow Programming, consisting principally of interests in national cable television programming networks, including businesses developing high-definition programming; Rainbow DBS, which represents the operations of the Company's satellite services; and Rainbow Cinemas, which operates a chain of movie theaters.



            The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, stock plan income or expense, and restructuring charges or credits). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information as to the operations of the Company's business segments is set forth below.



                                             YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                        2003          2002          2001
                                      --------      --------      --------
REVENUES
   Rainbow Programming .........      $449,595      $374,798      $300,252
   Rainbow DBS .................            --            --            --
   Rainbow Cinemas .............        84,447        88,149        78,902
   Other .......................        19,098        20,065        18,855
                                      --------      --------      --------

                                      $553,140      $483,012      $398,009
                                      ========      ========      ========




                                                            YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------
                                                      2003           2002            2001
                                                   ---------       ---------       --------
ADJUSTED OPERATING CASH FLOW (UNAUDITED)
   Rainbow Programming .........................   $  91,607       $ 100,468       $ 59,635
   Rainbow DBS .................................     (50,296)         (3,373)            --
   Rainbow Cinemas .............................       6,500           6,348           (741)
   Other .......................................       3,948           1,422            941
                                                   ---------       ---------       --------

                                                   $  51,759       $ 104,865       $ 59,835
                                                   =========       =========       ========



                                                                       DECEMBER 31,
                                                             ------------------------------
                                                                 2003              2002
                                                             -----------         ----------
ASSETS
   Rainbow Programming..................................     $ 1,214,736         $  885,608
   Rainbow DBS..........................................         358,334            259,630
   Rainbow Cinemas......................................          47,962             61,120
   Other................................................          33,990             33,663
                                                             -----------         ----------

                                                             $ 1,655,022         $1,240,021
                                                             ===========         ==========

                     RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



            A reconciliation of reportable segment amounts to the Company's combined balances is as follows:




                                                                                           YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------------------
                                                                                      2003            2002           2001
                                                                                   ---------       ---------       ---------
REVENUES
Total revenue for reportable segments .......................................      $ 534,042       $ 462,947       $ 379,154
Other revenue and intersegment eliminations .................................         19,098          20,065          18,855
                                                                                   ---------       ---------       ---------

   Total combined revenue ...................................................      $ 553,140       $ 483,012       $ 398,009
                                                                                   =========       =========       =========
ADJUSTED OPERATING CASH FLOW TO INCOME (LOSS) BEFORE
 INCOME TAXES (UNAUDITED)
Total adjusted operating cash flow for reportable segments ..................      $  47,811       $ 103,443       $  58,894
Other adjusted operating cash flow ..........................................          3,948           1,422             941
Items excluded from adjusted operating cash flow:
   Depreciation and amortization ............................................        (78,883)        (33,686)       (135,048)
   Stock plan income (expense) ..............................................         (5,815)          3,186           5,981
   Restructuring (charges) credits ..........................................            141           8,262         (15,170)
   Interest expense .........................................................        (12,896)        (10,751)        (17,180)
   Interest income ..........................................................          2,728           3,074           4,523
   Equity in net loss of affiliates .........................................             --            (602)        (16,563)
   Write-off of deferred financing costs ....................................           (388)         (1,870)         (1,053)
   Gain on sale of programming assets .......................................             --              --         490,213
   Minority interest ........................................................        (17,215)        (21,671)        (14,028)
   Miscellaneous, net .......................................................           (243)           (145)           (533)
                                                                                   ---------       ---------       ---------

     Income (loss) before income taxes ......................................      $ (60,812)      $  50,662       $ 360,977
                                                                                   =========       =========       =========



            Substantially all revenues and assets of the Company's reportable segments are attributed to or located in the United States.



NOTE 16. SUBSEQUENT EVENTS



            In January 2004, AMC entered into a fifteen year lease agreement for transponder space on a satellite commencing in August 2004.



            In January 2004, Rainbow DBS invested $100 for a 49% interest in DTV Norwich, an entity that acquired licenses at auction from the FCC to provide multichannel video distribution and data service in 46 metropolitan areas in the United States. Concurrently with the equity investment, the Company loaned DTV Norwich an additional $84,600 for the acquisition of these licenses. In connection with this transaction, Rainbow DBS recognized an extraordinary loss of $7,820, net of taxes, in the first quarter of 2004.



            Rainbow DBS has also agreed to a put/call option with the other investor in DTV Norwich. Under the terms of the promissory note with DTV Norwich, the loan will be forgiven as the FCC grants the MVDDS licenses to DTV Norwich. Rainbow DBS has a call option to purchase an additional 41% membership interest in DTV Norwich at an exercise price of $4,230. If Rainbow DBS does not exercise the call option within 60 days following the grant of the licenses by the FCC, the agreement gives the other investor the right to put the 41% membership interest to Rainbow DBS at the same exercise price of $4,230. If either party exercises its put or call option, the other investor will then have the right, for ten years, to put its remaining 10% interest to Rainbow DBS at fair value.



            Amounts due to Rainbow Media Holdings at December 31, 2003 aggregating approximately $130,257 were converted to equity in January 2004 and $182,900 (unaudited) due to CSC Holdings, Inc., a wholly-owned subsidiary of Cablevision at December 31, 2003 is expected to be converted to equity prior to the distribution.



            In April 2004, Rainbow DBS entered into a ten-year lease agreement for transponder space on a satellite, commencing in October 2004. Rainbow Media Holdings issued letters of credit for $19,800 as a security deposit. Rainbow DBS will initially lease 13 transponders, increasing to 16 in January 2005, with the option of leasing additional transponders.

                     Rainbow Media Enterprises, Inc.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 NOTES TO COMBINED FINANCIAL STATEMENTS (Cont'd)
                             (Dollars in thousands)



            In July 2004, Rainbow DBS acquired additional DBS frequencies at two orbital locations through an auction at the FCC. Rainbow DBS's winning bids totaled $6,400.



NOTE 17. INTERIM FINANCIAL INFORMATION (UNAUDITED)



            The following is a summary of selected quarterly financial data of the Company for the years ended December 31, 2003 and 2002:



                                                   MARCH 31,                   SEPTEMBER       DECEMBER
                                                     2003      JUNE 30, 2003    30, 2003       31, 2003       TOTAL 2003
2003:                                              --------    -------------   ---------       ---------       ---------
Revenues, net ...............................      $128,529      $137,198      $ 138,326       $ 149,087       $ 553,140
Operating expenses ..........................       114,280       121,486        142,432         207,740         585,938
                                                   --------      --------      ---------       ---------       ---------

Operating income (loss) .....................      $ 14,249      $ 15,712      $  (4,106)      $ (58,653)      $ (32,798)
                                                   ========      ========      =========       =========       =========

Net income (loss) ...........................      $  3,278      $  3,683      $  (5,251)      $ (39,064)      $ (37,354)
                                                   ========      ========      =========       =========       =========

Basic net income (loss) per share ...........
                                                   ========      ========      =========       =========       =========
Diluted net income (loss) per share .........
                                                   ========      ========      =========       =========       =========



            The preceding selected quarterly financial data reflects changes, as compared with the amounts presented in the Company's original, preliminary Form 10 filing, in the quarters in which certain expenses were recorded. The effect of these changes was to increase (decrease) net income by $1,858, $(5,888), $4,137 and $(107) in the quarters ended March 31, June
30, September 30, and December 31, 2003, respectively.




                                         MARCH 31,       JUNE 30,      SEPTEMBER     DECEMBER
                                           2003            2003        30, 2003      31, 2003     TOTAL 2003
2002:                                    ---------       --------      --------      --------      --------
Revenues, net .....................      $ 112,665       $112,276      $116,674      $141,397      $483,012
Operating expenses ................        106,368         98,456       105,560        90,001       400,385
                                         ---------       --------      --------      --------      --------

Operating income ..................      $   6,297       $ 13,820      $ 11,114      $ 51,396      $ 82,627
                                         =========       ========      ========      ========      ========

Net income ........................      $    (575)      $  4,538      $    705      $ 25,979      $ 30,647
                                         =========       ========      ========      ========      ========

Basic net income per share ........
                                         =========       ========      ========      ========      ========
Diluted net income per share ......
                                         =========       ========      ========      ========      ========

                     RAINBOW MEDIA ENTERPRISES, INC.



                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)



                                                     BALANCE AT    CHARGED TO  CHARGED TO                 BALANCE AT
                                                     BEGINNING     COSTS AND     OTHER       DEDUCTIONS     END OF
                                                     OF PERIOD      EXPENSES    ACCOUNTS     WRITE-OFFS     PERIOD
                                                     ---------      --------   ----------    ----------   ----------
Year Ended December 31, 2003
Allowance for doubtful accounts................       $16,725      $  2,777     $      -     $  (12,372)   $   7,130
                                                      =======      ========     ========     ==========    =========
Year Ended December 31, 2002
Allowance for doubtful accounts................       $ 4,091      $ 10,984     $  2,154     $     (504)   $  16,725
                                                      =======      ========     ========     ==========    =========
Year Ended December 31, 2001
Allowance for doubtful accounts................       $ 2,528      $  2,545     $   (437)    $     (545)   $   4,091
                                                      =======      ========     ========     ==========    =========



            During 2002, the Company recorded bad debt expense of approximately $6,600 in connection with the bankruptcy of Adelphia Communications in June 2002. In connection with the sale of an affiliate in 2002, Rainbow Media Holdings transferred to the Company approximately $2,200 of receivables from Adelphia Communications that had been previously reserved. During 2003, the Company wrote off approximately $8,700 of trade receivables from Adelphia Communications and the related allowance following the sale of such receivables to a third party for $4,300 which was recorded in other operating income.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                       CONDENSED COMBINED BALANCE SHEETS
                             (Dollars in thousands)



                                                                                      MARCH 31,       DECEMBER 31,
                                                                                        2004              2003
                                                                                     ----------       ------------
                                                                                     (unaudited)
ASSETS

Current Assets:

  Cash and cash equivalents.....................................................     $   27,991       $      3,743
  Trade accounts receivable (less allowance for doubtful accounts of $5,380 and
    $7,130).....................................................................         86,907             87,854
  Accounts receivable-affiliates, net...........................................         38,253              4,236
  Feature film inventory, net...................................................         94,980             91,859
  Prepaid expenses and other current assets.....................................         31,389             25,485
  Deferred tax asset, net.......................................................          3,924              8,449
                                                                                     ----------       ------------
    Total current assets........................................................        283,444            221,626

Notes, other receivables and other long-term assets.............................         29,617             28,702
Property and equipment, net.....................................................        407,640            411,687
Long-term feature film inventory, net...........................................        372,981            302,860
Deferred carriage fees, net.....................................................        105,127             99,231
Affiliation agreements, net of accumulated amortization of $190,857 and $175,951        406,299            421,205
Excess costs over fair value of net assets acquired ............................         81,691             81,691
Other intangibles, net of accumulated amortization of $15,811 and $13,170.......        169,991             88,020
                                                                                     ----------       ------------
                                                                                     $1,856,790       $  1,655,022
                                                                                     ==========       ============

LIABILITIES AND COMBINED GROUP EQUITY

Current Liabilities:

  Accounts payable..............................................................     $   38,952       $     53,625
  Accrued expenses..............................................................         36,202             27,934
  Accrued employee related costs................................................         14,856             15,715
  Accounts payable to affiliates, net...........................................        355,021            308,194
  Feature film rights payable, current..........................................         80,678             80,494
  Deferred revenue, current.....................................................          2,642              2,996
  Current portion of capital lease obligations..................................          2,880              3,142
                                                                                     ----------       ------------
    Total current liabilities...................................................        531,231            492,100

  Feature film rights payable, long-term........................................        306,079            239,817
  Deferred revenue..............................................................            164                168
  Deferred tax liability, net...................................................        111,151            110,098
  Capital lease obligations, long-term..........................................          2,591              2,926
  Other long-term liabilities...................................................         18,068             17,317
                                                                                     ----------       ------------
    Total liabilities...........................................................        969,284            862,426
                                                                                     ----------       ------------
Minority interest...............................................................         12,691                  -
                                                                                     ----------       ------------
Commitments and contingencies

  Paid-in capital...............................................................        690,559            571,063
  Retained earnings.............................................................        184,256            221,533
                                                                                     ----------       ------------
  Combined group equity.........................................................        874,815            792,596
                                                                                     ----------       ------------
                                                                                     $1,856,790       $  1,655,022
                                                                                     ==========       ============



                            See accompanying notes to
                         combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                (Dollars in thousands except per share amounts)
                                   (Unaudited)



                                                                                        Three Months Ended March 31,
                                                                                        ----------------------------
                                                                                          2004               2003
                                                                                        --------           --------
Revenues, net...................................................................        $154,687           $128,529
                                                                                        --------           --------
Expenses:

  Technical and operating.......................................................          76,497             55,350
  Selling, general and administrative...........................................          72,010             45,881
  Restructuring credits.........................................................               -                (66)
  Depreciation, amortization and other..........................................          31,687             13,115
                                                                                        --------           --------
                                                                                         180,194            114,280
                                                                                        --------           --------
     Operating income (loss)....................................................         (25,507)            14,249
                                                                                        --------           --------
Other income (expense):

   Interest expense.............................................................          (5,534)            (2,585)
   Interest income..............................................................              24                810
   Minority interest............................................................               -             (7,131)
   Miscellaneous, net...........................................................             (20)                (6)
                                                                                        --------           --------
                                                                                          (5,530)            (8,912)
                                                                                        --------           --------
Income (loss) before extraordinary item and income taxes........................         (31,037)             5,337

   Income tax benefit (expense) ................................................           1,580             (2,059)
                                                                                        --------           --------
Income (loss) before extraordinary item.........................................         (29,457)             3,278
Extraordinary loss on investment, net of taxes..................................          (7,820)                 -
                                                                                        --------           --------
Net income (loss)...............................................................        $(37,277)          $  3,278
                                                                                        ========           ========

INCOME (LOSS) PER SHARE:

Basic net income (loss) per share..............................................
                                                                                        ========           ========
Basic weighted average common shares (in thousands)............................
                                                                                        ========           ========
Diluted net income (loss) per share............................................
                                                                                        ========           ========
Diluted weighted average common shares (in thousands)..........................
                                                                                        ========           ========



                            See accompanying notes to
                         combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)



                                                                                   Three Months Ended March 31,
                                                                                   ----------------------------
                                                                                        2004              2003
                                                                                     ---------         ---------
Cash flows from operating activities:
Net income (loss)............................................................        $ (29,457)        $   3,278
Adjustments to reconcile net income (loss) to cash flows from operating activities:

  Depreciation and amortization..............................................           31,687            13,115
  Minority interest..........................................................                -             7,131
  CSC stock compensation plan expense allocation.............................            2,988               889
  Amortization of feature film inventory.....................................           24,116            17,030
  Write-off of feature film inventory........................................              297                 -
  Amortization of deferred carriage fees.....................................            4,503             4,077
  Amortization and write-off of deferred financing and other costs...........               21                77
  Extraordinary loss on investment...........................................            7,820                 -
  Deferred income taxes......................................................            1,053             3,606
  Changes in assets and liabilities, net of effects of acquisitions:
    Trade accounts receivable, net...........................................              947            (4,260)
    Accounts receivable-affiliates, net......................................          (34,017)          (11,260)
    Prepaid expenses and other assets........................................            2,685            14,967
    Feature film inventory...................................................         (100,760)           (7,135)
    Deferred carriage fees...................................................          (10,399)            3,998
    Accounts payable and accrued expenses....................................          (15,439)           12,250
    Accounts payable-affiliates, net.........................................          164,254            14,990
    Feature film rights payable..............................................           68,162           (29,872)
    Other long-term liabilities..............................................              747           (11,101)
                                                                                     ---------         ---------
      Net cash provided by operating activities..............................          119,208            31,780
                                                                                     ---------         ---------
Cash flows from investing activities:

  Payment for acquisition....................................................          (84,738)                -
  Proceeds from sale of equipment............................................              416            10,050
  Additions to other intangible assets.......................................              (22)                -
  Note receivable-affiliate..................................................                -            58,178
  Capital expenditures.......................................................          (10,019)           (2,494)
                                                                                     ---------         ---------
      Net cash provided by (used in) investing activities....................          (94,363)           65,734
                                                                                     ---------         ---------
Cash flows from financing activities:

  Capital contributions (distributions), net.................................                -            (8,223)
  Distribution to minority interest..........................................                -           (10,000)
  Additions to deferred costs................................................                -              (951)
  Proceeds from bank debt....................................................                -            35,000
  Principal payments on capital lease obligations............................             (597)             (724)
                                                                                     ---------         ---------
      Net cash provided by (used in) financing activities....................             (597)           15,102
                                                                                     ---------         ---------
Net increase in cash and cash equivalents....................................           24,248           112,616

Cash and cash equivalents at beginning of year...............................            3,743            35,782
                                                                                     ---------         ---------
Cash and cash equivalents at end of period...................................        $  27,991         $ 148,398
                                                                                     =========         =========



                            See accompanying notes to
                         combined financial statements.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



NOTE 1. BASIS OF PRESENTATION



      The accompanying unaudited condensed combined financial statements of Rainbow Media Enterprises Inc., (the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.



NOTE 2. RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS



      The financial statements as of and for the three months ended March 31, 2004 and 2003 presented herein are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.



      The interim financial statements should be read in conjunction with the audited combined financial statements and notes thereto for the year ended December 31, 2003.



      The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2004.



NOTE 3. COMPREHENSIVE LOSS



      Comprehensive loss for the three months ended March 31, 2004 and 2003 equals the net loss for the respective periods.



NOTE 4. INCOME (LOSS) PER SHARE



      Basic and diluted net loss per common share are computed by dividing net loss by the weighted average number of common shares outstanding. Potential dilutive common shares are not included in the computation as their effect would be antidilutive.



      Basic net income per share is computed by dividing net income by the weighted average common stock outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average common stock and common stock equivalents outstanding during the period.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



NOTE 5. CASH FLOWS



      For purposes of the combined statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.



      Other supplemental data for the three months ended March 31, 2004 and 2003 was as follows:



                                                                          Three Months Ended
                                                                              March 31,
                                                                      ------------------------
                                                                        2004           2003
                                                                      ---------       --------
Non-Cash Investing and Financing Activities:

   Conversion of affiliate payable to equity ...............          $ 130,257       $     -
   Other distributions to affiliates, net ..................            (13,753)       (1,199)
   Expense allocation from affiliates ......................              2,988           889
   Forgiveness of note receivable ..........................                  -        32,000

Supplemental Data:

   Cash interest paid ......................................                121           462
   Income taxes paid, net ..................................                 12           809



      In the first quarter of 2004, the Company recorded a non-cash equity distribution of approximately $1,400 to Rainbow Media Holdings to reflect the resolution of certain film rights agreements associated with Rainbow Media Holdings' sale of an affiliate in 2002.



      In the first quarter of 2003, $32,000 of a note receivable from an affiliate was forgiven and recorded as a capital distribution.



NOTE 6. TRANSACTIONS



      In January 2004, Rainbow DBS invested $100 for a 49% interest in DTV Norwich, an entity that acquired licenses at auction from the FCC to provide multichannel video distribution and data service in 46 metropolitan areas in the United States. Concurrently with the equity investment, the Company loaned DTV Norwich an additional $84,600 for the acquisition of these licenses.



       Rainbow DBS has also agreed to a put/call option with the other investor in DTV Norwich. Under the terms of the promissory note with DTV Norwich, the loan will be forgiven as the FCC grants the MVDDS licenses to DTV Norwich. Rainbow DBS has a call option to purchase an additional 41% membership interest in DTV Norwich at an exercise price of $4,230. If Rainbow DBS does not exercise the call option within 60 days following the grant of the licenses by the FCC, the agreement gives the other investor the right to put the 41% membership interest to Rainbow DBS at the same exercise price of $4,230. If either party exercises its put or call option, the other investor will then have the right, for ten years, to put its remaining 10% interest to Rainbow DBS at fair value.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



      Pursuant to FIN 46, Consolidation of Variable Interest Entities, this entity is consolidated with the Company as of the date of the transaction since it does not have sufficient equity to demonstrate that it can finance its activities without additional subordinated support. The acquired licenses have been recorded in the accompanying balance sheet as other intangible assets and are deemed to have an indefinite life. In connection with this transaction, the Company recognized an extraordinary loss of $7,820, net of taxes.



NOTE 7. RECENTLY ISSUED ACCOUNTING STANDARDS



      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with voting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. For all variable interest entities created prior to February 1, 2003, the Company was required to apply the provisions of FIN 46 by March 31, 2004. For variable interest entities created subsequent to January 31, 2003, FIN 46 was effective in 2003. The Company has consolidated its investment in DTV Norwich as of the date of the transaction.



NOTE 8. INCOME TAXES



      The income tax benefit attributable to loss before extraordinary item for the three months ended March 31, 2004 of $1,580 differs from the income tax benefit derived from applying the statutory federal rate to pretax loss due principally to the impact of state taxes, non-deductible expenses and an increase in the valuation allowance of $10,461.



      The income tax expense attributable to income before extraordinary item for the three months ended March 31, 2003 of $2,059 differs from the income tax expense derived from applying the statutory federal rate to pretax loss due principally to the impact of state taxes and non deductible expenses.



      Since there was no tax sharing agreement in place between the Company and Cablevision, current tax benefits that the combined companies did not receive directly have been reflected as deemed distributions to the Company's capital. Such distributions amounted to $12,830 and $1,782 for the three months ended March 31, 2004 and 2003, respectively.



NOTE 9. INTANGIBLE ASSETS



      The following table summarizes information relating to the Company's acquired intangible assets at March 31, 2004 and December 31, 2003:




                                                                                     March 31,         December 31,
                                                                                       2004               2003
                                                                                     --------          ------------
Gross carrying amount of amortizable intangible assets
   Affiliation agreements........................................................    $597,156            $597,156
   Advertiser relationships......................................................      90,738              90,738
   Other intangibles.............................................................       8,785               8,804
                                                                                     --------            --------
                                                                                      696,679             696,698
                                                                                     --------            --------
Accumulated amortization
   Affiliation agreements........................................................     190,857             175,951
   Advertiser relationships......................................................       9,433               6,972
   Other intangibles.............................................................       6,378               6,198
                                                                                     --------            --------
                                                                                      206,668             189,121
                                                                                     --------            --------
Unamortizable intangible assets
   Excess costs over the fair value of net assets acquired.......................      81,691              81,691

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



   FCC licenses..................................................................      86,279              1,648
                                                                                     --------          ---------
                                                                                      167,970             83,339
                                                                                     --------          ---------
   Total intangibles.............................................................    $657,981           $590,916
                                                                                     ========           ========
Aggregate amortization expense

   Three Months Ended March 31, 2004.............................................    $ 17,567
   Three Months Ended March 31, 2003.............................................       7,520

Estimated amortization expense

Year ending December 31, 2004.....................................................................      $ 64,225
Year ending December 31, 2005.....................................................................        55,723
Year ending December 31, 2006.....................................................................        55,723
Year ending December 31, 2007.....................................................................        54,403
Year ending December 31, 2008.....................................................................        53,803



      There were no changes in the carrying amount of excess costs over the fair value of net assets acquired for the three months ended March 31, 2004.



NOTE 10. SEGMENT INFORMATION



      The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, stock plan income or expense and restructuring charges or credits).

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



                                                                                             Three Months Ended
                                                                                                 March 31,
                                                                                        ---------------------------
                                                                                          2004               2003
                                                                                        --------           --------
REVENUES, NET
Rainbow Programming...........................................................          $130,801           $105,143
Rainbow DBS...................................................................             1,014                  -
Rainbow Cinemas...............................................................            17,479             18,587
All other.....................................................................             5,393              4,799
                                                                                        --------           --------
   Total......................................................................          $154,687           $128,529
                                                                                        ========           ========
ADJUSTED OPERATING CASH FLOW

Rainbow programming...........................................................          $ 34,754           $ 31,938
Rainbow DBS...................................................................           (27,159)            (5,325)
Rainbow Cinemas...............................................................               (88)             1,111
All Other.....................................................................             1,661                463
                                                                                        --------           --------
   Total......................................................................          $  9,168           $ 28,187
                                                                                        ========           ========




      A reconciliation of reportable segment amounts to the Company's combined balances is as follows:



                                                                                           Three Months Ended
                                                                                               March 31,
                                                                                        ---------------------------
                                                                                          2004               2003
                                                                                        --------           --------
REVENUES, NET
Total revenue for reportable segments.........................................          $149,294           $123,730
Other revenue and intersegment eliminations...................................             5,393              4,799
                                                                                        --------           --------
   Total consolidated revenue.................................................          $154,687           $128,529
                                                                                        ========           ========

ADJUSTED OPERATING CASH FLOW TO INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
   INCOME TAXES

Total adjusted operating cash flow for reportable segments....................          $  7,507           $ 27,724
All other adjusted operating cash flow........................................             1,661                463
Items excluded from adjusted operating cash flow:
   Depreciation and amortization..............................................           (31,687)           (13,115)
   Stock plan expense.........................................................            (2,988)              (889)
   Restructuring credits......................................................                 -                 66
   Interest expense...........................................................            (5,534)            (2,585)
   Interest income............................................................                24                810
   Minority interests.........................................................                 -             (7,131)
   Miscellaneous, net.........................................................               (20)                (6)
                                                                                        --------           --------
Income (loss) before extraordinary item and income taxes......................         $ (31,037)          $  5,337
                                                                                       =========           ========



      Substantially all revenues and assets of the Company's reportable segments are attributed to or located in the United States.



NOTE 11. LEGAL MATTERS



      The Company is party to various lawsuits, some involving substantial amounts. Although the outcome of these matters cannot be predicted with certainty, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                         RAINBOW MEDIA ENTERPRISES, INC.



         (a combination of certain businesses and assets of Cablevision
                              Systems Corporation)
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)



TIME WARNER LITIGATION



      On November 14, 2003, American Movie Classics filed an action against Time Warner Entertainment, L.P. in New York State Supreme Court for declaratory relief and damages caused by Time Warner's anticipatory repudiation of its cable television affiliation agreement with American Movie Classics. American Movie Classics filed that action as a result of Time Warner's notice purporting to terminate the contract based upon their allegation that American Movie Classics had changed its programming. The Company believes the notice was improper. American Movie Classics is seeking a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, is entitled to rescind the agreement and recover damages. Time Warner filed an answer and counterclaims in December 2003 that, among other things, seeks a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring American Movie Classics to deliver a classic films channel and damages for an alleged breach of contract.



ACCOUNTING RELATED INVESTIGATIONS



      The Securities and Exchange Commission and the U.S. Attorney's Office for the Eastern District of New York continue to conduct investigations into matters related to the improper expense recognition previously reported by the Company.



NOTE 12. SUBSEQUENT EVENTS



      In April 2004, Rainbow DBS entered into a ten-year lease agreement for transponder space on a satellite, commencing in October 2004. Rainbow Media Holdings issued letters of credit for $19,800 as a security deposit. Rainbow DBS will initially lease 13 transponders, increasing to 16 in January 2005, with the option of leasing additional transponders.


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